Exhibit 99.1
October 17, 2025
Dear Honeywell Shareowner:
The planned spin-off of Solstice marks a pivotal phase in Honeywell’s portfolio transformation. On October 8, 2024, Honeywell announced its intention to spin off its Advanced Materials business into an independent, U.S. publicly traded company. Today, I am pleased to confirm that we expect to distribute shares in the new company, Solstice Advanced Materials Inc. (“Solstice”), on October 30, 2025, subject to customary conditions.
Together with Honeywell’s recently announced separation of its Automation and Aerospace businesses, the Solstice spin-off will bring three publicly listed industry-leading companies to the market. We believe that this will maximize long-term value for all Honeywell shareowners. As independent entities with clear alignment and purpose, increased organizational agility, and customized capital allocation priorities, each of the three companies will be well positioned to accelerate their respective future growth opportunities.
A market leader in specialty chemicals and materials, Solstice will have a strong foundation in solving complex customer challenges through high-value applications, differentiated technology platforms, and new market opportunities. Serving more than 3,000 customers in approximately 120 countries and territories through leading brands, such as Solstice®, Genetron®, Aclar®, Spectra®, Fluka® and Hydranal®, the company will continue to lead the industry through next-generation chemistry and customer-partnered innovation. As David Sewell and the team progress successfully toward operating independently, I am confident Solstice will benefit from greater financial flexibility to pursue its own growth agenda and investment choices, while carrying forward Honeywell’s legacy of operational excellence.
To learn more, I encourage you to read the attached information statement, which describes the spin-off in detail and contains important business and financial information, as well as the supplemental information on Honeywell’s investor relations website. When the distribution occurs, each Honeywell shareowner will receive one share of Solstice common stock for every four shares of Honeywell common stock held by such shareowner as of the close of business on October 17, 2025, the record date for the distribution. Those shares are expected to trade on Nasdaq under the ticker symbol “SOLS,” and the spin-off is expected to be tax-free to Honeywell shareowners for U.S. federal income tax purposes (other than any cash that Honeywell shareowners receive in lieu of fractional shares).
I look forward to seeing Solstice continue delivering for customers, employees and shareowners for years to come.
Sincerely,
Vimal Kapur
Chairman and Chief Executive Officer
Honeywell

October 17, 2025
Dear Future Solstice Shareowner:
It is my distinct honor to welcome you as a future shareowner of Solstice Advanced Materials. We will be a market leader that solves complex customer challenges through high-value applications, differentiated technology platforms, and new market opportunities at the intersection of materials science, customer-partnered innovation, and secular growth trends.
Our work at Solstice builds on decades of innovations that have benefited customers, shareowners and the world at large. With more than 5,700 patents and pending applications, our strong intellectual property portfolio is supported by our sustained investment in R&D and the dedication of more than 300 technologists and engineers who develop bespoke solutions for our customers’ critical and environmentally-driven regulatory challenges.
At the core of our progress is a culture of collaboration and discovery that has made us a recognized leader through our technology and our commitments to quality and innovation. Our distinctive culture has also helped us form longstanding, trusted relationships with over 3,000 customers in approximately 120 countries and territories, including blue-chip companies and industry leaders.
Our strong market position is supported by proximity to customers and deep partnerships around the globe through two business segments:
•Refrigerants & Applied Solutions (RAS), a premier manufacturer of low global warming potential refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of cooling, air conditioning and refrigeration, automotive, energy, building and appliance insulation and healthcare.
•Electronic & Specialty Materials (ESM), a leading provider of electronic materials, high-strength fibers and laboratory life sciences chemicals. ESM primarily serves customers in the semiconductor, defense, pharmaceutical and construction end markets.
Our high value-added specialty solutions serve markets requiring complex chemistry and material science know-how. We are enthusiastic about the potential for this spin-off to help us operate with increased agility and to ensure that we are in the best possible position to capture the opportunities provided by the attractive secular growth trends that underpin these markets.
As a more focused company, we will drive momentum by focusing on customer-partnered innovation and high-return opportunities that strengthen our ability to serve customers, further distinguish our platforms, and enhance our resilience through market cycles.
We will ground everything we do in operational excellence, driven by our disciplined use of the Solstice operating model—adapted from Honeywell’s proven approach—to support our resilient, industry-leading margins, remove barriers to innovation, deepen customer relationships, and further our safety-first culture. With the continuous implementation and execution of this operating model, we expect to experience consistent and superior sales, order and pricing management, faster execution speed, greater customer satisfaction, higher manufacturing efficiencies, cost savings and increased innovation and product development.

The Solstice operating model is one of many examples of how we will draw from the best of our Honeywell legacy. Another is our team, which has a purposeful blend of Solstice specific and industry experience, and is collectively committed and incentivized to unleash growth and deliver on the interests of our stakeholders.
I encourage you to read the attached information statement to learn more about the exciting opportunities ahead for Solstice.
Sincerely,
David Sewell
President and Chief Executive Officer
Solstice Advanced Materials Business

INFORMATION STATEMENT
Solstice Advanced Materials Inc.
Common Stock
(par value $0.01 per share)
We are sending you this Information Statement in connection with the spin-off by Honeywell International Inc. (“Honeywell”) of its wholly owned subsidiary, Solstice Advanced Materials Inc. (the “Company” or “Solstice Advanced Materials”). To effect the spin-off, Honeywell will first undertake a series of internal reorganization transactions to separate the Advanced Materials business from the Honeywell business (each as defined herein), after which Honeywell will distribute all of the issued and outstanding shares of Solstice Advanced Materials common stock on a pro rata basis to the holders of Honeywell common stock (each as defined herein). We expect that the distribution of Solstice Advanced Materials common stock will be tax-free to holders of Honeywell common stock for U.S. federal income tax purposes, except for cash that shareowners may receive (if any) in lieu of fractional shares.
If you are a record holder of Honeywell common stock as of the close of business on October 17, 2025, which is the record date for the distribution, you will be entitled to receive one share of Solstice Advanced Materials common stock for every four shares of Honeywell common stock that you hold on that date. Honeywell will distribute the shares of Solstice Advanced Materials common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of Solstice Advanced Materials common stock.
The distribution is expected to be effective as of 12:01 a.m. New York City time on October 30, 2025. Immediately after the distribution becomes effective, Solstice Advanced Materials will be an independent, publicly traded company.
Honeywell shareowners (as defined herein) are not required to vote on or take any other action to approve the spin-off. We are not asking you for a proxy and request that you do not send us a proxy. Honeywell shareowners will not be required to pay any consideration for the shares of Solstice Advanced Materials common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Honeywell common stock or take any other action in connection with the spin-off.
No trading market for Solstice Advanced Materials common stock currently exists. We expect, however, that a limited trading market for Solstice Advanced Materials common stock, commonly known as a “when-issued” trading market, will develop on or around the record date for the distribution, and we expect “regular-way” trading of Solstice Advanced Materials common stock will begin on the Distribution Date (as defined herein). We have received approval to list Solstice Advanced Materials common stock on the Nasdaq Stock Market LLC (“Nasdaq”), under the ticker symbol “SOLS.” Completion of the Distribution is subject to the satisfaction or waiver of a number of conditions, which are described in more detail in “The Spin-Off—Conditions to the Distribution.”
In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 25 of this Information Statement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.
This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.
Notice of Internet Availability with instructions for how to access this Information Statement is first being mailed to Honeywell shareowners on or about October 17, 2025.
The date of this Information Statement is October 17, 2025.

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TRADEMARKS AND COPYRIGHTS
We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of the Advanced Materials business (including certain trademarks, logos and trade names, which are used under license from Honeywell). We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, certain of our trademarks, service marks, trade names and copyrights referred to in this Information Statement are listed without the ™, ® or © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this Information Statement.
INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this Information Statement concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from third-party sources, our own analysis of data received from these third-party sources, our own internal data, commissioned market research and management estimates. We derive management estimates from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Assumptions and estimates of our and our industry’s future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the section of this Information Statement entitled “Risk Factors.” These and other factors could cause future performance to differ materially from our assumptions and estimates. For additional information, see the sections of this Information Statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”
NON-GAAP FINANCIAL INFORMATION
We provide supplemental financial information not in accordance with accounting principles generally accepted in the United States (“non-GAAP” financial information) to enhance the understanding of our financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies. See “Selected Historical and Unaudited Pro Forma Combined Financial Data” for more information.
We present organic sales percentage, Adjusted EBITDA and Adjusted EBITDA margin in this Information Statement because we believe such measures provide investors with additional information to measure our performance. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for an explanation on why we use these non-GAAP financial measures, their definitions, their limitations and reconciliations to their nearest GAAP financial measures.
Because of their limitations, these non-GAAP financial measures are not intended as alternatives to GAAP financial measures or as indicators of our operating performance and should not be considered as measures of cash available to invest in the growth of our business or that will be available to meet our obligations. We compensate for these limitations by presenting these non-GAAP financial measures along with other comparative tools, together with GAAP financial measures, to assist in the evaluation of operating performance.
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INFORMATION STATEMENT SUMMARY
In this Information Statement, unless the context otherwise requires:
•The “Advanced Materials business” refers to the Refrigerants & Applied Solutions (“RAS”) segment (which includes the manufacture of refrigerant materials, hydrofluoroolefins (“HFOs”), HFO blends and hydrofluorocarbons (“HFCs”), including low global warming potential (“LGWP”) refrigerants and heating solutions, blowing agents, aerosol propellants, cleaning solvents and LGWP products, including those distributed and sold through the Solstice and Genetron brands, and the manufacture of healthcare materials, including barrier protection materials, including those distributed and sold through the Aclar brand) and the Electronic & Specialty Materials (“ESM”) segment (which includes the manufacture of electronic materials and industrial-grade fibers, including sputtering targets and lightweight high-strength fibers, including those distributed and sold through the Spectra brand), in each case as conducted prior to the Distribution Date (as defined herein) by Honeywell and its subsidiaries, including Solstice Advanced Materials and its subsidiaries;
•The “Company,” “Solstice Advanced Materials,” “we,” “our” and “us” refer to Solstice Advanced Materials Inc. and its consolidated subsidiaries after giving effect to the Spin-Off (as defined herein), resulting in Solstice Advanced Materials holding the Advanced Materials business;
•“Honeywell” refers to Honeywell International Inc. and its consolidated subsidiaries, other than, for all periods following the Spin-Off, Solstice Advanced Materials;
•The “Honeywell business” refers to the business, activities and operations of Honeywell other than the Advanced Materials business, in each case as conducted prior to the Distribution Date by Honeywell or Solstice Advanced Materials (or any of their respective predecessors);
•“Honeywell common stock” refers to the shares of common stock, par value $1.00 per share, of Honeywell;
•“Honeywell shareowners” refers to holders of record of Honeywell common stock in their capacity as such;
•“Distribution” refers to the transaction in which Honeywell will distribute to its shareowners of record all of the shares of Solstice Advanced Materials common stock on a pro rata basis;
•“Distribution Date” refers to the date of the Distribution, which is expected to be on October 30, 2025;
•“Internal Reorganization” refers to the series of internal reorganization transactions described under “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Separation Agreement” that Honeywell will take prior to the Distribution that will result in the separation of the Advanced Materials business from the Honeywell business;
•“Record Date” refers to October 17, 2025, the date set by the Honeywell Board (as defined herein) to determine the Honeywell shareowners eligible to receive the Distribution;
•“Solstice Advanced Materials common stock” refers to the shares of common stock, par value $0.01 per share, of Solstice Advanced Materials; and
•“Spin-Off” refers to the Internal Reorganization and the Distribution, collectively.
Except as otherwise indicated or unless the context otherwise requires, the information included in this Information Statement assumes the completion of all the transactions referred to in this Information Statement in connection with the Spin-Off.
The Spin-Off
On October 8, 2024, Honeywell announced its plan to spin off its Advanced Materials business into an independent, publicly traded company through a pro rata distribution of Solstice Advanced Materials common stock to Honeywell shareowners. The Distribution is intended to be generally tax free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. In reaching the decision to pursue the Spin-Off, Honeywell considered a range of potential structural alternatives for the Advanced Materials business and concluded that the Spin-Off is the most attractive alternative for enhancing shareowner value.
To effect the Spin-Off, Honeywell will first undertake the Internal Reorganization. The Internal Reorganization will involve the allocation, transfer or conveyance by Honeywell, or its affiliates, of its assets and liabilities in advance of the Distribution so that Solstice Advanced Materials, or its affiliates, is allocated, transferred or conveyed the entities, assets and liabilities of the Advanced Materials business, while the remaining entities, assets and liabilities will remain with Honeywell and its affiliates.
Following the Internal Reorganization and upon the satisfaction or waiver by Honeywell of the conditions to the Distribution (which are described in more detail in “The Spin-Off—Conditions to the Distribution”), on the Distribution Date, Honeywell will effect the distribution of all of the shares of Solstice Advanced Materials common stock on a pro rata basis to the holders of Honeywell common stock on the basis of one share of Solstice Advanced Materials common stock for every four shares of Honeywell common stock you hold as of the close of business on the Record Date. As a result of the Distribution, we will become an independent, publicly traded company, and Honeywell will not own any equity interest in us, and we will operate independently from Honeywell. No approval of Honeywell shareowners is required in connection with the Spin-Off, and Honeywell shareowners will not have any appraisal rights in connection with the Spin-Off.
Prior to completion of the Spin-Off, we intend to enter into a Separation and Distribution Agreement (the “Separation Agreement”) and several other agreements with Honeywell related to the Spin-Off. These agreements, including a Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Trademark License Agreement, Intellectual Property Cross-License Agreement, Accelerator License Agreement (each as defined herein) and certain other leases, commercial services and distribution or supply agreements, will govern the relationship between Honeywell and Solstice Advanced Materials following completion of the Spin-Off and allocate between Honeywell and Solstice Advanced Materials various assets, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in the case of the leases, commercial services and distribution or supply agreements, govern the relationship between Honeywell and Solstice Advanced Materials for certain leased real property, the provision of certain commercial services and the distribution or supply of products. See “Certain Relationships and Related Party Transactions” for more information.
Completion of the Distribution is subject to the satisfaction or waiver of a number of conditions, which are described in more detail in “The Spin-Off—Conditions to the Distribution.” In addition, Honeywell has the right not to complete the Distribution if, at any time, Honeywell’s board of directors (the “Honeywell Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Honeywell or its shareowners or is otherwise not advisable. See “The Spin-Off—Conditions to the Distribution” for more information.
Following the Spin-Off, Solstice Advanced Materials and Honeywell will each have more focused businesses, allowing for better investment in growth opportunities and more effective execution of each company’s specific strategic plans. Solstice Advanced Materials primarily serves the cooling, air conditioning and refrigeration (“HVAC/R”), automotive, energy, building and appliance insulation and healthcare end markets through its RAS segment and the semiconductor, defense, pharmaceutical and construction end markets through its ESM segment. Solstice Advanced Materials intends to enhance its customer offerings by capitalizing on secular growth through targeted investments into its innovation and manufacturing capabilities. Solstice Advanced Materials seeks to enhance its growth prospects organically by expanding into adjacent products and end markets, as well as inorganically through selective strategic acquisitions. The Spin-Off will enable our management team and our board of directors (our “Board”) to devote their time and attention to corporate strategies and policies that leverage their domain expertise and are based specifically on the needs of our business and its dynamic end markets. Plans are in place to create incentives for our management and employees closely linked to business performance and our shareowners’ expectations, which is expected to help us attract and retain highly qualified personnel. Additionally, the Spin-Off is anticipated to align our shareowner base with the characteristics and risk profile of our business. See “The Spin-Off—Reasons for the Spin-Off” for more information.
Aspects of the Spin-Off may increase the risks associated with ownership of shares of Solstice Advanced Materials common stock. In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of our 5.625% Senior Notes due 2033 (the “2033 Notes”), a portion of the applicable proceeds of which will be distributed or otherwise paid by Solstice Advanced Materials to Honeywell prior to or substantially concurrently with the consummation of the Spin-Off, with the remaining proceeds being used to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. The amount of such cash distribution by Solstice Advanced Materials to Honeywell will be approximately $1.5 billion (the “Solstice Advanced Materials Cash Distribution”). We also intend to enter into (i) a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion and (ii) one or more bilateral letter of credit facilities in an aggregate amount of $750 million that we intend to use to replace or assume existing letters of credit and to provide incremental capacity to address future letter of credit requirements. The terms of such indebtedness (other than the 2033 Notes) are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Material Indebtedness” for more information. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being a larger entity. See “Risk Factors” in this Information Statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our common stock by our Board or if so declared, will be continued in the future. For more information, see “Dividend Policy.”
Following the Spin-Off, we have received approval to list our common stock on Nasdaq under the ticker symbol “SOLS.”
Our Company
Solstice Advanced Materials is a global, differentiated advanced materials company and a leading global provider of refrigerants, semiconductor materials, protective fibers and healthcare packaging. We operate through two segments, reported as Refrigerants & Applied Solutions (which we refer to in this Information Statement as “RAS”) and Electronic & Specialty Materials (which we refer to in this Information Statement as “ESM”). Our business is an industry innovator as well as a technology leader, supported by some of the industry’s most well-known brands.
Our RAS segment is a leading manufacturer of LGWP refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of HVAC/R, automotive, energy, building and appliance insulation and healthcare. RAS products include, among others, LGWP refrigerants, blowing agents, aerosol propellants, cleaning solvents, high-barrier pharmaceutical packaging materials and alternative energy services. Our products are distributed and sold through well-known brands like Solstice, Genetron and Aclar. Our ESM segment is a leading provider of electronic materials, high-strength fibers and laboratory life sciences chemicals. ESM primarily serves the semiconductor, defense, pharmaceutical and construction end markets. ESM products include, among others, sputtering targets, lightweight high-strength fibers and high-purity life sciences solutions. Our products are distributed and sold through well-known brands like Spectra, Fluka and Hydranal.
We benefit from strong secular demand resulting from certain growing trends, including government regulated sustainability targets, semiconductor production, healthcare and life sciences, defense and safety and advanced electrification—all across a diverse set of products, systems and solutions. Over the last decade, we tailored our products toward highly specialized offerings in targeted, high-growth end markets that value differentiated technology and manufacturing capabilities. We maintain longstanding leadership positions backed by decades of innovation in high value-added product segments. Our strong manufacturing capabilities are often located in proximity to our customers across the globe. Our long history of innovation, supported by over 5,700 issued patents and pending applications as of June 30, 2025, allows us to closely collaborate with our customers, providing us with a client-specific, specialized product portfolio.
During 2024, we served over 3,000 customers across a wide range of end markets in approximately 120 countries and territories. Our global presence included 21 manufacturing sites, four research and development (“R&D”) sites and more than 3,900 employees as of June 30, 2025.

On October 8, 2024, Honeywell announced its plan to spin off its Advanced Materials business as an independent, publicly traded company to its shareowners. The Advanced Materials business is currently part of Honeywell’s Energy and Sustainability Solutions reported segment. The Advanced Materials business dates back to the 1800s, becoming part of Allied Chemical and Dye Corporation in 1920 and later AlliedSignal, which merged with Honeywell in 1999. The Advanced Materials business was officially established within Honeywell after Honeywell’s Spin-Off of AdvanSix, its Resins and Chemicals business, in 2016.
We intend to create value for our stakeholders and enhance our value proposition to customers through defined and actionable strategies. We plan to further improve our customer offerings by capitalizing on secular growth trends and making targeted investments into innovation and manufacturing capabilities. We seek to enhance our growth prospects through disciplined portfolio management, including by organic expansion into higher-value adjacent products and end markets, as well as inorganically through selective strategic acquisitions. We also plan to focus on disciplined cost management and leveraging our supply chain expertise to support profitable growth.
Our strong Adjusted EBITDA margin profile is supported by the Honeywell Accelerator operating model (as defined herein). The Honeywell Accelerator operating model utilizes systems, processes, best practices and management philosophies spanning across the whole organization and benefiting customers and stakeholders (the “Honeywell Accelerator operating model”). In connection with the separation, Honeywell will provide Honeywell Accelerator tools and processes to Solstice Advanced Materials, and after the Spin-Off, Solstice Advanced Materials will use, evolve and tailor such tools and processes to develop the Solstice operating model (the “Solstice operating model”) with a focus on five key organizational pillars—innovation and commercialization, commercial excellence and growth, capital deployment and optimization, supply chain and logistics and manufacturing excellence. We strongly believe that the Solstice operating model will provide us with strong competitive advantages relative to our peers. We expect that the Solstice operating model will be deeply embedded throughout our organization, across business lines and hierarchical structures.
Our Portfolio and Reported Segments
We operate through two segments, reported as RAS and ESM. Below is a description of Solstice Advanced Materials’ net sales by segment, region and end market for the year ended December 31, 2024. For purposes of the descriptions and reports disclosed in this Information Statement, the region of Europe, Middle East and Africa includes India consistent with our internal reporting structure (“EMEA”).

Segment Mix	Geographic Mix(1)	End Market

Defense
Life Science
& Medical
HVAC/R
4%
8%
18%
Semiconductors
10%
$3.8B
Net sales
2024
Industrial
& Others
10%
16%
Automotive
11%
11%
12%
Chemicals
Alternative Energy
Construction

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(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales of $720 million for the year ended December 31, 2024.

Refrigerants & Applied Solutions Segment
Overview of Refrigerants & Applied Solutions
Our RAS segment is a leading manufacturer of LGWP refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of HVAC/R, automotive, energy, building and appliance insulation, and healthcare. Its products include LGWP refrigerants, blowing agents, aerosol propellants, cleaning solvents, high-barrier pharmaceutical packaging materials and alternative energy services. Our products are distributed and sold through well-known brands such as Solstice, Genetron and Aclar.
Below is a description of RAS’ net sales by product offering and region for the year ended December 31, 2024:

Product Offering	Geographic Mix(1)

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(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales.
Overview of Businesses
RAS operates through the following businesses: Refrigerants, Building Solutions & Intermediates, Alternative Energy Services and Healthcare Packaging.
•Refrigerants: The Refrigerants business develops and manufactures leading LGWP refrigerants for stationary and automotive applications. We serve comfort cooling as well as the refrigeration end markets. Our products are primarily sold to HVAC/R and automotive original equipment manufacturers (“OEMs”) as well as aftermarket wholesalers under our Solstice and Genetron brands. We differentiate ourselves through strong brand recognition, global channel access and a deep aftermarket partner network. We are a leading global provider of refrigerants for the automotive end market, clearly differentiated by global commercial reach, customer relationships and a strong intellectual property portfolio, further strengthened by our position in the vehicle service aftermarket business.
•Building Solutions & Intermediates: The Building Solutions & Intermediates business is a leading supplier of LGWP blowing agents for insulating foam and appliance insulation, as well as cleaning solvents. We mainly serve the construction end market. Our products and services are sold to a wide range of customers, from construction companies and appliance OEMs to distributors. We are recognized as a technology leader with a strong United States (the “U.S.”) footprint, benefiting from significant commercial reach, channel access and deep customer relationships due to unique formulation processes specific to each customer.
•Alternative Energy Services: The Alternative Energy Services business provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants. Together with our joint venture partner General Atomics, we are the only provider of these services in the U.S.

•Healthcare Packaging: The Healthcare Packaging business is a global leader in specialty packaging materials characterized by a high moisture barrier and high clarity as well as lower emissions medical aerosols. We serve the medical and pharmaceutical end markets. Our products are primarily sold to medical and pharmaceutical packaging producers through our Aclar and Solstice brands. For over 50 years, we have maintained our position as an industry leader for differentiated specialty medical and pharmaceutical barrier packaging.
Business and Products
RAS comprises Refrigerants, Building Solutions & Intermediates, Alternative Energy Services and Healthcare Packaging, each of which develops, produces and sells advanced materials based on the fluorine molecular value chain, achieving high synergies across businesses.
Our Refrigerants business develops and manufactures LGWP refrigerants for two main end markets: stationary and automotive. The refrigerants portfolio primarily includes HFOs, HFO blends and some HFCs for currently converting markets. The stationary refrigerants business is a leading manufacturer of energy-efficient, ultra-LGWP refrigerants, mainly used in HVAC/R systems for residential cooling, commercial and industrial refrigeration, supermarkets, cold storage, chillers, food processing and data centers. Additionally, our Solstice HFO refrigerants are used in heat pumps for district, residential and commercial heating applications. In food retail, our energy-efficient Solstice HFO refrigerants are used by supermarkets around the globe for low and medium temperature applications such as coolers, freezers and refrigerated displays. For industrial applications, our Solstice HFO refrigerants replace boilers as heating sources in chillers and heat pumps. Our Solstice 454B is an LGWP refrigerant, helping to minimize environmental impact through increased efficiency while lowering our customers’ redesign costs and capital expenditures. Solstice 454C outperforms carbon dioxide in normal and high ambient conditions in various applications, helping customers meet energy efficiency and sustainability goals without sacrificing system performance. For end markets converting towards LGWP refrigerants, we still offer reduced global warming potential (“reduced-GWP”) HFCs under our Genetron brand. We are well positioned to capitalize on adjacent opportunities such as data center cooling or the electrification of heating via heat pumps.
Our automotive refrigerants business is a leading manufacturer of LGWP refrigerants, primarily R-1234yf, a LGWP refrigerant for automotive air conditioning systems protected by patents into the 2030s (“R-1234yf”). LGWP refrigerants are required in nearly every new car sold in regulated markets as part of a vehicle’s air conditioning system, absorbing heat and cooling the vehicle’s interior. For automotive and transportation applications, our Solstice refrigerants are used in conventional, hybrid, electric, heavy-duty and refrigerated vehicles. In regulated markets, which are well advanced in the transition to LGWP refrigerants, we offer HFOs, as well as HFCs for the part of the market that still needs to transition. Similarly, we offer both HFOs and HFCs in developing countries, which are at an earlier stage of the transition to LGWP refrigerants.
Our Building Solutions & Intermediates business is a key supplier in fluorine-based derivatives. We develop and manufacture LGWP blowing agents for residential and commercial structures, appliance insulation and cleaning solvents. Our Solstice LGWP blowing agents enable spray foam to provide superior insulation for residential and commercial properties while reducing energy usage. For automotive and transportation applications, our Solstice blowing agents insulate conventional, hybrid, electric, heavy-duty and refrigerated vehicles. For industrial applications, our Solstice solvents and flushing agents are used for vapor degreasing and precision cleaning.
Our Alternative Energy Services business provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants in North America, Europe and Asia. Conversion requires extensive expertise in hydrofluorination and fluorination processes, positioning us as the only U.S.-based supplier. Our Alternative Energy Services business operates through ConverDyn, a joint venture with General Atomics, where we currently act as controlling partner. Solstice Advanced Materials provides conversion services from its wholly owned Metropolis plant, which is the only uranium hexafluoride conversion facility located in the U.S. (the “Alternative Energy Services Facility” or “AES Facility”), to the Company’s ConverDyn joint venture through a decades-long supply agreement. After a temporary production halt from 2017 to mid-2023, we restarted operations in 2023 and continue investing to increase throughput and reduce downtime. The joint venture experiences strong long-term customer demand, with approximately $2 billion in backlog orders as of June 30, 2025, and the Company currently expects supply and demand in this area to be balanced in the long-term. See “Business—Our Portfolio and Reported

Segments—Refrigerants & Applied Solutions Segment” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results—Refrigerants & Applied Solutions” for more information about the Company’s ConverDyn joint venture.
Our Healthcare Packaging business is a global leader in high-barrier, clear polymers for thermoformed healthcare packaging applications as well as lower emissions medical aerosols, leveraging our fluorinated chemistries expertise. Our specialty films are used in medical and pharmaceutical packaging, where our protective films achieve the highest moisture barrier of any clear thermoplastic film while also lowering total packaging costs for our customers. Our ultra-high moisture barrier protects the efficacy of medicines, while the transparent material acts as a consumer-friendly film. We are able to laminate our films with a wide range of substrates to add oxygen and light barrier protection when needed. Furthermore, our packaging materials are recyclable and PVC-free. Our Aclar and Aclar Accel high-barrier packaging materials are mainly used in blister packaging in the medicine and pharmaceutical packaging space. Some of the best-known over-the-counter and prescription medications have been packaged by our products for over 50 years. We see several opportunities to expand into adjacent areas demanding high barrier performance and high clarity, mainly in the healthcare and pharmaceutical space as well as in semiconductor packaging. In addition, we develop and manufacture lower emissions aerosols for healthcare applications and inhalation therapy. Our Solstice Air aerosols are near-zero GWP propellants for metered dose inhalers in the healthcare space. We see potential opportunities in adjacent areas in healthcare with additional medical aerosols.
Industry, End Markets and Competition
Our Refrigerants business offers refrigerants for stationary applications to serve residential and commercial end markets, as well as industrial heating, cooling and refrigeration. Our refrigerants are used in HVAC/R systems in supermarkets, cold storage, chillers, food processing, heat pumps, data centers and comfort cooling and heating in residential and commercial buildings. Stationary markets remain among the last to convert to HFOs. The development and production of traditional HFCs is relatively commoditized among industry players. We benefit from our existing presence in the U.S. and Europe, where markets provide regulatory protection for incumbent producers. The transition toward LGWP HFOs strengthens our leadership position in LGWP refrigerants, especially in the U.S. and Europe. We expect demand for LGWP refrigerants in stationary applications to grow at rates exceeding GDP, driven by the regulatory transition from HFCs toward LGWP renewable HFOs and electrification of heating via heat pumps. We differentiate ourselves through strong brand recognition, global channel access and a deep partner network, particularly in the aftermarket business. We also benefit from a strong intellectual property portfolio, especially in LGWP HFOs.
Our Refrigerants business also offers refrigerants for automotive end markets sold to OEMs in both regulated and developing countries. Our refrigerants are used in HVAC/R systems in automotive vehicles of all types, including conventional, hybrid, electric, heavy-duty and refrigerated vehicles. While regulated jurisdictions such as the U.S., the European Union (the “EU”), Japan and South Korea have nearly fully transitioned to LGWP refrigerants, we expect that China will drive significant adoption of R-1234yf going forward. Furthermore, electric and hybrid vehicles use up to double the amount of refrigerants compared to traditional combustion-engine vehicles, further driving growth in the market for our core products. We hold an established market position in electric vehicles sold in regulated markets, supporting our future growth opportunities. We also have a competitive advantage through our global commercial reach and customer relationships. In addition, we are a key supplier in the vehicle service aftermarket business. Our position as a market leader in the development and production of R-1234yf is supported by a strong intellectual property portfolio. We expect demand for refrigerants in these end markets will grow at rates exceeding GDP.
Our Building Solutions & Intermediates business offers LGWP blowing agents primarily used in the construction end market for building insulation, as well as appliance insulation across various industries. For LGWP blowing agents, we are recognized as a technology leader and a major supplier in the U.S. We maintain a significant footprint, enabling broad commercial reach, channel access and deep customer relationships. In this business, the formulation process is unique to each customer, further strengthening our relationships. We believe the end markets for our blowing agents are generally cyclical, growing on average at GDP rates over the long term.

The joint venture in our Alternative Energy Services business continues to experience a strong backlog of demand, and we maintain a leadership position due to our extensive know-how in complex conversion processes within a highly regulated market. Our multi-year sales agreements in this business provide for long-term pricing and insulate us from price volatility. We expect the relevant end market for our uranium hexafluoride conversion services to grow at rates consistent with GDP over the long term.
Our Healthcare Packaging business offers our Aclar and Aclar Accel high-barrier packaging materials used in medical and pharmaceutical packaging, protecting over-the-counter and prescription medications. We view our pharmaceutical end market as steady and defensive. We anticipate growing demand for high-barrier, high-clarity packaging materials driven by medication efficacy, consumer preferences for packaging transparency and a lower cost base for our customers. We expect demand for these packaging materials to outpace GDP growth. Recognized as a technology and innovation leader, we offer high-performance moisture barriers and high clarity in our differentiated film. With respect to our lower emissions healthcare aerosols, we primarily sell into the metered dose inhalers end market, which we believe will grow in line with GDP. Additional conversion to LGWP aerosols in that end market could drive the demand for lower emissions aerosols, growing at rates exceeding GDP.
RAS faces competition across its products and end markets from established companies. Our main competitors for the RAS segment include Arkema, Chemours, Daikin, Orbia and not-in-kind alternatives. Depending on the product line and end market, we also experience competition from various smaller and regional players.
Electronic & Specialty Materials Segment
Overview of Electronic & Specialty Materials
Our ESM segment is a leading provider of electronic materials, industrial-grade fibers, laboratory life sciences materials, as well as specialty chemicals. ESM primarily serves the semiconductor, defense, pharmaceutical and construction end markets. Its products include, among others, sputtering targets, lightweight high-strength fibers and high-purity life sciences solutions. Our products are distributed and sold through well-known brands like Spectra, Fluka and Hydranal.
Below is a description of ESM’s net sales by product offering and region for the year ended December 31, 2024:

Product Offering	Geographic Mix(1)

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(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales.

Overview of Businesses
ESM operates through the following businesses: Electronic Materials, Safety & Defense Solutions and Research & Performance Chemicals.
•Electronic Materials: The Electronic Materials business specializes in sputtering targets, electronic polymers, thermal solutions and high-purity etchants and wash solvents used in semiconductor manufacturing. Solstice Advanced Materials is a leader in providing components for cutting-edge semiconductor technologies. Our core products for front-end semiconductors include copper manganese and titanium sputtering targets, which utilize a unique extrusion process enabling greater precision in grain structure and extended product lifetime, as well as our hydrogen fluoride (“HF”) etchants, wash solvents and industry-leading electronic polymers and phase change materials. This business serves the leading-edge fabricators in the semiconductor industry due to their precision and reliability. Our copper manganese targets and electronic polymers are positioned to meet emerging demands in advanced packaging and advanced display segments, while our industry-leading phase change materials are well suited for demanding applications such as cooling graphics processing units (“GPUs”) and electric vehicles (“EV”) battery inverters. The Electronic Materials business is well-positioned to benefit from AI-related tailwinds and the increasing demand for advanced, lower-nanometer chips.
•Safety & Defense Solutions: Our primary product offering within the Safety & Defense Solutions business is ultra-high molecular weight polyethylene (“UHMWPE”) materials, which are specialty fibers primarily used for armor, as well as medical and industrial applications. Our products are primarily sold to manufacturers of end products such as military and safety armor through our Spectra brand. We maintain a leading position across these applications because Spectra fibers have lighter weight than competing products and offer best-in-class levels of performance.
•Research & Performance Chemicals: The Research & Performance Chemicals business includes research chemicals, fine chemicals and specialty additives. Within research chemicals, under the Fluka brand, we are a leading supplier of reagents for DNA and RNA assays, Karl Fischer titration reagents under the Hydranal brand—which is one of the industry’s most trusted brands in Karl Fischer titration due to its quality, consistency and innovation—and solvents for chromatographic and spectroscopic applications through our Burdick & Jackson, Riedel-de Haën and Chromasolv brands. The fine chemicals business provides a comprehensive range of high-purity inorganic halides, phosphorus derivatives, sulfur derivatives, oxides and various other inorganic compounds to serve diverse markets such as metal surface treatment, electroplating, oral care, personal care, healthcare, nutrition, sealants, adhesives, catalysts and energy. We are a trusted provider due to our high-quality and reliable formulations. Our high-purity chemicals business is a key producer in Europe. Within specialty additives, we offer plastic and wax blends for various end uses, maintaining a leading position in PVC, coatings and asphalt segments.
Business and Products
ESM is comprised of Electronic Materials, Safety & Defense Solutions and Research & Performance Chemicals. Due to the highly differentiated nature of each of our businesses within the ESM segment, we operate each ESM segment business according to its unique needs, leveraging common platforms and functions where applicable. We employ best-in-class tools and systems to support the mechanical integrity of our complex manufacturing sites and processes.
Our Electronic Materials business offers high-quality sputtering targets, electronic polymers, thermal solutions, high-purity etchants and wash solvents for use in front-end and back-end semiconductor manufacturing. We are a leading manufacturer of sputtering targets, particularly copper manganese targets, for which we developed a unique extrusion process allowing high control over grain structure. We work closely with end customers to continually refine the performance of our sputtering targets, enabling us to offer one of the highest-performing products in our customers’ semiconductor manufacturing processes, where the cost of failure is exceptionally high. With our sputtering targets, we collaborate directly with fabrication engineers to gather performance feedback for continuous development and refinement. As a result, we achieve unique production quality in high-performance sputtering targets, especially in metals such as copper manganese and titanium, and provide customers the option to customize alloy composition, grain size and purity where possible. Additionally, we partner with customers’ R&D teams to develop next-generation alloys for advanced technologies. Our Electronic Materials business also offers electronic polymers, used in front-end semiconductors, and thermal solutions such as integrated heat spreaders and thermal interface materials. Our electronic polymers are well suited for advanced semiconductor manufacturing needs such as planarization, gap-fill, hard mask and doping. Our high-performance thermal solutions, especially phase change materials, benefit from growth associated with battery inverters used in electric vehicles and GPU cooling in data centers. We also provide high-purity electronic wet chemicals such as etchants and blends, solvents and wafer-thinning materials. Our Electronic Materials business differentiates itself through proximity to customers and close collaboration in co-development processes, allowing us to remain at the forefront of innovation. We built this deep customer intimacy through decades of strong, close partnerships.
Our Safety & Defense Solutions business offers specialty fibers made from UHMWPE materials, sold under our Spectra brand. Our fibers are used in military, law enforcement, industrial, commercial and life sciences applications. Spectra fiber offers superior performance relative to our competitors and significantly lighter weight than steel, making it a preferred choice in applications such as industrial ropes and fishing lines. Its best-in-class performance and lighter weight are critical for the reliability and usability of Spectra fibers in armor applications, whether for personal protective gear or vehicular armor. Spectra fibers are sold directly to manufacturers of end products such as armor, rope, fishing lines and medical devices. The Spectra business works closely with both manufacturers and end customers to ensure the fibers meet the needs of end users. The manufacturing and R&D operations of the Spectra business are co-located and supported by specialized employees with decades of experience in both R&D and commercial operations. We are a global leader in high-end, lightweight armor technology, maintaining strong governmental relationships through which we continually develop and refine our fiber technologies. As we continue to innovate and leverage our R&D capabilities, we see opportunities for further growth with even more advanced fibers. In armor applications, this innovation is critical for providing the U.S. military with more effective, lighter-weight armor, and we remain at the forefront of this technology development.
Our Research & Performance Chemicals business primarily offers high-purity chemicals and research chemicals, in addition to specialty waxes and additives. We produce and refine various chemicals, including HF, inorganic compounds, organic compounds and fluorine salts. Our research chemicals business provides high-purity chemicals, such as solvents and Hydranal titration reagents, used in laboratory applications. This business serves pharmaceutical, oil & gas and chemicals end markets and maintains strong brand recognition in Europe. Our solutions support battery systems transitioning to dry manufacturing processes. Additionally, we benefit from extensive reach through our e-commerce platform. Within Research & Performance Chemicals, we acquire, process and resell materials to customers and are developing new chemical recycling solutions to help reduce waste. In specialty additives, the Honeywell Titan polymer (and after the Spin-Off, Solstice Titan polymer) can be used in high-performance asphalt applications at lower overall cost and with reduced environmental impact.
Industry, End Markets and Competition
Through our three distinct business lines within ESM, we serve highly attractive end markets with opportunities for further growth and product innovation, particularly in the semiconductor, life sciences and defense end markets.
The semiconductor industry is forecasted to grow significantly above GDP rates, with leading-edge semiconductors expected to grow even faster. As a leading supplier of copper manganese and ultra high purity titanium sputtering targets, we work directly with leading-edge semiconductor fabricators. Becoming a trusted supplier to semiconductor manufacturers is a demanding process, as any performance deficiency can result in high failure costs. We are among the highest-reliability producers of sputtering targets and maintain strong capabilities in copper manganese and titanium targets, supplying high-performance products for top semiconductor companies’ manufacturing processes. Our strong market position is supported by proximity to customers and deep partnerships around the globe. We continue to invest in R&D to remain at the forefront of leading-edge technology and prepare for the accelerating transition to reduced-nanometer chips driven by artificial intelligence (“AI”) applications. Additionally, the convergence of front-end fabrication and back-end advanced packaging technologies is driving further demand for high-purity metals, polymers, etchants and solvents, creating additional tailwinds for our Electronic Materials business. We also collaborate with leading semiconductor manufacturers and OEMs to provide premium thermal solutions, building on our current portfolio of heat spreaders and thermal interface materials. In our thermal solutions offering, we expect significant growth due to increasing needs for efficient heat transfer in electric vehicle batteries and GPU data center cooling.
The Safety & Defense Solutions business competes across diverse end markets, including defense, life sciences and commercial applications. Given that Spectra fibers are primarily used in military and law enforcement applications, this business’s growth is closely tied to global defense spending, which we expect to continue to increase. When demand in military spending weakens, we usually see demand for law enforcement equipment pick up, benefiting our exposure to both markets. We have decades-long customer relationships and extensive expertise in product manufacturing and innovation. The strength of these relationships and our manufacturing capabilities differentiate us from other suppliers. We anticipate additional growth from product expansion into mid-market applications, supported by capacity expansions and a robust sales pipeline.
The Research & Performance Chemicals business serves a wide range of end markets, including pharmaceuticals, oil & gas, chemicals, authentication, automotive, oral care and construction. Our research chemicals business is a leading supplier of high-purity chemicals to the pharmaceutical market. Our specialty additives business also benefits from high-growth battery system applications, as we currently support battery manufacturers in transitioning to dry-process manufacturing. We expect the underlying business end markets to deliver growth consistent with GDP, with specific areas expected to see higher growth.
ESM faces competition across its products and end markets from established companies. Due to our large, specialized product offering across various end markets, our ESM segment faces a wide variety of competitors, different for each of our major product lines.
Our Competitive Strengths
We believe we benefit from the following competitive strengths:
Global Leader in Innovative Advanced Materials
We are a global leader in advanced materials, providing innovative and specialized offerings with strategic positions in targeted, high-growth end markets that value differentiated technology and manufacturing capabilities, resulting in a high level of customer intimacy.
Honeywell and the management team of its Advanced Materials business has worked to position the business to successfully operate in high value-added specialty solutions markets, requiring complex chemistry and material science know-how. Our portfolio focuses on critical, enabling solutions which help our end customers solve environmentally-driven regulatory challenges, provide unique lightweight defense products and develop cutting edge products in the semiconductor, healthcare and life sciences markets. Across our diverse business lines, we are recognized as a market leader through our technology, quality and innovation.
In our RAS segment, we operate world-scale production facilities in the U.S., as well as global partnerships, that provide specialty solutions across the molecular value chain for regulatory-compliant, next-generation LGWP refrigerants and blowing agents. We are a key supplier of refrigerants used in stationary refrigerant applications and in automotive vehicles in global markets. We believe we are a leading global producer of blowing agents for several large end markets due to our strong U.S. footprint and deep partnerships in key regions. Our innovation and manufacturing capabilities provide a strong platform to expand into market adjacencies with add-on products and derivatives. For example, we believe we are well positioned to establish a leadership position in battery chemicals for the automotive and stationary storage end markets, which can be integrated into our existing production capabilities. In the healthcare industry, our leadership position in specialty molecular solutions allows us to be a leading supplier of emission-reducing propellants for metered dose inhalers. For over 50 years, we have been an industry leader for specialty medical and pharmaceutical barrier packaging, where our protective films provide the highest moisture barrier of any clear thermoplastic film.
In our ESM segment, we are an innovation and quality leader for the production of UHMWPE fiber. We maintain a strong customer base and relationships with various military organizations and law enforcement agencies, making us a key supplier in the value chain. We were also among the first materials suppliers for the semiconductor industry, building upon over 50 years of experience as a key supplier to the electronics industry. Today, we are a leading provider of sputtering targets and other ultra-high-purity materials, enabling semiconductor customers to manufacture leading-edge products. We are a key U.S.-based manufacturer of copper manganese sputtering targets, a key material used in the most advanced 3nm process in semiconductor and industrial manufacturing. In addition, we provide high-purity specialty chemical solutions enabling semiconductor manufacturers and other niche end markets to increase yields and production output. Furthermore, we have a leading brand and distribution network in life sciences research materials, where we provide high-purity solutions to several end markets, enabling complex chemical research processes in state-of-the-art laboratories.
Each of our brands, such as Solstice, Genetron, Aclar, Spectra, Fluka, and Hydranal, is valued for high quality, purity and safety standards, as well as high customer satisfaction throughout the industry. As a technology leader, we heavily focus on proprietary solutions, supported by a differentiated intellectual property portfolio with over 5,700 issued patents and pending applications as of June 30, 2025. We have four standalone focused R&D centers while a majority of our 21 manufacturing sites have integrated R&D capabilities. We employ a dedicated team of over 300 technologists and engineers around the globe, helping us to be at the forefront of innovation. We maintain a leading manufacturing base with unique capabilities, global scale and customer proximity. Our extensive experience in chemical synthesis and commercial-scale manufacturing led to the development of process-related patents and other proprietary technology (including know-how and trade secrets).
Deep Customer Relationships and Manufacturing Proximity
We help solve the most complex problems for our customers by providing differentiated and highly specialized solutions, with unique manufacturing capabilities in proximity to our customer base, which are often developed in partnership with our customers.
We serve a diverse and global customer base of over 3,000 customers, largely comprised of blue chip companies and industry leaders, as well as government agencies, across a variety of resilient end markets. In 2024, no single customer accounted for more than 3% of our net sales, and our top 10 customers accounted for less than a fifth of our net sales. The strength of our customer relationships and the quality of our differentiated products facilitate our ability to enter into long-term customer contracts. This is demonstrated by an average customer tenure of over 10 years. We have supplied many of our largest customers for several decades and we continue to cultivate our deep customer relationships.
By working with our customers on their most demanding and sophisticated challenges, we become deeply supportive of our customers’ processes. The opportunity to solve and co-develop products for our customers’ most complex problems enables us to make offerings even more specialized and application specific. For example, through these cooperations we developed a portfolio of products which satisfy the global regulatory mandates for the next generation cooling products. We leveraged our specialty refrigerant materials core competencies to expand to the healthcare industry, where we offer Solstice Air, our ultra-LGWP propellant for metered dose inhalers. Our Spectra lightweight, high-strength, industrial grade fibers are used as ballistic armor protection materials for vests, vehicles and helmets. We are a supplier to the U.S. military, and our high-end armor technology is supplied to several other governments’ military and law enforcement agencies, for which we have been a trusted supplier since entering the market in the early 1990s. Spectra fiber is made of UHMWPE using our proprietary gel-spinning process. In addition, we expanded our offerings of Spectra fibers used in military applications to medical device manufacturers for ultrafine, lifesaving medical fibers in the healthcare industry.
Besides a high level of customer intimacy achieved through our specialized, client-specific, manufacturing know-how, we benefit from manufacturing sites located in close physical proximity to our customers. We focus on providing strong supply chain security and benefit from reshoring trends and policies. We maintain a strong U.S. presence, as well as a global footprint strengthened by partners across the globe, especially in India and other parts of Asia. We manage a large, global customer base across more than 120 countries and territories. Furthermore, our manufacturing footprint in the U.S. includes growing end markets experiencing increasing investments, such as energy or semiconductors. These factors result in high customer retention, characterized by long customer tenure, low churn rates and a growing customer base. Combined, we have industry-leading customer satisfaction scores, averaging above 96% during the last eight quarters, as of June 30, 2025.

Long-Term Secular Growth Across End Markets
We benefit from strong secular demand resulting from certain growing trends, including government regulated sustainability targets, semiconductor production, healthcare and life sciences, defense and safety and advanced electrification—all across a diverse set of products, systems and solutions. Our exposure to long-term secular growth trends across segments results from our efforts to position our product lines toward highly specialized offerings in targeted, high-growth end markets.
Across our RAS segment, we expect to benefit from growing demand for regulatory-compliant next-generation LGWP refrigerants. Demand for new, innovative and more LGWP refrigerants is driven by government regulations, customer sustainability goals and increased product efficiency. For example, since January 2025, manufacturers in the U.S. are required to use a refrigerant with a GWP of 700 or lower pursuant to a U.S. Environmental Protection Agency (“EPA”) mandate. Our offering that meets this requirement is R-454B, which is being widely adopted in new air conditioning and heat pump systems in the U.S., with other major countries following suit. For HVAC/R end markets, we offer a broad range of LGWP and reduced GWP refrigerants, designed to address a broad range of global sustainability and regulatory requirements. Other applications driving demand include heating electrification—which increases regulatory demand for heat pumps—and data center cooling. Additionally, we anticipate benefiting from growing demand for specialty battery solutions driven by the automotive and stationary storage end markets. We believe we are well positioned to capitalize on this demand due to our world-scale U.S. facility and deep manufacturing capabilities, enabling expansion into adjacent products and end markets. Furthermore, we anticipate growing demand for advanced materials in healthcare applications such as medical aerosols for metered dose inhalers and protective materials in healthcare packaging. Lastly, we expect increased demand for critical products and conversion services used in nuclear power generation, driven by domestic localization and heightened energy security requirements. We believe we, as the sole U.S. domestic supplier of uranium hexafluoride conversion services, are well positioned to meet this demand.
Our ESM segment serves several highly attractive end markets. In the electronics market, we anticipate increased demand for existing and new material solutions within our sputtering targets, dielectrics and thermal management portfolios, which are necessary for producing leading-edge semiconductors, advanced packaging and advanced displays. In the ballistic armor market, we expect growth driven by increased global government defense and security spending. As a U.S.-based producer of specialty lightweight high-strength industrial-grade fiber, we are well positioned to benefit from the U.S. military’s transition of next-generation integrated head protection systems and small arms protective insert plates. Additionally, we foresee continued growth in demand for various specialty high-purity chemicals for oligonucleotide synthesis, increasingly utilized in important life sciences areas such as genetic research, biotechnology, molecular diagnostics and pharmaceutical R&D.
Value Creation Opportunities as an Independent Company
We believe our status as a standalone company will unlock multiple new value creation opportunities for Solstice Advanced Materials.
Solstice Advanced Materials is currently part of Honeywell’s Energy and Sustainability Solutions segment, representing approximately 10% of Honeywell’s total net sales as of 2024. By becoming a standalone company, we expect to increase our ability to direct our focus and capital in a more agile fashion. We will have full autonomy to solely concentrate on Solstice Advanced Materials, operating dynamically and making strategic investments to execute our long-term strategy.
We plan to create additional value for customers and stakeholders through defined and actionable strategies. We believe our strong balance sheet and market positions, together with flexible capital allocation, will support growth opportunities and capital returns to shareowners. We anticipate strong organic growth driven by our leadership positions, new product innovations, manufacturing capabilities, robust customer base and positive secular global trends. We intend to enhance organic growth through customer-partnered innovation and expansion into adjacent and new products, geographies, customer groups and end markets. Previously established ventures with strategic partners in key geographies allow us to enter new markets, accelerate go-to-market speed, drive local adoption and increase customer proximity. We will leverage global manufacturing partnerships to drive regional growth while focusing on efficient cost structures to sustain our strong margin profile.
Inorganically, we expect to continuously identify and evaluate a robust pipeline of strategic acquisition targets to realize value upside and optimize our portfolio. Our standalone status will enhance our disciplined approach to portfolio management. Solstice Advanced Materials is well positioned to pursue inorganic growth in various advanced materials businesses characterized by differentiated innovation in high-growth markets, and will benefit from management’s rigorous application of the Solstice operating model, validated by a track record of value creation in our core businesses.
Resilient and Best-in-Class Financial Profile
We believe we have an attractive financial profile characterized by resilience, long-term mid-single-digit organic growth and strong Adjusted EBITDA margins that will be supported by the Solstice operating model.
We grew our net sales at a CAGR of 6.2% from 2019 to 2024. Our net sales growth benefited from rising customer demand and the ability to drive value for customers, realized in pricing for products and solutions according to a value-based approach.
Our diversified product lines, customer base and end markets allow significant net sales visibility given our long-term customer contracts. Our increasing order rates surpass our existing production capacity in key product lines. These attributes facilitate efficient resource allocation, financial planning and investments. Our strong customer base, coupled with our innovative R&D teams and technical client-specific support and intellectual property, facilitate the recurring nature of our net sales.
We believe our Adjusted EBITDA margin profile is among the strongest in the industry and is supported by our high-value-add specialty solutions, manufacturing expertise, customer proximity and mastery of the Honeywell Accelerator operating model (to which we will have a license and will continue on a standalone basis after the Spin-Off as the Solstice operating model). We believe our value proposition creates strong customer demand and loyalty, given the strong reliability and quality of our products. Throughout Honeywell’s ownership, we achieved commercial and operational excellence through the Honeywell Accelerator operating model, which is deeply embedded throughout our organization and ingrained in each business line, across the hierarchical structure and which we will continue to apply through the Solstice operating model. With the constant implementation and execution of this operating model, we expect to experience consistent and superior sales, order and pricing management, faster execution speed, greater customer satisfaction, higher manufacturing efficiencies, cost savings and increased innovation and product development. Within Honeywell, we continuously invested in our business and production capabilities, with capital expenditures averaging 8% of net sales between 2022 and 2024. As outlined in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our capital expenditures may increase in the coming years due to strategic and disciplined project-related manufacturing expansion as a response to expected long-term customer demand beyond current production capacity.
Strong Management Team
Our management team combines extensive industry experience and demonstrated leadership with a proven track record.
To enhance its Advanced Materials business, Honeywell has significantly invested in management for the business, establishing a leadership team composed of experts from industry-leading firms, each with an outstanding record of success, that has worked to position the business to successfully operate within high-value-add specialty solutions markets and delivered growth, profitability and competitive strength. Our current executive management team has an average of approximately 25 years of relevant work experience, primarily in the advanced materials and specialty chemicals industries.
Dr. Rajeev Gautam will serve as non-executive Chairman of the Board of Directors of Solstice Advanced Materials, effective upon completion of the Spin-Off. Dr. Gautam brings more than four decades of experience at Honeywell in the process technologies and advanced materials sectors. Prior to his retirement in 2021, he served as President and

Chief Executive Officer of Honeywell PMT, the segment in which the Advance Materials business operated, and previously served as President of Honeywell UOP. David Sewell joined Honeywell as President and Chief Executive Officer of the Advanced Materials business in March 2025 and is expected to serve as President and Chief Executive Officer of Solstice Advanced Materials following the Spin-Off. Mr. Sewell brings more than 30 years of experience in the materials and chemicals industries, having previously served as the President and Chief Executive Officer of WestRock Company. Prior to this, he was the President and Chief Operating Officer of The Sherwin-Williams Company and spent more than 15 years in General Electric’s Plastics and Advanced Materials Division. Tina Pierce became Chief Financial Officer of the Advanced Materials business in May 2025 and is expected to serve as Senior Vice President and Chief Financial Officer of Solstice Advanced Materials following the Spin-Off. Previously, Ms. Pierce served as the Vice President and Chief Financial Officer of Honeywell’s Industrial Automation segment and has over 25 years of experience at Honeywell as a global Chief Financial Officer of several Honeywell businesses, including the Industrial Automation, PMT and Home and Building Technologies segments. Jeffrey Dormo and Simon Mawson previously led business units of Honeywell Advanced Materials and were promoted to lead the businesses that will become Solstice Advanced Materials’ two business segments, each taking on the role of Senior Vice President for RAS and ESM, respectively. Brian Rudick, previously the Vice President and General Counsel of Honeywell’s Energy and Sustainable Solutions business segment, and Jason Clifford, previously the Vice President, Human Resources – Global Operations & Technology and Regional HR Leader of Analog Devices, are expected to serve as Senior Vice President and General Counsel and Senior Vice President and Chief Human Resources Officer, respectively, of Solstice Advanced Materials following the Spin-Off. Each leader brings a significant range of experience in the chemicals and specialty materials industry, with a focus on business growth and strengthening customer relationships.
Solstice Advanced Materials’ executive leadership team is supported by a strong and experienced mid-level management team and more than 3,900 employees who drive product innovation, manage day-to-day operations, deliver best-in-class customer service and execute our long-term strategy. Members of the second-layer management team, directly reporting to segment General Managers, average over 20 years of relevant industry experience in advanced materials and specialty chemicals sectors. Both the top- and mid-level management teams will maintain strong alignment with our shareowners’ interests immediately following the Spin-Off, with managerial incentives tied to shareowner success.
Our Strategies
Utilize Our Leading Positions to Capture Organic Secular Growth
We benefit from leading positions across our existing business lines in LGWP refrigerant materials, specialty fibers, electronic materials, healthcare and life sciences. Under our common product platforms, we believe we are favorably positioned to capture the long-term secular growth trends in the markets our segments serve.
We aim to utilize our leading positions in LGWP refrigerants and blowing agents to benefit from a growing regulation-driven transition to more environmentally conscious specialty solutions across two main markets: stationary end markets, where manufacturers in the U.S. are required to use LGWP refrigerants in new air conditioning and heat pump systems, and emerging automotive end markets currently transitioning to LGWP refrigerants, similar to regulated markets. In regulated markets, such as the U.S., the EU, Japan and South Korea, LGWP refrigerants are used in almost every new car sold. We will further concentrate on high-end, light-weight armor technology, providing our customers with well-recognized Spectra products during periods of increasing security needs and the U.S. military’s transition of next-generation integrated head protection systems and small arms protective insert plates. We intend to reinforce our leading position as a key U.S.-based manufacturer of copper manganese sputtering targets (used to fabricate leading-edge semiconductors), and we believe we are well positioned to capitalize on the significant reshoring of leading-edge production. In addition, we intend to leverage our know-how to enter the advanced packaging and advanced display spaces with new offerings. We aim to capitalize on growing needs for healthcare and life sciences applications across our portfolio. Specifically, we expect to leverage our domain expertise to capitalize on increasing demand for LGWP inhaler solutions for asthma patients, greater longevity of pharmaceutical products driven by sustainability targets and customer preferences, and accelerating growth of high-purity research chemicals for state-of-the-art oligonucleotide synthesis, which we believe is set to transform the pharmaceutical industry.

Drive Innovation in Close Partnership with Our Customers
We operate some of the industry’s most innovative R&D centers, which provide a strong basis for future innovation and the continued development of differentiated products, technologies and patents. Each business is responsible for executing an innovation roadmap and ensuring alignment with our long-term R&D and company strategy. Individual innovation projects and overall innovation portfolio management will be guided by the Solstice operating model to ensure alignment, maximize efficiency and leverage group resources. Our net sales are influenced by new product introductions, defined as new products launched in the past five years, which contributed 45% of our sales in 2024. Ongoing investments in both our core and new products help us to sustain strong product offerings and give us confidence around our superior innovation capabilities and successful customer collaborations.
We continuously explore R&D partnership opportunities with customers to advance our intellectual property portfolio while delivering high-performance products at competitive prices. Focus areas include next-generation refrigerant molecules, where we believe we are well suited to partner with industry leaders or customers. We see further opportunities in battery chemical materials, next-generation electronic materials for advanced packaging and advanced displays, and renewable energy and electrification solutions. These opportunities could drive deeper collaboration through customer partnerships or joint ventures, shared facility investments and leveraging industry-leading expertise to expand into new strategic markets and technologies.
We maintain a large global customer base and strong customer relationships by developing client-specific solutions to solve their most complex problems. We partner with multiple customers to develop our next-generation phase-change materials for a variety of end applications. We intend to remain close to our customers through production proximity and co-development. We believe that developing new solutions in partnership with customers provides a high level of predictability for potential sales. One successful example is our partnership with a leading pharmaceutical manufacturer, whose next-generation inhalers will use Solstice Air, reducing greenhouse gas emissions by up to 99.9% compared to the propellant it replaces.
Invest Further into Our Manufacturing Capabilities
We forecast strong demand growth across our major business lines, which will support our strategy to efficiently deploy capital to maintain and upgrade our world-class production capabilities. Additionally, we expect to benefit from increased agility and independence in our capital allocation policy as a standalone company. For example, we expect our current production facilities for LGWP refrigerants to serve as a robust platform to build next-generation ultra-LGWP molecules, facilitating continued growth of our core business across multiple products and end markets.
We plan to leverage partnerships to share investments into new large-scale production facilities, while benefiting from partnership synergies and cost-sharing. Such partnerships and joint ventures help us to drive local product adoption and increase customer proximity, in addition to our wholly owned operations. We expect benefits from rapid execution, continuing to leverage our extensive R&D expertise and flexible pilot facilities. Our advanced pilot and scale up capabilities allow us to design and start up new plants efficiently. We plan to continuously adapt our unique production strategies and implement stage-gated approaches where necessary, allowing us flexibility in market entry strategies across key regions.
We intend to utilize best practices under the Solstice operating model to drive operational efficiencies and mechanical integrity within our factories. We remain committed to the highest standards of safety, governance and environmental responsibility in our operations.
Further Expand into Adjacent Products and End Markets
We believe we are well positioned to utilize our common platforms and manufacturing capabilities to expand into adjacent products and markets in the near-to mid-term. We have significant experience in value-added product portfolio expansion, targeting growth and margin accretive business areas. For instance, we have successfully expanded our LGWP refrigerant solutions into multiple end markets, including automotive, stationary, foam and industrial, and healthcare. Additionally, we successfully entered the copper manganese sputtering targets market for advanced-node semiconductors by leveraging our 50 years of leadership experience as an electronic materials supplier.

Through our common production platform for LGWP refrigerants, we plan to expand into heating electrification via heat pumps in Europe replacing gas fired boilers, driven by sustainability initiatives and regulations, and in other global regions driven by heat efficiency improvements. We see potential to enter the data center cooling market, leveraging our robust R&D capabilities and intellectual property portfolio to develop new specialty solutions. We believe we are well positioned to expand into battery chemicals for automotive and stationary storage end markets. Such expansions rely on specialized manufacturing capabilities, which we can provide due to our expertise in complex production and purification processes. We aim to further expand our healthcare and life sciences end market presence through packaging and fibers, among other areas. Leveraging our expertise and connections in the electronics market, we are developing new materials for advanced packaging and advanced displays. Additionally, we are utilizing new UHMWPE fiber process innovations to enter the armor mid-market with new offerings, where we have partnered with our customers and have a strong sales pipeline.
Accelerate Growth Through Portfolio Optimization
Solstice Advanced Materials leadership intends to continuously reassess and optimize our existing product portfolio. We believe that we will be well positioned to pursue inorganic growth strategies in numerous business units. We regularly identify and evaluate a robust pipeline of acquisition targets across all businesses to broaden our portfolio, access differentiated technologies and innovations, and expand our exposure to high-growth markets. As a standalone company, we expect our agility and independence in capital allocation decisions will allow us to effectively pursue identified, actionable acquisition opportunities.
We see add-on opportunities, synergy potential and value creation opportunities in our existing business lines, such as electronic materials, thermal management components and systems, LGWP refrigerants, blowing agents, solvents and aerosols and other fluorinated materials, and near-adjacent life sciences chemicals. Our acquisition strategy will focus on long-term secular trends aligned with our strategic pillars for inorganic growth. We remain open-minded toward adjacent product segments, end markets and customer groups, as previously demonstrated by our expansions into healthcare via medical fibers or emission-reducing propellants for inhalers. We plan to focus on several end markets including thermal management and materials for our next-gen semiconductor technology, battery and electronic materials, advanced healthcare packaging, adjacent packaging materials, recyclability, biopharmaceuticals, life sciences and downstream composites. We expect our acquisition targets will benefit from our management’s deep knowledge and rigorous application of the Solstice operating model, validated by a proven record of value creation.
Maintain a Sharp Focus on Cost Structure and Superior Execution
We aim to maintain and expand our best-in-class Adjusted EBITDA margins. An integral part of our strong margin profile is our focus on high value-add specialty solutions for our customers. By focusing on strongly differentiated, customer-specific solutions, we expect our customers to continue purchasing our products based on quality and reliability as key differentiators.
We aim to maintain a lean cost structure based on operational excellence and continuous improvement guided by the Solstice operating model. Our manufacturing processes are continuously monitored and analyzed, leading to improved manufacturing standards, including our world-class safety commitment, and asset efficiency. Our global manufacturing footprint and proximity to customers, combined with strategic production partnerships, support our lean cost structure. We benefit from commercial excellence through productive supplier negotiations and scale across common production platforms that drive value.
Additionally, we will execute productivity initiatives amplified by the Solstice operating model. These initiatives are embedded deeply across each business line. For example, we identified circularity opportunities in sputtering target production, increasing material utilization, yields and recyclability, while reducing costs and waste. We constantly implement new technological solutions, such as real-time tracking tools in refrigerant and chemical supply chains, increasing efficiencies, customer satisfaction and cost savings. We remain committed to operational excellence.

Corporate Information
We were formed by Honeywell as a limited liability company in the State of Delaware on January 7, 2025 for the purpose of effectuating the Spin-Off. In connection with the Internal Reorganization, we converted into a Delaware corporation on September 1, 2025. Prior to the Distribution, we are a wholly owned subsidiary of Honeywell. Solstice Advanced Materials has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Spin-Off. After completion of the Spin-Off, we will be an independent, publicly traded company. Our principal executive offices are located at 115 Tabor Road, Morris Plains, NJ 07950. Our telephone number is (973) 370-8188. Following the Distribution Date, we intend to maintain a website at www.solstice.com. Prior to the Distribution Date, information regarding the Spin-Off will be made available on Honeywell’s investor relations website at investor.honeywell.com/investor-resources/about-our-spin-offs. Information contained on, or connected to, our website or Honeywell’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part. We have included our and Honeywell’s website address only as an inactive textual reference and do not intend it to be an active link to our or Honeywell’s website.
Risk Factors
You should carefully consider all of the information in this Information Statement and each of the risks described in this Information Statement, which we believe are the principal risks that we face. Set forth below are some, but not all, of these risks:
Risks Relating to Our Business
•We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results;
•If we are unable to innovate and successfully introduce new products, or new technologies or processes reduce the demand for our products or the price at which we can sell products, our profitability could be adversely affected;
•Raw material price fluctuations, inflation, scarcity, the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and cause us to incur significant liabilities;
•Our products and operations are subject to numerous and increasingly complex government regulations, which may be subject to change, and compliance with these regulations could require us to incur additional costs or to reformulate or discontinue certain of our products and could have a significant impact on our business, financial condition, results of operations and cash flows;
•Global climate change and related regulations and changes in customer demand could negatively affect our business, financial condition, results of operations and cash flows;
•We and our customers operate in a politically sensitive environment, and negative public and political perceptions of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate;
•A significant percentage of our sales and operations is in non-U.S. jurisdictions and is subject to the economic, political, regulatory, foreign exchange and other risks of international operations;
•If significant tariffs or other restrictions continue to be placed on foreign imports by the U.S. and related countermeasures are taken by impacted foreign countries, our business, financial condition, results of operations and cash flows could be negatively affected;
•We may not be able to obtain additional capital that we need in the future on favorable terms or at all;

•We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel, could adversely affect our business, financial condition, results of operations and cash flows;
•Our operations and the prior operations of predecessor companies expose us to the risk of material environmental liabilities;
•Chemical manufacturing is inherently hazardous and may result in accidents, which may disrupt our operations or expose us to significant losses, liabilities or reputational harm;
•We face the risk of significant decommissioning and remediation expense in the event of a shut down of any manufacturing or other site, including sites in respect of which regulators, including the U.S. Nuclear Regulatory Commission (the “NRC”) and the EPA (pursuant to the Resource Conservation and Recovery Act (“RCRA”)), may require letters of credit or other financial assurance;
•We cannot predict with certainty the outcome of litigation matters, government proceedings and other contingencies and uncertainties;
•We may be impacted by increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to environmental, social and governance (“ESG”) matters;
•If our intellectual property were compromised or copied, if our competitors were to develop similar or superior intellectual property or technology or if we fail to maintain, protect, defend or enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, our business, financial condition, results of operations and cash flows could be negatively affected;
Risks Relating to the Spin-Off
•If the Distribution, together with certain related transactions, does not qualify for the Intended Tax Treatment (as defined herein), Honeywell and its shareowners could be subject to significant U.S. federal income tax liability and, in certain circumstances, Solstice Advanced Materials could be required to indemnify Honeywell for material taxes pursuant to indemnification obligations under the anticipated Tax Matters Agreement;
•To preserve the tax-free treatment to Honeywell and its shareowners of the Distribution and certain related transactions under the Tax Matters Agreement that Solstice Advanced Materials anticipates entering into with Honeywell, Solstice Advanced Materials will be restricted from taking certain actions that could adversely impact the intended tax treatment of the Distribution and such related transactions;
•Until the Distribution occurs, Honeywell has sole discretion to change the terms of the Spin-Off in ways that may be unfavorable to us or decide not to proceed with the Spin-Off;
•We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off;
•We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off;
•We expect to incur new indebtedness substantially concurrently with or prior to the Distribution, and the degree to which we will be leveraged following completion of the Distribution could adversely affect our business, financial condition, results of operations and cash flows;
•The terms of the new indebtedness we expect to incur substantially concurrently in connection with the Distribution will restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations;
•We may have potential business conflicts of interest with Honeywell with respect to our past and ongoing relationships;

•Solstice Advanced Materials may have received better terms from unaffiliated third parties than the terms received in the commercial agreements it will enter into with Honeywell;
•In connection with the Spin-Off, Solstice Advanced Materials will assume and indemnify Honeywell for certain liabilities. If Solstice Advanced Materials is required to make payments pursuant to these indemnities, Solstice Advanced Materials may need to divert cash to meet those obligations and Solstice Advanced Materials’ financial results could be negatively impacted. In addition, Honeywell will indemnify Solstice Advanced Materials for certain liabilities. These indemnities may not be sufficient to insure Solstice Advanced Materials against the full amount of liabilities Solstice Advanced Materials incurs;
Risks Relating to Our Common Stock and the Securities Market
•No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly; and
•We will evaluate whether to pay cash dividends on our common stock in the future, and the terms of our indebtedness may limit our ability to pay dividends on our common stock or the amount thereof.
Questions and Answers about the Spin-Off
The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.
Q:    What is the Spin-Off?
A:    The Spin-Off is the method by which we will separate from Honeywell. In the Spin-Off, Honeywell will distribute to its shareowners as of the close of business on the Record Date all the outstanding shares of Solstice Advanced Materials common stock on a pro rata basis. Following the Spin-Off, we will be an independent, publicly traded company, and Honeywell will not retain any ownership interest in our Company.
Q:    What are the reasons for the Spin-Off?
A:    The Honeywell Board believes that the Spin-Off of the Advanced Materials business from Honeywell is in the best interests of Honeywell and its shareowners for a number of reasons. Primarily, Honeywell and Solstice Advanced Materials will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation once the Spin-Off occurs. See “The Spin-Off—Reasons for the Spin-Off” for more information.
Q:    Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?
A:    Yes, the completion of the Spin-Off is subject to the satisfaction, or the Honeywell Board’s waiver, of certain conditions. Any of these conditions may be waived by the Honeywell Board to the extent such waiver is permitted by law. In addition, Honeywell may at any time prior to the Distribution decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. See “The Spin-Off—Conditions to the Distribution” for more information.
Q:    Will the number of Honeywell shares I own change as a result of the Spin-Off?
A:    No, the number of shares of Honeywell common stock you own will not change as a result of the Spin-Off.
Q:    Will the Spin-Off affect the trading price of my Honeywell common stock?
A:    We expect the trading price of shares of Honeywell common stock immediately following the Distribution to be lower than the trading price immediately prior to the Distribution because the trading price will no longer reflect the value of Solstice Advanced Materials. There can be no assurance that, following the Distribution, the combined trading prices of the Honeywell common stock and our common stock will equal or exceed what the trading price of Honeywell common stock would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined equity value of Honeywell and Solstice Advanced Materials will be less than Honeywell’s equity value before the Spin-Off.
See “Risk Factors” for more information.
Q:    What will I receive in the Spin-Off in respect of my Honeywell common stock?
A:    As a holder of Honeywell common stock, you will receive a dividend of one share of Solstice Advanced Materials common stock for every four shares of Honeywell common stock you hold as of the close of business on the Record Date (as defined herein). The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Distribution. Your proportionate interest in Honeywell will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”
Q:    What is being distributed in the Distribution?
A:    Honeywell will distribute approximately 158,718,869 shares of our common stock in the Distribution, based on the approximately 634,875,479 shares of Honeywell common stock outstanding as of September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock. The actual number of shares of our common stock that Honeywell will distribute will depend on the total number of shares of Honeywell common stock outstanding as of the close of business on the Record Date. The shares of our common stock that Honeywell distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being distributed in the Distribution, see “Description of Our Capital Stock—Common Stock.”
Q:    What is the record date for the Distribution?
A:    Honeywell will determine record ownership as of the close of business on October 17, 2025, which we refer to as the “Record Date.”
Q:    When and how will the Distribution occur?
A:    The Distribution is expected to be effective as of 12:01 a.m., New York City time on October 30, 2025, which we refer to as the “Distribution Date.” On the Distribution Date, Honeywell will release the shares of Solstice Advanced Materials common stock to the distribution agent to distribute to Honeywell shareowners as of the close of business on the Record Date. The whole shares of our common stock will be credited in book-entry accounts for Honeywell shareowners entitled to receive the shares in the Distribution.
Q:    What do I have to do to participate in the Distribution?
A:    You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. All holders of Honeywell common stock as of the close of business on the Record Date will participate in the Distribution. Holders of Honeywell common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of Honeywell common stock, in order to receive shares of our common stock in the Distribution. In addition, no shareowner approval of the Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.
Q:    If I sell my shares of Honeywell common stock on or before the Distribution Date, will I still be entitled to receive shares of Solstice Advanced Materials common stock in the Distribution?
A:    If you sell your shares of Honeywell common stock before the Record Date, you will not be entitled to receive shares of Solstice Advanced Materials common stock in the Distribution. If you hold shares of Honeywell common stock on the Record Date and you decide to sell them on or before the Distribution Date, you may have the ability to choose to sell your Honeywell common stock with or without your entitlement to receive our common stock in the Distribution. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off—Trading Prior to the Distribution Date” for more information.

Q:    How will fractional shares be treated in the Distribution?
A:    The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Honeywell shareowners entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders based on the fractional share each holder would otherwise be entitled to receive and net of any required withholding for taxes applicable to each holder. We anticipate that the distribution agent will make these sales in the “when-issued” market and “when-issued” trades will generally settle within one trading day following the Distribution Date. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares. The distribution agent will, in its sole discretion, without any influence by Honeywell or us, determine when, how, through which broker-dealer and at what price to sell the whole shares of our common stock. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Honeywell or us.
Q:    What are the U.S. federal income tax consequences to me of the Distribution?
A:    It is a condition to the completion of the Distribution that Honeywell receives a tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden” and such opinion, the “Skadden Tax Opinion”) and a tax opinion of Ernst & Young LLP (“EY,” such opinion, the “EY Tax Opinion” and the EY Tax Opinion together with the Skadden Tax Opinion, the “Tax Opinions”), in each case, regarding the qualification of the Distribution, together with certain related transactions, as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”). Nevertheless, this condition may be waived by Honeywell in its sole discretion. Accordingly, and so long as the Distribution, together with certain related transactions, qualifies for the Intended Tax Treatment, no gain or loss will be recognized by a U.S. Holder (as defined in “The Spin-Off—U.S. Federal Income Tax Consequences of the Distribution”) for U.S. federal income tax purposes, and no amount will be included in such holder’s income, for U.S. federal income tax purposes, upon the receipt of shares of Solstice Advanced Materials common stock pursuant to the Distribution. A U.S. Holder will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash (if any) received in lieu of fractional shares.
For more information regarding the potential U.S. federal income tax consequences of the Spin-Off to Solstice Advanced Materials, Honeywell and U.S. Holders, see the section of this Information Statement entitled “U.S. Federal Income Tax Consequences of the Distribution.” Each U.S. Holder should consult its tax advisor as to the particular consequences of the Distribution to it, including the applicability and effect of any U.S. federal, state, local and non-U.S. tax laws.
Q:    How will I determine my tax basis in the Solstice Advanced Materials shares I receive in the Distribution?
A:    Assuming that the Distribution is tax-free to Honeywell shareowners (except with respect to any cash received in lieu of fractional shares) for U.S. federal income tax purposes, a U.S. Holder’s aggregate tax basis in their shares of Honeywell common stock held immediately before the Distribution will be allocated between their shares of Honeywell common stock and the shares of Solstice Advanced Materials common stock received in the Distribution (including any fractional share interest in Solstice Advanced Materials common stock for which cash is received) in proportion to the relative fair market values of each immediately following the Distribution. Honeywell will provide its shareowners with information to enable them to compute their tax basis in both Honeywell and Solstice Advanced Materials shares. This information will be posted on Honeywell’s website following the Distribution Date.
Each U.S. Holder should consult its tax advisor about the particular consequences of the Distribution to it, including a situation where it has purchased Honeywell shares at different times or for different amounts and the application of state, local and non-U.S. tax laws. For a more detailed description, see the section of this Information Statement entitled “U.S. Federal Income Tax Consequences of the Distribution.”

Q:    Does Solstice Advanced Materials intend to pay cash dividends?
A:    Once the Spin-Off is effective, we will be evaluating whether to pay cash dividends to our shareowners. The timing, declaration, amount and payment of future dividends to shareowners, if any, will fall within the discretion of our Board. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off will limit our ability to pay cash dividends. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.
Q:    Will Solstice Advanced Materials incur any debt prior to or at the time of the Distribution?
A:    In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of our 2033 Notes, the applicable proceeds of which will be used to complete the Solstice Advanced Materials Cash Distribution, to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. We also intend to enter into (i) a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion and (ii) one or more bilateral letter of credit facilities in an aggregate amount of $750 million that we intend to use to replace or assume existing letters of credit and to provide incremental capacity to address future letter of credit requirements. The terms of such indebtedness (other than the 2033 Notes) are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Material Indebtedness” for more information.
Q:    How will our common stock trade?
A:    Currently, there is no public market for our common stock. We have received approval to list our common stock on Nasdaq under the ticker symbol “SOLS.” Completion of the Distribution is subject to the satisfaction or waiver of a number of conditions, which are described in more detail in “The Spin-Off—Conditions to the Distribution.”
We cannot predict the trading prices for our common stock before, on or after the Distribution Date. We anticipate that trading in our common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Distribution and will continue up to and including the Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within one trading day after the Distribution Date. On the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the first full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Distribution Date” for more information.
Q:    Do I have appraisal rights in connection with the Spin-Off?
A:    No. Holders of Honeywell common stock are not entitled to appraisal rights in connection with the Spin-Off.
Q:    Who is the transfer agent and registrar for Solstice Advanced Materials common stock?
A:    Following the Spin-Off, Equiniti Trust Company, LLC will serve as the transfer agent and registrar for Solstice Advanced Materials common stock. Equiniti Trust Company, LLC currently serves and will continue to serve as Honeywell’s transfer agent and registrar. Equiniti Trust Company, LLC will serve as the distribution agent in the Distribution and will assist Honeywell in the distribution of our common stock to Honeywell shareowners.

Q:    Are there risks associated with owning shares of Solstice Advanced Materials common stock?
A:    Yes, there are substantial risks associated with owning shares of Solstice Advanced Materials common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.
Q:    Where can I get more information?
A:    If you have any questions relating to the mechanics of the Distribution, you should contact the distribution agent at: 1-800-347-1246.

Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Honeywell at:
Investor Relations
Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28202
After the Spin-Off, if you have any questions relating to Solstice Advanced Materials, you should contact us at:
Investor Relations
Solstice Advanced Materials Inc.
115 Tabor Road
Morris Plains, NJ 07950

RISK FACTORS
You should carefully consider all of the information in this Information Statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock. Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our business, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this Information Statement. The following risk factors should not be considered to represent a complete set of all potential risks that could affect us.
Risks Relating to Our Business
We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.
We derived the historical combined financial information included in this Information Statement from Honeywell’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented or those that we will achieve in the future. This is primarily because of the following factors:
•Prior to the Spin-Off, we operated as part of Honeywell’s broader corporate organization, and Honeywell performed various corporate functions for us. Our historical combined financial information reflects allocations of corporate expenses from Honeywell for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.
•We will enter into transactions with Honeywell that did not exist prior to the Spin-Off, such as Honeywell’s provision of transition and other services and brand licensing agreements, and undertake indemnification obligations, which will cause us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell.”
•Our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our Spin-Off from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of Honeywell, we enjoyed certain benefits from Honeywell’s operating diversity, size, brand, reputation, purchasing power, borrowing leverage and available capital for investments, and we may lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of Honeywell prior to the Spin-Off, and our business, financial condition, results of operations and cash flows may be adversely affected. In addition, our historical combined financial data does not include an allocation of interest expense comparable to the interest expense we will incur as a result of the Internal Reorganization and the Distribution, including interest expense in connection with the incurrence of indebtedness at the Company.
Although a portion of our business historically operated as a specialty materials company prior to its consolidation with Honeywell, our current business has no operating history as an independent, publicly traded company outside the broader Honeywell operating environment. In addition, uncertainty related to the Spin-Off may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships, or cause them to consider entering into business relationships with parties other than us.
We may face operational inefficiencies as we continue to integrate our business after the Spin-Off. Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. In addition, while we have been profitable as part of Honeywell, we cannot assure you that our profits will continue at a similar level when we are an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our Combined Financial Statements, see “Selected Historical and Unaudited Pro Forma Combined Financial Data,” “Unaudited Pro Forma Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited Combined Financial Statements, and the Notes thereto, included elsewhere in this Information Statement.
If we are unable to innovate and successfully introduce new products, or new technologies or processes reduce the demand for our products or the price at which we can sell products, our profitability could be adversely affected.
Our industries and the end-use markets into which we sell our products experience periodic technological changes and product improvements, as well as changes in mandates on or regulation of products and services. For example, certain end markets of our Refrigerants business are in the process of transitioning to regulatory-compliant next-generation LGWP refrigerants and may in the future be impacted by regulations of fluorinated chemistries. Our future growth will depend on our ability to gauge the direction of commercial and technological progress and regulatory change in key end markets, our ability to fund and successfully develop, manufacture and market products in such changing end markets, and our ability to adapt to changing needs and market trends accurately. However, we may be unable to develop new products or technologies, either alone or with third parties, or license intellectual property rights from third parties on a commercially competitive basis. If we fail to keep pace with the evolving technological innovations in our end markets on a competitive basis, including with respect to innovation related to the development of alternative uses for, or application of, products developed that utilize such end-use products, our business, financial condition, results of operations and cash flows could be adversely affected. We also cannot predict whether technological innovations will, in the future, result in a lower demand for our products or affect the competitiveness of our business. We may be required to invest significant resources to adapt to changing technologies, markets, customer behaviors and demands, competitive environments, and laws, regulations or enforcements. We cannot anticipate market acceptance of new products or future products. In addition, we may not achieve the expected benefits associated with new products developed to meet new laws, regulations or enforcements if the implementation of such laws, regulations or enforcements is delayed, and we may face competition from illegal or counterfeit products in regulated markets.
Raw material price fluctuations, inflation, scarcity, the ability of key suppliers to meet quality and delivery requirements or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and cause us to incur significant liabilities.
The cost of raw materials is a key element in the cost of our products. As of December 31, 2024, the majority of our raw material supply was under contract. While we have implemented mitigation strategies designed to reduce the impact of supply chain disruptions, any inability to source necessary materials when and as needed, or offset material price or labor inflation through increased prices to customers, market-based or long-term fixed price contracts with suppliers, productivity actions or commodity hedges could adversely affect our results of operations.
Although our global sourcing teams collaborate closely with supply chain and production leadership to develop strategies that secure adequate raw material supplies, it is difficult to predict what effects shortages or price increases, in addition to other supply chain disruptions, may have in the future. Our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ inability to scale production and adjust delivery of long-lead time products during times of volatile demand. In addition, the scarcity of certain raw materials, including wet Spar, and/or current or future global economic uncertainty, including inflation and high interest rates, the impact of trade actions (including the imposition of tariffs or other trade actions impacting raw materials we source from global trade counterparties), supply chain and labor disruptions, unemployment rates, banking instability, any U.S. government shutdown, any downgrades in the U.S. government’s sovereign credit rating, public health crises, volatile financial markets, geopolitical instability and regional conflicts and potential recession may affect the financial stability of our key suppliers or their access to financing, which may in turn affect their ability to perform their obligations to us. If one or more of our suppliers experiences financial difficulties, delivery delays or other performance problems, our resulting inability to fill our supply needs would jeopardize our ability to fulfill obligations under commercial and government contracts, which could, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to customer relationships.

In an effort to reduce the impact of current and future supply chain disruptions, we have implemented short-term and long-term strategies to reduce the impact of such disruptions, including pricing actions, longer-term planning for constrained materials, material supply tracking tools, direct engagement with key suppliers to meet customer demand and development of new or redesigned products that satisfy our product quality controls and engineering qualifications and/or any applicable regulatory requirements. We cannot provide any assurance that our mitigation strategies will continue to be successful, or that we will be able to alter our strategies or develop new strategies if and as needed.
Our products and operations are subject to numerous and increasingly complex government regulations, which may be subject to change, and compliance with these regulations could require us to incur additional costs or to reformulate or discontinue certain of our products and could have a significant impact on our business, financial condition, results of operations and cash flows.
Our operations are significantly influenced by the regulatory and legislative environment in which we operate. Our products, technologies and services are subject to numerous and increasingly complex, federal, state, local and foreign laws and regulations. This legal framework includes customs regulations, import and international trade laws, export controls, antitrust laws, environmental and chemical manufacturing, regulations and treaties related to security and controlled materials, global climate change, health and safety requirements, zoning and occupancy laws and regulatory record-keeping and reporting obligations; all of which impact the manufacture, import, export, promotion and sale of our products, the operation of our production and warehouse facilities, and our relationships with our customers, suppliers, employees and competitors.
Our products and manufacturing processes are also subject to numerous ongoing reviews by certain governmental authorities. Governmental, regulatory and societal demands for increasing levels of product safety (such as chemical composition, packaging and labeling) and environmental protection (such as the management, movement and disposal of hazardous substances and increased societal demand for regulation to reduce greenhouse gas (“GHG”) emissions or otherwise restrict the use of manufacture and use of hazardous substances) are resulting in increased pressure for more stringent regulatory control with respect to the chemical industry. Such regulations include (or may in the future include), but are not limited to:
•U.S.-based regulations, such as the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the RCRA and similar state and global laws for management and remediation of hazardous materials, the Clean Air Act and Clean Water Act and similar state and global laws for the protection of air and water resources, the Toxic Substances Control Act (TSCA) and the American Innovation in Manufacturing Act of 2020, which requires the phasedown of certain HFCs by 85% from historic baseline levels by 2036;
•foreign chemical control regulations, such as the EU’s REACH (Registration, Evaluation, Authorization and Restriction of Chemicals), the EU F-Gas Regulation and similar regimes that have now been adopted in several other countries, the Chemical Substances Control Law in Japan, MEP Order No. 12 in China and the Toxic Chemical Substance Control Act in Taiwan for the production and distribution of chemicals in commerce and reporting of potential adverse effects;
•emerging ESG regulations in the EU and globally, including, but not limited to, the Corporate Sustainability Reporting Directive, its transposition in EU countries, and the EU Taxonomy for sustainability targeted activities;
•numerous other local, state, federal and foreign laws, regulations and enforcements governing materials movement, packaging, labeling and disposal, including bans and moratoria on certain substances and chemicals; and
•other potential future regulations related to fluorinated chemistries or other industries in which we operate, or the strengthening of existing regulations applicable to us, such as the 2025 REACH Recast, a large-scale revision of the current REACH regulation that will, among other things, expand the in-scope hazardous substances subject to REACH and strengthen enforcement and auditing processes.

Compliance with all of these regulations and adaptation to changes in our regulatory environment, particularly in, but not limited to, the U.S., the EU and the Greater China region, has in the past required, and may in the future require, us to incur significant costs and capital expenditures, including to maintain comprehensive data management systems, and lead us to redesign our products or supply chain to ensure compliance with the applicable standards or use different types or sources of materials, which could have an adverse impact on the efficiency of our manufacturing process, the performance of our products, add greater testing lead-times for product introductions or other similar effects. From time to time, we may face challenges related to regulatory compliance, especially in an ever-changing regulatory landscape, and may be subject to regulatory penalties and other government proceedings, which could have a material adverse effect on our business and financial condition. Any of these changes or challenges could materially alter our market share and reputation, or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.
Global climate change and related regulations and changes in customer demand could negatively affect our business, financial condition, results of operations and cash flows.
The effects of climate change could create financial risks to our business. For example, the effects of physical impacts of climate change could disrupt our operations by impacting the availability and cost of materials needed for manufacturing, exacerbate existing risks to our supply chain, disrupt our operations, and increase insurance and other operating costs. These factors may impact our decisions to construct new facilities or maintain existing facilities in areas most prone to physical climate risks. We could also face indirect financial risks passed through the supply chain and disruptions that could result in increased prices for our products and the resources needed to produce them.
The growing focus on addressing global climate change has resulted in more regulations designed to reduce GHG emissions and more customer demand for products and services that have a lower carbon footprint or that help businesses and consumers reduce carbon emissions throughout their value chains. These regulations tend to be implemented under global, national and sub-national climate objectives or policies, and target the global warming potential of refrigerants, energy efficiency and the combustion of fossil fuels. Although we offer and continue to invest in developing solutions that help our customers meet their carbon reduction and sustainability goals, many of our products combust fossil fuels, consume energy and use refrigerants. Regulations and carbon reduction goals which seek to reduce GHG emissions could reduce demand for such products and present a risk to our business. We may be required to further increase R&D and other capital expenditures in order to develop offerings that meet these new regulations, standards and customer demands. There can be no assurance that our new product development efforts will be successful, that our products will be accepted by the market, or that economic returns will reflect our investments in new product development. Moreover, policy initiatives or regulatory changes deemphasizing goals for reducing GHG emissions, including, for example, executive orders issued by the current Administration with respect to climate change and EPA's proposal to rescind its prior determination that GHG emissions pose a danger to public health and welfare, could reduce the demand for products in this area and, in turn, the value of our investments into such products.
We and our customers operate in a politically sensitive environment, and negative public and political perceptions of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.
Successful execution of our Alternative Energy Services business is dependent upon public support for nuclear power, in general, in the U.S. and other countries. The risks associated with uses of radioactive materials at our AES Facility and the public perception of those risks can affect our business. Opposition by third parties can delay or prevent the licensing and construction of new nuclear facilities and in some cases can limit the operation of nuclear facilities. Adverse public reaction to developments in the use of nuclear power could directly affect our business and indirectly affect our customers’ businesses. In addition, journalists, trade press and other third parties, potentially including one or more of the agencies with regulatory jurisdiction over us, may publish statements that negatively affect the public or political perception of us. We may also face adverse public or political perception due to a variety of environmental and social factors, including as relevant standards continue to evolve. Stakeholder and policymaker expectations on such matters are not uniform, and any failure to successfully navigate such expectations may result in various adverse impacts. Adverse public opinion or political perceptions or changes in applicable international treaties could result in increased regulatory requirements and costs, reduced access to or higher prices for raw materials and intermediates, or increase the likelihood that our operations are subject to liabilities or adverse claims. In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing and construction periods for new nuclear power plants, sometimes delaying construction schedules by decades or more, or even shutting down operations at already-constructed nuclear power facilities. To the extent that negative public and/or political perception of the nuclear fuel industry and radioactive materials, or changes in applicable law, regulations or international treaties, materially and adversely impacts our Alternative Energy Services business, our business, financial condition results of operations and cash flows may also be materially and adversely impacted. In addition, if we were forced, or otherwise determined, to shut down the AES Facility, we may incur material costs.
A significant percentage of our sales and operations is in non-U.S. jurisdictions and is subject to the economic, political, regulatory, foreign exchange and other risks of international operations.
Our international operations represented approximately 39% of our net sales based on country of origin (or 58% of our net sales including U.S. exports) for the year ended December 31, 2024. Risks related to international operations include exchange control regulations, wage and price controls, fluctuations in foreign currency exchange rates, antitrust regulations, employment regulations, foreign investment laws, import, export and other trade restrictions and barriers (such as tariffs, sanctions and embargoes), differing levels of protection of intellectual property, acts of industrial espionage, violations by our employees of anti-corruption laws (despite our efforts to mitigate such risk), changes in regulations regarding transactions with state-owned enterprises, nationalization of private enterprises, acts of terrorism, acts of war, civil strife, social or political activism, boycotts and our ability to hire and maintain qualified staff and maintain the safety of our employees in these regions. Instability and uncertainties arising from the global geopolitical environment, the impacts of war and other geopolitical events (including, but not limited to, the war in Ukraine, the conflict in the Middle East, and the growing geopolitical tensions in the Greater China region), and the evolving international and domestic political, regulatory and economic landscape, including changes in global trade policies, such as sanctions and trade barriers, and trends such as populism, economic nationalism and negative sentiment toward multinational companies, as well as the cost of compliance with increasingly complex and often conflicting regulations worldwide, can impair our flexibility in modifying product, marketing, pricing or other strategies for growing our businesses, as well as our ability to improve productivity and maintain acceptable operating margins.
Existing free trade laws and regulations provide certain beneficial duties and tariffs for qualifying imports and exports. Changes in laws or policies governing the terms of foreign trade, and in particular increased trade restrictions, tariffs or taxes on imports from countries where we manufacture products or from where we import products or raw materials, either directly or through our suppliers, could have an impact on our competitive position and financial results.
The conflict between Russia and Ukraine has led to sanctions, export and import controls, and trade restrictions by the U.S. and other countries against Russian and Belarusian governments, government-related entities and other entities and individuals. In retaliation, Russia has taken actions against the U.S., the North Atlantic Treaty Organization members, and other nations. The evolving conflict may worsen existing conditions or cause new impacts, such as escalation in other European regions where we operate, increased U.S.-Russia tensions, and other unforeseen effects. These could result in higher costs, operational impacts, and adversely affect our financial position, ability to meet obligations, and overall financial condition. Continued escalation of the conflict may further impact our financial results and other disclosed risk factors.
Operating outside of the U.S. also exposes us to foreign exchange risk, which we monitor and seek to reduce through hedging activities. However, foreign exchange hedging activities bear a financial cost and may not always be available to us or be successful in eliminating such volatility. Finally, we generate significant amounts of cash outside of the U.S. that is invested with financial and non-financial counterparties. While we employ comprehensive controls regarding global cash management to guard against cash or investment loss and to ensure our ability to fund our operations and commitments, a material disruption to the counterparties with whom we transact business could expose us to financial loss.

Operating outside the U.S. also exposes us to additional intellectual property risk. The laws and enforcement practices of certain jurisdictions in which we operate may not protect our intellectual property rights to the same extent as in the U.S. and may impose joint venture, technology transfer, local service or other foreign investment requirements and restrictions that potentially compromise control over our technology and proprietary information. Failure of foreign jurisdictions to protect our intellectual property rights, an inability to effectively enforce such rights in foreign jurisdictions or the imposition of foreign jurisdiction investment or sourcing restrictions or requirements could result in loss of valuable proprietary information and could impact our competitive position and financial results.
If significant tariffs or other restrictions continue to be placed on foreign imports by the U.S. and related countermeasures are taken by impacted foreign countries, our business, financial condition, results of operations and cash flows could be negatively affected.
The U.S. government has imposed significant tariffs on a wide range of products and other imports into the U.S. and could implement additional tariffs and barriers to trade. If significant tariffs or other restrictions continue to be placed on foreign imports and related countermeasures are taken by impacted foreign countries, our business, financial condition, results of operations and cash flows may be negatively affected. Current tariffs, along with other trade actions, have begun to trigger retaliatory actions by certain affected countries, and other foreign governments may also impose trade measures, including reciprocal tariffs, on other U.S. goods in the future. These tariffs and other trade actions could further increase the cost of, and reduce demand for, our products, which would adversely impact our business. In addition, political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets.
We may not be able to obtain additional capital that we need in the future on favorable terms or at all.
We may require additional capital in the future to finance our growth and development, upgrade and improve our manufacturing capabilities, implement further marketing and sales activities, fund ongoing R&D activities, satisfy regulatory and environmental compliance obligations and national approvals requirements and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our solutions, the extent to which we invest in new technology and R&D projects and the status and timing of these developments. If our access to capital were to become constrained significantly, or if costs of capital increased significantly, due to lowered credit ratings, prevailing business conditions, the volatility of the capital markets or other factors, our business, financial condition, results of operations and cash flows could be adversely affected.
Moreover, we have historically relied on Honeywell for assistance in satisfying our capital requirements. After the Spin-Off, we will not be able to rely on the earnings, assets, cash flow or credit rating of Honeywell, and Honeywell will not provide funds to finance our capital requirements. As a result, after the Spin-Off, we will be responsible for obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements independent of Honeywell, and debt or equity financing may not be available to us on terms we find acceptable. In addition, after the Spin-Off, Honeywell will provide us support through certain parent company guarantees that will remain in place during a transition period of 24 months following the Spin-Off and as guarantor of or obligor for certain letters of credit and other credit support instruments that have been issued on our behalf during a transition period of 12 months following the Spin-Off. These arrangements will have to be renegotiated in the future upon their expiration and may require incremental capital or borrowing capacity that might not be readily available on terms we find acceptable.
Even if we are able to obtain financing or access the capital markets, incurring additional debt may significantly increase our interest expense and financial leverage, and our level of indebtedness could restrict our ability to fund future development and acquisition activities. Also, regardless of the terms of our debt or equity financing, our agreements and obligations under the Tax Matters Agreement that address compliance with Section 355 of the Code, may limit our ability to issue stock. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Distribution.” We believe that, at the time of the Distribution, we will have adequate capital resources to meet our projected operating needs, capital expenditures and other cash requirements. However, we may need additional capital resources in the future and if we are unable to obtain sufficient resources for our operating needs, capital expenditures and other cash requirements for any reason, our business, financial condition and results of operations could be adversely affected. See “—Risks Relating to the Spin-Off—We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.”
We may be unable to compete successfully in the competitive markets in which we operate and, as a result, we may experience pricing pressure, fewer customer orders, reduced margins and the loss of market share.
We may be unable to compete successfully in the competitive markets in which we operate. In these markets, despite our strong market position, we encounter competition from numerous and varied competitors in all areas of our businesses. Some of our competitors have longer operating histories, greater resources, greater brand recognition (which may be exacerbated by the loss of Honeywell’s brand recognition following the Spin-Off) and a larger base of customers than we do. As a result, we may lose business, customers and market share if we are unable to devote greater resources to R&D, manufacturing, formulation, promotion, sale or support of our products, withstand adverse changes in economic conditions or prices of raw materials, and/or maintain competitive pricing. In addition, our competitors could enter into exclusive arrangements with our existing or potential customers or suppliers which could limit our ability to generate sales, acquire necessary raw materials and/or significantly increase costs.
We operate in industries which are fragmented on a global scale and consolidation of our competitors could also place us at a competitive disadvantage and reduce our profitability by jeopardizing the strength of our positions in one or more of our markets, which could adversely affect our business, financial condition, results of operations or cash flow as well as our growth potential.
Our business is subject to both seasonal fluctuations and cyclical market conditions, which could cause variability in our financial results and liquidity.
Our financial results and liquidity are influenced by both the seasonality of our revenue and cash flow and the cyclical nature of the markets for many of our products. For example, the revenue from our RAS segment is subject to seasonal fluctuations, with sales activity generally being highest in the first half of the year, driven in part by seasonal demand and inventory build-up related to warmer weather and maintenance cycles in our Refrigerants business that peaks in the second quarter. Our Building Solutions & Intermediates business typically experiences peak sales in the fourth quarter due to weather conditions and increased construction project activity, and our Healthcare Packaging business experiences peak sales mid-year, ahead of the winter season when medication consumption typically increases. This seasonality across the businesses within our RAS segment impacts the comparison of our financial condition and results of operations on a quarter-by-quarter basis.
Additionally, the markets for certain of our products are cyclical. For example, our ESM segment experiences cyclicality, primarily due to inherently cyclical end markets such as semiconductors and construction. These industries are sensitive to economic fluctuations, with our Electronic Materials business tied to semiconductor fabrication cycles and our Research & Performance Chemicals business influenced by trends in building and infrastructure investment. In these end markets, prolonged periods of reduced investment or demand—such as downturns in semiconductor fabrication spending or construction activity—could adversely affect our performance. The cyclicality of the results in certain of our businesses result in significant fluctuations in profits and cash flow from period to period and over the business cycle.
The combination of seasonal revenue fluctuations and the cyclicality of our markets results in variability in our profits and cash flow from period to period and over the business cycle. This variability can impact our financial results and liquidity, making it challenging to predict our financial performance accurately.
Concentrations of credit, counterparty, and market risk may adversely affect our business, financial condition, results of operations and cash flows.
We maintain long-term contractual relationships with many of our customers, suppliers and other counterparties. While we monitor the financial health of these counterparties, we are exposed to credit and market risks of such counterparties, including those concentrated in the same or similar industries and geographic regions. Changes in political and economic conditions could also lead to concerns about the creditworthiness of counterparties and their ability to pay in the same or similar industry or geography, impacting our ability to renew our long-term contractual arrangements or collect amounts due under these arrangements. Among other factors, geopolitical events, inflation, rising interest rates, banking instability, and changes in economic conditions, including an economic downturn or recession, could also result in the credit deterioration or insolvency of a significant counterparty.
We may be unable to successfully execute or effectively integrate acquisitions.
We will regularly review our portfolio of businesses and may pursue inorganic growth through strategic acquisitions. We may not be able to complete transactions on favorable terms, on a timely basis, or at all. In addition, our results of operations and cash flows may be adversely impacted by (i) the failure of acquired businesses to meet or exceed expected returns, including risk of impairment; (ii) the failure to integrate multiple acquired businesses into Solstice Advanced Materials simultaneously and on schedule and/or to achieve expected synergies; and (iii) the discovery of unanticipated liabilities, labor relations difficulties, cybersecurity concerns, compliance issues or other problems in acquired businesses for which we lack contractual protections, insurance or indemnities, or, with regard to divested businesses, claims by purchasers to whom we have provided contractual indemnification.
We face risks associated with our joint ventures and strategic co-development partnerships.
We are party to several joint ventures and strategic co-development partnerships in both the U.S. and abroad. Going forward, we may acquire interests in more joint venture enterprises or form other strategic co-development partnerships to execute our business strategy by utilizing our partners’ skills, experiences and resources. These joint ventures and co-development partnerships involve risks that our joint venture or strategic co-development partnerships partners may:
•have economic or business interests or goals that are inconsistent with or adverse to ours;
•take actions contrary to our requests or contrary to our policies or objectives, including actions that may violate applicable law;
•be unable or unwilling to fulfill their obligations under relevant joint venture or other agreements;
•have financial or business difficulties;
•take actions that may harm our reputation; or
•have disputes with us as to the scope of their rights, responsibilities and obligations.
In certain cases, joint ventures and strategic co-development partnerships may present us with a lack of ability to fully control all aspects of their operations, including due to veto rights, and we may not have full visibility with respect to all operations, customer relations and compliance practices, among others.
Our present or future joint venture and strategic co-development partnerships projects may not be successful. We have had, and in the future may have, disputes or encounter other problems with respect to our present or future joint venture or strategic co-development partnerships partners or our joint venture or strategic co-development partnerships agreements may not be effective or enforceable in resolving these disputes or we may not be able to resolve such disputes and solve such problems in a timely manner or on favorable economic terms, or at all. Any failure by us to address these potential disputes or conflicts of interest effectively could have a material adverse effect on our business, prospects, financial condition, results of operations, cash flows, as well as the trading price of our securities.
We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel, could adversely affect our business, financial condition, results of operations and cash flows.
Due to the complex nature of our business, our future performance is highly dependent upon the continued services of our employees and management who have significant industry expertise, including our engineering and design personnel and trained sales force. Our performance is also dependent on the development of additional personnel and the hiring of new qualified engineering, design, manufacturing, marketing, sales and management personnel for our operations. Competition for qualified personnel in our markets is intense, and we may not be successful in attracting or retaining qualified personnel, particularly as a standalone company that may not have the same reputation or brand recognition as Honeywell. Moreover, we are dependent on the institutional knowledge of our longer-term employees and management with respect to our industries and manufacturing processes, and the transfer of that knowledge to subsequent generations of employees to maintain operational continuity. The loss of key employees, our inability to attract new qualified employees or adequately train and transfer knowledge to employees, or the delay in hiring key personnel could negatively affect our business, financial condition, results of operations and cash flows.
Our operations and the prior operations of predecessor companies expose us to the risk of material environmental liabilities.
We are subject to potentially material liabilities related to the investigation and cleanup of environmental hazards and to third-party claims of personal injuries or property damages that may arise from hazardous substance releases and exposures. Under certain environmental laws, parties can be liable for contamination resulting from hazardous substances released at current or formerly owned or operated sites or at third-party waste disposal facilities on a joint and several basis and without regard to fault or the legality of the conduct giving rise to the releases. In particular, under the Separation Agreement we are generally being contractually allocated all environmental liabilities associated with the Advanced Materials business (as described under “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Separation Agreement”) and are required to indemnify Honeywell and its affiliates against any of the liabilities that have been contractually allocated to us. After the Spin-Off, we could incur liabilities under these laws or pursuant to the Separation Agreement arising out of our current and past operations and the operations and properties of predecessor companies (including offsite waste disposal). Legacy sites related to our business are involved in various environmental investigations and remediation obligations due to historic operations. For example, some of our formulating and manufacturing facilities have an extended history of chemical formulating and manufacturing operations or other industrial activities, and contaminants have been detected at some of our sites and offsite disposal locations. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Liabilities” and “Risk Factors—Risks Relating to the Spin-Off” for more information.
Ultimate environmental costs and liabilities are difficult to predict and may significantly vary from current estimates. To the extent available, we maintain what we believe to be adequate insurance coverage. However, there can be no assurance that we won’t incur losses in excess of our current reserves for environmental matters or beyond the limits or outside the terms of any such insurance coverage, or that we will be able to maintain adequate insurance at rates we consider reasonable. In addition, the discovery of additional contaminants, the inability or failure of other liable parties to satisfy their obligations, the imposition of additional cleanup obligations, or the commencement of related third-party claims could result in additional material costs and negatively impact our business, financial condition, results of operations and cash flows.
We are also subject to potentially material liabilities related to the compliance of our operations with the requirements of various federal, state, local and foreign governments that regulate the discharge of materials into the environment and the generation, handling, storage, treatment and disposal of and exposure to hazardous substances. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, if we are found to be in violation of these laws and regulations, we may be subject to substantial fines, criminal sanctions, trade restrictions, product recalls and public scrutiny and be required to install costly equipment or make operational changes to achieve compliance with such laws and regulations.
In addition, changes in laws, regulations or government enforcement of policies concerning the environment, the discovery of previously unknown contamination or new technology or information related to individual contaminated sites, the establishment of stricter state or federal toxicity standards with respect to certain contaminants, or the imposition of new cleanup requirements or remedial techniques, could require us to incur additional currently unanticipated costs in the future that would have a negative effect on our business, financial condition, results of operations and cash flows.
Chemical manufacturing is inherently hazardous and may result in accidents, which may disrupt our operations or expose us to significant losses, liabilities or reputational harm.
The hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes are inherent in our operations as our R&D, manufacturing, formulating, packaging and transportation activities involve the use of dangerous, toxic or hazardous materials and the generation of hazardous waste. We cannot eliminate the risk of accidental contamination, discharge or injury resulting from those materials. Also, our suppliers or contract manufacturers may use and/or generate such materials and waste in connection with producing, storing and/or transporting our products. We may be required to indemnify our suppliers, contract manufacturers or waste disposal contractors against damages and other liabilities arising out of the production, handling, storage or transportation of our products or raw materials or the disposal of related wastes. Potential risks include explosions and fires, chemical spills and other discharges or releases of toxic or hazardous substances or gases, or pipeline and storage tank leaks and ruptures. Those hazards may result in personal injury and loss of life, damage to property and contamination of the environment, all or any of which may result in a suspension of operations and the imposition of civil or criminal fines, penalties and other sanctions, cleanup costs, claims by governmental entities or third parties and reputational harm to the Company. The loss or shutdown of operations over an extended period could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We face the risk of significant decommissioning and remediation expense in the event of a shut down any manufacturing or other site, including sites in respect of which regulators, including the NRC and EPA (pursuant to the RCRA), may require letters of credit or other financial assurance.
We may incur substantial decommissioning and remediation expenses in the event of a decision to shut down any of our manufacturing sites or the closure of waste treatment, storage and disposal facilities, particularly in relation to our sites that handle hazardous materials or are subject to regulatory oversight. For example, RCRA requires closure and post-closure care activities, such as clean-up and monitoring, for certain hazardous waste management units at end-of-life and the NRC requires certain decommissioning processes when a nuclear facility is closed, including, among other things, reducing residual radioactivity and cleaning up any contamination. The decommissioning requirements regarding the safe dismantling of facilities, disposal of hazardous materials and remediation of the site, may become more stringent over time and may demand time and significant financial resources. The costs associated with decommissioning and remediation can be influenced by several factors, including the level of contamination at the relevant manufacturing site, any changes in environmental regulations or enforcement policies, the availability of decommissioning and remediation technologies and general fluctuations in market prices. Failure to adequately plan for and manage decommissioning and remediation expenses could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Furthermore, regulators, including the NRC and EPA, may increase financial assurance requirements from us in connection with these decommissioning activities to ensure that sufficient funds are available to cover the costs, including the provision of letters of credit, surety bonds or other forms of financial guarantees. Honeywell currently procures letters of credit to backstop certain asset retirement obligations that would be applicable if the AES Facility were decommissioned in the future as required by the NRC, though we expect the Company to procure its own letters of credit following the Spin-Off. Ongoing and future compliance with these financial assurance requirements can impact our financial resources and liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.
We cannot predict with certainty the outcome of litigation matters, government proceedings and other contingencies and uncertainties.
In the ordinary course of business, we may make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses, and issue guarantees of third-party obligations. We are subject to a number of lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising from the conduct of our business, including matters relating to commercial transactions, intellectual property and environmental, health and safety matters. For more information about these legal proceedings, including information regarding various ongoing legal proceedings related to the AES Facility, see Note 19 “Commitments and Contingencies” of the Notes to the audited Combined Financial Statements and Note 14 “Commitments and Contingencies” of the Notes to the unaudited Condensed Combined Financial Statements. In addition, while we do not believe it to be a probable scenario, if we do not meet certain timing requirements for completing projects partially funded by the Department of Energy, we may be required to pay liquidated damages. See “Business—Our Portfolio and Reported Segments—Refrigerants & Applied Solutions Segment” for more information about our agreement with the Department of Energy with respect to the sharing of certain costs in connection with the expansion of our AES Facility.
Our potential liabilities are subject to change over time due to new developments (including new discovery of facts, changes in legislation, and outcomes of similar cases through the judicial system) or changes in assumptions and we may become subject to or be required to pay damage awards or settlements that could have an adverse effect on our business, financial condition, results of operations and cash flows. If we were required to make payments, such payments could be significant and could exceed the amounts we have accrued with respect thereto, adversely affecting our business, financial condition, results of operations and cash flows. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. The incurrence of significant liabilities for which there is no or insufficient insurance coverage could adversely affect our liquidity and financial condition, results of operations and cash flows.
Our business, reputation and financial performance may be materially impacted by cybersecurity attacks or data privacy or information security breaches.
Our business operations, reputation and financial performance are highly dependent on the integrity and security of our information technology (“IT”) infrastructure. Cybersecurity is and will be a critical component of our enterprise risk management program. We face a wide range of global cybersecurity threats and incidents, from uncoordinated individual attempts to gain unauthorized access to sophisticated and targeted attacks known as advanced persistent threats. These threats could be directed at our company, our products, our customers, and our third-party software and service providers, including cloud providers. Our customers, including the U.S. government, increasingly require robust cybersecurity protections and standards in our products and services, which may result in additional costs to comply with such demands. While we have experienced, and expect to continue to experience, these types of threats and incidents, none of them to date have been material to the Company.
Despite deploying measures to deter, prevent, detect, respond to and mitigate these threats (including identity and access controls, data protection, vulnerability assessments, monitoring of our IT networks and systems, and maintenance of backup and protective systems) cybersecurity incidents could still occur. These incidents, which may be exacerbated by current geopolitical conflicts, could result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information, theft of funds and disruption of business operations. The evolving nature and increasing frequency of cyber threats, including the use of AI to craft sophisticated attacks, poses additional challenges in anticipating and preventing such incidents. If we fail to deter, detect or report cybersecurity incidents in a timely manner, we may suffer from financial and other harm, including to our information, operations, performance, employees and reputation.
We also collect, store and process confidential or sensitive data, including proprietary business information and personal data, which is subject to data privacy and security laws, regulations and contractual obligations. Despite our efforts to protect such data, we may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors or human errors. These vulnerabilities could lead to the compromise of data, improper use of our products, unauthorized access, use, disclosure, modification, or destruction of data, defective products, production downtimes and operational disruptions. Noncompliance with applicable industry standards or legal obligations regarding data privacy and security could result in costs, fines, litigation or regulatory actions, and could lead customers to select competitors’ products and services.

A material disruption of our operations, particularly at our manufacturing facilities or within our IT infrastructure, could adversely affect our business, financial condition, results of operations and cash flows.
Our facilities, supply chains, distribution systems, and IT systems are subject to catastrophic loss due to natural disasters or other weather-related disruptions, including hurricanes and floods, which may be exacerbated by the effects of climate change, power outages, fires, explosions, terrorism, equipment failures, sabotage, cyber incidents, any potential effects of climate change and adverse weather conditions, including water scarcity and rising sea levels, labor disputes, critical supply failure, inaccurate downtime forecast, political disruption and regional conflicts, public health crises, like a regional or global pandemic, and other reasons, which can result in undesirable consequences, including financial losses and damaged relationships with customers. We employ IT systems and networks to support the business and rely on them to process, transmit and store electronic information, and to manage or support a variety of business processes and activities. Although preventative measures may help to mitigate damage, such measures could be costly or may not be effective, and disruptions to our manufacturing facilities or IT infrastructure from system failures, shutdowns, power outages and energy shortages, telecommunication or utility failures, cybersecurity incidents, and other events, including disruptions at our cloud computing, server, systems and other third party IT service providers, could interfere with our operations, interrupt production and shipments, damage customer and business partner relationships, and negatively impact our reputation. In addition, the insurance we maintain may not be adequate to cover our losses resulting from any business interruption, including those resulting from a natural disaster or other severe weather event or a cyber-attack or other security incident, and recurring extreme weather events or other adverse events could reduce the availability or increase the cost of insurance.
We may be impacted by increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to ESG matters.
In response to customer, investor, employee, governmental, and other stakeholder interest in ESG practices, we may establish goals and other objectives related to ESG matters. Our ability to achieve any goal or objective that we may establish in the future, including with respect to ESG initiatives, is subject to numerous risks, many of which are outside of our control. Examples of such risks include: (i) the availability and cost of low- or non-carbon-based energy sources and technologies, (ii) evolving regulatory requirements affecting ESG standards or disclosures, (iii) the availability of suppliers that can meet our sustainability, diversity and other standards, (iv) our ability to recruit, develop and retain diverse talent in our labor markets, and (v) the impact of our organic growth and acquisitions or dispositions of businesses or operations. In addition, standards for tracking and reporting on ESG matters have not been harmonized and continue to evolve. Our processes and controls for reporting of ESG matters may not always comply with evolving and disparate standards for identifying, measuring and reporting ESG metrics, our interpretation of reporting standards may differ from those of others, and such standards may change over time, any of which could result in significant revisions to our performance metrics, goals or reported progress in achieving such goals. We may also face increasing scrutiny regarding the accuracy of our ESG-related disclosures, and may be subject to claims of “greenwashing” if our disclosures are perceived as misleading or unsubstantiated. On the other hand, some investors may have a negative response to ESG practices as a result of anti-ESG sentiment and may choose not to invest in us, or divest in their holdings of us, as a result of our ESG practices and initiatives. Furthermore, there is also an increasing number of state- and federal-level anti-ESG initiatives in the U.S. that may conflict with other regulatory requirements, resulting in regulatory uncertainty.
If our ESG practices or business portfolio do not meet evolving regulatory, investor or other stakeholder expectations and standards, then our reputation, our ability to attract or retain employees and our attractiveness as an investment, supplier, business partner or acquiror could be negatively impacted. Our failure or perceived failure to pursue or fulfill our goals, targets and objectives or to satisfy various reporting standards within the timelines we may announce, or at all, could have similar negative impacts and expose us to government enforcement actions and private litigation, including those related to alleged greenwashing.

If our intellectual property were compromised or copied, if our competitors were to develop similar or superior intellectual property or technology or if we fail to maintain, protect, defend or enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, our business, financial condition, results of operations and cash flows could be negatively affected.
Intellectual property rights, including patents, confidential information (including trade secrets and know-how), trademarks and tradenames, are important to our business. We endeavor to protect our intellectual property rights in key jurisdictions in which our products are made, used, sold or imported. Our success depends to a significant degree upon our ability to obtain, maintain and defend or otherwise protect our intellectual property rights. However, in certain jurisdictions, we may be unable to obtain protection for our intellectual property or to successfully defend or enforce our numerous patents, trademarks and other proprietary rights. If third parties expand their manufacturing capacity for refrigerants in China (including in respect of hydrofluoroolefins), third-party infringement of our intellectual property rights may increase. Our patents and other intellectual property rights may expire or be challenged, invalidated, designed around or found to be unenforceable or otherwise compromised. A failure to maintain, protect, defend or enforce our intellectual property could have an adverse effect on our financial condition and results of operations. Similarly, third parties may assert claims against us and our direct and indirect customers, alleging that our products infringe upon, misappropriate or otherwise violate third-party intellectual property rights.
We have a variety of unpatented proprietary technologies, including trade secrets and know-how, particularly related to our manufacturing operations, and we believe that such technologies provide us with a competitive advantage. While we have policies, procedures and agreements and, with certain of our projects, employ an intellectual property protection manager to ensure compliance with these protection measures to protect the applicable technologies, these tools may be insufficient to prevent loss of technology or leakage of applicable confidential information or trade secrets, including because these agreements may not be enforceable or, even if they are legally enforceable, we may not have adequate remedies for breaches of such agreements. We also may not be able to readily detect breaches of such procedures or agreements. The failure to protect our unpatented proprietary technology, including know-how and trade secrets, could result in significantly lower revenues, reduced profit margins or loss of market share.
If we must take legal action to maintain, protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of resources and management’s attention, and we may not prevail in any such suits or proceedings. We have occasionally received, and may in the future receive, third-party claims alleging infringement of third-party intellectual property rights, which could be costly to defend and could require us to pay damages, limit our future use of certain technologies, harm our brand and reputation, increase our costs and prevent us from offering some services or products. We may decide to settle such claims on unfavorable terms or be required to pay damages, stop providing or using the affected products or services, undertake workarounds or substantial reengineering of our products or services or enter into royalty or licensing agreements, which may include terms that are not commercially acceptable to us. We may receive notices calling upon us to defend partners, clients, suppliers or distributors against third-party claims under indemnification clauses in our contracts, in respect of intellectual property matters. A failure to maintain, protect, defend or enforce our intellectual property rights could have an adverse effect on our business, financial condition, results of operations and cash flows.
Our U.S. and non-U.S. tax liabilities are dependent, in part, upon the distribution of income among various jurisdictions in which we operate, as well as changes in tax law or regulation.
Our future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof), potential taxation of digital services, changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, changes in the amount of earnings permanently reinvested offshore, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures, and various other governmental enforcement initiatives. Our tax expense includes estimates of tax reserves and reflects other estimates and assumptions, including assessments of future earnings of the Company, which could impact the valuation of our deferred tax assets. In addition, our future effective tax rates could be subject to volatility or adversely affected by changes in tax laws, regulations, accounting principles or interpretations thereof.
The Organization for Economic Co-operation and Development (“OECD”)/G20 and other invited countries developed a global tax framework inclusive of a 15% global minimum tax under the Pillar Two Global Anti-Base Erosion Rules (“Pillar Two”). On December 15, 2022, the Council of the EU formally adopted the OECD’s framework to achieve a coordinated implementation among EU Member States consistent with EU law. The EU’s Pillar Two Directive effective dates are January 1, 2024, and January 1, 2025, for different aspects of the directive. Other major jurisdictions are actively considering and implementing changes to their tax laws to adopt certain parts of the OECD’s proposals. We have assessed this framework and determined, based upon available guidance, that these changes will not have a material impact on our results of operations. Any future changes in OECD guidance or interpretations, including local country tax legislative changes thereof, could impact our initial assessment; therefore, we will continue to monitor and refine our assessment as further guidance is made available.
We may be required to make significant cash contributions to the defined benefit pension plans that we intend to sponsor after the Spin-Off.
After the Spin-Off, we intend to sponsor defined benefit pension plans under which certain eligible Company employees will earn pension benefits following the Spin-Off. Plans will be established in several countries including the U.S. The Federal Pension Protection Act of 2006, which is generally applicable to U.S. defined benefit pension plans, generally requires that defined benefit pension plans maintain certain capitalization levels. We are currently still in negotiations related to the U.S. defined benefit pension plan and are not able to estimate the timing or amount of the cash contributions we will be required to make in the future to meet the requirements of applicable law. However, we expect that, as pension liabilities accrue under this defined benefit pension plan, we may be required by law to make future plan contributions that may be material and could adversely affect our business, financial condition, results of operations and cash flows.
If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, our stock price and our ability to access the capital markets could be adversely impacted, and investors’ views of us could be harmed.
The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our second required annual report on Form 10-K. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these and other public-company reporting requirements. If we are unable to upgrade our financial and management controls, reporting systems, IT systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”), could be impaired. If we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which would require additional financial and management resources.
Our ability to comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock and could adversely affect our ability to access the capital markets. See “—Risks Relating to the Spin-Off—As we build our IT infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, including cybersecurity incidents.”
Risks Relating to the Spin-Off
If the Distribution, together with certain related transactions, does not qualify for the Intended Tax Treatment, Honeywell and its shareowners could be subject to significant U.S. federal income tax liability and, in certain circumstances, Solstice Advanced Materials could be required to indemnify Honeywell for material taxes pursuant to indemnification obligations under the anticipated Tax Matters Agreement.
Completion of the Distribution is conditioned on Honeywell’s receipt of the Tax Opinions to the effect that the Distribution, together with certain related transactions, will qualify for the Intended Tax Treatment. Honeywell can waive receipt of either or both Tax Opinions as a condition to the completion of the Distribution.
The Tax Opinions will rely on certain facts, assumptions, representations and undertakings from Honeywell and Solstice Advanced Materials, including those regarding the past and future conduct of the companies’ respective businesses and other matters. An opinion of counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Therefore, notwithstanding the Tax Opinions, the IRS could determine that the Distribution is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the Distribution should be taxable for other reasons, including if the IRS were to disagree with the conclusions in the Tax Opinions. For more information regarding the Tax Opinions, see the section of this Information Statement entitled “The Spin-Off—U.S. Federal Income Tax Consequences of the Distribution.”
To preserve the tax-free treatment to Honeywell and its shareowners of the Distribution and certain related transactions under the Tax Matters Agreement that Solstice Advanced Materials anticipates entering into with Honeywell, Solstice Advanced Materials will be restricted from taking certain actions that could adversely impact the intended tax treatment of the Distribution and such related transactions.
To preserve the tax-free treatment to Honeywell and its shareowners of the Distribution and certain related transactions under the Tax Matters Agreement that Solstice Advanced Materials anticipates entering into with Honeywell, Solstice Advanced Materials may be restricted from taking certain actions after the Distribution that could adversely impact the intended tax treatment of the Distribution and certain related transactions. Failure to adhere to any such restrictions, including in certain circumstances that may be outside of Solstice Advanced Materials’ control, could result in tax being imposed on Honeywell for which Solstice Advanced Materials could bear responsibility and for which Solstice Advanced Materials could be obligated to indemnify Honeywell. In addition, even if Solstice Advanced Materials is not responsible for tax liabilities of Honeywell under the anticipated Tax Matters Agreement, Solstice Advanced Materials nonetheless could potentially be liable under applicable tax law for such liabilities if Honeywell were to fail to pay such taxes.
The terms of the anticipated Tax Matters Agreement may, furthermore, restrict Solstice Advanced Materials from taking certain actions, particularly for the two years following the Distribution, including (among other things) the ability to freely issue stock, to merge or agree to merge with a third party, to be acquired or agree to be acquired by certain parties and to raise additional equity capital. Any such restrictions could impair Solstice Advanced Materials’ ability to implement strategic initiatives. Also, any indemnity obligation to Honeywell might discourage, delay or prevent a change of control that Solstice Advanced Materials or its shareowners may otherwise consider favorable. These restrictions may limit Solstice Advanced Materials’ ability to enter into certain strategic transactions or other transactions that it may believe to be in the best interests of its shareowners or that might increase the value of its business. In addition, under the anticipated Tax Matters Agreement, Solstice Advanced Materials may be required to indemnify Honeywell against certain tax liabilities as a result of the acquisition of its stock or assets, even if it did not participate in or otherwise facilitate the acquisition.
Until the Distribution occurs, Honeywell has sole discretion to change the terms of the Spin-Off in ways that may be unfavorable to us or decide not to proceed with the Spin-Off.
Until the Distribution occurs, the Company will be a wholly owned subsidiary of Honeywell. Accordingly, Honeywell will effectively have the sole and absolute discretion to determine and change the terms of the Spin-Off, including the establishment of the Record Date for the Distribution and the Distribution Date. These changes could be unfavorable to us. In addition, the Distribution is subject to the satisfaction or waiver by Honeywell in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. Honeywell may also decide at any time not to proceed with the Spin-Off.
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We believe that as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility, achieve alignment with a more natural shareowner base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Honeywell; and (iii) following the Spin-Off, our businesses will be less diversified than Honeywell’s businesses prior to the Spin-Off. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our stock price, business, financial condition, results of operations and cash flows could be adversely affected.
We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.
We have historically operated as part of Honeywell’s corporate organization, and Honeywell has provided us with various corporate functions. Following the Spin-Off, Honeywell will have no obligation to provide us with assistance other than the transition and other services described under “Certain Relationships and Related Party Transactions—Agreements with Honeywell.” These services do not include every service that we have received from Honeywell in the past, and Honeywell is only obligated to provide the transition services for limited periods following completion of the Spin-Off. The agreements relating to such transition services and to the Spin-Off more generally will be negotiated prior to the Spin-Off, at a time when our business will still be operated by Honeywell. In entering into these agreements, the Company will not have an independent board of directors or a management team independent of Honeywell representing its interests while the agreements are being negotiated. It is possible that we might have been able to achieve more favorable terms if the circumstances differed. We will rely on Honeywell to satisfy its performance and payment obligations under any transition services agreements and other agreements related to the Spin-Off, and if Honeywell does not satisfy such obligations, we could incur operational difficulties or losses.
Following the Spin-Off and the cessation of any transition services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from Honeywell. These services include legal, accounting, IT, software development, human resources, investor relations and other infrastructure support, the effective and appropriate performance of which are critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Honeywell. Because our business has historically operated as part of the wider Honeywell organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs that could adversely affect our business. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations and cash flows may be adversely affected.
We expect to incur new indebtedness substantially concurrently with or prior to the Distribution, and the degree to which we will be leveraged following completion of the Distribution could adversely affect our business, financial condition, results of operations and cash flow.
In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of our 2033 Notes, the applicable proceeds of which will be used to complete the Solstice Advanced Materials Cash Distribution, to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. We also intend to enter into (i) a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion and (ii) one or more bilateral letter of credit facilities in an aggregate amount of $750 million that we intend to use to replace or assume existing letters of credit and to provide incremental capacity to address future letter of credit requirements.
We have historically relied upon Honeywell to fund our working capital requirements and other cash requirements. After the Spin-Off, we will not be able to rely on the earnings, assets or cash flow of Honeywell, and Honeywell will not provide funds to finance our working capital or other cash requirements. As a result, after the Spin-Off, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different than it would have been as a part of Honeywell. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us.
Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Spin-Off, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, as well as the risk factors set forth herein.
The terms of the new indebtedness we expect to incur substantially concurrently in connection with the Distribution will restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.
The terms of the indebtedness we have incurred, or expect to incur, in connection with the Distribution include, or are expected to include, a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests. These may restrict our and our subsidiaries’ ability to take some or all of the following actions:
•incur or guarantee additional indebtedness or sell disqualified or preferred stock;
•pay dividends on, make distributions in respect of, repurchase or redeem capital stock;
•make investments or acquisitions;
•sell, transfer or otherwise dispose of assets;
•create liens;
•enter into sale/leaseback transactions;
•enter into agreements restricting the ability to pay dividends or make other intercompany transfers;
•consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•enter into transactions with affiliates;
•prepay, repurchase or redeem certain kinds of indebtedness;
•issue or sell stock of our subsidiaries; and/or
•significantly change the nature of our business.
Furthermore, the lenders of this indebtedness may require that we pledge our assets as collateral as security for our repayment obligations or that we abide by certain financial or operational covenants. Our ability to comply with such covenants and restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A breach of any of these covenants, if applicable, could result in an event of default under the terms of this indebtedness. If an event of default occurred, the lenders would have the right to accelerate the repayment of such debt, and the event of default or acceleration could result in the acceleration of the repayment of any other debt to which a cross-default or cross-acceleration provision applies. We might not have, or be able to obtain, sufficient funds to make these accelerated payments, and lenders could then proceed against any collateral. Any subsequent replacement of the agreements governing such indebtedness or any new indebtedness could have similar or greater restrictions. The occurrence and ramifications of an event of default could adversely affect our business, financial condition, results of operations and cash flows. Moreover, as a result of all of these restrictions, we may be limited in how we conduct our business and pursue our strategy, unable to raise additional debt financing to operate during general economic or business downturns or unable to compete effectively or to take advantage of new business opportunities.
The commercial and credit environment may adversely affect our access to capital.
Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. These conditions may adversely affect our ability to obtain targeted credit ratings prior to and following the Spin-Off.
Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.
Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that the Company’s financial stability on a standalone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.
We may have potential business conflicts of interest with Honeywell with respect to our past and ongoing relationships.
Conflicts of interest may arise with Honeywell in a number of areas relating to our past and ongoing relationships, including:
•labor, tax, employee benefit, indemnification and other matters arising from our Spin-Off from Honeywell;
•employee recruiting and retention; and
•business combinations involving our Company.
We may not be able to resolve any potential conflicts and, even if we do so, the resolution may be less favorable to us than if we were dealing with a previously unaffiliated party.

As we build our IT infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, including cybersecurity incidents.
Following the Spin-Off, we will install and implement IT infrastructure to support certain of our business functions, including payment systems, enterprise resource planning systems, accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of Honeywell. Such transition must also comply with applicable personal data privacy laws. If we are unable to transition effectively, we may incur temporary interruptions in business operations and/or become more susceptible to cybersecurity incidents. Any delay in implementing or operational interruptions suffered while implementing our new IT infrastructure could disrupt our business and have an adverse effect on our business, financial condition, results of operations and cash flows.
Restrictions under the Intellectual Property Cross-License Agreement may limit Solstice Advanced Materials’ ability to develop and commercialize certain products and services and/or prosecute, maintain and enforce certain intellectual property.
Solstice Advanced Materials will be dependent to a certain extent on Honeywell to prosecute, maintain and enforce certain of the intellectual property licensed to Solstice Advanced Materials under the Intellectual Property Cross-License Agreement. For example, Honeywell will be responsible for filing, prosecuting and maintaining (at its discretion) patents that Honeywell licenses to Solstice Advanced Materials. Honeywell will also have the sole right to enforce its intellectual property, including patents, trade secrets and other know-how licensed to Solstice Advanced Materials.
Under the Intellectual Property Cross-License Agreement, if Solstice Advanced Materials challenges certain patents licensed to Solstice Advanced Materials under such agreement, Solstice Advanced Materials could have its rights relating to certain patents or all patents licensed to it terminated. Although Solstice Advanced Materials intends to put appropriate procedures in place to avoid triggering these consequences under the Intellectual Property Cross-License Agreement, there is a risk that challenges to the validity, patentability, enforceability or inventorship of patents that Solstice Advanced Materials routinely files may inadvertently trigger these consequences, which could limit Solstice Advanced Materials’ ability to develop and commercialize products and services.
In addition, Solstice Advanced Materials’ use of the intellectual property licensed to it under the Intellectual Property Cross-License Agreement is restricted to certain fields, which could limit Solstice Advanced Materials’ ability to develop and commercialize certain products and services. For example, the licenses granted to Solstice Advanced Materials under the agreement will not extend to all fields of use that Solstice Advanced Materials may in the future decide to enter into. These restrictions may make it more difficult, time-consuming and/or expensive for Solstice Advanced Materials to develop and commercialize certain new products and services, or may result in certain of Solstice Advanced Materials’ products or services being later to market than those of Solstice Advanced Materials’ competitors.
Solstice Advanced Materials may have received better terms from unaffiliated third parties than the terms received in the commercial agreements it will enter into with Honeywell.
In connection with the Spin-Off, Solstice Advanced Materials will enter into various other agreements with Honeywell, including, but not limited to, a Transition Services Agreement, Employee Matters Agreement, Trademark License Agreement, Intellectual Property Cross-License Agreement, Accelerator License Agreement and certain other leases, commercial services and distribution or supply agreements, which will govern certain leased real property, the provision of certain commercial services and distribution or the supply of products following the Spin-Off that were previously provided within Honeywell. Such agreements are intended to be entered into on arm’s-length terms similar to those that would be agreed with an unaffiliated third party such as a buyer in a sale transaction, but Solstice Advanced Materials will not have an independent board of directors or a management team independent of Honeywell representing the interests of Solstice Advanced Materials while such agreements are being negotiated. In addition, until the Spin-Off is completed, Solstice Advanced Materials will continue to be a wholly-owned subsidiary of Honeywell and, accordingly, Honeywell will still have the sole discretion to determine and change the terms of the Spin-Off until the Distribution Date. As a result of these factors, some of the terms of such agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties, and it is possible that Solstice Advanced Materials may have been able to achieve more favorable terms if the circumstances differed. See “Certain Relationships and Related Party Transactions” for more information.
In connection with the Spin-Off, Solstice Advanced Materials will assume and indemnify Honeywell for certain liabilities. If Solstice Advanced Materials is required to make payments pursuant to these indemnities, Solstice Advanced Materials may need to divert cash to meet those obligations, and Solstice Advanced Materials’ financial results could be negatively impacted. In addition, Honeywell will indemnify Solstice Advanced Materials for certain liabilities. These indemnities may not be sufficient to insure Solstice Advanced Materials against the full amount of liabilities Solstice Advanced Materials incurs.
Pursuant to the Separation Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Trademark License Agreement with Honeywell, Solstice Advanced Materials will agree to assume and indemnify Honeywell for certain liabilities, including environmental liabilities associated with the Advanced Materials business, including toxic tort or other hazardous material exposure claims, for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments. Payments pursuant to these indemnities may be significant and could negatively impact Solstice Advanced Materials’ business, particularly indemnities relating to Solstice Advanced Materials’ actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold Solstice Advanced Materials responsible for any of the liabilities allocated to Honeywell and those related to discontinued and/or divested businesses and operations of Honeywell. Honeywell will agree to indemnify Solstice Advanced Materials for such liabilities, but such indemnities may not be sufficient to protect Solstice Advanced Materials against the full amount of such liabilities. Even if Solstice Advanced Materials ultimately succeeds in recovering from Honeywell any amounts for which Solstice Advanced Materials is held liable, Solstice Advanced Materials may be temporarily required to bear these losses itself. Each of these risks could negatively affect Solstice Advanced Materials’ business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Liabilities.” and “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Separation Agreement.” for more information.
The Spin-Off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.
Although the Honeywell Board expects to receive an opinion from a nationally recognized independent appraisal firm, in form and substance satisfactory to Honeywell, confirming that (i) following the Distribution, Solstice Advanced Materials and Honeywell will each be solvent and adequately capitalized, (ii) Honeywell has adequate surplus under Delaware law to declare the Distribution and (iii) Solstice Advanced Materials has adequate surplus under Delaware law to declare the Solstice Advanced Materials Cash Distribution, in each of clauses (i) and (ii), after giving effect to the Solstice Advanced Materials Cash Distribution (collectively, the “Solvency and Surplus Opinion”), the Spin-Off could be challenged under various state and federal fraudulent conveyance laws. Fraudulent conveyances or transfers are generally defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. An unpaid creditor could claim that Honeywell did not receive fair consideration or reasonably equivalent value in the Spin-Off, and that the Spin-Off left Honeywell insolvent or with unreasonably small capital or that Honeywell intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the Spin-Off as a fraudulent transfer or impose substantial liabilities on Solstice Advanced Materials, which could adversely affect Solstice Advanced Materials’ financial condition and its results of operations. Among other things, the court could return some of Solstice Advanced Materials’ assets or your shares of Solstice Advanced Materials common stock to Honeywell, provide Honeywell with a claim for money damages against Solstice Advanced Materials in an amount equal to the difference between the consideration received by Honeywell and the fair market value of Solstice Advanced Materials at the time of the distribution, or require Solstice Advanced Materials to fund liabilities of other companies involved for the benefit of creditors.

The Spin-Off is also subject to review under state corporate distribution statutes. Under the Delaware General Corporation Law (the “DGCL”), a corporation may only pay dividends to its shareowners either (i) out of its surplus (net assets minus capital) or (ii) if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Although the Honeywell Board intends to make the Distribution out of Honeywell’s surplus and our Board intends to make the Solstice Advanced Materials Cash Distribution out of Solstice Advanced Materials’ surplus, and the Honeywell Board expects to receive the Solvency and Surplus Opinion to that effect, there can be no assurance that a court will not later determine that some or all of the Distribution or Solstice Advanced Materials Cash Distribution was unlawful.
Risks Relating to Our Common Stock and the Securities Market
No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off, our stock price may fluctuate significantly.
There is currently no public market for our common stock. Following the Spin-Off, we have received approval to list our common stock on Nasdaq. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for shareowners to sell our shares and could lead to our share price being depressed or volatile.
We cannot predict the prices at which our common stock may trade after the Spin-Off or whether the combined market value of a share of our common stock and a share of Honeywell common stock will be less than, equal to or greater than the market value of a share of Honeywell common stock prior to the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:
•actual or anticipated fluctuations in our results of operations due to factors related to our business;
•success or failure of our business strategies;
•competition and industry capacity;
•changes in interest rates and other factors that affect earnings and cash flows;
•our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;
•our ability to continuously satisfy financial covenants associated to any debt transactions and/or agreements;
•our indemnification obligations to Honeywell;
•our ability to retain and recruit qualified personnel;
•our quarterly or annual earnings, or those of other companies in our industry;
•announcements by us or our competitors of significant acquisitions or dispositions;
•changes in accounting standards, policies, guidance, interpretations or principles;
•the failure of securities analysts to cover, or positively cover, our common stock after the Spin-Off;
•changes in earnings estimates by securities analysts or our ability to meet those estimates;
•the operating and stock price performance of other comparable companies;
•investor perception of our Company and our industry;
•overall market fluctuations unrelated to our operating performance;

•results from any material litigation or government investigation;
•changes in laws and regulations (including tax laws and regulations) affecting our business;
•changes in capital gains taxes and taxes on dividends affecting shareowners; and
•general economic conditions and other external factors.
Furthermore, our business profile and market capitalization may not fit the investment objectives of some Honeywell shareowners and, as a result, these Honeywell shareowners may sell their shares of our common stock after the Spin-Off. See “—Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.
Should the market price of our shares drop significantly, shareowners may institute securities class action lawsuits against the Company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.
Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.
Honeywell shareowners receiving shares of our common stock in the Distribution generally may sell those shares immediately in the public market. It is likely that some Honeywell shareowners, including some of its larger shareowners, will sell their shares of our common stock received in the Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.
We will evaluate whether to pay cash dividends on our common stock in the future, and the terms of our indebtedness may limit our ability to pay dividends on our common stock or the amount thereof.
Once the Spin-Off is effective, we will be evaluating whether to pay cash dividends to our stockholders. The timing, declaration, amount and payment of future dividends to stockholders, if any, will fall within the discretion of our board of directors. Among the items we will consider when establishing a dividend policy will be our financial condition, earnings, sufficiency of distributable reserves, capital needs of our business, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements and regulatory constraints. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off and other amounts owed to Honeywell under the Transition Services Agreement, Tax Matters Agreement and Employee Matters Agreement, will limit our ability to pay cash dividends. For more information, see “Dividend Policy.” There can be no assurance that we will initiate the payment of a dividend to our shareowners in the future or continue to pay any dividend if we do commence paying dividends.
Your percentage ownership in the Company may be diluted in the future.
Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and other employees. We expect to have one or more equity compensation plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In particular, prior to the Spin-Off, we expect our Board to adopt, and Honeywell, as our sole shareowner, to approve, a stock incentive plan of Solstice Advanced Materials and its affiliates for the benefit of certain of our current and future employees and other service providers, as well as an equity plan for our non-employee directors.
In addition, our Amended and Restated Certificate of Incorporation will authorize us to issue, without the approval of our shareowners, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our Board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of the members of our Board in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of our common stock. See “Description of Our Capital Stock.”
From time to time, Solstice Advanced Materials may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly issued shares of Solstice Advanced Materials common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock. We intend to issue debt securities in connection with the Spin-Off that will not be convertible into equity securities of Solstice Advanced Materials and therefore will not have a dilutive effect on Solstice Advanced Materials common shareowners’ percentage ownership in Solstice Advanced Materials.
The rights associated with the Company’s common stock will differ from the rights associated with Honeywell common stock.
Upon completion of the Spin-Off, the rights of Honeywell shareowners who become Company shareowners will be governed by the Amended and Restated Certificate of Incorporation of the Company and by Delaware law. The rights associated with Honeywell common stock are different from the rights associated with Solstice Advanced Materials common stock. Material differences between the rights of Honeywell shareowners and the rights of Solstice Advanced Materials shareowners include differences with respect to, among other things, the removal of directors, the convening of special shareowner meetings, anti-takeover measures, exculpation of officers, designation of federal district courts as the exclusive forum for causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”) or any rules or regulations promulgated thereunder, and provisions relating to the ability to amend the certificate of incorporation. See “Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws” for more information.
Certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware law may discourage takeovers.
Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law may discourage, delay or prevent a merger or acquisition. These include, among others, provisions that:
•allow our Board to issue preferred stock without shareowner approval;
•provide for staggered terms for directors on our Board for a period following the Spin-Off;
•discourage attempts to remove and replace incumbent directors for a period following the Spin-Off;
•prevent shareowners from altering the size of our Board for a period following the Spin-Off;
•do not permit our shareowners to act by written consent and require that shareowner action must take place at an annual or special meeting of our shareowners, in each case except as such rights may otherwise be provided to holders of preferred stock;
•establish advance notice requirements for shareowner nominations and proposals;
•do not permit shareowners to cumulate votes in the election of directors;
•allow our directors, and not shareowners, to fill vacancies on our Board (including those resulting from an enlargement of the Board);

•limit the persons who may call special meetings of shareowners;
•limit our ability to enter into business combination transactions; and
•discourage attempts to amend anti-takeover provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws for a period following the Spin-Off.
In addition, following the Spin-Off, Solstice Advanced Materials will be subject to Section 203 of the DGCL. Section 203 of the DGCL provides that, subject to limited exceptions, persons that (without prior Board approval) acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which that person or its affiliate becomes the holder of more than 15% of the corporation’s outstanding voting stock.
We believe these provisions will protect our shareowners from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of the Company, including unsolicited takeover attempts, even though the transaction may offer our shareowners the opportunity to sell their shares of our common stock at a price above the prevailing market price. These provisions may also prevent or discourage attempts to remove and replace incumbent directors. See “Description of Our Capital Stock” for more information.
Our Amended and Restated By-Laws will designate the courts of the State of Delaware or the federal district courts of the U.S., as applicable, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareowners, which could limit our shareowners’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.
Our Amended and Restated By-Laws will provide that, in all cases to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, any state or federal court located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, shareowner or agent of the Company to the Company or the Company’s shareowners, any action asserting a claim arising pursuant to the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws, or any action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, our Amended and Restated By-Laws will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. These exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder, to the extent such application would be contrary to law. Our shareowners will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. The choice of forum provision in our Amended and Restated By-Laws may limit a shareowner’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, shareowners or agents, which may discourage such lawsuits against us or our directors, officers, other employees, shareowners or agents. If a court were to find this provision of our Amended and Restated By-Laws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Information Statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including, but not limited to:
•our lack of operating history as an independent, publicly traded company and unreliability of historical combined financial information as an indicator of our future results;
•our ability to successfully develop new technologies and introduce new products;
•changes in the price and availability of raw materials that we use to produce our products;
•our ability to comply with complex government regulations and the impact of changes in such regulations;
•global climate change and related regulations and changes in customer demand;
•the public and political perceptions of nuclear energy and radioactive materials;
•economic, political, regulatory, foreign exchange and other risks of international operations;
•the impact of tariffs or other restrictions on foreign imports;
•our ability to borrow funds and access capital markets and any limitations in the terms of our indebtedness;
•our ability to compete successfully in the markets in which we operate;
•the effect on our revenue and cash flow from seasonal fluctuations and cyclical market conditions;
•concentrations of our credit, counterparty and market risk;
•our ability to successfully execute or effectively integrate acquisitions;
•our joint ventures and strategic co-development partnerships;
•our ability to recruit and retain qualified personnel;
•potential material environmental liabilities;
•the hazardous nature of chemical manufacturing;
•decommissioning and remediation expenses and regulatory requirements;
•potential material litigation matters;
•the impact of potential cybersecurity attacks, data privacy breaches and other operational disruptions;
•increasing stakeholder interest in public company performance, disclosure, and goal-setting with respect to ESG matters;

•failure to maintain, protect and enforce our intellectual property or to be successful in litigation related to our intellectual property or the intellectual property of others, or competitors developing similar or superior intellectual property or technology;
•unforeseen U.S. federal income tax and foreign tax liabilities;
•U.S. federal income tax reform;
•our ability to operate as an independent, publicly traded company without certain benefits available to us as a part of Honeywell;
•our inability to maintain intellectual property agreements;
•timing, declaration, amount and payment of our dividend program;
•potential cash contributions to benefit pension plans;
•our ability to maintain proper and effective internal controls; and
•certain factors discussed elsewhere in this Information Statement.
These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this Information Statement. These risks could cause actual results to differ materially from those implied by forward-looking statements in this Information Statement. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Information Statement, those results or developments may not be indicative of results or developments in subsequent periods.
Any forward-looking statements made by us in this Information Statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

THE SPIN-OFF
Background
On October 8, 2024, Honeywell announced its plan to spin off its Advanced Materials business into an independent, publicly traded company through a pro rata distribution of Solstice Advanced Materials common stock to Honeywell shareowners. The Distribution is intended to be generally tax-free for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares. In reaching the decision to pursue the Spin-Off, Honeywell considered a range of potential structural alternatives for the Advanced Materials business and concluded that the Spin-Off is the most attractive alternative for enhancing shareowner value.
To effect the Spin-Off, Honeywell will first undertake the Internal Reorganization. The Internal Reorganization will involve the allocation, transfer or conveyance by Honeywell, or its affiliates, of its assets and liabilities in advance of the Distribution so that Solstice Advanced Materials, or its affiliates, is allocated, transferred or conveyed the entities, assets and liabilities of the Advanced Materials business, while the remaining entities, assets and liabilities will remain with Honeywell and its affiliates.
Following the Internal Reorganization and upon the satisfaction or waiver by Honeywell of the conditions to the Distribution (which are described in more detail in “—Conditions to the Distribution”), on the Distribution Date, Honeywell will effect the distribution of all of the shares of Solstice Advanced Materials common stock on a pro rata basis to the holders of Honeywell common stock on the basis of one share of Solstice Advanced Materials common stock for every four shares of Honeywell common stock you hold as of the close of business on the Record Date. As a result of the Distribution, we will become an independent, publicly traded company, and Honeywell will not own any equity interest in us, and we will operate independently from Honeywell. No approval of Honeywell shareowners is required in connection with the Spin-Off, and Honeywell shareowners will not have any appraisal rights in connection with the Spin-Off.
Prior to completion of the Spin-Off, we intend to enter into a Separation Agreement and several other agreements with Honeywell related to the Spin-Off. These agreements, including a Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Trademark License Agreement, Intellectual Property Cross-License Agreement, Accelerator License Agreement and certain other leases, commercial services and distribution or supply agreements, will govern the relationship between Honeywell and Solstice Advanced Materials following completion of the Spin-Off and allocate between Honeywell and Solstice Advanced Materials various assets, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities, and in the case of the leases, commercial services and distribution or supply agreements, govern the relationship between Honeywell and Solstice Advanced Materials for certain leased real property, the provision of certain commercial services and the distribution or supply of products, on an arm’s length basis. See “Certain Relationships and Related Party Transactions” for more information.
Completion of the Distribution is subject to the satisfaction or the Honeywell Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, Honeywell may at any time until the Distribution Date decide to abandon the Spin-Off or modify or change the terms of the Spin-Off. As a result, we cannot provide any assurances that the Spin-Off will be completed. For a more detailed discussion, see “—Conditions to the Distribution.”
Aspects of the Spin-Off may increase the risks associated with ownership of shares of Solstice Advanced Materials. In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of our 2033 Notes, the applicable proceeds of which will be used to complete the Solstice Advanced Materials Cash Distribution, to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. We also intend to enter into (i) a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion and (ii) one or more bilateral letter of credit facilities in an aggregate amount of $750 million that we intend to use to replace or assume existing letters of credit and to provide incremental capacity to address future letter of credit requirements. The terms of such indebtedness (other than the 2033 Notes) are subject to change and will be finalized prior to the closing of the Spin-Off. Furthermore, as an independent entity, we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this Information Statement.
Reasons for the Spin-Off
In 2024, the Honeywell Board authorized a comprehensive review of Honeywell’s business portfolio and capital allocation options with the goal of enhancing shareowner value. As part of its review process, the Honeywell Board met regularly to evaluate Honeywell’s businesses and available strategic opportunities, such as opportunities for dispositions, acquisitions, business combinations and other separations.
Following months of thorough evaluation, the Honeywell Board determined that proceeding with the Spin-Off would be in the best interests of Honeywell and its shareowners. As part of this evaluation, Honeywell considered a number of factors, including strategic clarity and flexibility for Honeywell and Solstice Advanced Materials after the Spin-Off, including the ability for Honeywell to advance its strategic priorities of accelerating organic growth, evolving its Honeywell Accelerator operating system and optimizing its portfolio supported by the foundational strength of its digital backbone and supply chain following extensive transformation over the past several years. In particular, the Honeywell Board considered the following potential benefits of this approach:
•Simplified Strategic Focus and Purpose. Following the Spin-Off, Honeywell and Solstice Advanced Materials will each be a more focused business better able to dedicate financial, management and other resources to leverage their respective strategic objectives. Each company will pursue appropriate growth opportunities and execute strategic plans best suited to address the distinct market trends and opportunities. Solstice Advanced Materials plans to focus on expanding leading positions in key products, invest in target growth areas, ensure continued operational discipline and capture transformative productivity. As a result, Solstice Advanced Materials will be able to maintain a greater strategic focus on innovation, enabling it to develop new, more environmentally conscious solutions and products with next-generation chemistry to create value for its shareowners, including through its leading brands, such as Solstice, Genetron, Aclar, Spectra, Fluka and Hydranal.
•Enhanced Organizational Agility and Accountability. The Spin-Off will allow the management teams and boards of directors of each of Honeywell and Solstice Advanced Materials to leverage their relevant domain expertise and devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas and accelerate decision-making processes.
•Distinct and Compelling Investment Profiles. Investment in one company or the other may appeal to investors with different goals, interests and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to Honeywell and Solstice Advanced Materials and may result in greater alignment between the interests of Solstice Advanced Materials’ shareowner base and the characteristics of Solstice Advanced Materials’ business, capital structure and financial results.
•Aligned Performance Incentives. We believe that the Spin-Off will enable Solstice Advanced Materials to create incentives for its management and employees more closely aligned with its business performance. Solstice Advanced Materials’ equity-based compensation arrangements will more closely align the interests of Solstice Advanced Materials’ management and employees with the interests of its shareowners and should increase Solstice Advanced Materials’ ability to attract and retain personnel.
•Customized Capital Structure and Capital Allocation Priorities. The Spin-Off will enable each of Honeywell and Solstice Advanced Materials to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy. In addition, after the Spin-Off, the respective businesses within each company will no longer need to compete internally for capital and other corporate resources with businesses allocated to another company.
In determining whether to effect the Spin-Off, the Honeywell Board considered the costs and risks associated with the transaction, including the risk that the Spin-Off is abandoned and not completed, the risk of volatility in our stock price immediately following the Spin-Off due to sales by Honeywell shareowners whose investment objectives may not be met, the time it may take for us to attract our optimal shareowner base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the combined trading prices of our common stock and Honeywell common stock after the Spin-Off may drop below the trading price of Honeywell common stock before the Spin-Off, the loss of synergies and scale from operating as one company, and the potential inability to realize the anticipated benefits of the Spin-Off. Notwithstanding these costs and risks, taking into account the factors discussed above, the Honeywell Board determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance shareowner value. Honeywell will pay substantially all of the third-party fees, costs and expenses associated with the Spin-Off incurred before and in connection with the consummation of the Spin-Off except for tax obligations, which will be addressed by the Tax Matters Agreement. Honeywell and the Company will bear its own third-party fees, costs and expenses associated with the Spin-Off incurred after the consummation of the Spin-Off.
The Honeywell Board concluded that the potential benefits of the Spin-Off outweighed the potential negative factors in connection therewith. However, neither Honeywell nor Solstice Advanced Materials can assure you that, following the Spin-Off, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.
When and How You Will Receive Solstice Advanced Materials Shares
Honeywell will distribute to its shareowners, as a pro rata dividend, one share of Solstice Advanced Materials common stock for every four shares of Honeywell common stock outstanding as of the close of business on October 17, 2025, the Record Date of the Distribution.
Prior to the Distribution, Honeywell will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Equiniti Trust Company, LLC will serve as distribution agent in connection with the Distribution and will also serve as transfer agent and registrar for our common stock.
If you own Honeywell common stock as of the close of business on October 17, 2025, the shares of our common stock that you are entitled to receive in the Distribution will be issued to your account as follows:
•Registered shareowners. If you own your shares of Honeywell common stock directly through Honeywell’s transfer agent, you are a registered shareowner. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to shareowners, as is the case in the Distribution. You will be able to access information regarding your book-entry account for Solstice Advanced Materials shares at shareowneronline.com or by calling 1-800-468-9716. Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered shareowners.
•“Street name” or beneficial shareowners. If you own your shares of Honeywell common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”
If you sell any of your shares of Honeywell common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Honeywell shares you sold. See “—Trading Prior to the Distribution Date” for more information.
We are not asking Honeywell shareowners to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Honeywell common stock for shares of our common stock. The number of outstanding shares of Honeywell common stock will not change as a result of the Spin-Off.
Treatment of Fractional Shares
The distribution agent will not distribute any fractional shares of our common stock in the Distribution. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Honeywell shareowners entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders based on the fractional share each holder would otherwise be entitled to receive and net of any required withholding for taxes applicable to each holder. We anticipate that the distribution agent will make these sales in the “when-issued” market and “when-issued” trades will generally settle within one trading day following the Distribution Date. See “—Trading Prior to the Distribution Date” for additional information regarding “when-issued” trading. The distribution agent will, in its sole discretion, without any influence by Honeywell or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Honeywell or us.
The distribution agent will send a check to each registered holder of Honeywell common stock entitled to a fractional share in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Distribution Date. We expect the distribution agent to take about two weeks after the Distribution Date to complete the distribution of cash in lieu of fractional shares to Honeywell shareowners. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales based on the fractional share you would otherwise be entitled to receive. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “—U.S. Federal Income Tax Consequences of the Distribution” below for more information.
U.S. Federal Income Tax Consequences of the Distribution
The following discussion is a summary of the generally applicable U.S. federal income tax consequences that may be relevant to Honeywell and to the holders of Honeywell common stock in connection with the Distribution. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the IRS, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. This summary assumes that the Spin-Off will be consummated in accordance with the Separation Agreement and as described in this Information Statement.
Except as specifically described below, this summary is limited to holders of shares of Honeywell common stock that are U.S. Holders, as defined immediately below. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Honeywell common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or a resident of the U.S.;
•a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;
•an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust, (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
This discussion is limited to U.S. Holders of Honeywell common stock that hold their Honeywell common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of their particular circumstances, nor does it address the consequences to holders subject to special treatment under the U.S. federal income tax laws, such as:
•dealers or traders in securities or currencies;
•traders that elect to use a mark-to-market method of accounting;
•tax-exempt entities;
•banks, financial institutions or insurance companies;
•pension plans, cooperatives, real estate investment trusts, regulated investment companies or grantor trusts;
•persons who acquired Honeywell common stock pursuant to the exercise of any employee stock options or otherwise as compensation;
•persons who actually or constructively own 10% or more, by voting power or value, of Honeywell common stock;
•persons owning Honeywell common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;
•certain former citizens or long-term residents of the U.S.;
•persons whose functional currency is not the U.S. dollar;
•persons who are subject to the alternative minimum tax;
•persons who are subject to special accounting rules under Section 451(b) of the Code;
•partnerships or other entities or arrangements subject to tax as partnerships for U.S. federal income tax purposes or persons holding Honeywell common stock through such entities; or
•persons who hold Honeywell common stock through an individual retirement account, tax-qualified retirement plan or other tax-deferred account.
If a partnership, or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of Honeywell common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership for U.S. federal income tax purposes that beneficially owns shares of Honeywell common stock and its partners should consult their tax advisor as to the tax consequences of the Distribution.
In addition, this summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or other non-income tax considerations or the Medicare tax on certain net investment income.
HOLDERS OF HONEYWELL COMMON STOCK SHOULD CONSULT THEIR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELEVANT TO THEM REGARDING THE DISTRIBUTION, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Tax Opinions
It is a condition to the completion of the Distribution that Honeywell receives the Tax Opinions from its tax counsel, Skadden and EY, substantially to the effect that, among other things, the Distribution will qualify as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code. This condition may be waived by Honeywell in its sole discretion.

In rendering the Tax Opinions to be given as of the closing of the Distribution, Skadden and EY will rely on (i) customary representations and covenants made by Honeywell and Solstice Advanced Materials, including those contained in certificates of officers of Honeywell and Solstice Advanced Materials, and (ii) specified assumptions, including an assumption regarding the completion of the Internal Reorganization transactions, the Distribution and certain related transactions in the manner contemplated by the transaction agreements. In addition, Skadden’s and EY’s ability to provide the Tax Opinions will depend on the absence of changes in existing facts or law between the date of this Information Statement and the closing date of the Distribution. If any of the representations, covenants or assumptions on which Skadden and EY will rely are inaccurate, Skadden and EY may not be able to provide the Tax Opinions or the tax consequences of the Distribution could differ from those described below.
The Tax Opinions will not be binding upon the IRS or any court. We cannot assure you that the IRS will agree with the conclusions expected to be set forth in the Tax Opinions, and it is possible that the IRS or another tax authority could adopt a position contrary to one or all of those conclusions and that a court could sustain that contrary position. If any of the facts, representations, assumptions or undertakings described or made in connection with the Tax Opinions are not correct, are incomplete or have been violated, Honeywell’s ability to rely on the Tax Opinions could be jeopardized. As of the date of this Information Statement, we are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete or that would cause any of these undertakings to fail to be complied with, in any material respect.
Treatment of the Distribution
Assuming the Distribution, together with certain related transactions, qualifies as a reorganization within the meaning of sections 368(a)(1)(D), 361 and 355 of the Code, for U.S. federal income tax purposes:
•no gain or loss will be recognized by Honeywell as a result of the Distribution (except for certain items that may be required to be recognized under Treasury Regulations regarding consolidated federal income tax returns);
•no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder solely as a result of the receipt of Solstice Advanced Materials common stock in the Distribution, except with respect to any cash received in lieu of fractional shares;
•the aggregate tax basis of the shares of Honeywell common stock and Solstice Advanced Materials common stock (including any fractional shares deemed received, as discussed below) in the hands of each U.S. Holder immediately after the Distribution will be the same as the aggregate tax basis of the Honeywell common stock held by such holder immediately before the Distribution, allocated between the Honeywell common stock and Solstice Advanced Materials common stock in proportion to their relative fair market value immediately following the Distribution;
•the holding period of Solstice Advanced Materials common stock received by a U.S. Holder (including any fractional shares deemed received, as discussed below) will include the holding period of the Honeywell common stock with respect to which such Solstice Advanced Materials common stock was received; and
•a U.S. Holder that has acquired different blocks of Honeywell common stock at different times or at different prices should consult its tax advisors regarding the allocation of their aggregate adjusted basis among, and its holding period of, our shares distributed with respect to blocks of Honeywell common stock.
If, notwithstanding the conclusions that we expect to be included in the Tax Opinions, it is ultimately determined that the Distribution does not qualify as tax-free under sections 368(a)(1)(D), 361 and 355 of the Code for U.S. federal income tax purposes, then Honeywell would generally recognize gain with respect to the transfer of Solstice Advanced Materials common stock and certain related transactions. In addition, each U.S. Holder that receives shares of Solstice Advanced Materials common stock in the Distribution would be treated as receiving a distribution in an amount equal to the fair market value of Solstice Advanced Materials common stock that was distributed to such holder, which would generally be taxed as a dividend to the extent of the holder’s pro rata share of Honeywell’s current or accumulated earnings and profits, including Honeywell’s taxable gain, if any, on the Distribution, then treated as a non-taxable return of capital to the extent of the holder’s basis in Honeywell common stock and thereafter treated as capital gain from the sale or exchange of Honeywell stock.

Even if the Distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D), 361 and 355 of the Code, the Distribution may result in corporate level taxable gain to Honeywell under Section 355(e) of the Code if either Honeywell or Solstice Advanced Materials undergoes a 50% or greater ownership change as part of a plan or series of related transactions that includes the Distribution, potentially including transactions occurring after the Distribution. If an acquisition or issuance of stock triggers the application of Section 355(e) of the Code, Honeywell would recognize taxable gain as described above, but the Distribution would be tax-free to each Honeywell shareowner (except with respect to any tax on any cash received in lieu of fractional shares).
A U.S. Holder that receives cash in lieu of a fractional share of Solstice Advanced Materials common stock should be treated as though such U.S. Holder first received a distribution of the fractional share of Solstice Advanced Materials common stock and then sold it for the amount of cash received. Such U.S. Holder should recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above. Such capital gain or loss should generally be long-term capital gain or loss if the U.S. Holder’s holding period for such Honeywell common stock exceeds one year on the date of the Distribution.
U.S. Treasury Regulations require certain holders of Honeywell common stock who receive Solstice Advanced Materials common stock in the Distribution to attach a detailed statement setting forth certain information relating to the Distribution to their respective U.S. federal income tax returns for the year in which the Distribution occurs. Within a reasonable period after the Distribution, Honeywell will provide holders who receive Solstice Advanced Materials common stock in the Distribution with the information necessary to comply with such requirement. In addition, all holders are required to retain permanent records relating to the amount, basis and fair market value of Solstice Advanced Materials common stock received in the Distribution and to make those records available to the IRS upon request of the IRS.
Results of the Spin-Off
After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Distribution, we estimate that approximately 158,718,869 shares of our common stock will be issued and outstanding, based on the approximately 634,875,479 shares of Honeywell common stock outstanding on September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock. The actual number of shares of our common stock Honeywell will distribute in the Distribution will depend on the actual number of shares of Honeywell common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to Honeywell’s equity plans, and any repurchase of Honeywell shares by Honeywell under its common stock repurchase program, on or prior to the Record Date. Shares of Honeywell common stock held by Honeywell as treasury shares will not be considered outstanding for purposes of and will not be entitled to participate in the Distribution. The Spin-Off will not affect the number of outstanding shares of Honeywell common stock or any rights of Honeywell shareowners. However, following the Distribution, the equity value of Honeywell will no longer reflect the value of the Advanced Materials business. There can be no assurance that the combined trading prices of the Honeywell common stock and our common stock will equal or exceed what the trading price of Honeywell common stock would have been in absence of the Spin-Off.
Prior to the completion of the Spin-Off, we intend to enter into a Separation Agreement and several other agreements with Honeywell related to the Spin-Off. These agreements will govern the relationship between us and Honeywell up to and after completion of the Spin-Off and allocate between us and Honeywell various assets, liabilities, rights and obligations, including employee benefits, environmental, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Honeywell.”
Listing and Trading of Our Common Stock
As of the date of this Information Statement, we are a wholly owned subsidiary of Honeywell. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Distribution. See “—Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We have received approval to list our shares of common stock on Nasdaq under the symbol

“SOLS.” Completion of the Distribution is subject to the satisfaction or waiver of a number of conditions, which are described in more detail in “—Conditions to the Distribution.” Following the Spin-Off, Honeywell common stock will continue to trade on Nasdaq under the ticker symbol “HON.”
Neither we nor Honeywell can assure you as to the trading price of Honeywell common stock or our common stock after the Spin-Off or as to whether the combined trading prices of our common stock and the Honeywell common stock after the Spin-Off will equal or exceed the trading prices of Honeywell common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.
The shares of our common stock distributed to Honeywell shareowners will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.
Trading Prior to the Distribution Date
We expect a “when-issued” market in our common stock to develop as early as one trading day prior to the Record Date for the Distribution and continue up to and including the Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of Honeywell common stock as of the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of Honeywell common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within one trading day after the Distribution Date. On the Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.
We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Distribution Date, there will be two markets in Honeywell common stock: a “regular-way” market and an “ex-distribution” market. Shares of Honeywell common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of Honeywell common stock in the regular-way market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution. However, if you own shares of Honeywell common stock as of the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Distribution.
If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.
Conditions to the Distribution
We expect that the Distribution will be effective on the Distribution Date; provided that the following conditions shall have been satisfied or waived by Honeywell:
•the Honeywell Board shall have declared the dividend of Solstice Advanced Materials common stock to effect the Distribution and shall have approved the Distribution and all related transactions, which approval may be given or withheld in the Honeywell Board’s absolute and sole discretion (and such declaration or approval not having been withdrawn);

•each of us and Honeywell and each of our or Honeywell’s applicable subsidiaries shall have entered into all ancillary agreements to which it and/or such subsidiary is contemplated to be a party;
•the SEC shall have declared effective the Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act (or the Form 10 having otherwise become effective pursuant to and in accordance with Section 12(d) of the Exchange Act), no stop order relating to the Form 10 shall be in effect, and no proceedings seeking such a stop order shall be pending before or threatened by the SEC;
•the listing of Solstice Advanced Materials common stock on Nasdaq shall have been approved, subject to official notice of issuance;
•Honeywell shall have received the Skadden Tax Opinion;
•Honeywell shall have received the EY Tax Opinion;
•the Internal Reorganization shall have been completed prior to the Distribution Date (other than those steps, if any, that Honeywell, in its sole discretion, shall have determined need not be completed or may be completed after the Spin-Off);
•debt financing shall be available on terms acceptable to Honeywell and Solstice Advanced Materials shall have completed the debt financing transactions necessary to complete the Spin-Off;
•the Solstice Advanced Materials Cash Distribution shall have been completed and not rescinded;
•no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution or any of the related transactions, including the Internal Reorganization, shall be pending, threatened, issued or in effect, and no other event outside the control of Honeywell shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
•no events or developments shall have occurred or exist that, in the sole and absolute discretion of the Honeywell Board, would make it inadvisable to effect the Distribution or result in the Distribution and related transactions not being in the best interest of Honeywell or its shareowners;
•Honeywell, as Solstice Advanced Materials’ sole stockholder immediately prior to the Spin-Off, shall have elected the individuals to be members of our Board following the Distribution, and those directors having resigned from the Honeywell Board, as applicable;
•the Honeywell Board shall have received the Solvency and Surplus Opinion; and
•prior to the Distribution Date, a notice of internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Honeywell common stock.
Any of the above conditions may be waived by the Honeywell Board to the extent such waiver is permitted by law. If the Honeywell Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement forms a part, and the result of such waiver is material to Honeywell shareowners, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that Honeywell waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to Honeywell shareowners by filing a Form 8-K describing the change.
The fulfillment of the above conditions will not create any obligation on Honeywell’s part to complete the Distribution. While the Honeywell Board does not currently intend to waive any of the conditions to the Distribution described in this Information Statement, the Honeywell Board may waive any of the conditions to the Distribution (including the receipt by the Honeywell Board of the Solvency and Surplus Opinion) and proceed with the Distribution even if all such conditions have not been met. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. The Honeywell Board, in its sole discretion, may at any time until the Distribution decide to abandon the Spin-Off or modify or change the terms of the Spin-Off.
Reasons for Furnishing this Information Statement
We are furnishing this Information Statement solely to provide information to Honeywell shareowners who will receive shares of our common stock in the Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Honeywell. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Honeywell undertakes any obligation to update the information except in the normal course of our and Honeywell’s public disclosure obligations and practices.

DIVIDEND POLICY
Once the Spin-Off is effective, we will be evaluating whether to pay cash dividends to our shareowners. The timing, declaration, amount and payment of future dividends to shareowners, if any, will fall within the discretion of our Board. Among the items we will consider when establishing a dividend policy will be our financial condition, earnings, sufficiency of distributable reserves, capital needs of our business, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, legal requirements and regulatory constraints. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off and other amounts owed to Honeywell under the Transition Services Agreement, Tax Matters Agreement and Employee Matters Agreement, will limit our ability to pay cash dividends. There can be no assurance that we will initiate the payment of a dividend to our shareowners in the future or continue to pay any dividend if we do commence the payment of dividends. See “Risk Factors—Risks Relating to Our Common Stock and the Securities Market—We will evaluate whether to pay cash dividends on our common stock in the future, and the terms of our indebtedness may limit our ability to pay dividends on our common stock or the amount thereof.”

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
The following tables present certain selected historical combined financial information as of December 31, 2024 and 2023, and for each of the years ended December 31, 2024, 2023 and 2022, and as of June 30, 2025, and each of the six-month periods ended June 30, 2025 and 2024. The selected historical combined financial information as of December 31, 2024 and 2023, and for each of the years ended December 31, 2024, 2023 and 2022, are derived from our historical audited Combined Financial Statements included elsewhere in this Information Statement. The selected historical combined financial information as of June 30, 2025, and each of the six-month periods ended June 30, 2025 and 2024, are derived from our historical unaudited Condensed Combined Financial Statements included elsewhere in this Information Statement. The unaudited Condensed Combined Financial Statements have been prepared on the same basis as the audited Combined Financial Statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the information set forth in this Information Statement.
The selected historical combined financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical audited Combined Financial Statements and the accompanying Notes thereto, and our historical unaudited Condensed Combined Financial Statements and the accompanying Notes thereto included elsewhere in this Information Statement. For each of the periods presented, our business was wholly owned by Honeywell. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our Spin-Off from Honeywell, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical combined financial information includes allocations of certain Honeywell corporate expenses, as described in Note 3 “Related Party Transactions” of the Notes to the audited Combined Financial Statements and the unaudited Condensed Combined Financial Statements. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent, publicly traded company or of the costs expected to be incurred in the future. For factors that could cause actual results to differ materially from those presented in the selected historical and Unaudited Pro Forma Combined Financial Data, see “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” included elsewhere in this Information Statement.
The following tables also present certain Unaudited Pro Forma Combined Financial Information of Solstice Advanced Materials as of and for the six months ended June 30, 2025 and the year ended December 31, 2024. The Unaudited Pro Forma Combined Financial Information is derived from our historical Combined Financial Statements included elsewhere in this Information Statement and is not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Separation Agreement and related agreements occurred as of the dates indicated. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Financial Statements and the accompanying Notes included elsewhere in this Information Statement. The Unaudited Pro Forma Combined Statements of Operations give effect to the Pro Forma Transactions (as defined herein) as if they had occurred on January 1, 2024, the first day of fiscal 2024. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Pro Forma Transactions as if they had occurred on June 30, 2025, our latest balance sheet date. Refer to the “Unaudited Pro Forma Combined Financial Information” for further information about the Spin-Off transactions.

	Pro Forma		Historical
	Six Months ended June 30,	Year ended December 31,	Six Months ended June 30,		Years ended December 31,
(in millions)	2025	2024	2025	2024	2024	2023	2022
Product sales	$1,783	$3,453	$1,783	$1,778	$3,453	$3,424	$3,439
Service sales	147	317	147	172	317	225	148
Net sales	1,930	3,770	1,930	1,950	3,770	3,649	3,587
Costs, expenses and other
Cost of products sold	1,136	2,222	1,132	1,146	2,214	2,149	2,099
Cost of services sold	116	250	116	135	250	217	85
Total cost of products and services sold	1,252	2,472	1,248	1,281	2,464	2,366	2,184
Research and development expenses	46	84	45	41	83	81	79
Selling, general and administrative expenses	211	454	198	199	398	378	357
Other expense (income)	47	11	49	(3)	15	(6)	3
Interest and other financial charges	66	139	3	7	13	16	21
Total costs, expenses and other	1,622	3,160	1,543	1,525	2,973	2,835	2,644
Income before taxes	308	610	387	425	797	814	943
Income tax expense	144	168	148	101	192	195	211
Net income	164	442	239	324	605	619	732
Less: Net income (loss) attributable to noncontrolling interest	8	11	8	14	11	(2)	14
Net income attributable to Solstice Advanced Materials	$156	$431	$231	$310	$594	$621	$718

	Pro Forma	Historical
	As of June 30,	As of June 30,	As of December 31,
(in millions)	2025	2025	2024	2023
Cash and cash equivalents	$450	$873	$661	$606
Total assets	5,089	5,457	5,004	4,657
Long-term debt	1,971	—	—	—
Total liabilities	3,900	1,984	1,822	1,629
Noncontrolling interest	(69)	(69)	(76)	(83)
Total equity	1,189	3,473	3,182	3,028
Total liabilities and equity	5,089	5,457	5,004	4,657

In addition to our operating results, as calculated in accordance with GAAP, we use, and plan to continue using certain non-GAAP financial measures when monitoring and evaluating operating performance. The non-GAAP financial presented in this Information Statement are supplemental measures of our performance and our liquidity that we believe help investors understand our financial condition and operating results and assess our future prospects. For more information about our non-GAAP financial measures and other performance metrics, see “Non-GAAP Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations Non-GAAP Financial Measures.”

	Historical
	For the Six Months ended June 30,		For Years Ended December 31,
(Dollars in millions)	2025	2024	2024	2023	2022
Net Income (GAAP)	$239	$324	$605	$619	$732
Income tax expense	148	101	192	195	211
Depreciation	105	84	175	170	146
Amortization	11	28	42	51	7
Interest and other financial charges	3	7	13	16	21
Other expense(1)	59	7	34	11	24
Stock compensation expense	12	9	17	18	17
Other non-recurring items(2)	(6)	1	10	1	(23)
Asset retirement obligation accretion	1	1	2	1	2
Transaction-related costs	2	2	4	1	3
Pension and other postretirement expense	1	1	2	2	1
Repositioning charges	—	—	2	5	2
Adjusted EBITDA (non-GAAP)	$575	$565	$1,098	$1,090	$1,143
________________________
(1)Represents Other expense excluding Equity income of affiliated companies, which is included in Adjusted EBITDA.
(2)Including but not limited to impairment charges, litigation and insurance settlements, and gains and losses on disposal of assets.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025, on a historical basis and a pro forma basis, to give effect to the Spin-Off and the transactions related to the Spin-Off as further described under “Unaudited Pro Forma Combined Financial Information,” as if they occurred on June 30, 2025. The cash and cash equivalents and capitalization information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization would have been had we been operating as a standalone company as of June 30, 2025. Additionally, the information in the following table may not necessarily reflect what our cash and cash equivalents and capitalization may be in the future.
The following table should be read in conjunction with the section of this Information Statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Information,” and our unaudited Condensed Combined Financial Statements and the accompanying Notes thereto included elsewhere in this Information Statement.

As of June 30, 2025 (in millions, except per share amounts)	Historical	Pro Forma
Cash
Cash and cash equivalents(1)	$873	$450
Indebtedness
Long-term debt	—	1,971
Total indebtedness	—	1,971
Equity
Common stock, par value $0.01	—	2
Additional paid-in capital	—	1,420
Net Parent investment	3,706
Accumulated other comprehensive loss	(164)	(164)
Total Net Parent investment	3,542	1,258
Noncontrolling interest	(69)	(69)
Total equity	3,473	1,189
Total capitalization	$3,473	$3,160
________________________
(1)Reflects pro forma cash and cash equivalents as of June 30, 2025. The amount of cash and cash equivalents actually held by Solstice Advanced Materials after giving effect to the Spin-Off, the anticipated debt incurred and the Solstice Advanced Materials Cash Distribution will also depend upon each of Solstice Advanced Materials’ and Honeywell’s cash flow prior to the Distribution and any adjustments to effect the desired capital structure and capital allocation strategy of each of Solstice Advanced Materials and Honeywell.
We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this Information Statement.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The following Unaudited Pro Forma Combined Financial Statements consist of Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 2025 and the year ended December 31, 2024 and an Unaudited Pro Forma Combined Balance Sheet as of June 30, 2025, which have been derived from our historical Combined Financial Statements included elsewhere in this Information Statement. The historical Combined Financial Statements were prepared on a carve-out basis from Honeywell International Inc.’s historical audited and unaudited consolidated financial statements which are not included in this Information Statement. All significant pro forma adjustments and their underlying assumptions are described more fully in the Notes to the Unaudited Pro Forma Combined Financial Statements, which you should read in conjunction with such Unaudited Pro Forma Combined Financial Statements.
The Unaudited Pro Forma Combined Statements of Operations give effect to the Pro Forma Transactions as if they had occurred on January 1, 2024, the first day of fiscal 2024. The Unaudited Pro Forma Combined Balance Sheet gives effect to the Pro Forma Transactions as if they had occurred on June 30, 2025, our latest balance sheet date. References in this section and in the following Unaudited Pro Forma Combined Financial Statements and the Company’s Combined Financial Statements and Notes thereto included in this Information Statement to the “Company” or “Solstice Advanced Materials” shall mean the Solstice Advanced Materials business of Honeywell International Inc. and references to “Honeywell” shall mean Honeywell International Inc.
The Unaudited Pro Forma Combined Financial Statements include certain transaction accounting adjustments that reflect the accounting for transactions in accordance with GAAP and autonomous entity adjustments that reflect certain incremental expenses or other charges necessary, if any, to present fairly our Unaudited Pro Forma Combined Statement of Operation and Unaudited Pro Forma Combined Balance Sheet as of and for the period indicated as if the Company was a separate standalone entity. The following Unaudited Pro Forma Combined Financial Statements illustrates the effects of the following transactions (collectively, the “Pro Forma Transactions”):
•the transfer and/or contractual allocation to Solstice Advanced Materials pursuant to the Separation Agreement, Tax Matters Agreement and Employee Matters Agreement of certain residual corporate and other shared assets and liabilities that were not included in the historical Combined Financial Statements;
•the impact of the Transition Services Agreement and other transaction related agreements between Solstice Advanced Materials and Honeywell and the provisions contained therein (see “Certain Relationships and Related Party Transactions”);
•the effect of our anticipated post-separation capital structure, including (i) the issuance of approximately 158,724,128 shares, (ii) the incurrence of indebtedness of approximately $2.0 billion at an estimated weighted average interest rate of 5.8% and (iii) a cash balance of approximately $450 million;
•transaction and incremental income and costs expected to be incurred as an autonomous entity and specifically related to the Spin-Off; and
•other adjustments described in the Notes to the Unaudited Pro Forma Combined Financial Statements.
The Unaudited Pro Forma Combined Financial Statements have been prepared to include transaction accounting (including the impact of changes to our legal entity structure in anticipation of the Spin-Off), autonomous entity and management adjustments to reflect the financial condition and results of operations as if we were a stand-alone entity. Transaction adjustments have been presented to show the impact and associated cost as a direct result of the legal separation from Honeywell, including the establishment of Solstice Advanced Materials’ expected capital structure and funding at the time of Spin-Off, and the Tax Matters Agreement. Autonomous entity adjustments have been presented to show the impact of items such as the Transition Services Agreement, lease arrangements with third parties and Honeywell and certain incremental costs expected to be incurred as an autonomous entity. In addition, the Unaudited Pro Forma Combined Financial Statements include a presentation of management adjustments that management believes are necessary to enhance an understanding of the pro forma effects of the transaction. Actual future costs incurred may differ from these estimates.

The Unaudited Pro Forma Combined Financial Statements were prepared in accordance with Article 11 of Regulation S-X, as amended. The Unaudited Pro Forma Combined Financial Statements are subject to the assumptions, adjustments and estimates described in the accompanying Notes. The Pro Forma Transactions are based on available information and assumptions we believe are reasonable; however, such adjustments are subject to change. A final determination regarding our capital structure has not yet been made, and the Separation Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement and other transaction related agreements have not been finalized. As such, the Unaudited Pro Forma Combined Financial Statements may be revised in future amendments to reflect the impact on our capital structure and the final form of those agreements, to the extent any such revisions would be deemed material.
The Unaudited Pro Forma Combined Financial Statements have been presented for informational purposes only. The Unaudited Pro Forma Information is not necessarily indicative of our results of operations or financial condition had the Spin-Off and the related transactions been completed on the dates assumed and should not be relied upon as a representation of our future performance or financial position as a separate public company. The historical Combined Financial Statements have been derived from Honeywell’s historical accounting records and include certain corporate overhead and other shared costs which have been allocated to the Company. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an entity that operated independently of Honeywell during the periods or at the dates presented. See Note 1, “Business Overview and Basis of Presentation” and Note 3, “Related Party Transactions” to the audited Combined Financial Statements and unaudited Condensed Combined Financial Statements included elsewhere in this Information Statement for further information on the allocation of corporate and other shared costs. The following Unaudited Pro Forma Combined Financial Statements should be read in conjunction with our historical audited Combined Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Information Statement.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2025 (in millions, except per share amounts)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Product sales	$1,783	$—		$—		$1,783
Service sales	147	—		—		147
Net sales	1,930	—		—		1,930
Costs, expenses and other
Cost of products sold	1,132	4	(d)	—		1,136
Cost of services sold	116	—		—		116
Total cost of products and services sold	1,248	4		—		1,252
Research and development expenses	45	1	(d)	—		46
Selling, general and administrative expenses	198	5	(d)	8	(k), (l), (m)	211
Other expense	49	(2)	(b)	—		47
Interest and other financial charges	3	63	(a)	—		66
Total costs, expenses and other	1,543	71		8		1,622
Income before taxes	387	(71)		(8)		308
Income tax expense	148	(4)	(f)	—	(j)	144
Net income	239	(67)		(8)		164
Less: Net income attributable to noncontrolling interest	8	—		—		8
Net income attributable to Solstice Advanced Materials	$231	$(67)		$(8)		$156
Earnings per share:
Basic						$0.98	(h)
Diluted						0.98	(h)
Weight average common shares outstanding:
Basic						158.7	(h)
Diluted						158.7	(h)
See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2024 (in millions, except per share amounts)	Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Product sales	$3,453	$—		$—		$3,453
Service sales	317	—		—		317
Net sales	3,770					3,770
Costs, expenses and other
Cost of products sold	2,214	8	(d)	—		2,222
Cost of services sold	250	—		—		250
Total cost of products and services sold	2,464	8		—		2,472
Research and development expenses	83	1	(d)	—		84
Selling, general and administrative expenses	398	9	(b), (d)	47	(i), (k), (l), (m)	454
Other expense	15	(4)	(b)	—		11
Interest and other financial charges	13	126	(a)	—		139
Total costs, expenses and other	2,973	140		47		3,160
Income before taxes	797	(140)		(47)		610
Income tax expense	192	(16)	(f)	(8)	(j)	168
Net income	605	(124)		(39)		442
Less: Net income attributable to noncontrolling interest	11	—		—		11
Net income attributable to Solstice Advanced Materials	$594	$(124)		$(39)		$431
Earnings per share:
Basic						$2.72	(h)
Diluted						2.72	(h)
Weight average common shares outstanding:
Basic						158.7	(h)
Diluted						158.7	(h)
See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2025 (in millions)	Historical	Transaction Accounting Adjustment		Autonomous Entity Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$873	$(423)	(a)	$—		$450
Accounts receivable, less allowance of $7	659	—		—		659
Inventories	648	—		—		648
Other current assets	67	—		—		67
Total current assets	2,247	(423)		—		1,824
Property, plant and equipment – net	1,798	—		—		1,798
Goodwill	820	—		—		820
Other intangible assets – net	37	—		—		37
Deferred income taxes	2	—		—		2
Product loans receivable	263	—		—		263
Other assets	290	51	(a), (b)	4	(k)	345
Total assets	$5,457	$(372)		$4		$5,089
LIABILITIES
Current liabilities:
Accounts payable	$876	$—		$—		$876
Accrued liabilities	356	3	(d)	1	(k)	360
Total current liabilities	1,232	3		1		1,236
Long-term debt	—	1,971	(a)	—		1,971
Deferred income taxes	173	(62)	(g)	—		111
Product loans payable	297	—		—		297
Other liabilities	282			3	(k)	285
Total liabilities	1,984	1,912		4		3,900
EQUITY
Common stock, par value $0.01	—	2	(c)	—		2
Additional paid-in capital	—	1,420	(c), (e)	—		1,420
Net Parent investment	3,706	(3,706)	(b), (c), (d), (g)	—		—
Accumulated other comprehensive loss	(164)	—		—		(164)
Total Net Parent investment	3,542	(2,284)		—		1,258
Noncontrolling interest	(69)	—		—		(69)
Total equity	3,473	(2,284)		—		1,189
Total liabilities and equity	$5,457	$(372)		$4		$5,089
See accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

Note 1. Notes to the Unaudited Pro Forma Combined Financial Statements
Transaction Accounting Adjustments
(a)Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $2.0 billion that we expect will be incurred by us in connection with the consummation of the Spin-Off and that will be used primarily as partial consideration for the Advanced Materials business that Honeywell is transferring to us in connection with the Spin-Off. It is estimated that our cash balance will be approximately $450 million at Spin-Off. The adjustments assume that the indebtedness will comprise a senior secured term loan facility in an aggregate principal amount of $1.0 billion and the 2033 Notes in an aggregate principal amount of $1.0 billion. The terms of the senior secured term loan facility are subject to change and will be finalized prior to the closing of the Spin-Off, and the pro forma adjustments may change accordingly. The adjustment also assumes that we will enter into a revolving credit facility in an aggregate committed amount of $1.0 billion. We expect to capitalize an additional $8 million of issuance costs associated with the revolving credit facility, which will be amortized over the life of the facility agreement. Such issuance costs associated with the revolving credit facility have been included in Other assets in the Unaudited Pro Forma Combined Balance Sheet. The terms of the revolving credit facility are subject to change and will be finalized prior to the closing of the Spin-Off, and the pro forma adjustments may change accordingly. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources” for additional details.
The following represents adjustments to Long-term debt:

(in millions)	As of June 30, 2025
Issuance of debt	$2,000
Discount and debt issuance costs	(29)
Total pro forma adjustment to Long-term debt	$1,971
The following represents adjustments to Interest expense:

(in millions)	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Interest expense on total debt	$60	$121
Amortization of debt issuance costs	3	5
Total pro forma adjustment to Interest expense from debt	$63	$126
A 1/8 percent variance in the assumed interest rate on the floating rate indebtedness would change interest expense by $1 million and $3 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.
(b)Reflects the impact of our assumption of certain pension assets and liabilities for employees who are eligible for benefits under the U.S. defined benefit pension plan that is currently sponsored by Honeywell. For these employees we intend to sponsor a defined benefit pension plan after the Spin-Off with terms and benefits consistent with the existing Honeywell plans. As of June 30, 2025, the total net pension asset to be contributed to us amounted to $43 million. The Unaudited Pro Forma Combined Statements of Operations reflect an estimate of service costs, interest costs and expected return on plan assets for the defined benefit pension plan resulting in a net benefit of $2 million and $5 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively.
(c)Reflects the reclassification of Honeywell’s net investment in the Company, which was recorded in Net Parent investment, to Additional paid-in capital and Common stock to reflect the assumed issuance of 158,724,128 shares of our common stock at a par value of $0.01 per share pursuant to the Separation Agreement immediately prior to the Spin-Off. We have assumed the number of outstanding shares of our common stock based on the number of shares of Honeywell common stock outstanding on June 30, 2025, and a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock. The actual number of shares issued will not be known until the record date for the Distribution.
(d)Reflects adjustment for certain employee related liabilities and compensation expense for employees that have historically been shared with other Honeywell businesses and will be transferred to Solstice Advanced Materials from Honeywell and Honeywell affiliates in connection with the Spin-Off. See Note 1, “Business Overview and Basis of Presentation” to the historical unaudited Condensed Combined Financial Statements for further discussion of the basis of presentation of the Solstice Advanced Materials’ historical assets and liabilities. The table below provides further details on the addition of this compensation expense to the Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 2025 and for the year ended December 31, 2024:

(in millions)	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Cost of products sold	$4	$8
Research and development expenses	1	1
Selling, general and administrative expenses	5	10
Total adjustment	$10	$19
(e)The additional paid-in capital adjustments are summarized below:

(in millions)	As of June 30, 2025
Cash to Honeywell (a)	$(2,386)
Defined benefit pension (b)	43
Net Parent investment (c)	3,706
Solstice Advanced Materials common stock issuance (c)	(2)
Net assets transferred to Solstice Advanced Materials (d)	(3)
Deferred taxes (g)	62
Total adjustment	$1,420
(f)Represents the income tax impact of the transaction accounting pro forma adjustments for the six months ended June 30, 2025 and for the year ended December 31, 2024. This adjustment was primarily calculated by applying the statutory tax rates in the respective jurisdictions to each of the pre-tax pro forma adjustments, adjusted for the impact of a reduction in foreign tax credit utilization.
(g)Reflects the deferred tax effects of the pro forma adjustments at the applicable statutory income tax rates, and an adjustment to derecognize deferred tax balances related to capitalized research and development that existed as a result of using the separate return method but will not exist in Solstice Advanced Materials’ financial statements following the Spin-Off of $51 million.
(h)Pro forma basic and diluted earnings per share and pro forma weighted-average basic and diluted shares outstanding for the six months ended June 30, 2025 and for the year ended December 31, 2024, reflect the number of shares of Solstice Advanced Materials common stock which are expected to be outstanding upon completion of the Spin-Off (see note (c) above). The actual dilutive effect following the completion of the Spin-Off will depend on various factors, including the impact of Honeywell and Solstice Advanced Materials equity-based compensation arrangements. We cannot estimate the dilutive effects at this time.
Autonomous Entity Adjustments
(i)In connection with the Spin-Off, Solstice Advanced Materials will enter into a Transition Services Agreement (“TSA”) with Honeywell whereby Honeywell will continue to provide Solstice Advanced Materials IT support services at a cost for an estimated duration of twelve months post Spin-Off. The TSA has no impact on pro forma net income for the six months ended June 30, 2025 and resulted in a $31 million decrease to pro forma net income for the year ended December 31, 2024.
(j)Represents the tax impact of the autonomous entity pro forma adjustments for the six months ended June 30, 2025 and for the year ended December 31, 2024.
(k)Reflects the net impact of lease arrangements with third parties and sub-lease arrangements with Honeywell that have been entered into or will be entered into prior to the Spin-Off. This adjustment records the operating lease right-of-use assets and related operating lease liabilities based on the estimated present value of the lease payments over the lease term. The income statement impact of this adjustment results in a net benefit of less than $1 million for the six months ended June 30, 2025 and a net benefit of $1 million for the year ended December 31, 2024.
(l)Reflects the impact of new compensation agreements for new and existing executives of Solstice Advanced Materials. This adjustment of $7 million and $13 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, is primarily related to an increase in salary, bonus and stock-based compensation.
(m)Reflects the impact of the Trademark License Agreement as described in “Certain Relationships and Related Party Transactions” of $1 million and $4 million for the six months ended June 30, 2025 and for the year ended December 31, 2024, respectively, in respect of certain products sales.
Management Adjustments
We elected to present management adjustments to the Unaudited Pro Forma Combined Financial Statements and included adjustments necessary for a fair statement of such information.
Following the Spin-Off, we expect to incur incremental costs as a stand-alone entity in certain of our corporate functions (e.g., IT, finance and legal, among others) as well as certain operational functions (e.g., procurement and supply chain, among others). We received the benefit of economies of scale as a business unit within Honeywell’s overall centralized model; however, in establishing these independent corporate and support functions, the expenses may be higher than the prior shared allocation.
As a stand-alone public company, we expect to incur certain costs in addition to those incurred pursuant to the TSA as described in note (j) and other transaction and autonomous entity adjustments noted above. This includes costs resulting from:
•One-time and non-recurring expenses associated with Spin-Off and stand-up of functions required to operate as a stand-alone public entity. These non-recurring costs predominantly relate to non-capitalizable system implementation costs as well as applicable employee-related costs, and other business separation-specific items; and
•Recurring and ongoing costs required to operate new functions required for a public company, such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding, security, government relations, community outreach, and insurance.
We estimate that we would have incurred approximately $28 million (including estimated recurring expenses of $28 million) for the six months ended June 30, 2025 and $90 million of total expenses (including one-time expenses of approximately $46 million and estimated recurring expenses of $44 million) for the year ended December 31, 2024, if the Spin-Off had occurred on January 1, 2024. We expect to incur these costs beginning at Spin-Off, with one-time costs expected to be incurred over a period of twelve months post Spin-Off.
These management adjustments are reflective of the dis-synergies that we expect as a stand-alone public company. We estimated these dis-synergies by assessing the resources and associated one-time and recurring costs that each function (e.g., finance, IT, human resources, etc.) will require to stand up and operate Solstice Advanced Materials as a stand-alone public company.

The additional expenses have been estimated based on assumptions that our management believes are reasonable. However, actual additional costs that will be incurred could be different from the estimates and would depend on several factors, including the economic environment, results of contractual negotiations with third party vendors, ability to execute on proposed separation plans, and strategic decisions made in areas such as manufacturing, selling and marketing, R&D, IT, and infrastructure. In addition, adverse effects and limitations including those discussed in the section entitled “Risk Factors” to this document may impact actual costs incurred. We may also decide to increase or reduce resources or invest more heavily in certain areas in the future, which may differentiate the management adjustments even further from actual costs incurred in the future.
The management adjustments presented below are incremental to the autonomous entity pro forma adjustments. Management believes the presentation of these adjustments is necessary to enhance an understanding of the pro forma effects of the transaction. If we decide to increase or reduce resources or invest more heavily in certain areas in the future, that will be part of our future decisions and will not be included in the management adjustments below.
The tax effect has been determined by applying the applicable statutory tax rates to the aforementioned adjustments for the period presented. These management adjustments include forward-looking statements. See “Cautionary Statement Concerning Forward-Looking Statements” for additional details.
The table below sets forth the management adjustments for the six months ended June 30, 2025.

(in millions, except per share amounts)	Net income (loss)	Basic and diluted earnings per share	Basic and diluted weighted average shares
Unaudited pro forma combined net income(1)	$164
Net income attributable to noncontrolling interest	8
Unaudited pro forma combined net income attributable to Solstice Advanced Materials(1)	$156	$0.98	158.7
Management adjustments	(28)
Income tax expense (benefit)	(6)
Unaudited pro forma combined net income attributable to Solstice Advanced Materials after Management adjustments	$134	$0.84	158.7
________________________
(1)As shown in the Unaudited Pro Forma Combined Statement of Operations.

The table below sets forth the management adjustments for the year ended December 31, 2024.

(in millions, except per share amounts)	Net income (loss)	Basic and diluted earnings per share	Basic and diluted weighted average shares
Unaudited pro forma combined net income(1)	$442
Net income attributable to noncontrolling interest	11
Unaudited pro forma combined net income attributable to Solstice Advanced Materials(1)	$431	$2.72	158.7
Management adjustments	(90)
Income tax expense (benefit)	(22)
Unaudited pro forma combined net income attributable to Solstice Advanced Materials after Management adjustments	$363	$2.29	158.7
________________________
(1)As shown in the Unaudited Pro Forma Combined Statement of Operations.

BUSINESS
Our Company
Solstice Advanced Materials is a global, differentiated advanced materials company and a leading global provider of refrigerants, semiconductor materials, protective fibers and healthcare packaging. We operate through two segments, reported as Refrigerants & Applied Solutions (which we refer to in this Information Statement as “RAS”) and Electronic & Specialty Materials (which we refer to in this Information Statement as “ESM”). Our business is an industry innovator as well as a technology leader, supported by some of the industry’s most well-known brands.
Our RAS segment is a leading manufacturer of LGWP refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of HVAC/R, automotive, energy, building and appliance insulation and healthcare. RAS products include, among others, LGWP refrigerants, blowing agents, aerosol propellants, cleaning solvents, high-barrier pharmaceutical packaging materials and alternative energy services. Our products are distributed and sold through well-known brands like Solstice, Genetron and Aclar. Our ESM segment is a leading provider of electronic materials, industrial-grade fibers and laboratory life sciences chemicals. ESM primarily serves the semiconductor, defense, pharmaceutical and construction end markets. ESM products include, among others, sputtering targets, lightweight high-strength fibers and high-purity life sciences solutions. Our products are distributed and sold through well-known brands like Spectra, Fluka, and Hydranal.
We benefit from strong secular demand resulting from certain growing trends, including government regulated sustainability targets, semiconductor production, healthcare and life sciences, defense and safety and advanced electrification—all across a diverse set of products, systems and solutions. Over the last decade, we tailored our products toward highly specialized offerings in targeted, high-growth end markets that value differentiated technology and manufacturing capabilities. We maintain longstanding leadership positions backed by decades of innovation in high value-added product segments. Our strong manufacturing capabilities are often located in proximity to our customers across the globe. Our long history of innovation, supported by over 5,700 issued patents and pending applications as of June 30, 2025, allows us to closely collaborate with our customers, providing us with a client-specific, specialized product portfolio.
During 2024, we served over 3,000 customers across a wide range of end markets in approximately 120 countries and territories. Our global presence included 21 manufacturing sites, four R&D sites and more than 3,900 employees as of June 30, 2025.
On October 8, 2024, Honeywell announced its plan to spin off its Advanced Materials business as an independent, publicly traded company to its shareowners. The Advanced Materials business is currently part of Honeywell’s Energy and Sustainability Solutions reported segment. The Advanced Materials business dates back to the 1800s, becoming part of Allied Chemical and Dye Corporation in 1920 and later AlliedSignal, which merged with Honeywell in 1999. The Advanced Materials business was officially established within Honeywell after Honeywell’s Spin-Off of AdvanSix, its Resins and Chemicals business, in 2016.
We intend to create value for our stakeholders and enhance our value proposition to customers through defined and actionable strategies. We plan to further improve our customer offerings by capitalizing on secular growth trends and making targeted investments into innovation and manufacturing capabilities. We seek to enhance our growth prospects through disciplined portfolio management, including organic expansion into higher-value adjacent products and end markets, as well as inorganically through selective strategic acquisitions. We also plan to focus on disciplined cost management and leveraging our supply chain expertise to support profitable growth.
Our strong Adjusted EBITDA margin profile is supported by the Honeywell Accelerator operating model. The Honeywell Accelerator operating model utilizes systems, processes, best practices and management philosophies spanning across the whole organization and benefiting customers and stakeholders. In connection with the separation, Honeywell will provide Honeywell Accelerator tools and processes to Solstice Advanced Materials, and after the Spin-Off, Solstice Advanced Materials will use, evolve and tailor such tools and processes to develop the Solstice operating model with a focus on five key organizational pillars—innovation and commercialization, commercial excellence and growth, capital deployment and optimization, supply chain and logistics and manufacturing excellence. We strongly believe that the Solstice operating model will provide us with strong competitive advantages relative to our peers. We expect that the Solstice operating model will be deeply embedded throughout our organization, across business lines and hierarchical structures.
Our Competitive Strengths
We believe we benefit from the following competitive strengths:
Global Leader in Innovative Advanced Materials
We are a global leader in advanced materials, providing innovative and specialized offerings with strategic positions in targeted, high-growth end markets that value differentiated technology and manufacturing capabilities, resulting in a high level of customer intimacy.
Honeywell and the management team of its Advanced Materials business have worked to position the business to successfully operate in high value-added specialty solutions markets, requiring complex chemistry and material science know-how. Our portfolio focuses on critical, enabling solutions which help our end customers solve environmentally-driven regulatory challenges, provide unique lightweight defense products and develop cutting edge products in the semiconductor, healthcare and life sciences markets. Across our diverse business lines, we are recognized as a market leader through our technology, quality and innovation.
In our RAS segment, we operate world-scale production facilities in the U.S., as well as global partnerships, that provide specialty solutions across the molecular value chain for regulatory-compliant, next-generation LGWP refrigerants and blowing agents. We are a key supplier of refrigerants used in stationary refrigerant applications and in automotive vehicles in global markets. We believe we are a leading global producer of blowing agents for several large end markets due to our strong U.S. footprint and deep partnerships in key regions. Our innovation and manufacturing capabilities provide a strong platform to expand into market adjacencies with add-on products and derivatives. For example, we believe we are well positioned to establish a leadership position in battery chemicals for the automotive and stationary storage end markets, which can be integrated into our existing production capabilities. In the healthcare industry, our leadership position in specialty molecular solutions allows us to be a leading supplier of emission-reducing propellants for metered dose inhalers. For over 50 years, we have been an industry leader for specialty medical and pharmaceutical barrier packaging, where our protective films provide the highest moisture barrier of any clear thermoplastic film.
In our ESM segment, we are an innovation and quality leader for the production of UHMWPE fiber. We maintain a strong customer base and relationships with various military organizations and law enforcement agencies, making us a key supplier in the value chain. We were also among the first materials suppliers for the semiconductor industry, building upon over 50 years of experience as a key supplier to the electronics industry. Today, we are a leading provider of sputtering targets and other ultra-high-purity materials, enabling semiconductor customers to manufacture leading-edge products. We are a key U.S.-based manufacturer of copper manganese sputtering targets, a key material used in the most advanced 3nm process in semiconductor and industrial manufacturing. In addition, we provide high-purity specialty chemical solutions enabling semiconductor manufacturers and other niche end markets to increase yields and production output. Furthermore, we have a leading brand and distribution network in life sciences research materials, where we provide high-purity solutions to several end markets, enabling complex chemical research processes in state-of-the-art laboratories.
Each of our brands, such as Solstice, Genetron, Aclar, Spectra, Fluka, and Hydranal, is valued for high quality, purity and safety standards, as well as high customer satisfaction throughout the industry. As a technology leader, we heavily focus on proprietary solutions, supported by a differentiated intellectual property portfolio with over 5,700 issued patents and pending applications as of June 30, 2025. We have four standalone focused R&D centers while a majority of our 21 manufacturing sites have integrated R&D capabilities. We employ a dedicated team of over 300 technologists and engineers around the globe, helping us to be at the forefront of innovation. We maintain a leading manufacturing base with unique capabilities, global scale and customer proximity. Our extensive experience in chemical synthesis and commercial-scale manufacturing led to the development of process-related patents and other proprietary technology (including know-how and trade secrets).

Deep Customer Relationships and Manufacturing Proximity
We help solve the most complex problems for our customers by providing differentiated and highly specialized solutions, with unique manufacturing capabilities in proximity to our customer base, which are often developed in partnership with our customers.
We serve a diverse and global customer base of over 3,000 customers, largely comprised of blue chip companies and industry leaders, as well as government agencies, across a variety of resilient end markets. In 2024, no single customer accounted for more than 3% of our net sales, and our top 10 customers accounted for less than a fifth of our net sales. The strength of our customer relationships and the quality of our differentiated products facilitate our ability to enter into long-term customer contracts. This is demonstrated by an average customer tenure of over 10 years. We have supplied many of our largest customers for several decades and we continue to cultivate our deep customer relationships.
By working with our customers on their most demanding and sophisticated challenges, we become deeply supportive of our customers’ processes. The opportunity to solve and co-develop products for our customers’ most complex problems enables us to make offerings even more specialized and application specific. For example, through these cooperations we developed a portfolio of products which satisfy the global regulatory mandates for the next generation of cooling products. We leveraged our specialty refrigerant materials core competencies to expand to the healthcare industry, where we offer Solstice Air, our ultra-LGWP propellant for metered dose inhalers. Our Spectra lightweight, high-strength, industrial grade fibers are used as ballistic armor protection materials for vests, vehicles and helmets. We are a supplier to the U.S. military, and our high-end armor technology is supplied to several other governments’ military and law enforcement agencies, for which we have been a trusted supplier since entering the market in the early 1990s. Spectra fiber is made of UHMWPE using our proprietary gel-spinning process. In addition, we expanded our offerings of Spectra fibers used in military applications to medical device manufacturers for ultrafine, lifesaving medical fibers in the healthcare industry.
Besides a high level of customer intimacy achieved through our specialized, client-specific, manufacturing know-how, we benefit from manufacturing sites located in close physical proximity to our customers. We focus on providing strong supply chain security and benefit from reshoring trends and policies. We maintain a strong U.S. presence, as well as a global footprint strengthened by partners across the globe, especially in India and other parts of Asia. We manage a large, global customer base across more than 120 countries and territories. Furthermore, our manufacturing footprint in the U.S. includes growing end markets experiencing increasing investments, such as energy or semiconductors. These factors result in high customer retention, characterized by long customer tenure, low churn rates and a growing customer base. Combined, we have industry-leading customer satisfaction scores, averaging above 96% during the last eight quarters, as of June 30, 2025.
Long-Term Secular Growth Across End Markets
We benefit from strong secular demand resulting from certain growing trends, including government regulated sustainability targets, semiconductor production, healthcare and life sciences, defense and safety and advanced electrification—all across a diverse set of products, systems and solutions. Our exposure to long-term secular growth trends across segments results from our efforts to position our product lines toward highly specialized offerings in targeted, high-growth end markets.
Across our RAS segment, we expect to benefit from growing demand for regulatory-compliant next-generation LGWP refrigerants. Demand for new, innovative and more LGWP refrigerants is driven by government regulations, customer sustainability goals and increased product efficiency. For example, since January 2025, manufacturers in the U.S. are required to use a refrigerant with a GWP of 700 or lower pursuant to an EPA mandate. Our offering that meets this requirement is R-454B, which is being widely adopted in new air conditioning and heat pump systems in the U.S., with other major countries following suit. For HVAC/R end markets, we offer a broad range of LGWP and reduced GWP refrigerants, designed to address a broad range of global sustainability and regulatory requirements. Other applications driving demand include heating electrification—which increases regulatory demand for heat pumps—and data center cooling. Additionally, we anticipate benefiting from growing demand for specialty battery solutions driven by the automotive and stationary storage end markets. We believe we are well positioned to capitalize on this demand due to our world-scale U.S. facility and deep manufacturing capabilities, enabling expansion into adjacent products and end markets. Furthermore, we anticipate growing demand for advanced materials in healthcare applications such as medical aerosols for metered dose inhalers and protective materials in healthcare packaging. Lastly, we expect increased demand for critical products and conversion services used in nuclear power generation, driven by domestic localization and heightened energy security requirements. We believe we, as the sole U.S. domestic supplier of uranium hexafluoride conversion services, are well positioned to meet this demand.
Our ESM segment serves several highly attractive end markets. In the electronics market, we anticipate increased demand for existing and new material solutions within our sputtering targets, dielectrics and thermal management portfolios, which are necessary for producing leading-edge semiconductors, advanced packaging and advanced displays. In the ballistic armor market, we expect growth driven by increased global government defense and security spending. As a U.S.-based producer of specialty lightweight high-strength industrial-grade fiber, we are well positioned to benefit from the U.S. military’s transition of next-generation integrated head protection systems and small arms protective insert plates. Additionally, we foresee continued growth in demand for various specialty high-purity chemicals for oligonucleotide synthesis, increasingly utilized in important life sciences areas such as genetic research, biotechnology, molecular diagnostics and pharmaceutical R&D.
Value Creation Opportunities as an Independent Company
We believe our status as a standalone company will unlock multiple new value creation opportunities for Solstice Advanced Materials.
Solstice Advanced Materials is currently a part of Honeywell’s Energy and Sustainability Solutions segment, representing approximately 10% of Honeywell’s total net sales as of 2024. By becoming a standalone company, we expect to increase our ability to direct our focus and capital in a more agile fashion. We will have full autonomy to solely concentrate on Solstice Advanced Materials, operating dynamically and making strategic investments to execute our long-term strategy.
We plan to create additional value for customers and stakeholders through defined and actionable strategies. We believe our strong balance sheet and market positions, together with flexible capital allocation, will support growth opportunities and capital returns to shareowners. We anticipate strong organic growth driven by our leadership positions, new product innovations, manufacturing capabilities, robust customer base and positive secular global trends. We intend to enhance organic growth through customer-partnered innovation and expansion into adjacent and new products, geographies, customer groups and end markets. Previously established ventures with strategic partners in key geographies allow us to enter new markets, accelerate go-to-market speed, drive local adoption and increase customer proximity. We will leverage global manufacturing partnerships to drive regional growth while focusing on efficient cost structures to sustain our strong margin profile.
Inorganically, we expect to continuously identify and evaluate a robust pipeline of strategic acquisition targets to realize value upside and optimize our portfolio. Our standalone status will enhance our disciplined approach to portfolio management. Solstice Advanced Materials is well positioned to pursue inorganic growth in various advanced materials businesses characterized by differentiated innovation in high-growth markets, and will benefit from management’s rigorous application of the Solstice operating model, validated by a track record of value creation in our core businesses.
Resilient and Best-in-Class Financial Profile
We believe we have an attractive financial profile characterized by resilience, long-term mid-single-digit organic growth and strong Adjusted EBITDA margins that will be supported by the Solstice operating model.
We grew our net sales at a CAGR of 6.2% from 2019 to 2024. Our net sales growth benefited from rising customer demand and the ability to drive value for customers, realized in pricing for products and solutions according to a value-based approach.

Our diversified product lines, customer base and end markets allow significant net sales visibility given our long-term customer contracts. Our increasing order rates surpass our existing production capacity in key product lines. These attributes facilitate efficient resource allocation, financial planning and investments. Our strong customer base, coupled with our innovative R&D teams and technical client-specific support and intellectual property, facilitate the recurring nature of our net sales.
We believe our Adjusted EBITDA margin profile is among the strongest in the industry and is supported by our high-value-add specialty solutions, manufacturing expertise, customer proximity and mastery of the Honeywell Accelerator operating model (Honeywell will provide us with Honeywell Accelerator tools and processes, and after the Spin-Off, we will use, evolve and tailor such tools and processes to develop the Solstice operating model). We believe our value proposition creates strong customer demand and loyalty, given the strong reliability and quality of our products. Throughout Honeywell’s ownership, we achieved commercial and operational excellence through the Honeywell Accelerator operating model, which is deeply embedded throughout our organization and ingrained in each business line, across the hierarchical structure and which we will continue to apply through the Solstice operating model. With the constant implementation and execution of this operating model, we expect to experience consistent and superior sales, order and pricing management, faster execution speed, greater customer satisfaction, higher manufacturing efficiencies, cost savings and increased innovation and product development. Within Honeywell, we continuously invested in our business and production capabilities, averaging 8% of capital expenditures as a percentage of net sales, between 2022 and 2024. As outlined in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our capital expenditures may increase in the coming years due to strategic and disciplined project-related manufacturing expansion as a response to expected long-term customer demand beyond current production capacity.
Strong Management Team
Our management team combines extensive industry experience and demonstrated leadership with a proven track record.
To enhance its Advanced Materials business, Honeywell has significantly invested in management for the business, establishing a leadership team composed of experts from industry-leading firms, each with an outstanding record of success, that has worked to position the business to successfully operate within high-value-add specialty solutions markets and delivered growth, profitability and competitive strength. Our current executive management team has an average of approximately 25 years of relevant work experience, primarily in the advanced materials and specialty chemicals industries.
Dr. Rajeev Gautam will serve as non-executive Chairman of the Board of Directors of Solstice Advanced Materials, effective upon completion of the Spin-Off. Dr. Gautam brings more than four decades of experience at Honeywell in the process technologies and advanced materials sectors. Prior to his retirement in 2021, he served as President and Chief Executive Officer of Honeywell PMT, the segment in which the Advance Materials business operated, and previously served as President of Honeywell UOP. David Sewell joined Honeywell as President and Chief Executive Officer of the Advanced Materials business in March 2025 and is expected to serve as President and Chief Executive Officer of Solstice Advanced Materials following the Spin-Off. Mr. Sewell brings more than 30 years of experience in the materials and chemicals industries, having previously served as the President and Chief Executive Officer of WestRock Company. Prior to this, he was the President and Chief Operating Officer of The Sherwin-Williams Company and spent more than 15 years in General Electric’s Plastics and Advanced Materials Division. Tina Pierce became Chief Financial Officer of the Advanced Materials business in May 2025 and is expected to serve as Senior Vice President and Chief Financial Officer of Solstice Advanced Materials following the Spin-Off. Previously, Ms. Pierce served as the Vice President and Chief Financial Officer of Honeywell’s Industrial Automation segment and has over 25 years of experience at Honeywell as a global Chief Financial Officer of several Honeywell businesses, including the Industrial Automation, PMT and Home and Building Technologies segments. Jeffrey Dormo and Simon Mawson previously led business units of Honeywell Advanced Materials and were promoted to lead the businesses that will become Solstice Advanced Materials’ two business segments, each taking on the role of Senior Vice President for RAS and ESM, respectively. Brian Rudick, previously the Vice President and General Counsel of Honeywell’s Energy and Sustainable Solutions business segment, and Jason Clifford, previously the Vice President, Human Resources – Global Operations & Technology and Regional HR Leader of

Analog Devices, are expected to serve as Senior Vice President and General Counsel and Senior Vice President and Chief Human Resources Officer, respectively, of Solstice Advanced Materials following the Spin-Off. Each leader brings a significant range of experience in the chemicals and specialty materials industry, with a focus on business growth and strengthening customer relationships.
Solstice Advanced Materials’ executive leadership team is supported by a strong and experienced mid-level management team and more than 3,900 employees who drive product innovation, manage day-to-day operations, deliver best-in-class customer service and execute our long-term strategy. Members of the second-layer management team, directly reporting to segment General Managers, average over 20 years of relevant industry experience in advanced materials and specialty chemicals sectors. Both the top- and mid-level management teams will maintain strong alignment with our shareowners’ interests immediately following the Spin-Off, with managerial incentives tied to shareowner success.
Our Strategies
Utilize Our Leading Positions to Capture Organic Secular Growth
We benefit from leading positions across our existing business lines in LGWP refrigerant materials, specialty fibers, electronic materials, healthcare and life sciences. Under our common product platforms, we believe we are favorably positioned to capture the long-term secular growth trends in the markets our segments serve.
We aim to utilize our leading positions in LGWP refrigerants and blowing agents to benefit from a growing regulation-driven transition to more environmentally conscious specialty solutions across two main markets: stationary end markets, where manufacturers in the U.S. are required to use LGWP refrigerants in new air conditioning and heat pump systems, and emerging automotive end markets currently transitioning to LGWP refrigerants, similar to regulated markets. In regulated markets, such as the U.S., the EU, Japan and South Korea, LGWP refrigerants are used in almost every new car sold. We will further concentrate on high-end, light-weight armor technology, providing our customers with well-recognized Spectra products during periods of increasing security needs and the U.S. military’s transition of next-generation integrated head protection systems and small arms protective insert plates. We intend to reinforce our leading position as a key U.S.-based manufacturer of copper manganese sputtering targets (used to fabricate leading-edge semiconductors), and we believe we are well positioned to capitalize on the significant reshoring of leading-edge production. In addition, we intend to leverage our know-how to enter the advanced packaging and advanced display spaces with new offerings. We aim to capitalize on growing needs for healthcare and life sciences applications across our portfolio. Specifically, we expect to leverage our domain expertise to capitalize on increasing demand for LGWP inhaler solutions for asthma patients, greater longevity of pharmaceutical products driven by sustainability targets and customer preferences, and accelerating growth of high-purity research chemicals for state-of-the-art oligonucleotide synthesis, which we believe is set to transform the pharmaceutical industry.
Drive Innovation in Close Partnership with Our Customers
We operate some of the industry’s most innovative R&D centers, which provide a strong basis for future innovation and the continued development of differentiated products, technologies and patents. Each business is responsible for executing an innovation roadmap and ensuring alignment with our long-term R&D and company strategy. Individual innovation projects and overall innovation portfolio management will be guided by the Solstice operating model to ensure alignment, maximize efficiency and leverage group resources. Our net sales are influenced by new product introductions, defined as new products launched in the past five years, which contributed 45% of our sales in 2024. Ongoing investments in both our core and new products help us to sustain strong product offerings and give us confidence around our superior innovation capabilities and successful customer collaborations.
We continuously explore R&D partnership opportunities with customers to advance our intellectual property portfolio while delivering high-performance products at competitive prices. Focus areas include next-generation refrigerant molecules, where we believe we are well suited to partner with industry leaders or customers. We see further opportunities in battery chemical materials, next-generation electronic materials for advanced packaging and advanced displays, and renewable energy and electrification solutions. These opportunities could drive deeper collaboration through customer partnerships or joint ventures, shared facility investments and leveraging industry-leading expertise to expand into new strategic markets and technologies.
We maintain a large global customer base and strong customer relationships by developing client-specific solutions to solve their most complex problems. We partner with multiple customers to develop our next-generation phase-change materials for a variety of end applications. We intend to remain close to our customers through production proximity and co-development. We believe that developing new solutions in partnership with customers provides a high level of predictability for potential sales. One successful example is our partnership with a leading pharmaceutical manufacturer, whose next-generation inhalers will use Solstice Air, reducing greenhouse gas emissions by up to 99.9% compared to the propellant it replaces.
Invest Further into Our Manufacturing Capabilities
We forecast strong demand growth across our major business lines, which will support our strategy to efficiently deploy capital to maintain and upgrade our world-class production capabilities. Additionally, we expect to benefit from increased agility and independence in our capital allocation policy as a standalone company. For example, we expect our current production facilities for LGWP refrigerants to serve as a robust platform to build next-generation ultra-LGWP molecules, facilitating continued growth of our core business across multiple products and end markets.
We plan to leverage partnerships to share investments into new large-scale production facilities, while benefiting from partnership synergies and cost-sharing. Such partnerships and joint ventures help us to drive local product adoption and increase customer proximity, in addition to our wholly owned operations. We expect benefits from rapid execution, continuing to leverage our extensive R&D expertise and flexible pilot facilities. Our advanced pilot and scale up capabilities allow us to design and start up new plants efficiently. We plan to continuously adapt our unique production strategies and implement stage-gated approaches where necessary, allowing us flexibility in market entry strategies across key regions.
We intend to utilize best practices under the Solstice operating model to drive operational efficiencies and mechanical integrity within our factories. We remain committed to the highest standards of safety, governance and environmental responsibility in our operations.
Further Expand into Adjacent Products and End Markets
We believe we are well positioned to utilize our common platforms and manufacturing capabilities to expand into adjacent products and markets in the near-to mid-term. We have significant experience in value-added product portfolio expansion, targeting growth and margin accretive business areas. For instance, we have successfully expanded our LGWP refrigerant solutions into multiple end markets, including automotive, stationary, foam and industrial and healthcare. Additionally, we successfully entered the copper manganese sputtering targets market for advanced-node semiconductors by leveraging our 50 years of leadership experience as an electronic materials supplier.
Through our common production platform for LGWP refrigerants, we plan to expand into heating electrification via heat pumps in Europe replacing gas fired boilers, driven by sustainability initiatives and regulations, and in other global regions driven by heat efficiency improvements. We see potential to enter the data center cooling market, leveraging our robust R&D capabilities and intellectual property portfolio to develop new specialty solutions. We believe we are well positioned to expand into battery chemicals for automotive and stationary storage end markets. Such expansions rely on specialized manufacturing capabilities, which we can provide due to our expertise in complex production and purification processes. We aim to further expand our healthcare and life sciences end market presence through packaging and fibers, among other areas. Leveraging our expertise and connections in the electronics market, we are developing new materials for advanced packaging and advanced displays. Additionally, we are utilizing new UHMWPE fiber process innovations to enter the armor mid-market with new offerings, where we have partnered with our customers and have a strong sales pipeline.

Accelerate Growth Through Portfolio Optimization
Solstice Advanced Materials leadership intends to continuously reassess and optimize our existing product portfolio. We believe that we will be well positioned to pursue inorganic growth strategies in numerous business units. We regularly identify and evaluate a robust pipeline of acquisition targets across all businesses to broaden our portfolio, access differentiated technologies and innovations, and expand our exposure to high-growth markets. As a standalone company, we expect our agility and independence in capital allocation decisions will allow us to effectively pursue identified, actionable acquisition opportunities.
We see add-on opportunities, synergy potential and value creation opportunities in our existing business lines, such as electronic materials, thermal management components and systems, LGWP refrigerants, blowing agents, solvents and aerosols and other fluorinated materials, and near-adjacent life sciences chemicals. Our acquisition strategy will focus on long-term secular trends aligned with our strategic pillars for inorganic growth. We remain open-minded toward adjacent product segments, end markets and customer groups, as previously demonstrated by our expansions into healthcare via medical fibers or emission-reducing propellants for inhalers. We plan to focus on several end markets including thermal management and materials for our next-gen semiconductor technology, battery and electronic materials, advanced healthcare packaging, adjacent packaging materials, recyclability, biopharmaceuticals, life sciences and downstream composites. We expect our acquisition targets will benefit from our management’s deep knowledge and rigorous application of the Solstice operating model, validated by a proven record of value creation.
Maintain a Sharp Focus on Cost Structure and Superior Execution
We aim to maintain and expand our best-in-class Adjusted EBITDA margins. An integral part of our strong margin profile is our focus on high value-add specialty solutions for our customers. By focusing on strongly differentiated, customer-specific solutions, we expect our customers to continue purchasing our products based on quality and reliability as key differentiators.
We aim to maintain a lean cost structure based on operational excellence and continuous improvement guided by the Solstice operating model. Our manufacturing processes are continuously monitored and analyzed, leading to improved manufacturing standards, including our world-class safety commitment, and asset efficiency. Our global manufacturing footprint and proximity to customers, combined with strategic production partnerships, support our lean cost structure. We benefit from commercial excellence through productive supplier negotiations and scale across common production platforms.
Additionally, we will execute productivity initiatives amplified by the Solstice operating model. These initiatives are embedded deeply across each business line. For example, we identified circularity opportunities in sputtering target production, increasing material utilization, yields and recyclability, while reducing costs and waste. We constantly implement new technological solutions, such as real-time tracking tools in refrigerant and chemical supply chains, increasing efficiencies, customer satisfaction and cost savings. We remain committed to operational excellence.
Our Portfolio and Reported Segments
We operate through two segments, reported as RAS and ESM. Each segment has its own product portfolio and set of complementary businesses, serving distinct end markets. RAS primarily focuses on specialty solutions across the molecular value chain of LGWP refrigerant, blowing agent, solvent and aerosol materials for various end markets such as HVAC/R, automotive, energy, building and appliance insulation and healthcare. ESM provides primarily electronic materials, industrial-grade fibers and laboratory life sciences chemicals for diverse end markets such as semiconductors, defense, pharmaceutical and construction. We leverage sales activities, distribution activities and R&D know-how across both segments for select applications and end markets.

Below is a description of Solstice Advanced Materials’ net sales by segment, region and end market for the year ended December 31, 2024:

Segment Mix	Geographic Mix(1)	End Market

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(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales of $720 million for the year ended December 31, 2024.
Refrigerants & Applied Solutions Segment
Overview of Refrigerants & Applied Solutions
Our RAS segment is a leading manufacturer of LGWP refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of HVAC/R, automotive, energy, building and appliance insulation and healthcare. Its products include LGWP refrigerants, blowing agents, aerosol propellants, cleaning solvents, high-barrier pharmaceutical packaging materials and alternative energy services. Our products are distributed and sold through well-known brands such as Solstice, Genetron and Aclar.
Below is a description of RAS’ net sales by product offering and region for the year ended December 31, 2024:

Product Offering	Geographic Mix(1)

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(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales.

Overview of Businesses
RAS operates through the following businesses: Refrigerants, Building Solutions & Intermediates, Alternative Energy Services and Healthcare Packaging.
•Refrigerants: The Refrigerants business develops and manufactures leading LGWP refrigerants for stationary and automotive applications. We serve comfort cooling as well as the refrigeration end markets. Our products are primarily sold to HVAC/R and automotive OEMs as well as aftermarket wholesalers under our Solstice and Genetron brands. We differentiate ourselves through strong brand recognition, global channel access and a deep aftermarket partner network. We are a leading global provider of refrigerants for the automotive end market, clearly differentiated by global commercial reach, customer relationships and a strong intellectual property portfolio, further strengthened by our position in the vehicle service aftermarket business.
•Building Solutions & Intermediates: The Building Solutions & Intermediates business is a leading supplier of LGWP blowing agents for insulating foam and appliance insulation, as well as cleaning solvents. We mainly serve the construction end market. Our products and services are sold to a wide range of customers, from construction companies and appliance OEMs to distributors. We are recognized as a technology leader with a strong U.S. footprint, benefiting from significant commercial reach, channel access and deep customer relationships due to unique formulation processes specific to each customer.
•Alternative Energy Services: The Alternative Energy Services business provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants. Together with our joint venture partner General Atomics, we are the only provider of these services in the U.S.
•Healthcare Packaging: The Healthcare Packaging business is a global leader in specialty packaging materials characterized by a high moisture barrier and high clarity as well as lower emissions medical aerosols, leveraging our fluorinated chemistries expertise. We serve the medical and pharmaceutical end markets. Our products are primarily sold to medical and pharmaceutical packaging producers through our Aclar and Solstice brands. For over 50 years, we maintained our position as an industry leader for differentiated specialty medical and pharmaceutical barrier packaging.
Business and Products
RAS comprises Refrigerants, Building Solutions & Intermediates, Alternative Energy Services and Healthcare Packaging, each of which develops, produces and sells advanced materials based on the fluorine molecular value chain, achieving high synergies across businesses.
Our Refrigerants business develops and manufactures LGWP refrigerants for two main end markets: stationary and automotive. The refrigerants portfolio primarily includes HFOs, HFO blends and some HFCs for currently converting markets. The stationary refrigerants business is a leading manufacturer of energy-efficient, ultra-LGWP refrigerants, mainly used in HVAC/R systems for residential cooling, commercial and industrial refrigeration, supermarkets, cold storage, chillers, food processing and data centers. Additionally, our Solstice HFO refrigerants are used in heat pumps for district, residential and commercial heating applications. In food retail, our energy-efficient Solstice HFO refrigerants are used by supermarkets around the globe for low and medium temperature applications such as coolers, freezers and refrigerated displays. For industrial applications, our Solstice HFO refrigerants replace boilers as heating sources in chillers and heat pumps. Our Solstice 454B is an LGWP refrigerant, helping to minimize environmental impact through increased efficiency while lowering our customers’ redesign costs and capital expenditures. Solstice 454C outperforms carbon dioxide in normal and high ambient conditions in various applications, helping customers meet energy efficiency and sustainability goals without sacrificing system performance. For end markets converting towards LGWP refrigerants, we still offer reduced-GWP HFCs under our Genetron brand. We are well positioned to capitalize on adjacent opportunities such as data center cooling or the electrification of heating via heat pumps.
Our automotive refrigerants business is a leading manufacturer of LGWP refrigerants, primarily R-1234yf. LGWP refrigerants are required in nearly every new car sold in regulated markets as part of a vehicle’s air conditioning system, absorbing heat and cooling the vehicle’s interior. For automotive and transportation applications, our

Solstice refrigerants are used in conventional, hybrid, electric, heavy-duty and refrigerated vehicles. In regulated markets, which are well advanced in the transition to LGWP refrigerants, we offer HFOs, as well as HFCs for the part of the market that still needs to transition. Similarly, we offer both HFOs and HFCs in developing countries, which are at an earlier stage of the transition to LGWP refrigerants.
Our Building Solutions & Intermediates business is a key supplier in fluorine-based derivatives. We develop and manufacture LGWP blowing agents for residential and commercial structures, appliance insulation and cleaning solvents. Our Solstice LGWP blowing agents enable spray foam to provide superior insulation for residential and commercial properties while reducing energy usage. For automotive and transportation applications, our Solstice blowing agents insulate conventional, hybrid, electric, heavy-duty and refrigerated vehicles. For industrial applications, our Solstice solvents and flushing agents are used for vapor degreasing and precision cleaning.
Our Alternative Energy Services business provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants in North America, Europe and Asia. Conversion requires extensive expertise in hydrofluorination and fluorination processes, positioning us as the only U.S.-based supplier. Our Alternative Energy Services business operates through ConverDyn, a joint venture with General Atomics, where we currently act as controlling partner. Solstice Advanced Materials provides uranium hexafluoride conversion services from the AES Facility to the Company’s ConverDyn joint venture through a decades-long supply agreement. In addition, from time to time in the ordinary course of business to the extent permitted under applicable law, ConverDyn has in the past, and may in the future, purchase additional conversion services from third parties on an ad hoc, purchase order basis on terms attractive to ConverDyn to facilitate incremental sales to ConverDyn’s customers and/or build inventory to support future sales to ConverDyn’s customers. After a temporary production halt from 2017 to mid-2023 (implemented in response to market dynamics that had been created by an approximate five-year period of excess global supply), we restarted operations in 2023 and continue investing to increase throughput and reduce downtime. The joint venture experiences strong long-term customer demand, with approximately $2 billion in backlog orders as of June 30, 2025, and the Company currently expects supply and demand in this area to be balanced in the long-term. In addition, the U.S. President has recently ordered, among other actions, the Secretary of Energy to “develop a plan to expand domestic uranium conversion capacity,” (Executive Order 14302, §3). Because the AES Facility is the sole domestic facility producing uranium hexafluoride gas, and continued commercial viability and expansion of production at the AES Facility is instrumental to the fulfillment of the Administration’s energy dominance objectives, the Department of Energy has entered into an agreement with the Company pursuant to which the Department of Energy will share in certain costs in connection with the expansion of our AES Facility. While we do not believe it to be a probable scenario, if we do not meet certain timing requirements for completing projects partially funded by the Department of Energy, we may be required to pay liquidated damages. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results—Refrigerants & Applied Solutions” for more information about the Company’s ConverDyn joint venture.
Our Healthcare Packaging business is a global leader in high-barrier, clear polymers for thermoformed healthcare packaging applications as well as lower emissions medical aerosols, leveraging our fluorinated chemistries expertise. Our specialty films are used in medical and pharmaceutical packaging, where our protective films achieve the highest moisture barrier of any clear thermoplastic film while also lowering total packaging costs for our customers. Our ultra-high moisture barrier protects the efficacy of medicines, while the transparent material acts as a consumer-friendly film. We are able to laminate our films with a wide range of substrates to add oxygen and light barrier protection when needed. Furthermore, our packaging materials are recyclable and PVC-free. Our Aclar and Aclar Accel high-barrier packaging materials are mainly used in blister packaging in the medicine and pharmaceutical packaging space. Some of the best-known over-the-counter and prescription medications have been packaged by our products for over 50 years. We see several opportunities to expand into adjacent areas demanding high barrier performance and high clarity, mainly in the healthcare and pharmaceutical space as well as in semiconductor packaging. In addition, we develop and manufacture lower emissions aerosols for healthcare applications and inhalation therapy. Our Solstice Air aerosols are near-zero GWP propellants for metered dose inhalers in the healthcare space. We see potential opportunities in adjacent areas in healthcare with additional medical aerosols.

R&D and Innovation
We primarily conduct our R&D in-house, leveraging national or university laboratories where applicable. The majority of our R&D capabilities in the RAS segment are centralized in Buffalo, New York. We benefit from a centralized R&D approach, as the products of our RAS segment are mainly based on the fluorine chemical value chain. In our Buffalo R&D center, we combine all major functions to develop and innovate across the Solstice Advanced Materials product portfolio. Our discovery group researches new molecules, our applications group is responsible for further developing these molecules to fit their end application, and our analytical and properties teams provide support throughout the development process. Our pilot plants test new molecules and materials in the production process and their final application. Besides our Buffalo R&D center, we have additional R&D centers located throughout the world. Located within our manufacturing plants, our international RAS R&D centers support local requirements such as materials testing. Furthermore, our RAS segment benefits from customer interactions during co-development processes, where we develop customer-specific solutions.
We foster innovation initiatives in our Buffalo R&D center through roughly 60 internal symposiums and events each year. RAS R&D employees engage in continuous dialogue and knowledge transfer with their colleagues from the ESM segment, as we see transferable knowledge opportunities across various applications. Our RAS segment benefits from access to electronic customers in the ESM segment, supporting our R&D efforts in thermal management. We expect to utilize additional synergy potential across both segments in battery materials and complex production processes, such as purification and separation.
R&D, innovation and the resulting intellectual property portfolio are major cornerstones and core differentiation pillars of our RAS segment. Our Buffalo research lab has specialized in fluorine chemistry research for more than 65 years. It primarily focuses on environmentally improved materials, new applications for existing molecules and new molecules for existing and new applications. Leveraging our Z21 innovation process, which will be part of the Solstice operating model, we have established a clear new-product introduction path from idea to first revenue, achieving greater speed, value and customer satisfaction.
Industry, End Markets and Competition
Our Refrigerants business offers refrigerants for stationary applications to serve residential and commercial end markets, as well as industrial heating, cooling and refrigeration. Our refrigerants are used in HVAC/R systems in supermarkets, cold storage, chillers, food processing, heat pumps, data centers and comfort cooling and heating in residential and commercial buildings. Stationary markets remain among the last to convert to HFOs. The development and production of traditional HFCs is relatively commoditized among industry players. We benefit from our existing presence in the U.S. and Europe, where markets provide regulatory protection for incumbent producers. The transition toward LGWP HFOs strengthens our leadership position in LGWP refrigerants, especially in the U.S. and Europe. We expect demand for LGWP refrigerants in stationary applications to grow at rates exceeding GDP, driven by the regulatory transition from HFCs toward LGWP renewable HFOs and electrification of heating via heat pumps. We differentiate ourselves through strong brand recognition, global channel access and a deep partner network, particularly in the aftermarket business. We also benefit from a strong intellectual property portfolio, especially in LGWP HFOs.
Our Refrigerants business also offers refrigerants for automotive end markets sold to OEMs in both regulated and developing countries. Our refrigerants are used in HVAC/R systems in automotive vehicles of all types, including conventional, hybrid, electric, heavy-duty and refrigerated vehicles. While regulated jurisdictions such as the U.S., EU, Japan and South Korea have nearly fully transitioned to LGWP refrigerants, we expect that China will drive significant adoption of R-1234yf going forward. Furthermore, electric and hybrid vehicles use up to double the amount of refrigerants compared to traditional combustion-engine vehicles, further driving growth in the market for our core products. We hold an established market position in electric vehicles sold in regulated markets, supporting our future growth opportunities. We also have a competitive advantage through our global commercial reach and customer relationships. In addition, we are a key supplier in the vehicle service aftermarket business. Our position as a market leader in the development and production of R-1234yf is supported by a strong intellectual property portfolio. We expect demand for refrigerants in these end markets will grow at rates exceeding GDP.

Our Building Solutions & Intermediates business offers LGWP blowing agents primarily used in the construction end market for building insulation, as well as appliance insulation across various industries. For LGWP blowing agents, we are recognized as a technology leader and a major supplier in the U.S. We maintain a significant footprint, enabling broad commercial reach, channel access and deep customer relationships. In this business, the formulation process is unique to each customer, further strengthening our relationships. We believe the end markets for our blowing agents are generally cyclical, growing on average at GDP rates over the long term.
The joint venture in our Alternative Energy Services business continues to experience a strong backlog of demand, and we maintain a leadership position due to our extensive know-how in complex conversion processes within a highly regulated market. Our multi-year sales agreements in this business provide for long-term pricing and insulate us from price volatility. We expect the relevant end market for our uranium hexafluoride conversion services to grow at rates consistent with GDP over the long term.
Our Healthcare Packaging business offers our Aclar and Aclar Accel high-barrier packaging materials used in medical and pharmaceutical packaging, protecting over-the-counter and prescription medications. We view our pharmaceutical end market as steady and defensive. We anticipate growing demand for high-barrier, high-clarity packaging materials driven by medication efficacy, consumer preferences for packaging transparency and a lower cost base for our customers. We expect demand for these packaging materials to outpace GDP growth. Recognized as a technology and innovation leader, we offer high-performance moisture barriers and high clarity in our differentiated film. With respect to our lower emissions healthcare aerosols, we primarily sell into the metered dose inhalers end market, which we believe will grow in line with GDP. Additional conversion to LGWP aerosols in that end market could drive the demand for lower emissions aerosols, growing at rates exceeding GDP.
RAS faces competition across its products and end markets from established companies. Our main competitors for the RAS segment include Arkema, Chemours, Daikin, Orbia and not-in-kind alternatives. Depending on the product line and end market, we also experience competition from various smaller and regional players.
Sales, Distribution Channels and Customers
The RAS sales organization is specialized by geography and business unit. For each product segment, we have specialized sales representatives across the U.S., Europe, Latin America and Asia. Within each region, we have separate experts for our different businesses serving unique end markets, such as automotive, stationary, foam or pharmaceutical. In mature markets such as the U.S. or Europe, our sales force is more specialized across applications to serve our longstanding customer base with unique services. For example, in stationary refrigerants, we differentiate between OEM and aftermarket customers. For our largest and global customers, we have dedicated strategic account directors acting as key account managers. Due to the specialized nature of our products and end markets, we benefit from the dedicated split between business units, geographies and customer types, where applicable. Our sales team works closely with our marketing organization. Our marketing teams specifically support sales excellence and operations, sales analytics, as well as technology and digital tools to improve customer experience, channel access and pricing dynamics.
Globally, the RAS segment serves over 700 customers. Our 10 largest customers in the RAS segment accounted for less than 25% of segment sales in 2024. No single RAS customer accounted for more than 4% of our segment sales in 2024.
The Refrigerants business sells its refrigerant products for the stationary market to HVAC/R OEMs and aftermarket wholesalers. We sell our refrigerant products for the automotive end market directly to car assembly plants of major OEMs, as well as to wholesalers and retailers in the vehicle service aftermarket business. The Building Solutions & Intermediates business sells its products mainly to construction companies and appliance OEMs, distributors, as well as refineries. Our Alternative Energy Services business supplies converted uranium hexafluoride downstream to customers who purify the product, making it usable in energy end applications. Our Healthcare Packaging business primarily sells its high-barrier packaging materials and aerosols directly to healthcare packaging converters and manufacturers, as well as aerosol formulators. We stay close to our OEM customers through deep relationships between our product development teams, alignment between our R&D pipeline and our customers’ technology roadmap, trade shows and recurring touchpoints with our customers’ top-level management. We maintain strong relationships with our channel partners. We use distributors in geographies where we have limited local presence, in fragmented or small customer groups, and in end markets where end customers purchase through wholesalers or where the distributor holds quotas. This allows us to focus on larger sales quantities, maximize sales force efficiency and improve our payment terms. We introduce and maintain specific channel partner programs and incentives to deepen our long-term relationships and help our customers grow their businesses through our expertise. We own our warehouse facilities, mainly located within our manufacturing sites. Our logistics network for transporting products to customers primarily relies on third-party service providers; however, in the U.S., we lease trucks and railcars for major product lines.
In the Refrigerants and Building Solutions & Intermediates businesses, we have sales contracts with OEM customers, often with durations of one to five years, paired with fixed pricing mechanisms and cost recovery clauses. In the aftermarket business, several contracts have durations of one to three years. For healthcare end markets, sales agreements can be up to 10 years or more. Certain of our sales contracts include minimum purchase obligations, providing excellent revenue visibility over the coming years. The RAS sales organization emphasizes long-term customer supply relationships. Overall, our sales and customer service teams differentiate themselves through highly technical and specialized sales representatives, deep expertise in applications, products and end markets, strong top-level management relationships, service quality and reliability, and a consultative approach to selling specialty products within specialized verticals.
Seasonality and Cyclicality
Our RAS segment is exposed to various end markets. Our primary end market exposure includes HVAC/R systems for residential, commercial and industrial heating, cooling and refrigeration, automotive vehicles, construction, energy and healthcare packaging. Among these, we experience the most cyclicality in the construction end market, while healthcare packaging is an example of a more defensive end market. Although HVAC/R system and automotive vehicle end markets tend to be more cyclical, our product sales are less tied to new system or vehicle sales. We benefit from a strong aftermarket business and the ongoing transition toward LGWP products within these end markets. Overall, our RAS segment tends to experience steady and resilient sales growth over time.
Historically, our RAS segment experiences its highest sales in the first half of the year. Our Refrigerants business experiences peak sales in the second quarter, driven by seasonal demand and inventory build-up related to warmer weather and maintenance cycles. Our Building Solutions & Intermediates business typically experiences peak sales in the fourth quarter due to weather conditions and increased construction project activity. Our Healthcare Packaging business experiences peak sales mid-year, ahead of the winter season when medication consumption typically increases.
Electronic & Specialty Materials Segment
Overview of Electronic & Specialty Materials
Our ESM segment is a leading provider of electronic materials, industrial-grade fibers, laboratory life sciences materials, as well as specialty chemicals. ESM primarily serves the semiconductor, defense, pharmaceutical and construction end markets. Its products include, among others, sputtering targets, lightweight high-strength fibers and high-purity life sciences solutions. Our products are distributed and sold through well-known brands like Spectra, Fluka and Hydranal.

Below is a description of ESM’s net sales by product offering and region for the year ended December 31, 2024:

Product Offering	Geographic Mix(1)

_________________
(1)Net sales are classified according to their country of origin. Included in United States Net sales are export sales.
Overview of Businesses
ESM operates through the following businesses: Electronic Materials, Safety & Defense Solutions and Research & Performance Chemicals.
•Electronic Materials: The Electronic Materials business specializes in sputtering targets, electronic polymers, thermal solutions and high-purity etchants and wash solvents used in semiconductor manufacturing. Solstice Advanced Materials is a leader in providing components for cutting-edge semiconductor technologies. Our core products for front-end semiconductors include copper manganese and titanium sputtering targets, which utilize a unique extrusion process enabling greater precision in grain structure and extended product lifetime, as well as our HF etchants, wash solvents and industry-leading electronic polymers and phase change materials. This business serves the leading-edge fabricators in the semiconductor industry due to their precision and reliability. Our copper manganese targets and electronic polymers are positioned to meet emerging demands in advanced packaging and advanced display segments, while our industry-leading phase change materials are well suited for demanding applications such as cooling GPUs and EV battery inverters. The Electronic Materials business is well-positioned to benefit from AI-related tailwinds and the increasing demand for advanced, lower-nanometer chips.
•Safety & Defense Solutions: Our primary product offering within the Safety & Defense Solutions business is UHMWPE materials, which are specialty fibers primarily used for armor, as well as medical and industrial applications. Our products are primarily sold to manufacturers of end products such as military and safety armor through our Spectra brand. We maintain a leading position across these applications because Spectra fibers have lighter weight than competing products and offer best-in-class levels of performance.
•Research & Performance Chemicals: The Research & Performance Chemicals business includes research chemicals, fine chemicals and specialty additives. Within research chemicals, under the Fluka brand, we are a leading supplier of reagents for DNA and RNA assays, Karl Fischer titration reagents under the Hydranal brand—which one of the industry’s most trusted brands in Karl Fischer titration due to its quality, consistency and innovation—and solvents for chromatographic and spectroscopic applications through our Burdick & Jackson, Riedel-de Haën and Chromasolv brands. The fine chemicals business provides a comprehensive range of high-purity inorganic halides, phosphorus derivatives, sulfur derivatives, oxides and various other inorganic compounds to serve diverse markets such as metal surface treatment, electroplating, oral care, personal care, healthcare, nutrition, sealants, adhesives, catalysts and energy. We are a trusted provider due to our high-quality and reliable formulations. Our high-purity chemicals business is a key producer in Europe. Within specialty additives, we offer plastic and wax blends for various end uses, maintaining a leading position in PVC, coatings and asphalt segments.
Business and Products
ESM is comprised of Electronic Materials, Safety & Defense Solutions and Research & Performance Chemicals. Due to the highly differentiated nature of each of our businesses within the ESM segment, we operate each ESM segment business according to its unique needs, leveraging common platforms and functions where applicable. We employ best-in-class tools and systems to support the mechanical integrity of our complex manufacturing sites and processes.
Our Electronic Materials business offers high-quality sputtering targets, electronic polymers, thermal solutions, high-purity etchants and wash solvents for use in front-end and back-end semiconductor manufacturing. We are a leading manufacturer of sputtering targets, particularly copper manganese targets, for which we developed a unique extrusion process allowing high control over grain structure. We work closely with end customers to continually refine the performance of our sputtering targets, enabling us to offer one of the highest-performing products in our customers’ semiconductor manufacturing processes, where the cost of failure is exceptionally high. With our sputtering targets, we collaborate directly with fabrication engineers to gather performance feedback for continuous development and refinement. As a result, we achieve unique production quality in high-performance sputtering targets, especially in metals such as copper manganese and titanium, and provide customers the option to customize alloy composition, grain size and purity where possible. Additionally, we partner with customers’ R&D teams to develop next-generation alloys for advanced technologies. Our Electronic Materials business also offers electronic polymers, used in front-end semiconductors, and thermal solutions such as integrated heat spreaders and thermal interface materials. Our electronic polymers are well suited for advanced semiconductor manufacturing needs such as planarization, gap-fill, hard mask and doping. Our high-performance thermal solutions, especially phase change materials, benefit from growth associated with battery inverters used in electric vehicles and GPU cooling in data centers. We also provide high-purity electronic wet chemicals such as etchants and blends, solvents and wafer-thinning materials. Our Electronic Materials business differentiates itself through proximity to customers and close collaboration in co-development processes, allowing us to remain at the forefront of innovation. We built this deep customer intimacy through decades of strong, close partnerships.
Our Safety & Defense Solutions business offers specialty fibers made from UHMWPE materials, sold under our Spectra brand. Our fibers are used in military, law enforcement, industrial, commercial and life sciences applications. Spectra fiber offers superior performance relative to our competitors and significantly lighter weight than steel, making it a preferred choice in applications such as industrial ropes and fishing lines. Its best-in-class performance and lighter weight are critical for the reliability and usability of Spectra fibers in armor applications, whether for personal protective gear or vehicular armor. Spectra fibers are sold directly to manufacturers of end products such as armor, rope, fishing lines and medical devices. The Spectra business works closely with both manufacturers and end customers to ensure the fibers meet the needs of end users. The manufacturing and R&D operations of the Spectra business are co-located and supported by specialized employees with decades of experience in both R&D and commercial operations. We are a global leader in high-end, lightweight armor technology, maintaining strong governmental relationships through which we continually develop and refine our fiber technologies. As we continue to innovate and leverage our R&D capabilities, we see opportunities for further growth with even more advanced fibers. In armor applications, this innovation is critical for providing the U.S. military with more effective, lighter-weight armor, and we remain at the forefront of this technology development.
Our Research & Performance Chemicals business primarily offers high-purity chemicals and research chemicals, in addition to specialty waxes and additives. We produce and refine various chemicals, including HF, inorganic compounds, organic compounds and fluorine salts. Our research chemicals business provides high-purity chemicals, such as solvents and Hydranal titration reagents, used in laboratory applications. This business serves pharmaceutical, oil & gas and chemicals end markets and maintains strong brand recognition in Europe. Our solutions support battery systems transitioning to dry manufacturing processes. Additionally, we benefit from extensive reach through our e-commerce platform. Within Research & Performance Chemicals, we acquire, process and resell materials to customers and are developing new chemical recycling solutions to help reduce waste. In specialty additives, the Honeywell Titan polymer (and after the Spin-Off, Solstice Titan polymer) can be used in high-performance asphalt applications at lower overall cost and with reduced environmental impact.
R&D and Innovation
The R&D capabilities of our ESM segment are primarily located within the manufacturing plants of their respective businesses and product lines. We conduct R&D primarily in-house, leveraging national or university laboratories where applicable, and tailor our approach specifically to each business. The co-location of R&D teams and production plants accelerates our innovation speed and ensures we remain highly attuned to our customers’ needs. We combine our R&D centers within manufacturing plants with pilot plants to test new solutions, applications and materials during the production process and their final applications. Additionally, our ESM segment benefits from customer interactions in co-development processes, where we develop customer-specific solutions and applications.
We foster innovation across our R&D centers through regular events and internal congresses, facilitating knowledge transfer and collaborative innovation. There is constant dialogue and knowledge sharing with R&D colleagues from the RAS segment, as we see transferable knowledge opportunities across various applications. For example, our ESM segment strongly benefits from the RAS segment’s expertise in thermal technology and its capability to quickly scale pilot plants to large-scale production operations. We also leverage additional synergies across both segments in battery materials and complex production processes, such as purification and separation.
R&D and innovation are key cornerstones and core differentiators of our ESM segment. While our resulting intellectual property portfolio is important, we rely even more on proprietary processes and manufacturing techniques to differentiate our products. Our ESM segment’s R&D primarily focuses on developing new product offerings for leading-edge chip fabrication, advanced packaging, advanced display, batteries, as well as UHMWPE fiber process development. Through our Z21 innovation process, which will be part of the Solstice operating model, we established a clear path for new product introductions from idea to initial revenue, achieving greater speed, value and customer satisfaction.
Industry, End Markets and Competition
Through our three distinct business lines within ESM, we serve highly attractive end markets with opportunities for further growth and product innovation, particularly in the semiconductor, life sciences and defense end markets.
The semiconductor industry is forecasted to grow significantly above GDP rates, with leading-edge semiconductors expected to grow even faster. As a leading supplier of copper manganese and ultra high purity titanium sputtering targets, we work directly with leading-edge semiconductor fabricators. Becoming a trusted supplier to semiconductor manufacturers is a demanding process, as any performance deficiency can result in high failure costs. We are among the highest-reliability producers of sputtering targets and maintain strong capabilities in copper manganese and titanium targets, supplying high-performance products for top semiconductor companies’ manufacturing processes. Our strong market position is supported by proximity to customers and deep partnerships around the globe. We continue to invest in R&D to remain at the forefront of leading-edge technology and prepare for the accelerating transition to reduced-nanometer chips driven by AI applications. Additionally, the convergence of front-end fabrication and back-end advanced packaging technologies is driving further demand for high-purity metals, polymers, etchants and solvents, creating additional tailwinds for our Electronic Materials business. We also collaborate with leading semiconductor manufacturers and OEMs to provide premium thermal solutions, building on our current portfolio of heat spreaders and thermal interface materials. In our thermal solutions offering, we expect significant growth due to increasing needs for efficient heat transfer in electric vehicle batteries and GPU data center cooling.
The Safety & Defense Solutions business competes across diverse end markets, including defense, life sciences and commercial applications. Given that Spectra fibers are primarily used in military and law enforcement applications, this business’s growth is closely tied to global defense spending, which we expect to continue to increase. When demand in military spending weakens, we usually see demand for law enforcement equipment pick up, benefiting our exposure to both markets. We have decades-long customer relationships and extensive expertise in product manufacturing and innovation. The strength of these relationships and our manufacturing capabilities differentiate us from other suppliers. We anticipate additional growth from product expansion into mid-market applications, supported by capacity expansions and a robust sales pipeline.
The Research & Performance Chemicals business serves a wide range of end markets, including pharmaceuticals, oil & gas, chemicals, authentication, automotive, oral care and construction. Our research chemicals business is a leading supplier of high-purity chemicals to the pharmaceutical market. Our specialty additives business also benefits from high-growth battery system applications, as we currently support battery manufacturers in transitioning to dry-process manufacturing. We expect the underlying business end markets to deliver growth consistent with GDP, with specific areas expected to see higher growth.
ESM faces competition across its products and end markets from established companies. Due to our large, specialized product offering across various end markets, our ESM segment faces a wide variety of competitors, different for each of our major product lines.
Sales, Distribution Channels and Customers
The ESM sales team is organized by business. Our sales team works closely with our marketing organization, which specifically supports areas such as sales excellence and operations, sales analytics, and technology and digital tools to improve customer experience, channel access and pricing dynamics.
Globally, the ESM segment serves over 2,400 customers. Our 10 largest customers accounted for approximately 30% of segment sales in 2024. Combined, our two largest customers accounted for approximately 15% of segment sales in 2024. No other single ESM customer accounted for more than 4% of segment sales in 2024.
We primarily distribute our products directly to other manufacturers within the value chain, who then deliver final products to end customers. We maintain longstanding relationships with leading semiconductor and technology players in our Electronic Materials business. Within our Safety & Defense Solutions business, we sell Spectra fibers to armor manufacturers. We maintain a strong relationship with the U.S. government as an end user, as it establishes quality standards for armor technology products. Our Research & Performance Chemicals business sells directly to semiconductor, battery and pharmaceutical manufacturers, as well as research labs and consumer brands. We maintain close relationships with our direct manufacturer customers through collaboration between our product development teams, alignment of our R&D pipeline with customers’ technology roadmaps, trade shows and recurring touchpoints with customers’ top-level management.
We also maintain strong relationships with our channel partners. We use distributors in geographies where we have limited local presence, with fragmented or smaller customer groups, or in end markets where end customers purchase through wholesalers or distributors hold quotas. This approach allows us to focus on larger sales volumes and improve payment terms. We offer specific channel partner programs and incentives to deepen our long-term relationships and help customers grow their businesses through our expertise. As part of our broader product distribution strategy, we own warehouse facilities, primarily located within manufacturing sites. Our logistics network to transport products to customers mainly relies on third-party service providers.
In most businesses, we benefit from multi-year sales contracts. These contracts often include indexed pricing mechanisms tied to underlying raw material prices, particularly metals, protecting our business from commodity price fluctuations. Many of our sales contracts also include minimum purchase obligations, providing revenue stability and predictability. Contracts with channel partners typically range from one to three years.
The ESM sales organization emphasizes long-term customer supply relationships. Our sales teams and customer service differentiate themselves through highly technical and specialized sales representatives, deep expertise in applications, products and end markets, strong top-level management relationships, service quality and reliability, and a consultative approach to selling specialty products within specialized verticals.
Seasonality and Cyclicality
The ESM portfolio experiences a moderate degree of cyclicality, primarily due to exposure to inherently cyclical end markets such as semiconductors and construction. These industries are sensitive to economic fluctuations, with our

Electronic Materials business tied to semiconductor fabrication cycles and our Research & Performance Chemicals business influenced by trends in building and infrastructure investments, life sciences and pharmaceutical innovation cycles. While seasonality has limited impact on our operations, prolonged periods of reduced investment or demand—such as downturns in semiconductor fabrication spending or construction activity—could adversely affect our performance. Currently, we benefit from an upswing in semiconductor investments, driven by the rapid advancement of AI. Additionally, our Electronic Materials business benefits from the rapid growth in data centers, which are expected to have lower cyclicality compared to traditional semiconductor manufacturing due to anticipated sustained demand for advanced technology infrastructure.
To balance our cyclical exposure, our portfolio includes defensive businesses that provide stability across economic cycles. For instance, our Safety & Defense Solutions business, including Spectra armor products, is linked to military and civilian defense spending—a sector often resilient during economic downturns. Similarly, our Research & Performance Chemicals business serves life sciences and pharmaceutical markets, which tend to be less sensitive to economic fluctuations due to consistent demand for healthcare and innovation.
Furthermore, ESM benefits from secular growth trends that create sustained demand and offset cyclical pressures. Examples include the shift toward high-performance armor using Spectra fibers, adoption of copper-manganese alloys in electronics, stannous fluoride (SnF) in oral care, and copolymer-based solutions in Research & Performance Chemicals. These innovations reflect structural industry shifts, driving sustained growth and reducing reliance on short-term economic cycles. We believe that by leveraging a diversified portfolio and capitalizing on long-term opportunities, ESM is well positioned to navigate inherent cyclicality in certain end markets while delivering consistent stakeholder value.
Raw Materials
Solstice Advanced Materials’ supply chains are designed for maximum competitiveness through advantaged sourcing of key raw materials. Starting with our sourcing agreements, we utilize a mixture of fixed and market-based pricing and engage in long-term supply contracts to ensure reliable raw material availability. The majority of our raw material supply is under contract. We benefit from both a strong global presence and local relationships to maximize our sourcing efforts. Our sourcing teams collaborate closely with supply chain and production leadership to develop strategies that secure adequate raw material supplies. We had adequate supplies of raw materials in 2024 and anticipate continued adequate supplies in 2025.
Solstice Advanced Materials’ primary raw materials include chlor-alkali based materials, ethylene, polyethylene, wet Spar and copper. We source raw materials from global and regional suppliers where possible and maintain multiple supplier relationships to protect against supply disruptions and potential price increases, including as a result of the impact of the imposition of tariffs or other trade actions impacting raw materials we source from global trade counterparties. To further mitigate the risk of raw material unavailability and cost fluctuations, we introduced raw material substitutions where feasible. Additionally, we secured long-term contracts with key suppliers and increased customer contracts that include raw material price pass-through terms. We do not believe the loss of any particular supplier would materially impact our business.
See the section entitled “Risk Factors” for additional information on supply chain constraints.
Manufacturing and Processing
Our core principles are to manufacture in proximity to our customers to provide high supply chain security, protect against geopolitical uncertainty, maintain a lean and efficient manufacturing setup to optimize cost structure, and leverage our common global manufacturing and R&D platforms.
Our manufacturing organization is structured to effectively serve all global markets in which we operate. Most manufacturing sites specialize in one or two product lines within their respective segments, allowing them to develop strong manufacturing know-how and support our industry-leading positions. We emphasize strong collaboration between our manufacturing sites and IT teams to implement state-of-the-art planning and scheduling systems, predictive maintenance programs and future integration with Solstice operating model initiatives to enhance throughput, reliability, production safety and to decrease manufacturing downtimes.

We leverage production capabilities, inventory management and logistics across the RAS and ESM segments where applicable. We consolidate our processes and logistics for finished goods across both segments, leveraging domestic and global logistics through distribution centers.
Solstice Advanced Materials significantly invested in health, safety and environment initiatives over the past three years and has instilled safety as a core value by elevating our safety culture throughout the organization. We have improved our safety culture by implementing new safety committees, creating job safety analysis (JSA)/hazard recognition improvement strategies, and developing tools, processes and reporting structures.
Properties
Solstice Advanced Materials is headquartered in Morris Plains, New Jersey, U.S., and maintains a global network of production facilities and technical centers in cost-effective and strategic locations. We also use contract manufacturing and joint ventures to provide regional access or lower manufacturing costs as appropriate.
We directly own or lease 44 properties, including manufacturing sites, R&D facilities, land and corporate functions, several of which are located on the same property. Most of the manufacturing facilities have R&D capabilities and warehousing on site. The company’s plants and equipment are maintained in good operating condition, and we believe our current production capacity for primary products is sufficient to meet foreseeable demand. Our global footprint enables us to serve customers locally. The following table shows the geographic distribution of our sites:

	Americas	Asia Pacific	EMEA	Total
Manufacturing	17	3	1	21
R&D	3	1	—	4
Land	2	—	—	2
Corporate	8	6	3	17
Total	30	10	4	44
We own most manufacturing sites and lease most properties involving corporate functions. The following table shows the split of these sites (excluding JV operations):

	Owned	Leased	Total
Operations	20	7	27
Corporate	—	17	17
Prior to the Spin-Off, we shared several properties with Honeywell. We entered into site-sharing and services agreements with Honeywell, under which we and Honeywell allow each other to use certain shared facilities. For further information, please refer to the section “Certain Relationships and Related Party Transactions.” The following table shows the split of these sites (excluding JV operations):

	Not Shared	Shared
Operations	27	—
Corporate	15	2
Both of the facilities shared with Honeywell are leased office buildings. The following table shows the split of owned and leased shared facilities with Honeywell:

	Owned	Leased
Shared Facilities	—	2

Trademarks and Intellectual Property
Intellectual property—including patents, trademarks and unpatented proprietary technology (including trade secrets and know-how)—is critical to maintaining our technology leadership and competitive edge. Our business strategy generally involves filing patent applications globally for proprietary new products, applications and manufacturing technology unless we determine to protect such products and technology (or portions of such products and technology) through trade secrets rather than patents, taking into consideration the nature of the products and technologies at issue, as well as the nature of the protections afforded by patents and trade secrets in applicable jurisdictions. We actively work on a global basis to create, defend and enforce our intellectual property rights. The protection afforded by patents and trademarks varies by country, scope of an individual patent and trademark, and availability of legal remedies in each country. Although certain proprietary intellectual property rights are important to our company’s success, we do not believe that we are materially dependent on any particular patent or trademark. Securing our intellectual property is critical to maintaining our technology leadership and competitive position, especially with respect to new technologies or extensions of existing technologies. As of June 30, 2025, we owned over 5,700 issued patents and pending patent applications worldwide to protect our R&D investments in new products and technology, and we have access to certain other patent portfolios through various strategic relationships. Unpatented proprietary technology (including trade secrets and know-how) is an important part of our intellectual property portfolio, and various aspects of our products and manufacturing processes are kept as trade secrets, which from time to time may be licensed to third parties in connection with our business operations. We seek to protect our trade secrets and other confidential and proprietary information through comprehensive internal and external controls, including policies, procedures, contractual protections including confidentiality agreements with our employees and third parties and we employ an intellectual property protection manager for certain projects.
Our RAS segment is an innovation leader in the markets in which it participates. With over 4,000 issued patents and pending patent applications globally, we have one of the largest patent portfolios in these markets. Additionally, the business benefits from various third-party patent portfolios to which it has access through various strategic relationships. With respect to R-1234yf, while certain patents relating to applications of the technology expired or are near expiration, we own certain composition patents covering the molecule with expiration dates ranging into the 2030s and patents covering other aspects of our Solstice refrigerants portfolio, including refrigerant blends containing R-1234yf and methods of making R-1234yf, with varying expiration dates at least into the mid-2030s. Given the experience obtained from the number of manufacturing plants that we built ourselves or in partnership with others, we have a significant amount of unpatented technology in the form of know-how and trade secrets, which provide the business with a competitive advantage. The business considers various trademarks such as Solstice, Enovate, Genetron and Aclar to be valuable assets to Solstice Advanced Materials.
Our ESM segment is a technology and innovation leader in the majority of the markets in which it participates. Because some of the foundational patents expired, our ESM segment relies upon proprietary knowledge, continuing technological innovation and trade secrets to develop and maintain our competitive position in this sector. Nevertheless, within this segment, we hold significant intellectual property in the form of trade secrets and patents, and, while we believe that no single patent or trade secret is material in relation to our combined business as a whole, we believe that our patents and trade secrets are material in the aggregate. Our proprietary gel-spinning process to manufacture Spectra fiber and our proprietary extrusion process to manufacture sputtering targets are important parts of our technology, and our business could be harmed if our trade secrets are not maintained in confidence. Within our ESM segment’s intellectual property portfolio, we consider our Spectra, Gold Shield, Fluka and A-C trademarks to be valuable assets.
We have certain strategic collaborations and cross-licenses with third parties. For example, the RAS segment partners with others to solve time-critical, high-value and often high-risk customer problems. Agreements governing these cooperations may provide each party with access to relevant intellectual property of the other to enable each party to commercialize the developed solution.
Regulatory and Environmental Compliance
Solstice Advanced Materials operates in a constantly evolving regulatory environment, and we are subject to numerous and increasingly complex federal, state, local and foreign legal and regulatory requirements for our operations and products. It is our practice to identify potential regulatory risks early in the R&D process and manage them proactively throughout the product lifecycle through routine assessments, protocols, standards, performance measures and audits. Governing bodies regularly issue new regulations or amend existing ones. We implemented global systems and procedures designed to ensure compliance with existing laws and regulations.
We work collaboratively with a number of stakeholder groups, including government agencies, trade associations and non-governmental organizations, to proactively engage in federal, state and international public policy processes ranging from climate change to chemical management. We also have ongoing interactions with our suppliers, carriers, distributors and customers to achieve similar product stewardship.
See the section entitled “Risk Factors” and Note 19 “Commitments and Contingencies” of the Notes to the audited Combined Financial Statements and Note 14 “Commitments and Contingencies” of the Notes to the unaudited Condensed Combined Financial Statements for additional information for additional information on government regulation and environmental matters that could impact our business and current regulatory commitments and legal proceedings, respectively.
Employees
As of June 30, 2025, we had more than 3,900 employees, over 300 of which are technologists and engineers in our R&D operations. Nearly all of our European employees and approximately 20% of our U.S. employees are part of a union or works council. We believe that our relations with our employees, unions and works council have generally been and continue to be very good and stable.
We invest significantly in our employees through multiple programs designed to attract and retain talent and support employee productivity. For example, we established the Early Career Engineer Rotational Program (“ECERP”), which helps Solstice Advanced Materials attract and retain young engineering talent. Programs such as ECERP remain key to the Company’s success in recruiting the right talent. ECERP allows engineering graduates and final-year college students to experience diverse roles across divisions and manufacturing sites within our business units. This program helps our young talent identify the right teams for them and helps the Company build talent from within. Solstice Advanced Materials also leverages technological platforms to boost employee productivity. These platforms provide mechanical integrity for our complex manufacturing sites and processes, sales pipeline management, analytical pricing software and data warehousing, all under one consolidated ERP system. Technological advancements allow us to benefit from increased employee output and satisfaction through tracking tools, collaboration opportunities, best-practice blueprints, sales training materials, customer support platforms and more.
Continuous investment by Solstice Advanced Materials in our employees yielded strong results, including an annually improving voluntary attrition ratio. We actively manage turnover risk using proprietary technology and ongoing employee interactions. Our internal employee engagement surveys achieve over 90% participation rates, and we have experienced improved employee satisfaction results over the last three years.
Legal Proceedings
We are subject to a number of lawsuits, investigations and disputes (some of which involve substantial amounts claimed) arising from the conduct of our business, including matters relating to commercial transactions, intellectual property and environmental, health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments or outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. See Note 19 “Commitments and Contingencies” of the Notes to the audited Combined Financial Statements and Note 14 “Commitments and Contingencies” of the Notes to the unaudited Condensed Combined Financial Statements for additional information on our commitments and contingencies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This section should be read in conjunction with the audited Combined Financial Statements and related Notes and the unaudited Condensed Combined Financial Statements and related Notes, included in this Information Statement, as well as the information contained in the sections of this Information Statement titled “Unaudited Pro Forma Combined Financial Information” and “Business.” The section of this Information Statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains forward-looking statements. See the sections of the Information Statement titled “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section. The financial information discussed below and included in this Information Statement may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future.
OVERVIEW
Business Overview
Solstice Advanced Materials is a global, differentiated advanced materials company and a leading global provider of refrigerants, semiconductor materials, protective fibers and healthcare packaging. We operate through two segments, reported as Refrigerants & Applied Solutions (which we refer to in this Information Statement as “RAS”) and Electronic & Specialty Materials (which we refer to in this Information Statement as “ESM”). Our business is an industry innovator as well as a technology leader, supported by some of the industry’s most well-known brands.
Our RAS segment is a leading manufacturer of LGWP refrigerants, blowing agents, solvents and aerosol materials. RAS serves the end markets of HVAC/R, automotive, energy, building and appliance insulation, and healthcare. RAS products include, among others, LGWP refrigerants, blowing agents, aerosol propellants, cleaning solvents, high-barrier pharmaceutical packaging materials and alternative energy services. Our products are distributed and sold through well-known brands like Solstice, Genetron, and Aclar. Our ESM segment is a leading provider of electronic materials, high-strength fibers and laboratory life science chemicals. ESM primarily serves the semiconductor, defense, pharmaceutical and construction end markets. ESM products include, among others, sputtering targets, lightweight high-strength fibers and high-purity life science solutions. Our products are distributed and sold through well-known brands like Spectra, Fluka, and Hydranal.
We benefit from strong secular demand resulting from certain growing trends, including government regulated sustainability targets, semiconductor production, healthcare and life sciences, defense and safety, and advanced electrification—all across a diverse set of products, systems and solutions. Over the last decade, we tailored our products toward highly specialized offerings in targeted, high-growth end markets that value differentiated technology and manufacturing capabilities. We maintain longstanding leadership positions backed by decades of innovation in high value-added product segments. Our long history of innovation, supported by over 5,700 issued patents and pending applications as of June 30, 2025, allows us to closely collaborate with our customers, providing us with a client-specific, specialized product portfolio. Additionally, our strong manufacturing capabilities are often close in proximity to our customers across the globe.
During 2024, we served over 3,000 customers across a wide range of end markets in approximately 120 countries and territories. Our global presence included 21 manufacturing sites, four R&D sites and more than 3,900 employees as of June 30, 2025.
Spin-off from Honeywell
In October 2024, Honeywell announced its plan to spin off its Advanced Materials business into an independent, publicly traded company. The Spin-Off is expected to be completed through a tax-free pro rata distribution of all of the outstanding shares of common stock of Solstice Advanced Materials to Honeywell shareowners. Completion of the Spin-Off is subject to certain conditions which are described more fully under “The Spin-Off—Conditions to the Distribution.”
Relationship with Honeywell
The Combined Financial Statements included in this Information Statement are derived from Honeywell’s historical accounting records and presented on a standalone basis as if the Solstice Advanced Materials’ operations had been conducted independently from Honeywell. The Combined Financial Statements are prepared in accordance with GAAP and Honeywell’s historical accounting policies, by aggregating financial information from the components of Solstice Advanced Materials’ and Honeywell’s accounting records directly attributable to Solstice Advanced Materials.
The Combined Financial Statements include all revenues and costs directly attributable to the Advanced Materials business and an allocation of expenses related to certain Honeywell corporate functions. These expenses are allocated to the Advanced Materials business based on a proportion of net sales. Solstice Advanced Materials and Honeywell consider these allocations to be a reasonable reflection of the utilization of services or the benefits received. However, the allocations may not be indicative of the actual expense that would have been incurred had Solstice Advanced Materials operated as an independent, standalone entity, nor are they indicative of future expenses of Solstice Advanced Materials.
In connection with the Spin-Off, we intend to enter into the Separation Agreement and certain other agreements with Honeywell, including a Transition Services Agreement, a Tax Matters Agreement, an Employee Matters Agreement, an Intellectual Property Cross-License Agreement, Trademark License Agreement and Accelerator License Agreement, as described in “Certain Relationships and Related Party Transactions.” We generally expect to be able to utilize Honeywell’s services for a transitional period following the Spin-Off before we replace these services over time with services supplied either internally or by third parties. The expenses for the services may vary from the historical costs directly billed and allocated to us for the same services.
We expect to incur certain costs in connection with our establishment as a standalone public company (the “Separation-related costs”). The Separation-related costs include one-time and non-recurring expenses associated with the separation and stand up of functions required to operate as a standalone public entity. These non-recurring costs primarily relate to system implementation costs, business and facilities separation, applicable employee related costs, development of our brand and other matters. The Separation-related costs are expected to continue through at least fiscal year 2026. Additionally, we will incur increased costs as a result of becoming an independent, publicly traded company, primarily from establishing or expanding the corporate support for our businesses, including IT, human resources, treasury, tax, internal audit, risk management, stock-based compensation programs, accounting and financial reporting, investor relations, governance, legal, procurement and other services. See “Unaudited Pro Forma Combined Financial Information” for additional details.
For additional information about the Spin-Off, see “The Spin-Off” and “Certain Relationships and Related Party Transactions—Agreements with Honeywell.”
Macroeconomic Conditions
We continue to monitor macroeconomic and geopolitical developments amid heightened trade tensions, economic and trade policy uncertainty, and inflationary risks. The trade policy volatility during 2025—including new tariffs and, in some cases, subsequent rollbacks or suspensions—could adversely impact global growth and contribute to inflationary pressures. Global conflicts, tariffs, labor disruptions, and regulations continue to generate volatility in global markets and can contribute to supply chain vulnerabilities and pricing fluctuations. We remain proactive in our collaboration with suppliers to minimize shortages and mitigate supply chain and pricing volatility.
Mitigation strategies remain crucial to meet customer demand in this evolving environment. Our mitigation strategies include supply chain simplification, continued alignment to local supply sources, pricing actions and dual source strategies, long-term strategies for constrained materials, direct engagement with key suppliers, and new supplier development. Strong relationships with strategic primary and secondary suppliers allow us to collaborate to reliably source key components and raw materials, develop new products, commit our resources to assist certain suppliers, and at times, alter designs of existing products. We believe these mitigation strategies enable us to reduce supply risk, foster new product innovation, and expand our market presence. Additionally, due to the stringent quality controls and product qualification we perform on any new or altered product, these mitigation strategies have not impacted, and we do not expect them to impact, product quality or reliability.
To date, our strategies have helped minimize our exposure to these conditions. However, if we are not successful in sustaining or executing mitigation strategies, these macroeconomic conditions could have a material adverse effect on our results of operations, cash flows or financial condition.
RESULTS OF OPERATIONS
The following table sets forth our results of operations for the six months ended June 30, 2025 and 2024.

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Product sales	$1,783	$1,778
Service sales	147	172
Net sales	1,930	1,950
Costs, expenses and other
Cost of products sold	1,132	1,146
Cost of services sold	116	135
Total cost of products and services sold	1,248	1,281
Research and development expenses	45	41
Selling, general and administrative expenses	198	199
Other expense (income)	49	(3)
Interest and other financial charges	3	7
Total costs, expenses and other	1,543	1,525
Income before taxes	387	425
Income tax expense	148	101
Net income	239	324
Less: Net income attributable to noncontrolling interest	8	14
Net income attributable to Advanced Materials	$231	$310
Net Sales
The following table sets forth the factors contributing to year-over-year changes in our net sales for the six months ended June 30, 2025 and 2024.

For the Six Months Ended June 30,
Change in net sales from prior period	2025 vs 2024
Volume	(2)%
Price	1%
Foreign currency translation	—%
Acquisitions, divestitures and other, net	—%
Total % change in net sales	(1)%
A discussion of Net sales by reportable segment can be found under the “Segment Results” section within this “Management’s Discussion and Analysis of Financial Condition.”

For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
Net sales decreased due to lower sales volumes partially offset by favorable pricing. The lower sales volume was driven by a decrease in alternative energy services attributed to certain large sales transactions which occurred in 2024 that did not recur in 2025, partly offset by volume increases primarily in refrigerants and in the ESM segment. The price increase was driven by favorable refrigerants and research and performance chemicals pricing.
Cost of Products and Services Sold

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Total cost of products and services sold	$1,248	$1,281
Gross margin percentage	35%	34%
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
Cost of product and services sold decreased by $33 million or 3% for the six months ended June 30, 2025, which included non-recurring asset sale gains of $10 million recorded in 2025. The remaining decrease was primarily driven by $66 million due to the aforementioned volume declines in alternative energy services, partly offset by volume increases primarily in refrigerants of $34 million and in the ESM segment of $13 million. Gross margin improved 1% primarily driven by pricing improvements in refrigerants and research and performance chemicals.
Research and Development Expenses

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Total Research and development expenses	$45	$41
Percentage of net sales	2%	2%
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
As a percentage of net sales, Research and development expenses remained relatively flat at 2%. The Company continues to invest in innovation across our portfolio of offerings.
Selling, General and Administrative Expenses

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Selling, general and administrative expenses	$198	$199
Percentage of net sales	10%	10%
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
Selling, general and administrative expenses remained relatively flat at $198 million for the six months ended June 30, 2025.

Other Expense (Income)
Other expense (income) primarily includes the following:

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Separation costs	$57	$—
Foreign exchange loss – net	3	5
Equity income of affiliated companies	(10)	(10)
Environmental expenses	1	1
Other – net	(2)	1
Total Other expense (income)	$49	$(3)
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
Other expense (income) increased by $52 million for the six months ended June 30, 2025, driven by separation-related costs in 2025 related to the Spin-Off, consisting primarily of professional advisory services. Equity income of affiliated companies remained flat and consisted of equity income from our Quimobásicos, SinoChem and Asahi-Schwebel joint ventures. See Note 13 “Investments” of the Notes to the unaudited Condensed Combined Financial Statements for further details on equity investments.
Interest and Other Financial Charges

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Interest and other financial charges	$3	$7
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
Interest and other financial charges includes interest expense on finance leases and interest income. Interest and other financial charges decreased by $4 million for the six months ended June 30, 2025, driven by certain finance leases reaching the end of their term. See Note 9 “Leases” of the Notes to the unaudited Condensed Combined Financial Statements for additional information on finance leases.
Income tax expense

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Total tax expense	$148	$101
Effective tax rate	38%	24%
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
The effective tax rate in 2025 was higher than the effective tax rate in 2024 as a result of increased tax expense related to restructuring in advance of the anticipated spin off of the Advanced Materials business. See Note 6 “Income Taxes” of the Notes to the unaudited Condensed Combined Financial Statements for additional information on the effective tax rate.

RESULTS OF OPERATIONS
The following table sets forth our results of operations for the years ended December 31, 2024, 2023 and 2022.

	Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Product sales	$3,453	$3,424	$3,439
Service sales	317	225	148
Net sales	3,770	3,649	3,587
Costs, expenses and other
Cost of products sold	2,214	2,149	2,099
Cost of services sold	250	217	85
Total cost of products and services sold	2,464	2,366	2,184
Research and development expenses	83	81	79
Selling, general and administrative expenses	398	378	357
Other expense (income)	15	(6)	3
Interest and other financial charges	13	16	21
Total costs, expenses and other	2,973	2,835	2,644
Income before taxes	797	814	943
Income tax expense	192	195	211
Net income	605	619	732
Less: Net income (loss) attributable to noncontrolling interest	11	(2)	14
Net income attributable to Solstice Advanced Materials	$594	$621	$718
Net Sales
The following table sets forth the factors contributing to year-over-year changes in our net sales for the years ended December 31, 2024 and 2023.

	For Years Ended December 31,
Change in net sales from prior period	2024 vs. 2023	2023 vs. 2022
Volume	3%	(1)%
Price	—%	3%
Foreign currency translation	—%	—%
Acquisitions, divestitures and other, net	—%	—%
Total % change in net sales	3%	2%
A discussion of Net sales by reportable segment can be found under the “Segment Results” section within this “Management’s Discussion and Analysis of Financial Condition.”
2024 compared with 2023
Net sales increased due to higher sales volumes driven by an increase in alternative energy services due to a full year of operations of our AES Facility, increased demand for our HFO Refrigerants as customers converted from HFCs to HFOs, and strong Spectra demand.
2023 compared with 2022
Net sales increased due to favorable pricing partially offset by lower sales volumes. The price increase was driven by favorable alternative energy and refrigerants pricing. The decrease in volume was attributable to lower overall demand in the pharmaceutical and semiconductor end markets driven by post-pandemic volatility.

Cost of Products and Services Sold

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Total cost of products and services sold	$2,464	$2,366	$2,184
Gross margin percentage	35%	35%	39%
2024 compared with 2023
Cost of product and services sold increased by $98 million or 4% for the year ended December 31, 2024. The increase was driven by higher plant operating costs due to a full year of operations at our AES Facility after restarting in July 2023. Gross margin remained flat at approximately 35%.
2023 compared with 2022
Cost of product and services sold increased by $182 million or 8% for the year ended December 31, 2023. The increase was driven by $77 million of additional costs due to the restart of our AES Facility in July 2023 after being idle for over six years and a non-recurring insurance settlement gain of $24 million related to Hurricane Ida recorded in 2022 that did not reoccur in 2023. Gross margin decreased 4%.
Research and Development Expenses

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Total Research and development expenses	$83	$81	$79
Percentage of net sales	2%	2%	2%
As a percentage of net sales, Research and development expenses remained relatively flat at 2%. The Company continues to invest in innovation across our portfolio of offerings.
Selling, General and Administrative Expenses

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Selling, general and administrative expenses	$398	$378	$357
Percentage of net sales	11%	10%	10%
2024 compared with 2023
Selling, general and administrative expenses increased by $20 million or 5% for the year ended December 31, 2024, primarily driven by a $9 million legal settlement and a $4 million increase in overhead allocations from Honeywell.
2023 compared with 2022
Selling, general and administrative expenses increased by $21 million or 6% for the year ended December 31, 2023, driven by additional professional services incurred for select regulatory matters.

Other Expense (Income)
Other expense (income) primarily includes the following:

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Separation costs	$21	$—	$—
Foreign exchange loss – net	11	10	—
Equity income of affiliated companies	(19)	(17)	(21)
Environmental expenses	—	9	24
Other – net	2	(8)	—
Total Other expense (income)	$15	$(6)	$3
2024 compared with 2023
Other expense (income) increased by $21 million for the year ended December 31, 2024, driven by accrued separation-related costs in 2024 related to the Spin-Off, of which none had been paid as of December 31, 2024. The increase in other expense was partially offset by increased equity income from our Asahi-Schwebel joint venture. See Note 18 “Investments” of the Notes to the audited Combined Financial Statements for further details on equity investments.
2023 compared with 2022
Other expense (income) decreased by $9 million for the year ended December 31, 2023, which was driven by $9 million of non-recurring gains on land sales in 2023 and a decrease of $15 million in environmental remediation charges associated with the Delaware Valley Works Facility, partially offset by unfavorable changes in foreign exchange loss – net of $10 million and lower equity income primarily from our Quimobásicos joint venture. See Note 18 “Investments” and Note 19 “Commitment and Contingencies” of the Notes to the audited Combined Financial Statements for further details on equity investments and environmental liabilities.
Interest and Other Financial Charges

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Interest and other financial charges	$13	$16	$21
2024 compared with 2023
Interest and other financial charges includes interest expense on finance leases and interest income. Interest and other financial charges decreased by $3 million or 19% for the year ended December 31, 2024, driven by certain finance leases reaching the end of their term resulting in lower interest expense. See Note 11 “Leases” of the Notes to the audited Combined Financial Statements for additional information on finance leases.
2023 compared with 2022
Interest and other financial charges decreased by $5 million or 24%, driven by certain finance leases reaching the end of their term resulting in lower interest expense. See Note 11 “Leases” of the Notes to the audited Combined Financial Statements for additional information on finance leases.

Income tax expense

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Total tax expense	$192	$195	$211
Effective tax rate	24%	24%	22%
2024 compared with 2023
The effective tax rate in 2024 was flat with 2023 due to a decrease in the foreign-derived intangible income (“FDII”) deduction offset by an increase in excess tax benefits from stock-based compensation.
2023 compared with 2022
The effective tax rate increased from 2022 to 2023 due to a decreased benefit provided by the FDII deduction.
Our effective tax rates for fiscal years 2024, 2023 and 2022 were higher than the U.S. federal statutory rate of 21% due to state income taxes and income earned in jurisdictions that are subject to taxes at rates higher than the U.S. federal statutory rate, partially offset by tax benefits from the FDII deduction and U.S. federal research and development tax credits.
See Note 6 “Income Taxes” of the Notes to the audited Combined Financial Statements for additional information on the effective tax rate.
SEGMENT RESULTS
We manage and report our operating results through two reportable segments: Refrigerants & Applied Solutions (which we refer to in this Information Statement as “RAS”) and Electronic & Specialty Materials (which we refer to in this Information Statement as “ESM”). The remainder of our operations are presented in Corporate and All Other, which is not a reportable business segment.
Segment Adjusted EBITDA is the primary measure of segment profitability used by our Chief Operating Decision Maker. We define Segment Adjusted EBITDA as segment net income excluding income taxes, general corporate unallocated expense, depreciation, amortization, interest and other financial charges, other (income) expense, stock compensation expense, pension and other postretirement income (expense), transaction-related costs, repositioning charges, asset retirement obligations accretion, and certain other items that are otherwise of an unusual or non-recurring nature, including but not limited to, impairment charges, litigation, and insurance settlements, and gains and losses on disposal of assets.

Refrigerants & Applied Solutions
Net Sales

(Dollars in millions)
Six Months Ended June 30
$1,500
$1,000
$500
$-
$1,392
$102
$182
$364
$744
$1,445
$108
$302
$367
$668
2025
2024
Refrigerants
Building Solutions and Intermediates
Alternative Energy Services
Healthcare Packaging

The following table sets forth the net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA margin amounts for our RAS segment for the six months ended June 30, 2025 and 2024.

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Net sales	$1,392	$1,445
Segment Adjusted EBITDA	548	557
Segment Adjusted EBITDA margin	39%	39%

The following table sets forth the reported and organic net sales growth in our RAS segment’s net sales for the six months ended June 30, 2025 and 2024.

For the Six Months Ended June 30,
2025 vs. 2024
Total % change in net sales	(4)%
Foreign currency translation	—%
Acquisitions, divestitures and other, net	—%
Organic(1)	(4)%
______________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definition of Organic sales percentage.
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
RAS net sales decreased by $53 million or 4% for the six months ended June 30, 2025 due to a $108 million reduction in our alternative energy services offering attributed to large sales transactions which occurred in 2024 that did not recur in 2025. This decrease was offset by $61 million of volume growth and $10 million of favorable pricing in refrigerants.
Segment Adjusted EBITDA decreased by $9 million or 2% and Segment Adjusted EBITDA margin remained flat at 39% for the six months ended June 30, 2025.
Electronic & Specialty Materials
Net Sales

(Dollars in millions)
Six Months Ended June 30
$600
$400
$200
$-
$538
$91
$194
$253
$505
$88
$188
$229
2025
2024
Research and Performance Chemicals
Electronic Materials
Safety and Defense Solutions

The following table sets forth the net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA margin amounts for our ESM segment for the six months ended June 30, 2025 and 2024.

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Net sales	$538	$505
Segment Adjusted EBITDA	105	88
Segment Adjusted EBITDA margin	20%	17%
The following table sets forth the reported and organic net sales growth in our ESM segment’s net sales for the six months ended June 30, 2025 and 2024.

For the Six Months Ended June 30,
2025 vs. 2024
Total % change in net sales	6%
Foreign currency translation	—%
Acquisitions, divestitures and other, net	—%
Organic(1)	6%
________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definition of Organic sales percentage.
For the six months ended June 30, 2025 compared with the six months ended June 30, 2024
ESM net sales increased by $33 million or 6% for the six months ended June 30, 2025. The increase was attributable to demand driven volume increases of $14 million and $13 million in our research and performance chemicals and electronic materials offerings, respectively, as well as favorable pricing of $10 million in our research and performance chemicals offering.
Segment Adjusted EBITDA increased by $17 million or 19% and Segment Adjusted EBITDA margin increased 3% for the six months ended June 30, 2025.

Refrigerants & Applied Solutions
Net Sales
The following table sets forth the net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA margin amounts for our RAS segment for the years ended December 31, 2024, 2023, and 2022.

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Net sales	$2,721	$2,629	$2,378
Segment Adjusted EBITDA	1,058	1,039	989
Segment Adjusted EBITDA margin	39%	40%	42%
The following table sets forth the reported and organic net sales growth in our RAS segment’s net sales for the years ended December 31, 2024 and 2023.

	For Years Ended December 31,
	2024 vs. 2023	2023 vs. 2022
Total % change in net sales	4%	11%
Foreign currency translation	—%	—%
Acquisitions, divestitures and other, net	—%	—%
Organic(1)	4%	11%
______________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definition of Organic sales percentage.

2024 compared with 2023
RAS net sales increased by $92 million or 4% for the year ended December 31, 2024. The increase was driven by $138 million of alternative energy services revenue attributable to a full year of operations of our AES Facility and $47 million attributable to strong demand for our Solstice Advanced Materials HFO Refrigerants as customers converted from HFCs to HFOs. These increases were offset by an $86 million reduction in HVAC/R OEM and aftermarket refrigerants attributed to lower volumes.
Segment Adjusted EBITDA increased by $19 million or 2% and Segment Adjusted EBITDA margin decreased 1% for the year ended December 31, 2024.
2023 compared with 2022
RAS net sales increased by $251 million or 11% for the year ended December 31, 2023. The increase was primarily driven by $131 million of alternative energy services revenue attributable to the restart of our AES Facility in July 2023, increased demand for our Aclar offering in healthcare packaging end markets of $40 million, and an $87 million increase in refrigerants attributable to increased demand for our Solstice Advanced Materials HFO Refrigerants as customers converted from HFCs to HFOs.
In connection with the restart of our AES Facility in July 2023, certain performance guarantees were provided by Honeywell to customers of ConverDyn to provide additional comfort to customers regarding the risk of future voluntary production halts, which we will seek to replace with guarantees from Solstice Advanced Materials. We have agreed to indemnify Honeywell against claims on such Honeywell performance guarantees pursuant to the terms of the Separation Agreement. As a result, our ability to voluntarily halt production in the future without incurring material financial expense is limited, and we do not currently expect to voluntarily cease production.
Segment Adjusted EBITDA increased by $50 million or 5% and Segment Adjusted EBITDA margin decreased by 2% for the year ended December 31, 2023.

Electronic & Specialty Materials
Net Sales
The following table sets forth the net sales, Segment Adjusted EBITDA, and Segment Adjusted EBITDA margin amounts for our ESM segment for the years ended December 31, 2024, 2023, and 2022.

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Net sales	$1,049	$1,020	$1,209
Segment Adjusted EBITDA	201	195	302
Segment Adjusted EBITDA margin	19%	19%	25%
The following table sets forth the reported and organic net sales growth in our ESM segment’s net sales for the years ended December 31, 2024 and 2023.

	For Years Ended December 31,
	2024 vs. 2023	2023 vs. 2022
Total % change in net sales	3%	(16)%
Foreign currency translation	—%	—%
Acquisitions, divestitures and other, net	—%	—%
Organic(1)	3%	(16)%
________________
(1)See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definition of Organic sales percentage.

2024 compared with 2023
ESM net sales increased by $29 million or 3% for the year ended December 31, 2024. The increase was attributable to strong Spectra demand in our safety and defense solutions offering.
Segment Adjusted EBITDA increased by $6 million or 3% and Segment Adjusted EBITDA margin remained relatively flat at 19% for the year ended December 31, 2024.
2023 compared with 2022
ESM net sales decreased by $189 million or 16% for the year ended December 31, 2023 due to a $209 million reduction in our research and performance chemicals and electronic materials offerings attributed to lower volumes driven by post-pandemic supply chain volatility. This decrease was partially offset by a $20 million increase in our safety and defense offering attributable to strong Spectra demand.
Segment Adjusted EBITDA decreased by $107 million or 35% and Segment Adjusted EBITDA margin decreased 6% for the year ended December 31, 2023.
Corporate and All Other
Corporate and All Other primarily includes unallocated corporate costs and is not a separate reportable business segment as segment reporting criteria is not met. The Company continues to monitor the activities in Corporate and All Other to determine the need for further reportable business segment disaggregation.
NON-GAAP FINANCIAL MEASURES
We use non-GAAP financial measures to supplement the financial measures prepared in accordance with U.S. GAAP. These include (1) Organic sales percentage, (2) Adjusted EBITDA and (3) Adjusted EBITDA margin.
Below are definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. Management believes these non-GAAP financial measures provide investors with a meaningful measure of its performance period to period, align the measures to how management evaluates performance internally, and make it easier for investors to compare our performance to peers. These measures should be considered in addition to, and not as replacements for, the most directly comparable GAAP measure. The non-GAAP financial measures we use are as follows:
•Organic sales percentage: The Company defines organic sales percentage as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
•Adjusted EBITDA and Adjusted EBITDA margin: The Company defines Adjusted EBITDA as net income excluding income taxes, depreciation, amortization, interest and other financial charges, other expense, stock compensation expense, pension and other postretirement income (expense), transaction-related costs, repositioning charges, asset retirement obligation accretion, and certain other items that are otherwise of an unusual or non-recurring nature (including but not limited to impairment charges, litigation and insurance settlements, and gains and losses on disposal of assets). The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by Net sales. We believe these measures are useful to investors as they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making, as well as understanding ongoing operating trends. The table below reconciles Net income, the most directly comparable GAAP measure, to the Company’s non-GAAP measure of Adjusted EBITDA for the six months ended June 30, 2025 and 2024, and the years ended December 31, 2024, 2023 and 2022.

	For Six Months Ended June 30,
(Dollars in millions)	2025		2024
	Amount	Percentage of Net Sales	Amount	Percentage of Net Sales
Net Income (GAAP)	$239	12%	$324	17%
Income tax expense	148	8	101	5
Depreciation	105	5	84	4
Amortization	11	1	28	2
Interest and other financial charges	3	—	7	—
Other expense(1)	59	3	7	—
Stock compensation expense	12	1	9	1
Other non-recurring items(2)	(6)	—	1	—
Asset retirement obligation accretion	1	—	1	—
Transaction costs	2	—	2	—
Pension and other postretirement expense	1	—	1	—
Repositioning charges	—	—	—	—
Adjusted EBITDA (non-GAAP)	$575	30%	$565	29%
__________________
(1)Represents Other expense excluding Equity income of affiliated companies, which is included in Adjusted EBITDA.
(2)Including but not limited to impairment charges, litigation and insurance settlements, and gains and losses on disposal of assets.

	For Years Ended December 31,
(Dollars in millions)	2024		2023		2022
	Amount	Percentage of Net Sales	Amount	Percentage of Net Sales	Amount	Percentage of Net Sales
Net Income (GAAP)	$605	16%	$619	17%	$732	20%
Income tax expense	192	5	195	5	211	6
Depreciation	175	5	170	5	146	4
Amortization	42	1	51	1	7	—
Interest and other financial charges	13	—	16	—	21	1
Other expense(1)	34	1	11	1	24	1
Stock compensation expense	17	1	18	1	17	1
Other non-recurring items(2)	10	—	1	—	(23)	(1)
Asset retirement obligation accretion	2	—	1	—	2	—
Transaction costs	4	—	1	—	3	—
Pension and other postretirement expense	2	—	2	—	1	—
Repositioning charges	2	—	5	—	2	—
Adjusted EBITDA (non-GAAP)	$1,098	29%	$1,090	30%	$1,143	32%
__________________
(1)Represents Other expense excluding Equity income of affiliated companies, which is included in Adjusted EBITDA.
(2)Including but not limited to impairment charges, litigation and insurance settlements, and gains and losses on disposal of assets.
LIQUIDITY AND CAPITAL RESOURCES
Sources of Historical Liquidity
We historically generated positive net operating cash flows.
As part of Honeywell, Solstice Advanced Materials has been dependent upon Honeywell for all of its working capital and financing requirements. Honeywell uses a centralized approach to cash management and financing of its operations. Accordingly, a substantial portion of the Advanced Materials business’ cash accounts are regularly cleared to Honeywell at Honeywell’s discretion, and Honeywell funds its operating and investing activities as needed. This arrangement is not reflective of the manner in which the Advanced Materials business would have been able to finance its operations had it been a standalone business separate from Honeywell during the periods presented. Transfers of cash between Honeywell and the Advanced Materials business are included within Net transfers to Honeywell on the Combined Statements of Cash Flows and the Combined Statements of Equity included elsewhere in this Information Statement.
We continually evaluate our liquidity requirements in light of our operating needs, growth initiatives and capital resources. In conjunction with the planned Spin-Off, we expect to further evaluate our liquidity needs, capital structure and sources of capital on a standalone basis and expect to enter into future borrowings. For further information on the future sources of liquidity and capital resources for our business, see “Future Sources of Liquidity” below.
Future Sources of Liquidity
Following the Spin-Off, our capital structure and sources of liquidity will change from our historical capital structure because we will no longer be part of Honeywell’s centralized treasury management and centralized funding programs. Our ability to fund our operating needs will depend on our ability to continue to generate positive cash flows from operations, and on our ability to obtain debt financing on acceptable terms or to issue additional equity or equity-linked securities not anticipated in this Information Statement. Management believes that our cash balances and funds provided by operating activities, along with expected borrowing capacity and access to capital markets, taken as a whole, will provide (i) adequate liquidity to meet all of our current and long-term obligations when due, including third-party debt that we expect to incur in connection with the Spin-Off, (ii) adequate liquidity to fund capital expenditures and (iii) flexibility to meet investment opportunities that may arise. However, we cannot assure that we will be able to obtain additional debt or equity financing on acceptable terms in the future.
In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of our 2033 Notes, the applicable proceeds of which will be used to complete the Solstice Advanced Materials Cash Distribution, to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. We also intend to enter into a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion. The terms of such indebtedness (other than the 2033 Notes) are subject to change and will be finalized prior to the closing of the Spin-Off.
We expect to utilize our cash flows to continue to invest in our business, growth strategies, people and the communities we operate in as well as to repay our indebtedness over time.
Interim Cash Flows
Summarized cash flow information for the six months ended June 30, 2025 and 2024 is as follows:

	For the Six Months Ended June 30,
(Dollars in millions)	2025	2024
Net cash provided by operating activities	$310	$364
Net cash used in investing activities	(118)	(133)
Net cash used in financing activities	(12)	(205)
Operating
Net cash provided by operating activities decreased $54 million to $310 million for the six months ended June 30, 2025 compared to $364 million for the same period in 2024. The decrease in net cash provided by operating activities is attributable to lower net income attributable to Solstice Advanced Materials offset by greater working capital inflows, in particular due to inflows of deferred revenue as well as increased payables related to purchased services and direct material spend, partially offset by higher accounts receivable and inventories.

Investing
Net cash used in investing activities decreased $15 million to $118 million for the six months ended June 30, 2025 compared to $133 million for the same period in 2024. The decrease in net cash used in investing activities was driven by proceeds from fixed asset disposals, partially offset by higher capital expenditures within our ESM segment.
Financing
Net cash used in financing activities decreased $193 million to $12 million for the six months ended June 30, 2025 compared to $205 million for the same period in 2024 primarily due to a decrease in net transfers to Honeywell and a decrease in finance lease payments.
Annual Cash Flows
Summarized cash flow information for the years ended December 31, 2024, 2023 and 2022 is as follows:

	For Years Ended December 31,
(Dollars in millions)	2024	2023	2022
Net cash provided by operating activities	$842	$760	$759
Net cash used in investing activities	(298)	(324)	(305)
Net cash used in financing activities	(453)	(378)	(331)
Operating
Net cash provided by operating activities increased $82 million to $842 million for the year ended December 31, 2024 compared to $760 million for the same period in 2023. The increase in net cash provided by operating activities is attributable to greater working capital inflows, in particular due to improvements in collection of accounts receivable, partially offset by inflows of deferred income and conversion loans related to alternative energy services in 2023 which were not repeated in 2024.
Net cash provided by operating activities increased $1 million to $760 million for the year ended December 31, 2023 compared to $759 million for the same period in 2022. The increase in net cash provided by operating activities is attributable to greater working capital inflows, in particular due to inflows of deferred revenue and conversion loans as well as increased payables related to purchased services and direct material spend, partially offset by higher accounts receivable due to higher net sales, as well as lower net income attributable to Solstice Advanced Materials.
Investing
Net cash used in investing activities decreased $26 million to $298 million for the year ended December 31, 2024 compared to $324 million for the same period in 2023. The decrease in net cash used in investing activities was primarily attributable to a decrease in capitalized restart costs incurred for the AES Facility.
Net cash used in investing activities increased $19 million to $324 million for the year ended December 31, 2023 compared to $305 million for the same period in 2022. The increase in net cash used in investing activities was driven by higher capital expenditures within our RAS segment, partially offset by proceeds from the sale of assets and lower capitalized restart costs in 2023 compared to 2022 for the AES Facility.
Financing
Net cash used in financing activities increased $75 million to $453 million for the year ended December 31, 2024 compared to $378 million for the same period in 2023 primarily due to an increase in net transfers to Honeywell and an increase in finance lease payments.

Net cash used in financing activities increased $47 million to $378 million for the year ended December 31, 2023 compared to $331 million for the same period in 2022 primarily due to a increase in net transfers to Honeywell and an increase in finance lease payments.
Cash and Cash Requirements
Summary
As of June 30, 2025 and December 31, 2024, our cash and cash equivalents totaled $873 million and $661 million, respectively. Our ability to generate positive cash flows from operations is dependent on general economic conditions, and the competitive environment in our industry, and is subject to the business and other risk factors described in the section of this Information Statement titled “Risk Factors.” If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of any external borrowings, we may be required to seek additional financing alternatives.
Following the Spin-Off, we anticipate our cash balance will be approximately $450 million. We believe that we have sufficient liquidity based on our current cash position, cash flows from operations and expected future financing to meet our expected payments related to our material cash requirements for at least the next 12 months.
Cash and Cash Equivalents Held by Foreign Subsidiaries
Cash and cash equivalents held by Solstice Advanced Materials’ foreign subsidiaries were $816 million, $647 million and $593 million as of June 30, 2025, December 31, 2024 and 2023, respectively.
Material Cash Requirement from Contractual and Other Obligations
In the normal course of business, we enter into various contractual obligations that impact, or could impact, the liquidity of our operations. The following table and discussion outlines our material obligations as of December 31, 2024 on an undiscounted basis, with projected cash payments in the years shown. As of June 30, 2025, the Company’s future contractual obligations have not materially changed.

	For Years Ended December 31,
(Dollars in millions)	Total	2025	2026-2027	2028-2029	Thereafter
Purchase obligations(1)	$1,268	$578	$580	$110	$—
Operating and finance lease obligations(2)	161	52	56	34	19
Estimated environmental liability payments(3)	52	6	8	33	5
Uranium ore loans(4)	264	—	264	—	—
Uranium hexafluoride loans(5)	29	—	29	—	—
Total contractual obligations	$1,774	$636	$937	$177	$24
__________________
(1)Purchase obligations are entered into with various vendors in the normal course of business and are consistent with our expected requirements.
(2)Commitments under operating and finance leases (including interest) primarily relate to leasehold properties, automobiles, rails cars and other equipment. See Note 11 “Leases” of the Notes to the audited Combined Financial Statements for additional information.
(3)The payment amounts in the table only reflect the environmental liabilities which are probable and reasonably estimable as of December 31, 2024.
(4)ConverDyn will periodically enter into both lending and borrowing arrangements for quantities of uranium ore as part of its ongoing operations. During 2024, ConverDyn entered into separate agreements to lend quantities of uranium ore, which are reflected as product loans receivable, and to borrow quantities of uranium ore, which are reflected as product loans payable. These agreements currently extend to December 31, 2026. The amount above represents the loan payable due December 31, 2026. See Note 1 “Business Overview and Basis of Presentation” of the Notes to the audited Combined Financial Statements for additional information.
(5)See Note 2 “Summary of Significant Accounting Policies” of the Notes to the audited Combined Financial Statements for additional information.

The above table excludes the following:
•Estimated principal amount of indebtedness of approximately $2.0 billion and associated estimated interest payments of $131 million per year in connection with the Spin-Off.
•Future benefit payments for past and future service for certain pension and postretirement plans we expect Honeywell to convey to us pursuant to the Employee Matters Agreement and the Separation Agreement.
•Future payments to decommission our AES Facility. We estimate our asset retirement obligation based on the estimated useful lives of the underlying asset, third-party estimates as to the cost to decommission the asset in the future, and federal and state regulatory requirements; however, revisions to the liability could occur due to changes in the estimated useful lives of the underlying assets, estimated dates of decommissioning, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. See Note 19 “Commitments and Contingencies – Asset Retirement Obligations” of the Notes to the audited Combined Financial Statements for additional information.
Capital Expenditures
Our capital expenditures primarily consist of continuing investments to maintain the safety and reliability of our existing operations and corporate footprint, additional investments in new and existing facilities to support new production introduction and capacity expansion to grow our business. For the years ended December 31, 2024, 2023 and 2022, our capital expenditures were $296 million, $299 million and $254 million, respectively. For the year ending December 31, 2025, we expect that our capital expenditures will be between $365 million and $415 million. The increase is primarily driven by growth in capital expenditures to support new products and solutions for our electronic materials and advanced fiber offerings.
Parent Company Credit Support
Honeywell provides the Company with parent credit support in certain jurisdictions. To support the Company in selling products and services globally, Honeywell entered into and may enter into contracts on behalf of the Company or issue parent company guarantees or letters of credit. Honeywell also provides similar credit support for some non-customer related activities of the Company, including procuring letters of credit as required by the NRC to backstop certain asset retirement obligations that would be applicable if the AES Facility were decommissioned in the future, though we expect the Company to procure its own letters of credit following the Spin-Off. There are no known instances historically where payments or performance from Honeywell were required under parent company guarantees relating to the Company’s customer contracts. As such, no amounts related to parent company guarantees have been recorded by the Company in the Condensed Combined Financials as of or for the six months ended June 30, 2025 and 2024 or in the Combined Financial Statements as of or for the years ended December 31, 2024, 2023 and 2022.
Off-Balance Sheet Arrangements
We do not engage in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.
CRITICAL ACCOUNTING ESTIMATES
The preparation of our Combined Financial Statements in accordance with GAAP is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. Many estimates and assumptions involved in the application of accounting principles have a material impact on reported financial condition and operating performance and on the comparability of such reported information over different reporting periods. Critical accounting estimates or assumptions are those where the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimates and assumptions on financial condition or operating performance is material. We consider the estimates and assumptions discussed below to be critical to the understanding of our financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our Combined Financial Statements.
Income Taxes – On a recurring basis, we assess the need for a valuation allowance against our deferred tax assets by considering all available positive and negative evidence, such as past operating results, projections of future taxable income, enacted tax law changes, and the feasibility and impact of tax planning initiatives. Our projections of future taxable income include a number of estimates and assumptions regarding our volume, pricing and costs, as well as the timing and amount of reversals of taxable temporary differences.
See Note 2 “Summary of Significant Accounting Policies” of the Notes to the audited Combined Financial Statements for further discussion of additional income tax policies.
Goodwill – The Company’s business combinations result in the recognition of goodwill. We engage independent third-party valuation specialists for assistance in the allocation of the purchase price and determination of the fair value of goodwill, which involves the use of accounting estimates and assumptions based on information available at or near the acquisition date. We believe the accounting estimates and assumptions are reasonable based on information available at the date of acquisition through historical experience and information obtained from management of the acquired entity; however, there is inherent uncertainty in the accounting estimates as assumptions are forward-looking and could be affected by future economic and market conditions.
Goodwill is subject to annual impairment testing as of October 1, or more frequently, if necessary. In testing goodwill, the fair value is estimated utilizing a discounted cash flow approach, including strategic and annual operating plans, adjusted for terminal value assumptions. These impairment tests use estimates and assumptions. If actual results differ from such estimates and assumptions it could materially impact our financial condition or operating performance. To address this uncertainty, we perform sensitivity analyses on key estimates and assumptions. Once the fair value is determined, if the carrying amount exceeds the fair value, it is impaired. Any impairment is measured as the difference between the carrying amount and its fair value.
We perform annual goodwill impairment tests for our four reporting units using a quantitative assessment. Over the past three fiscal years, there have been no impairments. As of October 1, 2024, the fair value of each reporting unit was greater than 150% of their respective carrying values.
Defined Benefit Pension Plans – We sponsor an unfunded defined benefit pension plan in Germany. For financial reporting purposes, net periodic pension (income) expense is calculated annually based upon various actuarial assumptions, including a discount rate for plan obligations and an expected long-term rate of return on plan assets. Changes in the discount rate and expected long-term rate of return on plan assets could materially affect the annual pension (income) expense amount. Annual pension (income) expense is comprised of service and interest cost, assumed return on plan assets, prior service amortization (Pension ongoing (income) expense), and a potential mark-to-market adjustment (MTM Adjustment).
The key assumptions used in developing our net periodic pension (income) expense for our pension plans included the following:

	For Years Ended December 31,
	2024	2023	2022
Discount rate
Projected benefit obligation	3.4%	3.3%	3.8%
Salary scale	2.8%	2.8%	2.8%
The MTM Adjustment represents the recognition of net actuarial gains or losses in excess of 10% of the greater of the fair value of plan assets or the plans’ projected benefit obligation (the corridor). Net actuarial gains or losses occur when the actual experience differs from any of the various assumptions used to value our pension plans or when assumptions change. The primary factors contributing to actuarial gains or losses are changes in the discount rate used to value pension obligations as of the measurement date each year and the difference between expected and actual returns on plan assets. The mark-to-market accounting method results in the potential for volatile and difficult to forecast MTM Adjustments. These adjustments were not significant for the years ended December 31, 2024, 2023, and 2022.
The discount rate reflects the market rate on December 31 (measurement date) for high-quality fixed income investments with maturities corresponding to our benefit obligations and is subject to change each year. The discount rate can be volatile from year to year as it is determined based upon prevailing interest rates as of the measurement date. We used a 3.4% discount rate to determine benefit obligations as of December 31, 2024, reflecting an increase in the market interest rate environment since the prior year-end.
Pension ongoing (income) expense for our Germany plan is not expected to be significant in 2025. Also, if required, a MTM Adjustment will be recorded in the fourth quarter of 2025 in accordance with our pension accounting method as previously described. It is difficult to reliably forecast or predict whether there will be a MTM Adjustment in 2025, and if one is required, what the magnitude of such adjustment will be. MTM Adjustments are primarily driven by events and circumstances beyond the control of the Company such as changes in interest rates and the performance of the financial markets.
Contingent Liabilities – We are subject to a number of lawsuits, investigations, and claims (some of which involve substantial dollar amounts) arising out of the conduct of our business operations or those of previously owned entities, including matters relating to commercial transactions, government contracts, product liability, employee benefit plans, intellectual property, legal, and environmental, health, and safety matters. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Such analysis includes making judgments concerning matters such as the outcome of negotiations and the impact of evidentiary requirements. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation, and outcomes of similar cases through the judicial system) or changes in assumptions.
Asset retirement obligations – We record asset retirement obligations associated with the retirement of tangible long-lived assets as a liability in the period in which the obligation is incurred and its fair value can be reasonably estimated. These obligations primarily represent legal obligations to return our AES Facility to its initial state in connection with the site being decommissioned (if ever). The liability is measured at the present value of the obligation when incurred and is adjusted in subsequent periods. Corresponding asset retirement costs are capitalized as part of the carrying value of the related long-lived assets and depreciated over the asset’s useful life.
See Note 19 “Commitments and Contingencies” of Notes to the audited Combined Financial Statements for further discussion of our asset retirement obligations.
Environmental Liabilities and Expenditures - We accrue for environmental remediation costs when it is probable that a liability has been incurred and a reasonable estimate of the liability can be made. Where the available information is sufficient to estimate the amount of liability, that estimate has been used. Where the information is only sufficient to establish a range of probable liability, and no point within the range is more likely than any other, the lower end of the range has been used. Estimated liabilities are determined based on existing remediation laws and technologies and our planned remedial responses, which are derived from environmental studies, sampling, testing, and analyses. Inherent uncertainties exist in such evaluations, primarily due to unknown environmental conditions, changing governmental regulations regarding liability, and emerging remediation technologies. These liabilities are adjusted periodically as remediation efforts progress and as additional technology, regulatory, and legal information become available.
Costs related to environmental remediation are charged to expense in the period that the associated liability is accrued.
See Note 19 “Commitments and Contingencies” of the Notes to the audited Combined Financial Statements for further discussion of our environmental matters.

OTHER MATTERS
Recent Accounting Pronouncements
See Note 2 “Summary of Significant Accounting Policies” of the Notes to the audited Combined Financial Statements for a discussion of recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Foreign Currency Risks
We operate a global business in a wide variety of foreign currencies and are exposed to market risk for changes in foreign currency exchange rates arising from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities, and transactions arising from international trade. Although Honeywell uses financial instruments to hedge certain foreign currency risks, we are not fully protected against foreign currency fluctuations and our reported results of operations could be affected by changes in foreign currency exchange rates. To manage our exposures and mitigate the impact of currency fluctuations on the operations of our foreign subsidiaries, we hedge our main transactional exposures through the use of foreign exchange forward and option contracts. Accordingly, the Combined Statements of Operations include the impact of Honeywell’s derivative financial instruments that is deemed to be associated with our operations and has been allocated to us utilizing a reasonable allocation method. The fair values of outstanding derivative instruments have not been allocated to our Combined Balance Sheets. Following the Spin-Off, we intend to implement a foreign currency risk management program on our own behalf.
Interest Rate Risk
Our Combined Balance Sheets and Combined Statements of Operations do not include an attribution of Honeywell’s third-party debt or interest expense from Honeywell because we are not the legal obligor of the debt and the borrowings were not directly attributable to our business. We expect to incur indebtedness in connection with the Spin-Off, at which time our exposure to interest rate risk is expected to increase.

MANAGEMENT AND BOARD OF DIRECTORS
Our Executive Officers
The following sets forth information regarding individuals who are expected to serve as our executive officers, including their positions after the Spin-Off. While some of these individuals currently serve as employees of Honeywell, none of these individuals currently serve as executive officers of Honeywell. After the Spin-Off, none of our executive officers will be employees of Honeywell. The information set forth below is as of August 21, 2025.

Name	Age	Position
David Sewell	57	President and Chief Executive Officer
Jason Clifford	51	Senior Vice President and Chief Human Resources Officer
Jeffrey Dormo	44	Senior Vice President, Refrigerants & Applied Solutions
Simon Mawson	55	Senior Vice President, Electronic & Specialty Materials
Tina Pierce	58	Senior Vice President and Chief Financial Officer
Brian Rudick	55	Senior Vice President, General Counsel and Corporate Secretary
David Sewell, age 57, has served as President and Chief Executive Officer of the Advanced Materials business since March 2025, and is expected to serve as President and Chief Executive Officer of the Company following the Spin-Off. Mr. Sewell has more than 30 years of experience in the materials and chemicals industries, having most recently served as President and Chief Executive Officer of WestRock Company, one of the world’s largest paper and packaging companies, from March 2021 to March 2025. Prior to this, Mr. Sewell served in various roles at The Sherwin-Williams Company, a global leader in the manufacture, development, distribution and sale of paint, coatings and related products, from February 2007 to March 2021, including serving as President and Chief Operating Officer from March 2019 to March 2021. Prior to his 14 years at Sherwin-Williams, Mr. Sewell spent more than 15 years in General Electric’s Plastics and Advanced Materials Division. Mr. Sewell has served on the board of directors of Huntsman Corporation since January 2022 and served on the board of directors of WestRock from March 2021 to March 2025. Mr. Sewell is also a member of the board of directors of the National Association of Manufacturers. Mr. Sewell holds a bachelor’s degree in economics from the University of Southern California. Mr. Sewell was chosen to lead Solstice Advanced Materials and serve as a member of our Board because of his expertise in the materials and chemicals industries, his extensive experience managing the operation of multinational companies and his strong leadership abilities.
Jason Clifford, age 51, has served as Vice President, Human Resources of the Advanced Materials business since June 2025, and is expected to serve as Senior Vice President and Chief Human Resources Officer of the Company following the Spin-Off. Mr. Clifford joins the Advanced Materials business after a tenure of over two years at Analog Devices, a global semiconductor company, where he served as Vice President, Human Resources – Global Operations & Technology and Regional HR Leader. Prior to this, Mr. Clifford had nearly 17 years of experience at Honeywell, across multiple business groups and global human resources roles, including serving as Vice President, Human Resources & Communication at Honeywell Building Technologies from 2021 to 2023, as Vice President, Human Resources & Communication at PMT from 2018 to 2021 and Vice President, Corporate Human Resources from 2017 to 2018. Prior to Honeywell, he served as Human Resources Director for Frito Lay's Mid-Atlantic Region from 2004 to 2006 and in several human resources roles at DuPont from 2002 to 2004 and ARAMARK from 1996 to 2002. Mr. Clifford holds a bachelor's degree in Industrial and Labor Relations and a Master of Business Administration from Cornell University.
Jeffrey Dormo, age 44, has served as President of Honeywell’s Sustainability and Decarbonization business segment since July 2024 and is expected to serve as Senior Vice President, Refrigerants & Applied Solutions of the Company following the Spin-Off. Mr. Dormo joined Honeywell in 2017 and has served in various roles within Honeywell’s Electronics and Chemicals, Fluorine Products, Advanced Materials and Sustainability and Decarbonization business segments. Prior to joining Honeywell, Mr. Dormo served as Product Manager from 2013 to 2015 and as Product Director from 2015 to 2017 at The Dow Chemical Company. Mr. Dormo served in the United States Navy from 2006 to 2009 and was an instructor at the United States Naval Academy from 2009 to 2011. Mr. Dormo holds a bachelor’s degree in Electrical Engineering from the United States Naval Academy, a Master of Science in Electrical Engineering from Stanford University and a Master of Business Administration from Harvard.
Simon Mawson, age 55, has served as President of Honeywell’s Advanced Industrial Solutions business segment since July 2024, and is expected to serve as Senior Vice President, Electronic & Specialty Materials of the Company following the Spin-Off. Dr. Mawson has over 25 years of experience in the chemical industry. He previously served as Vice President and General Manager of Honeywell’s Electronics and Materials business segment from 2022 to 2024. Prior to joining Honeywell, Dr. Mawson served as Senior Vice President, Head of Business Accelerators / Incubators, from 2020 to 2022, and Senior Vice President / General Manager of Adhesives Technologies, from 2014 to 2019, at Henkel AG & Co. KGaA. Dr. Mawson also previously held various other positions in the chemical industry, including Vice President, Novecare at Solvay Chemicals, Inc. from 2011 to 2014, Global Marketing Director, Coatings Additives at Dow Chemical from 2009 to 2010 and various Sales and Marketing roles at Rohm and Haas from 2001 to 2009. He started his career as a R&D Process Engineer at Univation Technologies, a Union Carbide/Exxon Chemical JV. Dr. Mawson holds a bachelor’s degree in Chemical Engineering from North Carolina State University, a PhD in Chemical Engineering from The University of Texas at Austin and a Master of Business Administration from Duke University.
Tina Pierce, age 58, has served as Chief Financial Officer of the Advanced Materials business since May 2025, and is expected to serve as Senior Vice President and Chief Financial Officer of the Company following the Spin-Off. Ms. Pierce has over 25 years of experience at Honeywell in several major business segments, including serving as Vice President and Chief Financial Officer of Honeywell Industrial Automation from January 2024 to May 2025, as Vice President and Chief Financial Officer of the PMT business segment from 2020 to 2023 and as Vice President and Chief Financial Officer of the Home and Building Technologies business segment from 2017 to 2020. Ms. Pierce has also served on the board of directors of Garrett Motion, Inc. from 2021 to 2024 and HarbisonWalker International from 2019 to 2021. Ms. Pierce holds a bachelor’s degree in finance from Ball State University and a Master of Business Administration from Florida State University.
Brian Rudick, age 55, served as Vice President and General Counsel of Honeywell’s Energy and Sustainability Solutions business segment beginning in 2024 and is expected to serve as Senior Vice President, General Counsel and Corporate Secretary of the Company following the Spin-Off. Mr. Rudick has 20 years of experience at Honeywell in various legal and business roles across several major business segments, including serving as a member of the board of directors of Honeywell Automation India Limited from 2023 to 2024, as Vice President and General Counsel of the Performance Materials and Technologies (“PMT”) business segment from 2022 to 2023 and Vice President and General Counsel of the Safety and Productivity Solutions business segment from 2016 to 2022. Prior to joining Honeywell, Mr. Rudick worked as an Associate at K&L Gates from 1996 to 2005. Mr. Rudick holds a bachelor’s degree in history from Penn State University and a Juris Doctor degree from University of Pittsburgh School of Law.

Our Directors
The following sets forth information with respect to those persons who are expected to serve on our Board following the Spin-Off. The information set forth below is as of August 21, 2025.

Name	Age	Position
Dr. Rajeev Gautam	73	Chairman of the Board of Directors
David Sewell	57	Director
Peter Gibbons	64	Director
Fiona C. Laird	64	Director
Rose Lee	59	Director
William Oplinger	58	Director
Sivasankaran Somasundaram	59	Director
Matthew Trerotola	58	Director
Patrick Ward	62	Director
Brian Worrell	55	Director
Dr. Rajeev Gautam, age 73, is expected to serve as non-executive Chairman of our Board. Dr. Gautam has more than four decades of experience at Honeywell in the process technologies and advanced materials sectors. He served as President and Chief Executive Officer of Honeywell PMT, from 2016 until his retirement from Honeywell in 2021. From 2006 to 2015 he held key positions within Honeywell UOP, including President and Chief Executive Officer from 2009 to 2015, Chief Technology Officer, PMT, from June 2008 to December 2008, and Chief Technology Officer, Honeywell UOP, from 2006 to 2008. He is also currently serving, since 2021, on the board of directors of NN, Inc. Dr. Gautam earned a bachelor’s degree in chemical engineering from the Indian Institute of Technology and a master’s degree in chemical engineering from Drexel University. Additionally, he holds a doctorate in chemical engineering from the University of Pennsylvania and a Master of Business Administration from the University of Chicago. Dr. Gautam was chosen as Chairman of our Board because of his extensive experience at Honeywell within the process technologies and advanced materials sectors and his background as a director for a multinational public company.
David Sewell, age 57, is expected to serve as a member of our Board. See “—Executive Officers” above for Mr. Sewell’s biography.
Peter Gibbons, age 64, is expected to serve as a member of our Board following the Spin-Off. Mr. Gibbons has 25 years of international experience leading business transformation for consumer, retail, automotive distribution, industrial and specialty chemical businesses. From 2021 until his retirement in April 2025, Mr. Gibbons served as Group President of Enterprise Supply Chain at 3M Co., responsible for all aspects of manufacturing, supply chain and engineering. Prior to 3M, Mr. Gibbons served as Chief Executive Officer of the last mile tire distributor TireHub LLC, a joint venture between Bridgestone and Goodyear, from 2018 to 2021. From 2013 to 2018, Mr. Gibbons served as Executive Vice President Global Development and Product Supply & Chief Supply Chain Officer at Mattel. From 2011 to 2024, he served as a member of the Management Board of CP Kelco and from 2012 to 2018 as a member of the Executive Advisory Board of SCM World. Prior to this, from 2007 to 2012, Mr. Gibbons served initially as Senior Vice President Global Manufacturing Operations and was later promoted, in 2008, to Executive Vice President Global Supply Chain Operations at Starbucks. Prior to Starbucks, Mr. Gibbons worked at the executive leadership level in Europe, Latin America and North America at ICI Paints, a global chemical company, from 1989 to 2007. Mr. Gibbons holds a Master of Business Administration from the University of Strathclyde and a bachelor’s degree in physics from the University of Edinburgh. Mr. Gibbons offers our Board expertise in managing the operations of international commercial and industrial businesses and strengthens our Board’s experience in the industrial and specialty chemicals sectors.
Fiona C. Laird, age 64, is expected to serve as a member of our Board following the Spin-Off. Ms. Laird currently serves as Chief Human Resources Officer and Senior Vice President, Communications of Marathon Petroleum Corporation, an integrated downstream and midstream energy company operating the United States largest refining system, a role she has had since 2018, having previously served as Chief Human Resources Officer at Andeavor Corporation prior to its acquisition by Marathon Petroleum Corporation. Ms. Laird also served as Chief Human Resources and Communications Officer at Newell Brands, Inc., from 2016 to 2017. From 1991 to 2016 Ms. Laird held executive roles in global human resources, communications and law over a 25-year international career at Unilever PLC. Prior to joining Unilever, Ms. Laird practiced law at the New York law firm of Mudge, Rose, Guthrie, Alexander & Ferdon and in the Cleveland office of Porter, Wright, Morris & Arthur LLC. From 2013 to 2018 Ms. Laird was also a non-executive director of N Brown Group, PLC, a leading UK-based multi-channel retailer. Ms. Laird holds a Juris Doctor degree with Honors from Case Western Reserve University School of Law and a bachelor's degree in English and history from the University of Strathclyde, Glasgow Scotland. Given her extensive experience in the human resources, communications and legal functions of multinational public companies, Ms. Laird offers our Board best practice expertise in governing a public company at global scale, as well as in managing complex change management and designing value-creating organization, leadership and talent strategies.
Rose Lee, age 59, has served as a member of the Honeywell Board since 2022, a role in which Ms. Lee is expected continue to serve until completion of the Spin-Off, and is expected to serve as a member of our Board following the Spin-Off. From 2021 until her retirement in March 2025, Ms. Lee served as President and Chief Executive Officer of Cornerstone Building Brands, Inc., a leading manufacturer of exterior building products. Prior to joining Cornerstone Building Brands, Ms. Lee served as President of DuPont de Nemours, Inc.’s Water & Protection business and Corporate Officer, from 2015 to 2021. Prior to DuPont de Nemours, Ms. Lee spent 15 years with Saint-Gobain Corp. in several general management, strategic planning, and information technology roles, each with increasing responsibility from 1999 until 2014. Ms. Lee has also previously held various engineering and management positions at Pratt & Whitney, a Raytheon Technologies company, and was a senior consultant at Booz Allen Hamilton. Ms. Lee also served as a director of Crown Holdings, Inc. from 2016 to 2022 and Cornerstone Building Brands from 2021 until 2025. Ms. Lee holds a Master of Business Administration from the Massachusetts Institute of Technology, a master’s degree in mechanical engineering from Rensselaer Polytechnic Institute and a bachelor’s degree in aerospace, aeronautical and astronautical engineering from Cornell University. Ms. Lee offers our Board expertise in the construction, transportation, energy, and defense sectors, and our Board will benefit from her extensive experience as a chief executive officer and director of multinational public companies.
William Oplinger, age 58, is expected to serve as a member of our Board following the Spin-Off. Mr. Oplinger has served as President and Chief Executive Officer of Alcoa Corporation, a global industry leader in bauxite, alumina, and aluminum, since 2023. Prior to that role, Mr. Oplinger also served as Executive Vice President and Chief Operating Officer, from February 2023 to August 2023, and as Executive Vice President and Chief Financial Officer, from 2016 to 2023, of Alcoa Corporation. Prior to joining Alcoa Corporation, Mr. Oplinger most recently served as Executive Vice President and Chief Financial Officer of Alcoa Inc., Alcoa Corporation’s former parent company, from 2013 until 2016. Mr. Oplinger joined Alcoa Inc. in 2000 and held key corporate positions in financial analysis and planning and as Director of Investor Relations prior to later serving in several principal positions in Alcoa Inc.’s Global Primary Products business, including Chief Financial Officer, Controller, Operational Excellence Director, and Chief Operating Officer. Mr. Oplinger has served on the board of directors of Alcoa Corporation since 2023. Mr. Oplinger holds a bachelor’s degree in industrial engineering and operations research from Virginia Tech and a master’s degree in industrial administration from Carnegie Mellon University. Mr. Oplinger offers our Board extensive experience managing the operations of an international industrial company given his broad experience in executive, operational, financial, risk management and various other leadership positions at multinational public companies.
Sivasankaran Somasundaram, age 59, is expected to serve as a member of our Board following the Spin-Off. Mr. Somasundaram served as President and Chief Executive Officer of ChampionX Corp. (formerly Apergy Corp.) from its spin-off from Dover Corporation in 2018 until its merger with Schlumberger Limited (“SLB”) in July 2025 and currently serves as Executive Advisor to Chief Executive Officer of SLB. Mr. Somasundaram was previously the President and Chief Executive Officer of Dover Energy (a segment of Dover Corporation) from 2013 until the spin-off in 2018. Mr. Somasundaram joined Dover Corporation in 2004 and held various other senior executive leadership roles, including Executive Vice President – Dover Energy, Executive Vice President – Dover Fluid Management, President – Fluid Solutions Platform, President – Gas Equipment Group and President – RPA Process

Technologies. Before joining Dover, Mr. Somasundaram served in various global leadership roles at GL&V Inc. and Baker Hughes Inc. Mr. Somasundaram has served on the board of directors of Lennox International Inc. since 2024. Mr. Somasundaram was also previously a member of the board of directors of ChampionX from 2018 until its merger with SLB in 2025 and Magellan Midstream Partners from 2022 until its merger with ONEOK, Inc. in 2023. He recently joined the Advisory Board of Directors of the Bettering Human Lives Foundation, an organization working to bring clean cooking options to energy-deprived populations in Africa. Mr. Somasundaram also serves in the Advisory Boards of Energy Work Force and Technology Council, World Affairs Council of Greater Houston, University of Oklahoma Gallogly College of Engineering, and the Indo American Community Service. Mr. Somasundaram holds a master’s degree in industrial engineering from the University of Oklahoma and a bachelor’s degree in mechanical engineering from Anna University. Mr. Somasundaram offers our Board expertise in managing the operations of international industrial and energy businesses as well as extensive experience from his service on other public company boards.
Matthew Trerotola, age 58, is expected to serve as a member of our Board following the Spin-Off. Mr. Trerotola was most recently the Chief Executive Officer and Chair for Enovis Corporation, an innovation-driven medical technology company, from 2023 until his retirement in 2025, and President and Chief Executive Officer of Enovis and its predecessor Colfax Corporation from 2015 to 2022. Prior to joining Enovis, from 2014 to 2015, Mr. Trerotola was an Executive Vice President and a member of the Office of the Chief Executive at DuPont de Nemours, Inc. and from 2013 to 2014 he served as Senior Vice President. While at DuPont, Mr. Trerotola was responsible for DuPont’s Electronics & Communications and Safety & Protection segments, and he also had corporate responsibility for DuPont’s Asia-Pacific business. Prior to joining DuPont in 2013, Mr. Trerotola served in several leadership roles at Danaher Corporation, a global science and technology innovator, including Vice President and Group Executive for Life Sciences,  Group Executive – Product Identification and President – Videojet business. Mr. Trerotola also previously served as a consultant at McKinsey & Company. Mr. Trerotola has served on the board of directors of AptarGroup, Inc. since 2022 and previously served as a director of Enovis from 2015 to 2025. Mr. Trerotola holds a Master of Business Administration from Harvard and a bachelor’s degree in chemical engineering from the University of Virginia. Mr. Trerotola offers our Board expertise in operations and strategy across various industries including industrial markets, healthcare, medical technologies and regulated markets, and our Board will benefit from his extensive experience as a chief executive officer and director of multinational public companies.
Patrick Ward, age 62, is expected to serve as a member of our Board following the Spin-Off. Mr. Ward most recently served as Vice President and Chief Financial Officer of Cummins Inc., a global power leader that designs, manufactures, distributes and services engines and related technologies, from 2008 until his retirement in 2019. Mr. Ward held a broad range of financial leadership positions after joining Cummins in 1987, including serving as vice president, engine business controller, and executive director, power generation business controller. Mr. Ward has served on the board of directors of Corteva, Inc. since 2019 and Flex, Ltd. since 2022. Mr. Ward holds a Master of Business Administration from Strathclyde Business School and a HNC in Accounting from Dundee College of Commerce. Mr. Ward offers our Board expertise in financial management, finance, risk management and strategy given his significant background in various financial roles, including as Chief Financial Officer, and our Board will benefit from his extensive service on other public company boards.
Brian Worrell, age 55, is expected to serve as a member of our Board following the Spin-Off. Mr. Worrell most recently served as Chief Financial Officer of Baker Hughes Company from 2017 to 2022, following which he served as an advisor to Baker Hughes through 2023. Prior to that, Mr. Worrell served in various roles at General Electric Company, including Vice President and Chief Financial Officer of the Oil & Gas Segment from 2014 to 2017, Vice President, Corporate Financial Planning and Analysis from 2011 to 2014, and Vice President, Corporate Audit Staff from 2006 to 2010. Prior to holding these roles, Mr. Worrell also served as the Chief Financial Officer for GE Oil and Gas from 2003 to 2006. From 1997 through 2002, Mr. Worrell held several financial leadership roles in GE Healthcare. Mr. Worrell has served on the board of directors of Ralliant Corporation since June 2025. Mr. Worrell holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill. Mr. Worrell offers our Board over 30 years of experience as a financial executive at multinational companies with extensive experience in strategy, mergers and acquisitions, supply chain, capital markets and leadership development.

Our Board of Directors Following the Spin-Off and Director Independence
Immediately following the Spin-Off, we expect that our Board will be comprised of 10 directors. All of our directors other than Mr. Sewell, who is expected to serve as President and Chief Executive Officer, will meet the independence requirements set forth in the listing standards of Nasdaq at the time of the Spin-Off.
Committees of the Board
Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.
Audit Committee
The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee will be more fully described in our Audit Committee charter. We anticipate that our Audit Committee, among other duties, will oversee:
•management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications, independence and compensation of our outside auditor;
•the performance of our internal audit function;
•the outside auditor’s annual audit of our financial statements;
•the Company’s risk management assessment; and
•the preparation of certain reports required by the rules and regulations of the SEC.
The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of Nasdaq, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. The initial members of the Audit Committee will be determined prior to the Spin-Off.
Compensation Committee
The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:
•determining and approving the compensation of our Chief Executive Officer;
•reviewing and approving the compensation of our other executives;
•overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;
•reviewing the operation and structure of the Company’s compensation program; and
•preparing any report on executive compensation required by the rules and regulations of the SEC.
The Compensation Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of Nasdaq, Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of our Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of our Compensation Committee will be determined prior to the Spin-Off.
Nominating and Governance Committee
The responsibilities of our Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee charter, and we anticipate that they will include, among other duties:
•identifying, reviewing and recommending to our Board individuals for election to the Board consistent with the qualifications and criteria for election to the Board established by our Board from time to time;
•adopting and reviewing policies regarding the consideration of candidates for our Board proposed by shareowners and other criteria for membership on our Board;
•reviewing and recommending to the Board changes to the Corporate Governance Guidelines applicable to the Company and reviewing the Company’s policies and programs relating to health, safety and environmental matters and other similar matters; and
•overseeing our Board’s annual self-evaluation.
The Nominating and Governance Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of Nasdaq and our Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the Spin-Off.
Code of Business Conduct
Prior to the completion of the Spin-Off, we will adopt a written code of business conduct that is designed to deter wrongdoing and to promote, among other things:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•the protection of the confidentiality of our non-public information;
•the responsible use of and control over our assets and resources;
•full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;
•compliance with applicable laws, rules and regulations; and
•accountability for adherence to the code and prompt internal reporting of any possible violation of the code.
Director Qualification Standards and Nomination Process
Our initial Board will be selected through a process involving both Honeywell and us. The initial directors who will serve after the Spin-Off will begin their terms substantially concurrently the time of the Distribution, with the exception of one independent director who will begin his or her term prior to the date on which “when-issued” trading of our common stock commences and will serve on our Audit Committee.
Corporate Governance Guidelines
Our Board will adopt Corporate Governance Guidelines designed to assist us and our Board in implementing effective corporate governance practices. The Corporate Governance Guidelines will be reviewed regularly in light of changing circumstances by the Nominating and Governance Committee in order to continue serving the best interests of Solstice Advanced Materials and its stockholders. A copy of our Corporate Governance Guidelines will be posted on our website.
Communications with Non-Management Members of the Board of Directors
Generally, it is the responsibility of our management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which shareowners and other interested third parties may communicate with non-management members of our Board.

DIRECTOR COMPENSATION
Following the Spin-Off, we expect that our Nominating and Governance Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for non-employee directors. Directors who are also our employees are expected to receive no compensation for service on our Board. Honeywell has approved an initial director compensation program for the Company that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active Board membership. This program is described in further detail below.
Annual Compensation
In general, we believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, to create an incentive for continued service on the Board, generally vesting on the earlier of the first anniversary of the grant date and the Annual Meeting of Stockholders.

Cash Retainer	$100,000
Board Chairman – Additional Cash Retainer	$125,000
Board Committee Membership – Additional Cash Retainer
Audit Committee Chair: $25,000
Audit Committee Member: $12,000
Compensation Committee Chair: $20,000
Compensation Committee Member: $10,000
Nominating and Governance Committee Chair:
$15,000
Nominating and Governance Committee Member:
$10,000
Other Committee Chair: $15,000
Other Committee Member: $10,000

Annual Equity Grants
RSUs vest on the earliest of the first anniversary of the date of grant, the director’s death or disability, or removal from the Board coincident with the occurrence of a change in control.	Each non-employee director receives an annual restricted stock unit grant with a target value of $155,000 on the date of the Annual Meeting of Stockholders. New directors in 2026 will receive a prorated award for the partial year commencing on the Spin-Off.
Cash elements are paid in quarterly installments and prorated for partial years of service.
Other Benefits
Non-employee directors will also be provided with $350,000 in business travel accident insurance.
Stock Ownership Guidelines
We expect to adopt a stock ownership policy pursuant to which each non-employee director, while serving as a director of the Company, must hold Company common stock (including unvested RSUs) with a market value of at least five times the annual cash retainer (or $500,000) before being permitted to sell any Solstice Advanced Materials common stock holdings, including net shares from vesting of restricted stock unit grants (i.e., shares vested less shares required to pay applicable taxes).

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
While the anticipated Solstice Advanced Materials executive compensation programs and policies have been discussed with the Management Development and Compensation Committee of Honeywell’s board of directors (the “Honeywell MDCC”), those programs and policies remain subject to review and approval by Solstice Advanced Materials’ own Compensation Committee. Solstice Advanced Materials is currently a part of Honeywell, and its Compensation Committee has not yet been formed.
For purposes of this Compensation Discussion and Analysis (“CD&A”) and the disclosure that follows, Mr. Dormo, who currently serves as the President, Sustainability and Decarbonization of Honeywell’s Advanced Materials business, and is expected to serve as our Senior Vice President, Refrigerants & Applied Solutions following the Spin-Off, and Dr. Mawson, who currently serves as the President, Advanced Industrial Solutions of Honeywell’s Advanced Materials business, and is expected to serve our Senior Vice President, Electronic & Specialty Materials following the Spin-Off, are the only individuals who would have been considered executive officers of the Advanced Materials business in 2024. We refer to these individuals as our “named executive officers” or “NEOs” for purposes of the CD&A and the disclosure that follows. The CD&A discusses Honeywell’s historical compensation programs as applied to Mr. Dormo and Dr. Mawson, and outlines certain aspects of Solstice Advanced Materials’ anticipated post-distribution compensation structure for those individuals.
Mr. Sewell, who is expected to serve as President and Chief Executive Officer of Solstice Advanced Materials following the Spin-Off, was not employed by Honeywell in 2024. While Ms. Pierce, who is expected to serve as Chief Financial Officer of Solstice Advanced Materials following the Spin-Off, and Mr. Rudick, who is expected to serve as Senior Vice President, General Counsel and Corporate Secretary of Solstice Advanced Materials following the Spin-Off, were employed by Honeywell in 2024, Ms. Pierce and Mr. Rudick were neither executive officers of Honeywell nor were they employed by the Advanced Materials business in 2024. Mr. Clifford, who is expected to serve as Senior Vice President, Chief Human Resources Officer of Solstice Advanced Materials following the Spin-Off, was not employed by Honeywell in 2024.
After the Spin-Off, we will review the compensation for all of our executive officers and determine the appropriate compensation, benefits and perquisites for them, and accordingly the compensation, benefits and perquisites provided to them after the Spin-Off will not necessarily be the same as those discussed below.
Executive Compensation Philosophy and Approach
Honeywell Practice
Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:
•Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the company’s scale, breadth, complexity, and global footprint.
•Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.
•Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.
•Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.

Going Forward
We anticipate that our executive compensation objectives and approach will initially be similar to Honeywell’s. Following the Spin-Off, our Compensation Committee will review these objectives and approach to ensure they meet our business needs and strategic objectives.
Compensation Process
In carrying out its responsibilities, the Honeywell MDCC balances a number of important considerations, including:
•The importance of aligning pay with company and individual performance.
•The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.
•The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.
•The importance of maintaining and executing on a thorough and rigorous succession planning process.
Key factors that shape the Honeywell MDCC’s overall assessment of performance and appropriate levels of compensation include:
•Operational and financial performance for the entire company and the relevant business units.
•Robust financial and operating goals and targets for each executive.
•Business/macroeconomic conditions impacting the industries in which Honeywell’s businesses operate.
•Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.
•Each executive’s long-term leadership potential and associated retention risk.
•The senior executive development and succession plan.
•Total shareowner return (TSR).
•Trends and best practices in executive compensation.
•Peer group comparisons, including performance, pay levels, and related practices.
The Honeywell MDCC reviews these factors over various time periods to ensure a strong linkage between pay and performance and to provide historical context and an understanding of how current compensation decisions may affect future wealth accumulation and executive retention.
On an annual basis, the Honeywell MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at compensation peer group companies as a point of reference. Similarly, third-party survey data or published reports may be utilized as a general indicator of relevant market conditions. The Honeywell MDCC does not target a specific competitive position relative to the market in making its compensation determinations.
Going Forward
We anticipate that our executive compensation process upon the Spin-Off will generally follow the same process as Honeywell’s executive compensation process. Following the Spin-Off, our Compensation Committee will review all aspects its process and may make adjustments that it believes are appropriate in establishing our executive compensation process.

Compensation Peer Group
Honeywell Practice
To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the Honeywell MDCC believes it is important to understand how Honeywell compares to other relevant companies.
On an annual basis, the Honeywell MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at a group of companies that are considered “Honeywell’s Compensation Peer Group” and assesses Honeywell’s financial performance against these companies. Although the Honeywell MDCC does not target a specific competitive position relative to its comparator group, this information provides the Honeywell MDCC (and the independent directors of the full Honeywell board of directors in the case of the Honeywell CEO) a point of reference when making its compensation determinations with respect to the Honeywell NEOs. In addition, the Honeywell MDCC periodically reviews relative financial performance against a subset of companies with complex multi-industry characteristics, like Honeywell, or relevant indices.
The companies selected by the Honeywell MDCC for inclusion in Honeywell’s 2024 Compensation Peer Group have one or more of the following attributes:
•Business operations with similar scope and complexity to Honeywell.
•Industrial companies with technology drivers.
•Peer group overlap with potential peer (e.g., peer of peer).
•Global scope of operations and/or diversified product lines.
•Within reasonable range of sales and/or market capitalization.
•Demonstrated competitor for executive talent.
The Honeywell MDCC reviews the appropriateness of Honeywell’s Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary. No changes were made to Honeywell’s Compensation Peer Group in 2024.
The following table lists Honeywell’s Compensation Peer Group companies for 2024:

Aerospace & Defense	Machinery	Chemicals
The Boeing Company	Deere & Company	DuPont de Nemours, Inc.
General Dynamics Corporation	Caterpillar Inc.	Dow Inc.
Lockheed Martin Corporation	Illinois Tool Works Inc.
RTX Corporation

Electrical Equipment	Oil & Gas	Industrial Conglomerates
Eaton Corporation plc	Schlumberger Limited	3M Company
Emerson Electric Co.	Phillips 66	General Electric Company

Building Products	Technology/Communications Equip.	Technology/Medical Equip.
Johnson Controls International plc	Cisco Systems, Inc.	Medtronic plc
Going Forward
The Honeywell MDCC, with recommendations from its independent compensation consultant, Pay Governance, adopted a Solstice Advanced Materials peer group to help inform its decision-making with respect to the Company’s executive compensation program and ensure that such program supports the Company’s recruitment and retention needs and is fair and efficient. The Honeywell MDCC selected companies for inclusion in this peer group based on (1) the extent to which they compete with the Company for executive talent because they operate in a similar industry, (2) comparability of revenues and market capitalization and (3) other qualitative factors such as business fit and complexity. This compensation peer group is comprised of the following companies:

Specialty Chemicals
Celanese Corporation	Eastman Chemical Company	RPM International Inc.
Albemarle Corporation	Axalta Corporation	H.B. Fuller Company
Avient Corporation	NewMarket Corporation	Element Solutions Inc.
Stepan Company

Commodity Chemicals
Olin Corporation	Cabot Corporation	Tronox Holdings plc

Diversified Chemicals
Huntsman Corporation	The Chemours Company
The table below sets forth for this peer group and Solstice Advanced Materials information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of December 31, 2024), market capitalization (as of December 31, 2024) and employee headcount (based on each company’s most recent fiscal year end as of December 31, 2024), in each case, derived from the Standard & Poor’s Capital IQ database.

	($ in millions)
	Revenue	Market capitalization	Net income	Total assets	Employees at End of Last Fiscal Year
75th percentile	$6,288	$6,790	$407	$7,547	10,682
Median	$5,276	$4,967	$113	$6,620	7,500
25th percentile	$3,157	$3,403	$1	$4,917	6,550
Solstice Advanced Materials	$3,770	N/A	$605	$5,004	3,500
Solstice Advanced Materials percentile rank	39%	N/A	91%	29%	12%
Following the Spin-Off, our Compensation Committee will review the peer group on a periodic basis and determine whether any changes are appropriate based on its view of the competitive environment in which we operate.

Components of Executive Compensation and Benefits
Honeywell Practice
The following table provides an overview of Honeywell’s executive compensation program as applied to our NEOs and describes the link between each of its regular direct compensation elements and its business strategy and performance:

		Element	Description	Link to Strategy and Performance

FIXED	SHORT-TERM	BASE SALARY	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

VARIABLE		ANNUAL INCENTIVE COMPENSATION PLAN (ICP)	•The overall ICP pool and strategic business group (SBG) pools are determined based on fiscal year performance, individual ICP awards are determined using budget and individual performance.	•To motivate and reward executives for achieving annual corporate, business unit, and functional goals in key areas of financial and operational performance.

	LONG-TERM INCENTIVES (LT)	PERFORMANCE CASH UNITS (PCUs)	•1/3 of annual LTI. •Covers three-year period. •Target value of $100 per unit with payout range from 0-200% depending on level of achievement.
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with operating and strategic plans.
•Metrics: Total Cumulative Revenue, Average Segment Margin Rate and Average Return on Investment (ROI).

		STOCK OPTIONS	•Executive Officers: 1/3 of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

		RESTRICTED STOCK UNITS (RSUs)	•Executive Officers: 1/3 of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

Going Forward
We anticipate that our executive compensation program upon the Spin-Off will generally include the same elements as Honeywell’s executive compensation programs. Following the Spin-Off, our Compensation Committee will review the primary elements of our executive compensation program, and mix thereof, to ensure they meet our business needs and strategic objectives. This will include a review of base salary as well as short-term and long-term incentive programs and other elements of compensation.
2024 Executive Compensation Decisions
2024 Base Salary
Honeywell Practice
Base salaries of executives are reviewed annually to determine if any adjustment is warranted. Several factors are considered, including scope of responsibility, required knowledge, individual performance, country’s salary budget, demonstration of Honeywell’s behaviors and relative market position.
For 2024, the NEOs received an annual base pay adjustment as a part of the annual compensation process. Annual base pay increases ranged from 3% to 5.5%.
Going Forward
Following the Spin-Off, we anticipate that our Compensation Committee will establish base salary levels for our executive officers taking into account a review of benchmarking data for similar roles, individual performance, and competitive positioning.
2024 Short-Term Incentive Compensation
Honeywell Practice
Honeywell’s annual incentive compensation plan (the “Honeywell ICP”) is designed to motivate and reward executives for their contributions. As prescribed in Honeywell's ICP program, at the end of the performance year, the Chief Executive Officer of Honeywell recommends the overall Honeywell ICP pool, as well as pools for each SBG, to the Honeywell MDCC for final approval. After these pools are approved by the Honeywell MDCC, the SBG funding level is provided to SBG management for allocation among strategic business unit (“SBU”) based on quantitative and qualitative assessment of performance. The executive’s Honeywell ICP payout is then determined by multiplying the executive’s individual Honeywell ICP target by the SBU funding level, subject to upward or downward adjustment as recommended by SBG management based on the executive’s individual performance. The Honeywell CEO reviews all SBG management recommendations and provides final approval of each individual Honeywell ICP payout.
Factors used to determine the Honeywell ICP pools include:
•Business performance against pre-established goals for sales, earnings per share, net income and free cash flow.
•Other key financial and operational metrics.
•Honeywell performance relative to peers and relevant industry and economic conditions.

After applying the steps described above, the Honeywell CEO approved the 2024 Honeywell ICP payouts as follows:

	SBU Funding Level	Honeywell ICP Target	Individual Performance Adjustment	Actual Honeywell ICP Payout	Actual Honeywell ICP Payout as a % of Target
Jeffrey Dormo	98%	45%	116.5%	$235,000	110.0%
Simon Mawson	77%	45%	106.7%	$162,000	82.1%
Going Forward
Following the Spin-Off, we anticipate that our Compensation Committee will develop a short-term incentive plan focused on near-term operational and financial goals that support our business objectives, while also allowing for meaningful pay differentiation tied to performance of individuals and groups.
2024 Long-Term Incentive Compensation
Honeywell Practice
Honeywell’s long-term incentives (“Honeywell LTI”) focuses executives on the achievement of specific long-term financial performance goals directly aligned with Honeywell’s operating and strategic plans. For 2024 LTI awards to executives, SBG management recommended and the Honeywell CEO approved a total annual Honeywell LTI value to be awarded and then allocated the award in equal parts between PCUs, RSUs, and stock options. Each of the three elements and the respective values awarded to each NEO are described in detail below.

2024 Total Honeywell LTI Value
Jeffrey Dormo	$460,000
Simon Mawson	$275,000
Performance Cash Units
PCUs granted to our NEOs in 2024 represented one-third of their total annual Honeywell LTI value and mix. The Performance Plan is a three-year, cash-based plan that measures performance against plan metrics from January 1, 2024 through December 31, 2026. Each PCU has a target value of $100 USD per unit and award payouts range from 0% to 200% depending on the level of achievement.

The plan metrics of Total Revenue, Segment Margin, and Return on Investment targets are each measured separately over the performance period. Each of the metrics has a performance threshold that must be reached before earning a payout. Once the threshold is reached, the payout percentage for that metric ranges from 50% to 200%.

Total Revenue	Segment Margin	Return on Investment
•Reflects top-line organic growth
•Measures total cumulative revenue of performance period
•Impact of acquisitions and divestitures during the period is excluded
•Foreign currency exchange rates (FX) will be held constant to the base year for measurement purposes

•Reflects effectiveness of productivity initiatives and ensures growing profits at a multiple of sales growth
•Measures average annual segment margin over the performance period
•Impact of acquisitions and divestitures during the period is excluded
•No adjustment for changes in FX over the performance period

•Indicates how effectively capital is being leveraged and managed
•Measures average annual return on investment over the performance period
•Impact of acquisitions and divestitures during the period is excluded
•Impact of pensions, cash, debt, and deferred taxes is excluded
•No adjustment for changes in the FX over the performance period

For corporate executives, 100% of the award is based on performance against the three metrics measured at the total Honeywell level and each metric is weighted evenly. For SBG executives, 50% of the award is based on an even weighting of the three metrics for the total Honeywell level and 50% is based on an even weighting of the three metrics at the SBG level.
Stock Options
Stock options granted to the NEOs in 2024 represented one-third of their total annual Honeywell LTI value and mix. The Honeywell MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation, which is directly aligned with the interests of our shareowners.
Stock options vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2024 annual stock options granted to the executives in February 2024 was the fair market value of Honeywell stock on the date of grant February 16, 2024. The grant date fair value of a stock option was determined by a third-party valuation company using a Black-Scholes valuation method.
Restricted Stock Units
RSUs granted to the NEOs in 2024 represented one-third of their total annual Honeywell LTI value and mix. RSUs vest on the third anniversary of the grant date. This vesting period is aligned with market practices and is designed to strengthen retention.
Going Forward
Following the Spin-Off, our long-term incentive award program will initially be similar to Honeywell’s program. Our Compensation Committee will review our program with the goal of ensuring it is effective in attracting, retaining and motivating skilled executives and aligning the interests of management and stockholders.

Other Compensation and Benefits Programs
Retirement Plans
Honeywell Practice
Honeywell offers various retirement benefits to its NEOs. Specifically, depending upon when and where they joined Honeywell, some Honeywell NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Honeywell contributions. Honeywell also maintains an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (the “IRS”) limitations.
Going Forward
We anticipate that we will adopt similar retirement plans as those maintained by Honeywell upon the Spin-Off. Following the Spin-Off, our Compensation Committee will review the retirement plans adopted by Solstice Advanced Materials to ensure that they meet our business needs and strategic objectives.
Non-Qualified Deferred Compensation Plans
Honeywell Practice
Honeywell executives may choose to participate in certain non-qualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executives can elect to defer up to 100% of their annual incentive compensation plan awards. In addition, executives may also participate in the Honeywell Excess Benefit Plan and Supplemental Savings Plan (the “SS Plan”) to defer base salary that cannot be contributed to Honeywell’s 401(k) savings plan due to IRS limitations. These amounts are matched by Honeywell only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on Honeywell’s 15-year cost of borrowing, which is subject to change on an annual basis (5.91% for 2024). Matching contributions are treated as if invested in Honeywell common stock.
Honeywell limits deferred compensation amounts owed to executives by having the interest rate accruing on deferrals under the SS Plan be a rate that changes annually based on Honeywell’s 15-year cost of borrowing, and requiring payment of the SS Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves Honeywell after reaching retirement (age 55 with 10 years of service).
Going Forward
We anticipate that we will adopt a similar non-qualified deferred compensation plan as the one maintained by Honeywell upon the Spin-Off. Following the Spin-Off, our Compensation Committee will review the non-qualified deferred compensation plan adopted by Solstice Advanced Materials to ensure that they meet our business needs and strategic objectives.
Benefits and Perquisites
Honeywell Practice
Honeywell’s NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance, which are competitive with other similarly sized companies. Honeywell’s NEOs participate in these programs on the same basis as the rest of its salaried employees. Honeywell also maintains low-cost excess liability coverage for all executive-level personnel, including the Honeywell NEOs. Honeywell’s NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program.
Going Forward
We anticipate that our benefits and perquisites upon the Spin-Off will generally include the same benefits and perquisites as provided by Honeywell. Following the Spin-Off, our Compensation Committee will review the benefits and perquisites provided by Solstice Advanced Materials to ensure they meet our business needs and strategic objectives.
Additional Compensation Matters
Policies and Practices Related to the Grant of Certain Equity Awards
Honeywell Practice
Honeywell does not schedule the grant of stock options or other equity awards in anticipation of the disclosure of material nonpublic information, and Honeywell does not schedule the disclosure of material nonpublic information based on the timing of grants of stock options or other equity awards. Honeywell has not adopted a formal policy that would require Honeywell to grant, or to avoid granting, stock options or other equity awards at certain times. In practice, however, as part of Honeywell’s regular annual long-term incentive (LTI) grant process, the Honeywell MDCC generally has granted stock options and other equity awards to its executives at their meeting in or around February of each year. The full Honeywell board of directors is responsible for determining Chairman and CEO compensation which includes the granting their equity awards. Similarly, annual grants of equity awards to Honeywell’s non-employee directors generally have been made by Honeywell’s board of directors each year at its meeting on the date of the annual meeting of shareowners. The dates for those Honeywell MDCC and Honeywell board of directors meetings generally are set well in advance and on a fairly consistent cadence from year to year. However, the Honeywell MDCC and the Honeywell board of directors are also authorized to grant stock options and other equity awards at other times during the year. For example, stock options and other equity awards may be, and have been, granted in connection with new hires and promotions.
Going Forward
We anticipate that Solstice Advanced Materials’ incentive compensation grant practices initially will be comparable to those of Honeywell. Following the Spin-Off, our Compensation Committee and management will review such practices to ensure they meet our business and strategic needs and the objectives of our executive compensation program.
Stock Ownership Guidelines
Honeywell Practice
The Honeywell MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the Honeywell MDCC maintains minimum stock ownership guidelines for all executive officers.
Under these guidelines, Honeywell’s CEO must hold shares of common stock equal in value to ten times his current annual base salary. Other executive officers of Honeywell are required to own shares equal in value to five times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and non-qualified retirement accounts, and outstanding RSUs. Executive officers have five years following their appointment to meet these guidelines.
Honeywell’s stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest and the “net shares” issued from PSUs. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. After the one-year holding period, officers may sell net shares or net gain shares (subject to pre-approval by Honeywell’s CEO); however, after the sale, they must continue to meet the prescribed minimum stock ownership level.
Going Forward
We expect to adopt substantially similar stock ownership requirements in connection with the Spin-Off; provided, however, that Solstice Advanced Materials’ CEO will have a requirement to hold shares of common stock equal in value to five times his annual base salary and other executive officers of Solstice Advanced Materials will be required to own shares equal in value to three times their annual base salary.

Recoupment/Clawback
Honeywell Practice
Honeywell’s board of directors determined that it is in Honeywell’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. Consistent with such determination, Honeywell’s board of directors adopted a Clawback Policy, in accordance with Rule 10D-1 of the Exchange Act and Nasdaq listing standards.
This Clawback Policy is administered by the Honeywell MDCC and enables Honeywell to recover from covered current and former executives certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. Honeywell’s Clawback Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Exchange Act, and applies to any incentive-based cash compensation, that is granted, earned, or vested based wholly or in part on the attainment of any Honeywell financial reporting measure.
If Honeywell is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Honeywell MDCC shall require any executive officer covered by Honeywell’s Clawback Policy to reimburse or forfeit to Honeywell the amount of incentive-based compensation received by such executive officer based on the financial statements prior to the restatement that exceeds the amount such executive officer would have received had the incentive-based compensation been determined based on the financial restatement. The Honeywell MDCC will not consider the executive officer’s responsibility or fault or lack thereof in enforcing Honeywell’s Clawback Policy to recoup the amount described above.
In addition, Honeywell maintains the clawback guidelines set forth in Honeywell’s Corporate Governance Guidelines. Under these guidelines, if the Honeywell board of directors determines that a covered executive officer engaged in any misconduct that materially contributes to, or causes, a significant restatement of financial results, this may, independently, result in the recoupment (or clawback) of performance-based incentive awards (both equity- and cash-based awards).
In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the Honeywell MDCC’s prior approval, or otherwise violates other restrictive covenants (including non-solicitation commitments), then Honeywell reserves the right, for awards issued under its stock incentive plans, to:
•Cancel all unexercised options and unvested equity; and
•Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.
Honeywell has entered into non-competition agreements with each of its NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.
Going Forward
Our Compensation Committee is expected to adopt substantially similar recoupment policies in connection with the Spin-Off.

Tax Deductibility of Executive Compensation
Honeywell Practice
Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for Honeywell’s “covered employees” without any exception for performance-based compensation, subject to a transition rule for certain written binding contracts in effect on November 2, 2017, and not materially modified after that date. Honeywell intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, to the extent applicable, so long as the Honeywell MDCC determines that to be in Honeywell’s best interest. The Honeywell MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m), and, in any case, the Honeywell MDCC reserves the ability to structure compensation arrangements to provide appropriate compensation to Honeywell’s executives, even where such compensation is not deductible under Section 162(m).
Going Forward
We anticipate that, similar to the approach followed by the Honeywell MDCC, following the Spin-Off our Compensation Committee will review the tax impact of executive compensation on Solstice Advanced Materials as well as on our executive officers in addition to taking into account other considerations such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation provided to our executive officers may not be deductible under Section 162(m).
Insider Trading Policies and Procedures
Honeywell Practice
The Honeywell board of directors has adopted an insider trading policy that applies to all of Honeywell's directors, officers, and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about Honeywell, as well as other companies with which Honeywell has a business relationship, and to promote compliance with all applicable securities laws. Among other things, the Honeywell’s insider trading policy prohibits engaging in transactions in securities based on material non-public information and prohibits directors, executive officers, and certain other employees from buying or selling Honeywell's securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (Rule 10b5-1). Certain types of transactions in Honeywell’s securities are also prohibited under Honeywell’s insider trading policy, as described further under “Pledging and Hedging Transactions in Company Securities” (see below). In addition, certain individuals, including directors and officers, are required to receive pre-clearance from Honeywell’s Corporate Secretary, and directors and officers are additionally required to receive prior approval from Honeywell’s Chairman, prior to engaging in transactions in Honeywell's securities. Honeywell’s insider trading policy also sets forth mandatory guidelines that apply to all executive officers, directors, and employees of Honeywell who adopt Rule 10b5-1 plans for trading in Honeywell's securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans.
It is also Honeywell’s policy that Honeywell will not engage in transactions in Honeywell securities, or adopt any securities repurchase plans, while in possession of material non-public information relating to the Company or its securities other than in compliance with applicable law, subject to the policies and procedures adopted by Honeywell. Honeywell currently has a stock repurchase program in place. Repurchases may be made through a variety of methods, which could include open market purchases, accelerated share repurchase transactions, negotiated block transactions, Rule 10b5-1 plans, other transactions that may be structured through investment banking institutions or privately negotiated, or a combination of the foregoing.
Going Forward
We anticipate that Solstice Advanced Materials will adopt similar policies and procedures.

Pledging and Hedging Transactions in Company Securities
Honeywell Practice
Honeywell’s executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees of Honeywell must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.
Hedging by directors, executive officers, employees on Honeywell’s restricted trading list, any employee in possession of material nonpublic information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Honeywell stock held, directly or indirectly, by them, whether the stock was acquired as part of a compensation arrangement or otherwise.
All of Honeywell’s employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.
Going Forward
We anticipate that Solstice Advanced Materials will adopt similar policies and procedures.
Executive Compensation
Summary Compensation Table
The following table summarizes the compensation for the fiscal year ended December 31, 2024 for our NEOs employed by Honeywell in 2024 based on compensation received from Honeywell.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jeffrey Dormo, SVP, Refrigerants & Applied Solutions	2024	474,110		517,450	153,341	347,746		33,688	1,526,335
Simon Mawson, SVP, Electronic & Specialty Materials	2024	437,266		91,842	91,695	272,400		31,481	924,648
_________________
(1)Represents actual base salary paid in 2024.
(2)The 2024 Stock Awards columns represents the RSU awards granted during the year. The unit grant date fair values of RSUs for Mr. Dormo and Dr. Mawson for annual awards was $197.51 granted on March 1, 2024. In addition Mr. Dormo received a discretionary award on May 1, 2024 with a unit grant date fair value of $194.54. RSU unit values are determined using the average of the high and low stock prices of Honeywell stock on the grant date.
(3)2024 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. Annual stock options were awarded to Mr. Dormo and Dr. Mawson and have a grant date of March 1, 2024, at a Black-Scholes value of $37.75 per option.
(4)The amount for Mr. Dormo and Dr. Mawson includes the sum of both their 2024 annual ICP award and their earned payout from PCUs issued for the January 1, 2022 – December 31, 2024, cycle, that is required to be reported in the final year of the performance period under SEC rules, even though granted in 2022 and covering a three-year period. The following table provides the breakdown of the amounts reported as 2024 Non-Equity Incentive Plan Compensation for Mr. Dormo and Dr. Mawson:

Name	2024 ICP Award	2022-2024 Performance Cash Award	Total Non-Equity Incentive Plan Compensation
Jeffrey Dormo	$235,000	$112,746	$347,746
Simon Mawson	162,000	110,400	272,400

(5)For 2024, All Other Compensation consists of the following:

Name	Matching Contributions(a)	Excess Liability Insurance(b)	All Other Compensation
Jeffrey Dormo	$33,188	$500	$33,688
Simon Mawson	30,981	500	31,481
_________________
(a)Represents total employer matching contributions to each Executive’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax qualified SS Plan. The value of registrant contributions includes annual matching contributions that were credited to the Executives in January 2025 for the 2024 year.
(b)Represents the annual premiums paid by Honeywell to purchase excess liability insurance coverage for each NEO.
Grants of Plan-Based Awards
The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table for 2024. This table includes both equity and non-equity awards.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(7)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)(8)
			Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey Dormo	ICP	—	21,366	213,657	427,314
	RSU	3/1/2024							777	(4)				$153,465
	NQSO	3/1/2024									4,062	$197.51	$198.67	$153,341
	PCU	3/1/2024	256	1,534	3,068									$153,400
	RSU	5/1/2024							1,871	(5)
Simon Mawson	ICP	—	19,724	197,242	394,486
	RSU	3/1/2024							465	(6)				$91,842
	NQSO	3/1/2024									2,429	$197.51	$198.67	$91,695
	PCU	3/1/2024	153	917	1,834									$91,700
__________________
(1)Award Type:
ICP = Incentive Compensation Plan (for 2024 performance year, paid in 2025)
NQSO = Nonqualified Stock Option
PCU = 2024–2026 Performance Cash Unit
RSU = Restricted Stock Unit
(2)Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)Represents the number of RSUs awarded to the Named Executive Officer in 2024 under the 2016 Stock Incentive Plan.
(4)RSU award will vest 100% on March 1, 2027, subject to continued employment.
(5)RSU award will vest 33% on each May 1, 2026 and May 1, 2027, and 34% on May 1, 2028, subject to continued employment.
(6)RSU award will vest 100% on March 1, 2027, subject to continued employment.
(7)NQSO awards in this column represent the number of annual stock options awarded to the NEOs on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a 10-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.
(8)The grant date fair values for NQSO awards were calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. NQSO grant date values were $37.75 for the March 1, 2024 grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 15 of the Notes to the Financial Statements in Honeywell’s Form 10-K for the year ended December 31, 2024. The grant date fair values for RSUs were determined using the average of the high and low stock prices of Honeywell stock on the grant date. Grant date fair values for RSUs issued in 2024 were $197.51 for March 1, 2024, grants. The grant date fair value for PCU awards was $100.

Outstanding Equity Awards
The following table lists outstanding equity grants for each NEO as of December 31, 2024.

Name	Grant Year	Option Awards(1)				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey Dormo	2024	—	4,062	197.51	2/28/2034	2,694	608,469	(3)	—	—
	2023	570	1,711	194.31	2/22/2033	475	107,227	(4)	—	—
	2022	1,325	1,324	189.72	2/10/2032	1,523	344,025	(5)	—	—
	2021	1,675	558	202.72	2/11/2031	778	175,651	(6)	—	—
	2020	3,114	—	180.92	2/16/2030	739	167,006	(7)	—	—
	2019	1,917	—	154.22	2/25/2029	547	123,619	(8)	—	—
Simon Mawson	2024	—	2,429	197.51	2/28/2034	475	107,263	(9)	—	—
	2023	573	1,717	194.31	2/22/2033	2,132	481,527	(10)	—	—
	2022	1,189	1,188	184.24	6/12/2032	458	103,531	(11)	—	—
__________________
(1)Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the grant date.
(2)Market value determined using the closing market price of $225.89 per share of common stock on December 31, 2024.
(3)Mr. Dormo received two RSU awards in 2024. A discretionary RSU award will vest 33% on each May 1, 2026 and May 1, 2027, and 34% on May 1, 2028. The annual award granted in 2024 will vest 100% on March 1, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(4)2023 RSU grants will vest 100% on February 23, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(5)Mr. Dormo received two RSU awards in 2022. A discretionary RSU award which a portion of this award vested on July 28, 2024; the remaining will vest 49% on July 28, 2025, and 51% on July 28, 2026. The annual award granted in 2022 vested 100% on February 11, 2025. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(6)A portion of these 2021 RSU grants vested on July 29, 2023; the remaining portion of this award will vest 49% on July 29, 2025 and 51% on July 29, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(7)A portion of these 2020 RSU grants vested on July 30, 2022 and July 30, 2024; the remaining portion of this award will vest on July 30, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(8)A portion of these 2019 RSU grants vested on July 25, 2021 and July 25, 2023; the remaining portion of this award will vest on July 25, 2025. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(9)2024 RSU grants will vest 100% on March 1, 2027. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(10)Dr. Mawson received two RSU awards in 2023. A discretionary RSU award will vest 33% on each August 1, 2025 and August 1, 2026, and 34% on August 1, 2027. The annual award granted in 2023 will vest 100% on February 23, 2026. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(11)The annual award granted in 2022 will vest 100% on June 13, 2025. The number of RSUs reflected in the table includes dividend equivalents applied through December 31, 2024, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
Non-qualified Deferred Compensation
Honeywell maintains a deferred compensation plan for the NEOs, the SS Plan. It is expected that the Company will establish a deferred compensation plan that mirrors the SS Plan in all material respects, subject to the Company’s right to amend or terminate the plan in the future at any time for any reason. The following table provides information on nonqualified deferred compensation of the NEOs during 2024.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Company Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jeffrey Dormo	$14,929	$13,063	$5,417	$—	$80,307
Simon Mawson	115,241	10,856	10,991	—	239,854
_____________
(a)Executive contributions are included for 2024 in the Summary Compensation Table.
(b)Honeywell contributions are included in All Other Compensation for 2024 in the Summary Compensation Table. These amounts reflect the employer matching contributions credited to the NEO’s accounts under the SS Plan in January 2025 for the 2024 plan year.
(c)The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table (“SCT”) and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate Earnings in Last Fiscal Year” column includes interest credits and changes in the value of the Honeywell common stock fund to December 31, 2024. The value of the Honeywell common stock fund increases or decreases in accordance with Honeywell’s stock price and the reinvestment of dividends.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
Jeffrey Dormo	$14,929	$13,063	$—	$—
Simon Mawson	115,241	10,856	—	—
Excess Benefit Plan and Supplemental Savings Plan
The SS Plan allows executives, including the NEOs, to defer the portion of their annual base salary that cannot be contributed to the applicable tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.
To the extent amounts were not already matched on a similar basis under the Honeywell’s applicable 401(k) plan, Honeywell matches deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2024.
Interest Rate. Participant deferrals are credited with a rate of interest, compounded daily, based on Honeywell’s 15-year cost of borrowing. The rate is subject to change annually, and for 2024, it was 5.91%. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 143 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Honeywell common stock. Dividends are treated as reinvested in additional shares of Honeywell common stock.
Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.
Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Honeywell common stock.
Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Potential Payments upon Termination or Change in Control
This section describes the benefits payable to Mr. Dormo and Dr. Mawson if a termination of employment occurred on December 31, 2024.

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause ($)	Death ($)	Disability ($)	Change in Control - No Termination of Employment ($)	Change in Control - Termination of Employment by Company Without Cause, by NEO for Good Reason, or Due to Disability ($)
Cash Severance	Jeffrey Dormo	363,975	—	—	—	363,975
	Simon Mawson	337,500	—	—	—	337,500

ICP	Jeffrey Dormo	—	—	—	—	163,789
	Simon Mawson	—	—	—	—	151,875

Benefits and Perquisites	Jeffrey Dormo	7,326	—	—	—	7,326
	Simon Mawson	7,264	—	—	—	7,264

All Other Payments/Benefits	Jeffrey Dormo	—	—	—	—	—
	Simon Mawson	—	—	—	—	—

Total	Jeffrey Dormo	371,301	—	—	—	535,090
	Simon Mawson	344,764	—	—	—	496,639
EXPLANATION OF BENEFITS — TERMINATION EVENTS
The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2024 In regard to each portion of the benefit, the benefits that are paid in the context of a Change in Control (“CIC”) are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit Event	Amount and Terms of Payments (Other Than Upon a Change in Control)	Change in Control Provisions
Severance Benefits — Cash Payment Involuntary termination without cause, CIC termination without cause or by an Executive for good reason.	•Nine months of base salary. •Paid periodically, in cash.	•Nine months of base salary. •Paid periodically, in cash.
Annual Bonus for the Year of Termination — Cash Payment Annual ICP Plan bonus is payable to Executives for the year in which a CIC occurs.	•N/A
•Based on achievement of pre-established ICP goals for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.
•Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause, or has terminated employment for good reason.

Certain Benefits and Perquisites Termination of employment without cause, CIC or voluntary termination of employment for good reason.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.
Other Payments/Benefits	•N/A	•N/A
Impact of Equity-Based Awards
This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs, and PCUs held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on page 145. The table below shows the values of in-the-money outstanding unvested stock options, RSUs, and PCUs(1) held by our executives as of December 31, 2024, based on the closing price of a share of common stock ($225.89) as reported on the Nasdaq on that date. These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability, or a qualifying termination of employment following a CIC. Equity awards do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to an executive of these provisions depends on the vesting period and remaining terms of the awards.

Name	In-the-money Value of Unvested Stock Options	Unvested RSU	Unvested PCUs (1)
Jeffrey Dormo	$230,131	$1,525,998	$222,813
Simon Mawson	172,638	692,320	200,100
__________________
(1)Includes the portion of unvested PCUs that would vest upon death, disability, or a qualifying termination upon Change in Control when awards are rolled over or replaced by a successor.

TERMINATION OR CIC IMPACT ON OUTSTANDING AWARDS
Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSUs and PCUs
2011 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates
•RSUs become vested in full upon death or disability.
•Following termination of employment, unless otherwise agreed by the Company pursuant to the terms of the plan, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options.
•Three (3) years in the event of death, disability, or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or "full retirement" (age 60 and 10 years of service).
•One (1) year in the case of any other involuntary termination without cause; and
•Thirty (30) days in the case of a voluntary termination.
•Those rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”
•Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant's employment is terminated, either by the successor without cause or by the participant for good reason (that is “double trigger” vesting) within two years following a CIC. Those rules are hereinafter referred to as the “Double Trigger CIC Rules.”

2016 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates
•The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PCUs awarded under this plan where the awards are rolled over or replaced by the successor, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, other by the successor without cause or by the participant for good reason (that is “double trigger” vesting), within two years following a CIC. RSU and PCU awards that are not rolled over or replaced by the successor vest immediately upon the CIC.
•The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan.
•There is no acceleration of vesting of awards upon reaching retirement age. Unvested RSUs and a prorated amount of a PCU award are paid upon a termination due to death or disability. Unvested stock options vest upon a termination due to death or disability.

DEFINED TERMS USED IN THIS SECTION
As used in the Company's plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in Control
•The acquisition of 30% or more of Honeywell’s common stock;
•The purchase of all or part of the common stock pursuant to a tender offer or Exchange offer;
•A merger where Honeywell does not survive as an independent, publicly owned corporation;
•A sale of substantially all of Honeywell's assets; or
•A substantial change in Honeywell's Board over a two-year period.
•Additionally, under the Senior Severance Plan, any event that the Honeywell MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5Hi).

Termination for Cause
•Clear and convincing evidence of a significant violation of Honeywell’s Code of Business Conduct;
•The misappropriation, embezzlement, or willful destruction of Honeywell property of significant value;
•The willful failure to perform, gross negligence, on intentional misconduct of significant duties that results in material harm to the business of Honeywell;
•The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);
•The failure to cooperate fully in a Honeywell investigation or to be fully truthful when providing evidence or testimony in such investigation; or
•Clear and convincing evidence of the willful falsification of any financial records of Honeywell that are used in compiling Honeywell’s financial statements or related disclosures, with the intent of violating generally accepted accounting principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason
•A material diminution in the NEO’s authority duties, or responsibilities;
•A material decrease in base compensation;
•A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly situated employees;
•Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;
•Any action that constitutes a constructive discharge; or
•The failure of a successor to assume these obligations under the Senior Severance Plan.

Treatment of Outstanding Equity Awards Resulting from the Distribution
We expect that Honeywell equity awards outstanding at the time of the distribution will be adjusted with the intent to maintain the economic value of those awards before and after the Spin-Off. Other than vested stock options, all Honeywell equity awards held by Solstice Advanced Materials employees and directors will be converted into Solstice Advanced Materials equity awards, as further described below, with terms, such as the vesting schedule, that will generally continue unchanged.

Restricted Stock Units	Honeywell restricted stock units will be converted into Solstice Advanced Materials restricted stock units of comparable value.
Unvested Stock Options	Unvested Honeywell stock options will be converted into options of comparable value to purchase Solstice Advanced Materials common stock.
Vested Stock Options
Vested Honeywell stock options will remain outstanding at Honeywell in accordance with the terms of the Honeywell stock option award and Honeywell equity plan, disregarding the effect of any termination of service with Honeywell in connection with the Distribution and, following the date of the Distribution, a termination of service with Solstice Advanced Materials will be deemed a termination of service with Honeywell.

Performance Cash Units (“PCU”)
Each outstanding PCU will be assumed by Solstice Advanced Materials and converted into an adjusted PCU with the same terms and conditions. Performance conditions applicable to such adjusted PCUs with respect to any PCUs granted prior to 2025 and the first tranche of the PCUs granted in 2025 will have performance deemed achieved at the actual level of performance immediately prior to the Distribution Date, as determined by the Honeywell MDCC, and will continue to vest solely based on service conditions. With respect to the second and third tranches of the PCUs granted in 2025, performance conditions appliable to such adjusted PCUs may be adjusted by our Compensation Committee following the distribution.

Solstice Advanced Materials 2025 Stock Incentive Plan
Prior to the Spin-Off, we expect our Board to adopt, and Honeywell, as our sole shareowner, to approve, the 2025 Stock Incentive Plan of Solstice Advanced Materials Inc. and its Affiliates (the “Equity Plan”) for the benefit of certain of our current and future employees and other service providers, including our non-employee directors. The following summary of the material terms of the Equity Plan is qualified in its entirety by reference to the full text of the Equity Plan, the form of which is incorporated by reference herein and to be filed as Exhibit 10.7 to the Form 10 of which this Information Statement forms a part.
In addition, the Equity Plan will be used to settle outstanding Honeywell equity awards that will be converted into awards that are denominated in our common stock following the Distribution pursuant to the Employee Matters Agreement, which are referred to in this section as “Conversion Awards.” These Conversion Awards will otherwise generally remain in effect pursuant to their existing terms and the terms of the plan under which they were originally granted. See the section above entitled “Treatment of Outstanding Equity Awards Resulting from the Distribution.”
Purpose of the Equity Plan. The purpose of the Equity Plan is to aid the Company in recruiting and retaining highly qualified employees and other service providers who are in a position to contribute materially to our success and long-term objectives. We expect that awards of stock-based compensation and opportunities for stock ownership in Solstice Advanced Materials will provide incentives to our employees and other service providers to exert their best efforts for the success of our business and thereby align their interests with those of our shareowners.
Shares Available for Awards. If the Equity Plan is approved by Honeywell, as our sole shareowner, and our Board, it is expected that the maximum aggregate number of shares of our common stock that may be issued under all stock-based awards granted under the Equity Plan would be 10,000,000. In addition, it is expected that the Equity Plan will limit the number of shares of common stock available for grant in the form of incentive stock options to 10,000,000. Further, awards will be subject to minimum vesting conditions, such that no award will vest prior to the first anniversary of the grant date; provided, however, that the Compensation Committee may accelerate the vesting or waive the minimum vesting condition upon a Participant’s death or disability or other termination of service or a change in control, grant awards that are not subject to the minimum vesting condition with respect to 5% or less of the aggregate number of shares reserved for issuance under the Equity Plan, and grant awards to non-employee directors that are not subject to the minimum vesting condition.
Under the Equity Plan, it is expected that Solstice Advanced Materials will have the flexibility to grant different types of equity compensation awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock units and other awards based, in whole or in part, on the value of Solstice Advanced Material’s equity, as well as cash-based awards. The grant, vesting, exercise and settlement of awards granted under the Equity Plan may be subject to the satisfaction of time- or performance-based conditions, as determined at or after the date of grant of an award under the Equity Plan.
In the event of any change in corporate structure that affects our outstanding common stock (e.g., a cash or stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, reorganization etc.), our Compensation Committee shall make adjustments that it deems equitable or appropriate, in its sole discretion, including adjustments to the share limits described above, the number and type of shares subject to outstanding awards, or the purchase or exercise price of outstanding awards. In the case of any unusual or nonrecurring event (including events described in the preceding sentence) affecting the Company or changes in applicable laws, regulations or accounting principles, our Compensation Committee may make adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.
Shares that are subject to awards that are paid in cash, terminate, lapse or are canceled or forfeited, issued in connection with awards that are assumed, converted or substituted as a result of acquisition or a combination with another company, and the Conversion Awards would not be counted for purposes of the limits above. Shares that are reacquired by the Company with cash tendered in payment of the exercise price of an award and shares that are tendered or withheld in payment of all or part of the exercise price or tax withholding amount relating to an award shall not be added back to the number of shares authorized under the Equity Plan. In addition, if stock appreciation rights are settled in shares upon exercise, the total number of shares actually issued upon exercise rather than the number of shares subject to the award would be counted against the number of shares authorized under the Equity Plan.
Double Trigger Change in Control Vesting. If a Participant’s service is terminated by the Company without Cause or by the Participant for Good Reason during the two-year period following a Change in Control, all outstanding awards shall become vested and/or exercisable as of the effective date of such termination, and all conditions shall be waived with respect to such awards. In addition, each employee with an outstanding performance award will be deemed to have achieved a level of performance that would cause all of the employee’s performance awards to vest, become exercisable, or become payable at target levels, prorated for performance awards for which the performance period has not expired at the time of such termination, and all restrictions on performance awards will immediately lapse. All vested performance awards shall be made in a lump sum not later than 70 days following the effective date of such termination.
The Equity Plan defines the term “Change in Control” by incorporating the definition required under Section 409A of the Code, which requires a “change in control event” to be objectively determinable with no discretionary authority reserved to the Compensation Committee.
Eligibility. It is expected that employees and other service providers of Solstice Advanced Materials or its affiliates, including our non-employee directors, would be eligible to receive awards under the Equity Plan.
Administration. Our Compensation Committee will administer the Equity Plan. The Compensation Committee will have discretion and authority to interpret the Equity Plan, prescribe, amend and rescind rules and regulations regarding the Equity Plan, select employees and other service providers to receive awards, determine the form, terms and conditions of awards, and take other actions it deems necessary or advisable for the proper operation or administration of the Equity Plan. The Compensation Committee may delegate its duties and authority under the Equity Plan, except for the authority to grant and administer Awards to certain senior executives and its duty to establish and certify the attainment of certain performance conditions attached to certain Awards.
The Board may also exercise the powers of our Compensation Committee with respect to the Equity Plan and awards granted thereunder at any time.
Tax Consequences of Awards. The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the Equity Plan for the employees and other service providers selected to participate in the Equity Plan (the “Participants”) and the Company. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a stock option or stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price of the option. When a stock appreciation right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the shares received as of the date of exercise. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.
Restricted Stock and Restricted Stock Units. A Participant will not recognize any income at the time of grant of a restricted stock unit or share of restricted stock (whether subject to time-based vesting or performance-based vesting), and the Company will not be entitled to a deduction at that time. The Participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable, upon settlement of a restricted stock unit. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. Under certain circumstances and if permitted by an individual award, a Participant may elect (within 30 days after being granted restricted stock) to recognize ordinary income in the year of receipt instead of the year of vesting. If such an election is made, the amount of income recognized by the Participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.
Other Types of Awards. If other awards are granted under the Equity Plan, the tax consequences may differ from those described above for stock options, stock appreciation rights, restricted stock and restricted stock units. As a general matter, the Company typically would be entitled to a tax deduction in respect of any such compensatory awards in the same time period and amount as the Participant recognizes income in respect of such awards.
Withholding of Taxes. The Company has the right to require, prior to the issuance or delivery of shares in settlement of any award, the Participant to pay any taxes required by law.
Solstice Advanced Materials Offer Letters
Each of our executive officers has entered into an offer letter (“Solstice Advanced Materials Offer Letters”) that sets forth the initial base salary and target incentive compensation opportunity that will become effective on the date of the Spin-Off. Following the Spin-Off, pursuant to the Solstice Advanced Materials Offer Letters, each executive officer will be eligible to receive annual long-term incentive awards consisting of stock options, restricted stock units or cash awards, or some combination thereof, and each executive officer will be granted a “Founder’s Grant” of restricted stock units that will vest 50% on each the third and fourth anniversaries of the grant date, subject to the executive officer’s continued employment through each vesting date.
In addition, each executive officer is also entitled to other executive benefits, including excess liability insurance and severance as provided to other senior executives of Solstice Advanced Materials. The table below sets forth the compensation adjustments that will become effective following the Spin-Off.

Name	Base Salary	Target Annual Incentive Compensation Opportunity	Target Annual Long-Term Incentive Value	Founder’s Grant
David Sewell	$1,060,000	125%	$5,615,000	$5,000,000
Tina Pierce	$625,000	80%	$1,300,000	$1,500,000
Brian Rudick	$545,000	75%	$850,000	$1,000,000
Jeffrey Dormo	$515,000	75%	$850,000	$1,000,000
Simon Mawson	$475,000	75%	$600,000	$1,000,000
Jason Clifford	$450,000	75%	$650,000	$750,000

Solstice Advanced Materials Severance Plan for Designated Officers
In connection with the Spin-Off, Solstice Advanced Materials expects to adopt the Solstice Advanced Materials Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”). The Officer Severance Plan will become effective as of the Distribution Date, subject to the occurrence of the distribution and will provide certain severance benefits both before or after a change in control of the Company to ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business.
In the case of a change in control, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the executive must be involuntarily terminated other than for cause, or (ii)(B) the executive must initiate the termination of his or her own employment for good reason.
The Officer Severance Plan will provide benefits in the event of an involuntary termination other than for cause and enhanced benefits in the event of an involuntary termination other than for cause by Solstice Advanced Materials or voluntary termination by the executive for good reason if the termination occurs within two years following a change in control event, including:

Benefit	Non-Change in Control Involuntary Termination without Cause	Change in Control Termination without Cause or by Executive for Good Reason
Severance Benefits – Cash Payment	• 24 months of base salary for CEO, 12 months for CEO’s direct reports • Paid periodically, in cash • Pro rata target bonus (for CEO and CEO’s direct reports only)
• 36 months of base salary for CEO and 24 months for CEO’s direct reports
• Paid in lump sum
• Pro rata bonus based on the greater of target percentage (prior to change in control) and the average target percentages applied in the three years prior to the date of termination (for CEO and CEO’s direct reports only)

Benefits Continuation	• Medical and dental benefits are continued during the severance period at active employee contribution rates	• Medical and dental benefits are continued during the severance period at active employee contribution rates
Benefits provided under the Officer Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Information Statement, Honeywell beneficially owns all of the outstanding shares of our common stock. After the Spin-Off, Honeywell will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Distribution by:
•each of our shareowners whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;
•each of our expected directors;
•each of our named executive officers; and
•all of our expected directors and executive officers as a group.
Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Honeywell common stock on September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.
Immediately following the Distribution, we estimate that approximately 158,718,869 shares of our common stock will be issued and outstanding, based on the approximately 634,875,479 shares of Honeywell common stock outstanding on September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined at the close of business on the Record Date.
Security Ownership of Certain Beneficial Owners
Based solely on the most recently available information filed on Schedule 13G, reporting beneficial ownership of Honeywell’s common stock, we anticipate the following shareowners will beneficially own more than five percent of our common stock following the Distribution.

Name and Address of Beneficial Owner	Number of Shares of Honeywell Common Stock	Number of Shares of Solstice Advanced Materials Common Stock	Percentage of Solstice Advanced Materials Shares Outstanding(3)
The Vanguard Group(1)	61,121,019	15.280,254	9.63%
BlackRock, Inc.(2)	42,313,312	10,578,328	6.66%
__________________
(1)Based on the most recently available Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group with respect to Honeywell common stock. According to its Schedule 13G, The Vanguard Group and certain related entities have shared voting power in respect of 761,343 shares of Honeywell common stock, sole dispositive power in respect of 58,475,718 shares of Honeywell common stock and shared dispositive power in respect of 2,645,301 shares of Honeywell common stock. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, PA 19355.
(2)Based on the most recently available Schedule 13G filed with the SEC on January 29, 2024, by BlackRock, Inc. with respect to Honeywell common stock. According to its Schedule 13G, BlackRock, Inc. has sole voting power in respect of 38,935,560 shares of Honeywell common stock and sole dispositive power in respect of 42,313,312 shares of Honeywell common stock. BlackRock, Inc.’s address is 50 Hudson Yards, New York, NY 10001.
(3)The percentage of shares beneficially owned is calculated based on the number of shares of Solstice Advanced Materials common stock estimated to be outstanding based on the number of Honeywell shares outstanding as of September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock.

Security Ownership of Executive Officers and Directors
The following table provides information regarding beneficial ownership of our named executive officers, our expected directors and all our expected directors and executive officers as a group. The following table excludes vested but unexercised Honeywell stock options, which will remain outstanding at Honeywell following the completion of the Spin-Off and will be equitably adjusted to reflect the Spin-Off, and interests in respect of the value Honeywell common stock held in the Honeywell 401(k) Plan.

Name and Address of Beneficial Owner(1)	Number of Shares of Honeywell Common Stock(2)(3)		Number of Shares of Solstice Advanced Materials Common Sock	Percentage of Solstice Advanced Materials Shares Outstanding(5)
Jeffrey Dormo	—		—	—
Dr. Simon Mawson	657		164	*
Dr. Rajeev Gautam	1,790		447	*
David Sewell	—		—	—
Peter Gibbons	160		40	*
Fiona C. Laird	—		—	—
Rose Lee	1,466		368	*
William Oplinger	68		17	*
Sivasankaran Somasundaram	227	(4)	56	*
Matthew Trerotola	147		36	*
Patrick Ward	103		25	*
Brian Worrell	35		8	*
Directors and Executive Officers as a Group (15 persons)	32,416		8,101	*
__________________
*Less than one percent of the total Solstice Advanced Materials shares expected to be issued and outstanding.
(1)The address of each of our executive officers and directors is 115 Tabor Road, Morris Plains, NJ 07950.
(2)Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in a trust over which the person has or shares voting or investment power. Beneficial ownership of some or all of the shares listed may be disclaimed.
(3)No named individual or group will acquire shares through the vesting of Honeywell restricted stock units or Honeywell stock options that convert into Solstice stock options within 60 days of September 19, 2025.
(4)Represents shares held in a limited partnership of which Mr. Somasundaram is a partner.
(5)The percentage of shares beneficially owned is calculated based on the number of shares of Solstice Advanced Materials common stock estimated to be outstanding based on the number of Honeywell shares outstanding as of September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock.

DESCRIPTION OF MATERIAL INDEBTEDNESS
In connection with the Spin-Off, we expect to incur indebtedness in an aggregate principal amount of approximately $2.0 billion in the form of a senior secured term loan facility and through the issuance of the 2033 Notes described below, the applicable proceeds of which will be used to complete the Solstice Advanced Materials Cash Distribution, to pay fees, costs and expenses of such indebtedness transactions and for general corporate purposes. We also intend to enter into (i) a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $1.0 billion and (ii) one or more bilateral letter of credit facilities in an aggregate amount of $750 million that we intend to use to replace or assume existing letters of credit and to provide incremental capacity to address future letter of credit requirements. The terms of such indebtedness (other than the 2033 Notes) are subject to change and will be finalized prior to the closing of the Spin-Off.
5.625% Senior Notes due 2033
On September 30, 2025, Solstice Advanced Materials issued $1.0 billion aggregate principal amount of 5.625% Senior Notes due 2033 (which we refer to herein as the “2033 Notes”) pursuant to an indenture, dated September 30, 2025 (the “Indenture”), among Solstice Advanced Materials, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee. The 2033 Notes were sold in private placements to qualified institutional buyers in accordance with Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The 2033 Notes bear interest at a rate of 5.625% per year. The proceeds from the 2033 Notes offering will be held in escrow until satisfaction of the conditions precedent to the Spin-Off and certain other escrow release conditions. If such conditions are not met by March 31, 2026, the 2033 Notes will be redeemed at 100% of principal plus accrued interest. The 2033 Notes are senior unsecured obligations of Solstice Advanced Materials, guaranteed on a senior unsecured basis by certain of its domestic subsidiaries and, from and after the escrow release date, will be guaranteed on a senior unsecured basis by each of Solstice Advanced Materials’ existing and future domestic subsidiaries that guarantees the senior credit facilities that Solstice Advanced Materials expects to enter into in connection with the Spin-Off (as described above).
Solstice Advanced Materials will pay interest on the 2033 Notes on March 31 and September 30 of each year. The first such payment will be made on March 31, 2026. The 2033 Notes will mature on September 30, 2033. Solstice Advanced Materials may redeem the 2033 Notes, in whole or in part, at any time on or after September 30, 2028 at the redemption prices set forth in the Indenture. Solstice Advanced Materials may also redeem up to 40% of the aggregate principal amount of the 2033 Notes on or prior to September 30, 2028 in an amount equal to the net proceeds from certain equity offerings at the redemption price set forth in the Indenture.
Prior to September 30, 2028, Solstice Advanced Materials may redeem the 2033 Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium set forth in the Indenture. Upon certain events constituting a change of control under the Indenture, the holders of the 2033 Notes will have the right to require Solstice Advanced Materials to offer to repurchase the 2033 Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, to (but not including) the date of purchase.
The Indenture, among other things, limits Solstice Advanced Materials’ ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments; make investments; consummate certain asset sales; engage in certain transactions with affiliates; grant or assume certain liens; and consolidate, merge or transfer all or substantially all of Solstice Advanced Materials’ assets.
The Indenture also provides for customary events of default, which, if any of them occurs, may cause the principal of and accrued interest on the 2033 Notes to become, or to be declared, due and payable. Events of default (subject in certain cases to customary grace and cure periods), include, among others, nonpayment of principal or interest, breach of other covenants or agreements in the Indenture, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable and certain events of bankruptcy or insolvency.

This summary of the Indenture and the 2033 Notes is qualified in its entirety by reference to the full text of the Indenture (including a form of the 2033 Notes), which is attached as Exhibits 4.1 and 4.2, respectively, to the Form 10 of which this Information Statement forms a part.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Honeywell
In order to govern the ongoing relationships between us and Honeywell after the Spin-Off and to facilitate an orderly transition, we and Honeywell intend to enter into agreements providing for the allocation between us and Honeywell of Honeywell’s assets, employees, liabilities and obligations (including its investments, property and employee benefits and tax-related assets and liabilities) and for a framework for our relationship following the Spin-Off with Honeywell. The following summarizes the material terms of certain of these agreements.
Separation Agreement
We intend to enter into a Separation Agreement with Honeywell prior to or substantially concurrently with the Distribution. The Separation Agreement will set forth our agreements with Honeywell regarding the principal actions to be taken in connection with the Spin-Off, including those related to the Internal Reorganization and Distribution. It will also set forth other agreements that govern certain aspects of our relationship with Honeywell following the Spin-Off. This summary of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, the form of which is attached as Exhibit 2.1 to the Form 10 of which this Information Statement forms a part.
Transfer of Assets and Assumption of Liabilities. The Separation Agreement identifies assets and liabilities to be contractually allocated to each of us and Honeywell as part of the Spin-Off. We note, however that (x) the contractual allocation of employee-related liabilities (including pension liabilities) and related assets is set forth in the Employee Matters Agreement (see the section below entitled “—Employee Matters Agreement” for a summary of such allocation) and (y) the contractual allocation of tax liabilities and assets is set forth in the Tax Matters Agreement (see the section below entitled “—Tax Matters Agreement” for a summary of such allocation). In particular, the Separation Agreement provides that, among other things, subject to the terms and conditions contained in the Separation Agreement:
Assets
•Generally, assets primarily related to the Advanced Materials business have been contractually allocated to us;
•Generally, all other assets of Honeywell have been contractually retained by Honeywell;
•We have been contractually allocated the equity interests of subsidiaries that are intended to be our subsidiaries after the Spin-Off (which includes the subsidiaries listed in Exhibit 21.1 to the Form 10 of which this Information Statement forms a part), in addition to any other specified joint venture or other minority equity interests intended to be owned by us after the Spin-Off;
•We have been contractually allocated certain real property set forth on a schedule;
•We have been contractually allocated certain contracts set forth on a schedule and all contracts that relate exclusively to the Advanced Materials business, assets and/or liabilities and that are not related (other than in a de minimis respect) to the Honeywell business, assets and/or liabilities;
•We have been contractually allocated the Solstice name, all brands specific to the Advanced Materials business, certain specified patents set forth on a schedule and all other intellectual property (excluding patents) that is exclusively related to the Advanced Materials business and certain intellectual property set forth on a schedule, and Honeywell has been contractually allocated the Honeywell name and all Honeywell brands, as well as certain intellectual property set forth on a schedule and all other intellectual property (subject, in each case, to certain licenses described in more detail in the sections below entitled “—Intellectual Property Cross-License Agreement” and “—Trademark License Agreement”);
•We have been contractually allocated accruals, counterclaims, insurance claims, rights to coverage under applicable insurance policies, warranties, contractual indemnities, control rights and other similar rights, in each case, to the extent related to any liability that has been contractually allocated to us;

•We have been contractually allocated certain IT assets set forth on a schedule and all IT assets exclusively related to the Advanced Materials business (subject to certain limited exceptions); and
•We have generally been contractually allocated all of the financial assets to the extent related to the Advanced Materials business and/or that are owned by us or one of our subsidiaries.
Liabilities
•Generally, liabilities to the extent related to the Advanced Materials business have been contractually allocated to us;
•Generally, all other liabilities of Honeywell have been contractually retained by Honeywell;
•We have generally been contractually allocated liabilities (including under applicable federal and state securities laws) relating to (i) any disclosure document filed or furnished with the SEC in connection with the Spin-Off (including the Form 10 of which this Information Statement forms a part), except for statements expressly relating to the Honeywell business, (ii) any financing disclosure documents in connection with any offer by us for sale or registration of the transfer or distribution of any securities or indebtedness, except for statements expressly relating to the Honeywell business, and (iii) any of our financing arrangements;
•We have generally been contractually allocated liabilities (including environmental liabilities) to the extent related to businesses and operations of Honeywell that were previously discontinued or divested that were, at the time of discontinuation or divestment, primarily managed by or primarily associated with the Advanced Materials business or any portion thereof as then conducted;
•In respect of other environmental liabilities not already covered by the above, we have been contractually allocated (i) any environmental liabilities relating to any real property contractually allocated to us, (ii) any environmental liabilities relating to any legacy sites that were primarily managed by or primarily associated with the Advanced Materials business or set forth on a schedule, (iii) any environmental liabilities resulting from the Advanced Materials business and (iv) any offsite environmental liabilities to the extent related to wastes generated at such properties or by the Advanced Materials business;
•Liabilities for borrowed money, interest rate swaps and similar arrangements that were incurred or guaranteed by us or any of our subsidiaries will be retained by or contractually allocated to us or the applicable subsidiary;
•We have generally retained, assumed or have been contractually allocated other financial liabilities to the extent related to the Advanced Materials business; and
•We have been contractually allocated liabilities relating to indemnification obligations to any of our or our subsidiaries’ current or former directors or officers and ownership of any specified joint venture or other minority equity interests intended to be owned by us after the Spin-Off.
Except as may expressly be set forth in the Separation Agreement or any ancillary agreement, all assets have been transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with. In general, neither of us nor Honeywell will make any representations or warranties regarding any assets or liabilities transferred or contractually allocated pursuant to the Separation Agreement, any consents or governmental approvals that may be required in connection with such transfers or contractual allocations, or any other matters.
Information in this Information Statement with respect to the assets and liabilities of the parties following the Spin-Off is presented based on the contractual allocation of such assets and liabilities pursuant to the Separation Agreement, unless the context otherwise requires. Certain of the liabilities and obligations contractually allocated to one party or for which one party will have an indemnification obligation under the Separation Agreement and the other agreements relating to the Spin-Off are, and following the Spin-Off may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that was contractually allocated the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Further Assurances. To the extent that any transfers of assets or contractual allocations of liabilities contemplated by the Separation Agreement have not been consummated on or prior to the Distribution Date, the parties agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party contractually allocated such asset or liability. Each party agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation Agreement.
The Distribution. The Separation Agreement governs the rights and obligations of the parties regarding the Distribution and certain actions that must occur prior to the Distribution.
Honeywell will cause its agent to distribute to holders of record of Honeywell common stock as of the close of business on the Record Date all of the then-issued and outstanding shares of Solstice Advanced Materials common stock. Honeywell will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Distribution and, to the extent it determines to so proceed, to determine the Distribution Date.
Conditions. The Separation Agreement provides that the Distribution is subject to several conditions that must be satisfied or waived by Honeywell in its sole discretion. For further information regarding these conditions, see the section entitled “The Spin-Off—Conditions to the Distribution.”
Shared Contracts. Generally, shared contracts have been assigned in part if so assignable, or amended, bifurcated or replicated to facilitate the Spin-Off so that the appropriate party is contractually allocated the rights, benefits and the related portion of any liabilities inuring to the business of the appropriate party, and each party will use commercially reasonable efforts to obtain the consents required to partially assign, amend, bifurcate or replicate any shared contract.
Intercompany Accounts. The Separation Agreement provides that, subject to certain specified exceptions in the Separation Agreement, schedules or any ancillary agreement, certain accounts that were formerly intercompany accounts within Honeywell will be settled prior to the Spin-Off.
Release of Claims and Indemnification. Except as otherwise provided in the Separation Agreement, each party fully released and forever discharged the other parties and their respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spin-Off. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Spin-Off pursuant to the Separation Agreement or any ancillary agreement. These releases are subject to certain exceptions set forth in the Separation Agreement.
The Separation Agreement provides for cross-indemnities that, except as otherwise provided in the Separation Agreement, are principally designed to place financial responsibility for the obligations and liabilities contractually allocated to us under the Separation Agreement with us and financial responsibility for the obligations and liabilities contractually allocated to Honeywell under the Separation Agreement with Honeywell. Specifically, each party will indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents (and each of the heirs, executors, successors and assigns of any of the foregoing) for any losses to the extent relating to, arising out of or resulting from:
•the liabilities each party was contractually allocated pursuant to the Separation Agreement (or any third-party claim that would, if resolved in favor of the claimant, constitute such a liability); and
•any breach by such party of any provision of the Separation Agreement.

Each party’s indemnification obligations with respect to such liabilities pursuant to the Separation Agreement or such breach are uncapped; provided that the amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds or other third-party proceeds received by the party being indemnified that reduce the amount of the loss. The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes is governed by the Tax Matters Agreement.
Legal Matters. Except as otherwise set forth in the Separation Agreement or any ancillary agreement, we have been contractually allocated liabilities relating to legal matters that are exclusively related to the Advanced Materials business, assets, or the liabilities contractually allocated to us or, for liabilities relating to legal matters shared between us and Honeywell, liabilities relating to such legal matters to the extent related to the Advanced Materials business, assets or the liabilities contractually allocated to us, and Honeywell has been contractually allocated all other liabilities relating to legal matters. Each party to the Separation Agreement will indemnify the other party for its respective indemnifiable losses, if any, arising out of or resulting from such legal matters allocated to such party, as well as, following the Spin-Off, for those arising out of or resulting from any legal matters related to the liabilities such party has been contractually allocated or (unless contractually allocated specifically to the other party) its ongoing business. Each party to a claim has agreed to cooperate in defending any claims against both parties for events that took place prior to, on or after the date of the Spin-Off.
Distribution to Honeywell. The Separation Agreement provides that, as a condition to the consummation of the Distribution, the Solstice Advanced Materials Cash Distribution of approximately $1.5 billion has been completed and not rescinded.
Insurance. Following the Spin-Off, we will generally be responsible for obtaining and maintaining, at our own cost, our own insurance coverage for liabilities for which we are assuming responsibility, although we will continue to have coverage under certain insurance policies issued to Honeywell or other entities for certain matters that arise out of or relate to acts, omissions or occurrences that occurred prior to the Spin-Off, subject to the terms, conditions and exclusions of such policies.
Dispute Resolution. Except as otherwise set forth in the Separation Agreement, if a dispute arises between us and Honeywell under the Separation Agreement, the general counsels of the parties and such other executive officers as the parties may designate will negotiate to resolve any disputes for a reasonable period of time. If the parties are unable to resolve the dispute in this manner, then the dispute will be resolved through binding arbitration. If either party files a judicial proceeding to resolve a dispute in contravention of the arbitration provisions included in the Separation Agreement, the other party will be entitled to any costs they may incur in defending such an action, including a $15 million punitive fee (subject to an annual adjustment to account for inflation of 5%) and any additional punitive, exemplary, treble or similar damages as may be awardable under applicable law. Each of Solstice Advanced Materials and Honeywell acknowledges and agrees that if any party files an action in contravention of the arbitration provisions included in the Separation Agreement, the non-breaching party shall suffer reputational loss as a direct consequence of such action for which it is entitled to damages.
Non-Solicit. The Separation Agreement will include certain non-solicitation obligations with respect to each of us and Honeywell. Specifically, and subject to certain customary exceptions, for a period of eighteen (18) months following the Distribution Date, each of us and Honeywell will not hire any (i) employee of the other party or its subsidiaries employed in certain specified roles or (ii) former employee of the other party or its subsidiaries employed in such a specified role who was on the payroll of the other party or its subsidiaries within the prior six (6) months.
Term, Termination and Amendment. Prior to the Distribution, the Honeywell Board has the unilateral right to terminate or modify the terms of the Separation Agreement, without the prior written consent of us or the shareowners of Honeywell. After the Distribution, the term of the Separation Agreement is indefinite and it may only be terminated or modified with the prior written consent of both Honeywell and us.

Other Matters Governed by the Separation Agreement. Other matters governed by the Separation Agreement include, among others, access to financial and other information, confidentiality, access to and provision of records and separation of guarantees and other credit support instruments.
Transition Services Agreement
In connection with the Spin-Off, Honeywell and Solstice Advanced Materials will enter into a transition services agreement (the “Transition Services Agreement”) pursuant to which Honeywell will provide certain transitional services to us. The services, including services such as information technology support, human resources support, treasury administration support, and logistics support, will be provided for a limited time, generally for no longer than 12 months following the Distribution Date, and will be provided for specified fees, which are generally based on the cost of services provided.
This summary of the Transition Services Agreement is qualified in its entirety by reference to the full text of the form of Transition Services Agreement, which is attached as Exhibit 10.1 to the Form 10 of which this Information Statement forms a part.
Tax Matters Agreement
In connection with the Spin-Off, Honeywell and Solstice Advanced Materials will enter into a tax matters agreement (the “Tax Matters Agreement”) that will govern the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the Share Distribution or certain related transactions fail to qualify as a transaction that is tax-free for U.S. federal income tax purposes (other than any cash that Honeywell shareowners receive in lieu of fractional shares). Under the Tax Matters Agreement, Solstice Advanced Materials will generally agree to indemnify Honeywell and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution and certain related transactions, to the extent caused by any representation by Solstice Advanced Materials being incorrect or an acquisition of Solstice Advanced Materials’ stock or assets or by any other action undertaken or failure to act by Solstice Advanced Materials. This indemnification will apply even if Honeywell has permitted Solstice Advanced Materials to take an action that would otherwise have been prohibited under the tax-related covenants described below.
Pursuant to the Tax Matters Agreement, Solstice Advanced Materials will agree to certain covenants that contain restrictions intended to preserve the tax-free status of the Distribution and certain related transactions. Solstice Advanced Materials may take certain actions prohibited by these covenants only if Solstice Advanced Materials obtains prior written consent of Honeywell, in its sole discretion, waiving such requirement. Solstice Advanced Materials will be barred from taking any action, or failing to take any action, including any action or failure to take any action that would be inconsistent with the Tax Opinions, where such action or failure to take any action adversely affects the tax-free status of these transactions. In addition, during the period ending two years after the date of the distribution, these covenants will include specific restrictions on Solstice Advanced Materials’: (i) discontinuing the active conduct of Solstice Advanced Materials’ trade or business; (ii) issuance or sale of stock or other securities (including securities convertible into Solstice Advanced Materials stock, but excluding certain compensatory arrangements); (iii) liquidating, merging or consolidating with any other person; (iv) amending Solstice Advanced Materials’ charter (or other organizational documents) or taking any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Solstice Advanced Materials common stock; (v) sale of a significant portion of its assets; and (vi) entering into any other corporate transaction which would cause Solstice Advanced Materials to undergo a 40% or greater change in its stock ownership or otherwise be expected to result in the failure to preserve the tax-free treatment of these transactions.
This summary of the Tax Matters Agreement is qualified in its entirety by reference to the full text of the form of Tax Matters Agreement, which is attached as Exhibit 10.2 to the Form 10 of which this Information Statement forms a part.

Employee Matters Agreement
In connection with the Spin-Off, Honeywell and Solstice Advanced Materials will enter into an Employee Matters Agreement (the “Employee Matters Agreement”) that will address employment and employee compensation and benefits matters. The Employee Matters Agreement will address the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we will generally be responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we will assume certain assets and liabilities with respect to our current and former employees under certain of Honeywell’s U.S. and non-U.S. (i) defined benefit pension plans (with assets and liabilities generally allocated based on formulas specified in the Employee Matters Agreement for each pension plan) and (ii) life insurance programs and nonqualified deferred compensation plans. Generally, except as may be provided in the Transition Services Agreement, each of our employees will cease active participation in Honeywell compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we will establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan for U.S. employees, which will accept direct rollovers of account balances from the Honeywell 401(k) savings plan for any of our employees who elect to do so. Generally, following the Spin-Off, we will assume and be responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurs, and any other cash-based incentive or retention awards to our current and former employees. Honeywell long-term incentive compensation awards held by Solstice Advanced Materials employees will be treated as described in “Compensation Discussion and Analysis—Treatment of Long-Term Incentive Compensation in Connection with the Spin-Off.” The Employee Matters Agreement will incorporate the indemnification provisions contained in the Separation Agreement and described above. In addition, the Employee Matters Agreement will provide that we will indemnify Honeywell for certain employee-related liabilities associated with the Transition Services Agreement.
This summary of the Employee Matters Agreement is qualified in its entirety by reference to the full text of the form of Employee Matters Agreement, which is attached as Exhibit 10.3 to the Form 10 of which this Information Statement forms a part.
Agreements Governing Intellectual Property
In connection with the Spin-Off, Honeywell and Solstice Advanced Materials will enter into an intellectual property cross-license agreement (the “Intellectual Property Cross-License Agreement”), a trademark license agreement (the “Trademark License Agreement”) and an Accelerator License Agreement (the “Accelerator License Agreement”) that will govern the parties’ respective rights, responsibilities and obligations with respect to certain intellectual property allocated to each of Honeywell and Solstice Advanced Materials under the Separation Agreement that is related to the other party’s businesses.
Intellectual Property Cross-License Agreement
Pursuant to the Intellectual Property Cross-License Agreement, each of Solstice Advanced Materials and Honeywell, and their respective affiliates, will grant and receive non-exclusive licenses to and from each other in respect of certain patents, know-how (including trade secrets) and copyrights allocated under the Separation Agreement to use in their respective businesses and natural evolutions thereof. The Intellectual Property Cross-License Agreement will expire on a licensed patent-by-licensed patent and licensed copyright-by-licensed copyright basis upon expiration of the relevant intellectual property and will be perpetual with respect to all other intellectual property licensed by each of us and Honeywell, and will otherwise be non-terminable except in certain circumstances where either party challenges the validity or scope of the patents licensed to such party under the agreement (in which case, the other party may terminate the licenses granted to such party). In addition, the agreement will be assignable in whole or in relevant part to their respective Affiliates or a successor to all or a portion of the business or assets related to the agreement, but will not otherwise be assignable without consent.

This summary of the Intellectual Property Cross-License Agreement is qualified in its entirety by reference to the full text of the form of Intellectual Property Cross-License Agreement, which is attached as Exhibit 10.4 to the Form 10 of which this Information Statement forms a part.
Trademark License Agreement
The Trademark License Agreement will provide Solstice Advanced Materials with a transitional period of time, from eight weeks to two years based on usage type, to phase out our use of certain names, trademarks and brands owned by or allocated to Honeywell under the Separation Agreement. In addition, under the Trademark License Agreement, Honeywell and its affiliates will grant an exclusive, royalty-bearing, one-year license to us under the Honeywell trademark for use in connection with our 1234yf DIY products in the U.S. and Canada (which license we may elect to extend once for an additional one-year period) and 10-year license (subject to certain early termination rights) to us under the Honeywell trademark for use in in connection with certain refrigerant products in Saudi Arabia, United Arab Emirates, Pakistan, Qatar, Oman, Kuwait, Jordan, Egypt, Israel and Iraq.
This summary of the Trademark License Agreement is qualified in its entirety by reference to the full text of the form of Trademark License Agreement, which is attached as Exhibit 10.5 to the Form 10 of which this Information Statement forms a part.
Accelerator License Agreement
The Accelerator License Agreement will provide Solstice Advanced Materials with a perpetual, non-exclusive, royalty-free license to use, modify, enhance, and improve the Honeywell Accelerator operating model. Under the Accelerator License Agreement, Honeywell will license to us the Honeywell Accelerator operating model for use in connection with the conduct of the Solstice Advanced Materials business as of the Distribution Date. The license will be terminable by Honeywell only in connection with an uncured material breach.
This summary of the Accelerator License Agreement is qualified in its entirety by reference to the full text of the form of Accelerator License Agreement, which is attached as Exhibit 10.6 to the Form 10 of which this Information Statement forms a part.
Other Agreements
In certain limited cases, we (or our applicable subsidiary) will enter into certain sub-leases with Honeywell (or its applicable subsidiary) pursuant to which a portion of certain sites currently leased from third parties under operating leases will be sub-leased to us, Honeywell or one of our or Honeywell’s applicable subsidiaries until the end of the term of the primary lease.
In addition, we or certain of our subsidiaries also intend to enter into certain other commercial services and distribution or supply agreements with Honeywell or certain of its subsidiaries, the terms and conditions and costs of which will be specified in each such agreement, which are intended to be on an arm’s length basis and on market terms.
Policy and Procedures Governing Related Party Transactions
Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review, approval and ratification of transactions with related persons. We anticipate that this policy will provide that our Nominating and Governance Committee review each of Solstice Advanced Materials’ transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to Solstice Advanced Materials and in our and our stockholders’ best interests.

DESCRIPTION OF OUR CAPITAL STOCK
General
Prior to the Spin-Off, Honeywell, as our sole shareowner, will approve and adopt our Amended and Restated Certificate of Incorporation, and our Board will approve and adopt our Amended and Restated By-Laws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and certain provisions of Delaware law and is qualified in its entirety by reference to these documents. You are encouraged to read the forms of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws in their entirety, which will be filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions.
Distribution of Securities
During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.
Authorized Capital Stock
Immediately following the Spin-Off, our authorized capital stock will consist of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, without par value.
Common Stock
Shares Outstanding
Immediately following the Distribution, we estimate that approximately 158,718,869 shares of our common stock will be issued and outstanding, based on the number of shares of Honeywell common stock outstanding as of September 19, 2025, giving effect to a Distribution ratio of one share of our common stock for every four shares of Honeywell common stock. The actual number of shares of our common stock outstanding immediately following the Distribution will depend on the actual number of shares of Honeywell common stock outstanding on the Record Date and will reflect any issuance of new shares or exercise of outstanding options pursuant to Honeywell’s equity plans and any repurchases of Honeywell shares by Honeywell pursuant to its common stock repurchase program, in each case on or prior to the Record Date.
Dividends
Holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off will limit our ability to pay cash dividends. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”
Voting Rights
Each holder of a share of our common stock will be entitled to one vote for each such share held in his or her name on the stock record of Solstice Advanced Materials upon all questions presented to our shareowners (other than those reserved to the holders of our preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series) and our common stock will have the exclusive right to vote for the election of directors (other than those directors, if any, elected by the holders of our preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series) and for all other purposes. All corporate actions, other than the removal of directors until the 2028 annual meeting of shareowners and the amendment of certain provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws until the 2028 annual meeting of shareowners, are decided by a majority vote of shares present in person or represented by proxy and entitled to vote on the subject matter.
Quorum
The holders of a majority of the shares of our capital stock entitled to vote at a shareowners’ meeting constitute a quorum at such meeting. In the absence of a quorum, the chair of the meeting or a majority in interest of those present in person or represented by proxy and entitled to vote at the meeting may adjourn the meeting from time to time until a quorum shall be present.
Election of Directors
Directors are generally elected by a majority of the votes cast by holders of our common stock at a meeting for the election of directors where there is a quorum. However, directors are elected by a plurality of the votes cast by holders of our common stock at a meeting for the election of directors where there is a quorum if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (excluding abstentions).
Other Rights
Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our shareowners.
Fully Paid
The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.
The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert their shares of common stock.
Preferred Stock
Our Amended and Restated Certificate of Incorporation will authorize our Board to designate and issue from time to time one or more series of preferred stock without shareowner approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.
Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws
Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws
Certain provisions in our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareowner might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareowners. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.
•Classified Board. Our Amended and Restated Certificate of Incorporation will provide that, until the annual shareowner meeting in 2028, our Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors will have terms expiring at the annual meeting of shareowners in 2026. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting in 2027, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting in 2028. Commencing with the annual meeting in 2026, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the 2028 annual meeting. Beginning at the 2028 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes. Before our Board is declassified, it would take at least two elections of directors for any individual or group to gain control of our Board. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control us.
•Removal. Our Amended and Restated Certificate of Incorporation will provide that (i) prior to the 2028 annual meeting of shareowners, our shareowners may remove directors only for cause and only by the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) at or following the 2028 annual meeting of shareowners, our shareowners may remove directors, with or without cause, only by the affirmative vote of holders of at least a majority of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.
•Size of our Board. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws will provide that, until the 2028 annual meeting of shareowners, the number of directors on our Board may be determined from time to time only by the vote of a majority of the then authorized number of directors. At or following the 2028 annual meeting of shareowners, the authorized number of directors may be determined from time to time either by a vote of a majority of the then authorized number of directors or by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
•Vacancies. Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the shareowners having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that vacancies occurring in our Board resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of our Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the annual meeting of shareowners at which the full term of office of the class to which such director has been elected expires and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
•No Shareowner Action by Written Consent. Our Amended and Restated Certificate of Incorporation will expressly exclude the right of our shareowners to act by written consent. Shareowner action must take place at an annual meeting or at a special meeting of our shareowners.
•Special Shareowner Meetings. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws will provide that, prior to the 2028 annual meeting of shareowners, only our Chief Executive Officer, Chairman of the Board, or a majority of our Board will be able to call a special meeting of shareowners. From and including the 2028 annual meeting of shareowners, a special meeting of shareowners may be called by the Secretary upon the written request of holders owning not less than 15% of our outstanding common stock as of the date of the request.
•Requirements for Advance Notification of Shareowner Nominations and Proposals. Our Amended and Restated By-Laws will establish advance notice procedures with respect to shareowner proposals and nomination of candidates for election as directors. Generally, such proposal will be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year’s annual meeting. For purposes of the first annual meeting, the anniversary date of our 2025 annual meeting shall be deemed to be May 20, 2026 and proposals therefore must be made not later than the close of business on February 19, 2026, nor earlier than the close of business on January 20, 2026. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareowner proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareowners.
•Cumulative Voting. The DGCL provides that shareowners are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation will not provide for cumulative voting.
•Amendments to Certificate of Incorporation. Our Amended and Restated Certificate of Incorporation will provide that the provisions of our Amended and Restated Certificate of Incorporation may only be amended in the manner prescribed by the DGCL, except that until the 2028 annual meeting of shareowners, the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors will be required to amend certain provisions relating to: (i) the classification, size, term, election, removal, nomination and filling of vacancies with respect to our Board; (ii) the ability to call special meetings of shareowners; (iii) the amendment of certain provisions of the By-Laws (as further described below); and (iv) any provision relating to the amendment of such provisions.
•Amendments to By-Laws. Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws will provide that the provisions of our Amended and Restated By-Laws may only be amended by our Board or by the affirmative vote of the holders of a majority of all of our then outstanding shares of capital stock entitled to vote generally in the election of directors, except that until the 2028 annual meeting of shareowners, the affirmative vote of the holders of at least 66 2/3% of our then outstanding shares of capital stock entitled to vote generally in the election of directors will be required to amend certain provisions relating to: (i) the ability to call special meetings of shareowners; (ii) the size, removal and filling of vacancies with respect to our Board; and (iii) any provision relating to the amendment of such provisions.
•Issuance of Preferred Stock. Our Amended and Restated Certificate of Incorporation will provide that our Board will have the authority to issue preferred stock through the adoption of resolutions and without requiring shareowner approval.
Delaware Takeover Statute
We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested shareowner for a period of three years following the date that such shareowner became an interested shareowner.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareowners for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Amended and Restated Certificate of Incorporation will include such an exculpation provision. Our Amended and Restated Certificate of Incorporation will include provisions that require us to indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of ours, or for serving at our request as a director, officer or agent at another corporation or enterprise, as the case may be. Our Amended and Restated Certificate of Incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Amended and Restated Certificate of Incorporation will expressly authorize us to carry directors’ and officers’ insurance to protect Solstice Advanced Materials and its directors, officers and agents for certain liabilities.
The limitation of liability and indemnification provisions that will be included in our Amended and Restated Certificate of Incorporation may discourage shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. However, these provisions will not limit or eliminate our rights, or those of any shareowner, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that in a class action, derivative or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.
Exclusive Forum
Our Amended and Restated By-Laws will provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Solstice Advanced Materials, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee, shareowner or agent of Solstice Advanced Materials to Solstice Advanced Materials or Solstice Advanced Materials’ shareowners, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware. Notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S., shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting solely a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. These exclusive forum provisions will not apply to any action brought to enforce a duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder, to the extent such application would be contrary to law. Our shareowners will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. The exclusive forum provision may limit a shareowner’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees, shareowners or agents, which may discourage such lawsuits against us or our directors, officers, other employees, shareowners or agents.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Equiniti Trust Company, LLC.
Listing
We have received approval to list our common stock on Nasdaq, under the ticker symbol “SOLS.”

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that Honeywell shareowners will receive in the Distribution as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part and such references are intended to be inactive textual references only.
As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Investor Relations
Solstice Advanced Materials Inc.
115 Tabor Road
Morris Plains, NJ 07950
Following the Distribution Date, we also intend to maintain a website at www.solstice.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Following the Distribution Date, we also intend to maintain a section on our website at www.solstice.com as a disclosure channel for providing broad, non-exclusionary distribution of information regarding Solstice Advanced Materials to the public, and as on means of disclosing non-public information in compliance with our disclosure obligations under Regulation FD. Investors and others are encouraged to regularly review the information that we make public via that section of our website following the Spin-Off.
In addition, prior to the Distribution Date, information regarding the Spin-Off will be made available on Honeywell’s investor relations website at investor.honeywell.com/investor-resources/about-our-spin-offs. Investors and others are encouraged to regularly review the information made public via Honeywell’s website prior the Distribution Date.
We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on by an independent registered public accounting firm.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareowners and Board of Directors of Honeywell International Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Solstice Advanced Materials (A Business of Honeywell International Inc.) (the “Company”) as of December 31, 2024 and 2023, and the related combined statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of a Matter
As described in Note 1 to the financial statements, the accompanying combined financial statements have been derived from the historical accounting records maintained by Honeywell International Inc. (“Honeywell”) as if the operations of the Company had been conducted independently from Honeywell and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America. These financial statements may not be indicative of what they would have been had the Company operated as an independent, stand-alone entity.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Completeness of Carve-Out Adjustments – Refer to Note 1 to the financial statements
Critical Audit Matter Description
The Company recorded an allocation of expenses related to certain Honeywell corporate functions based on a proportion of net sales and includes certain assets and liabilities held by Honeywell that are specifically identifiable or otherwise attributable to the Company (the “carve-out adjustments”). The identification of these expenses, assets, and liabilities requires significant judgement by the Company’s management.
Given the complexity in identifying certain of these expenses, assets, and liabilities and judgements necessary to estimate them, auditing the carve-out adjustments required both extensive audit effort due to the volume and complexity of the adjustments and a high degree of auditor judgement when performing audit procedures and evaluating the results of those procedures.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the completeness of certain carve out related adjustments included the following, among others:
•We assessed the completeness of carve-out adjustments by developing an expectation based on adjustments recorded in prior carve-out financial statements prepared by Honeywell.
•We assessed the reasonableness of management’s process for identifying assets, liabilities, and expenses attributable to the Company.
•We assessed the reasonableness of management’s methods and assumptions for allocating expenses related to certain Honeywell corporate functions.
•We performed detail transaction testing over carve-out adjustments recorded, including:
◦Evaluating the completeness of the carve-out adjustments recorded.
◦For certain of the carve-out adjustments, with the assistance of our internal specialists, testing the source information underlying the determination of the allocation.
/s/ DELOITTE & TOUCHE LLP
Morristown, New Jersey
May 1, 2025
We have served as the Company’s auditor since 2024.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
COMBINED STATEMENTS OF OPERATIONS
(Dollars in millions)

	Years Ended December 31,
	2024	2023	2022
Product sales[1]	$3,453	$3,424	$3,439
Service sales[2]	317	225	148
Net sales	3,770	3,649	3,587
Costs, expenses and other
Cost of products sold[3]	2,214	2,149	2,099
Cost of services sold	250	217	85
Total cost of products and services sold	2,464	2,366	2,184
Research and development expenses	83	81	79
Selling, general and administrative expenses	398	378	357
Other expense (income)	15	(6)	3
Interest and other financial charges	13	16	21
Total costs, expenses and other	2,973	2,835	2,644
Income before taxes	797	814	943
Income tax expense	192	195	211
Net income	605	619	732
Less: Net income (loss) attributable to noncontrolling interest	11	(2)	14
Net income attributable to Solstice Advanced Materials	$594	$621	$718
__________________
1.Product sales include related party product sales of $95 million, $111 million, and $107 million, for periods ending December 31, 2024, 2023, and 2022, respectively.
2.Service sales include related party service sales of $30 million, $0 million, and $0 million, for periods ending December 31, 2024, 2023, and 2022, respectively.
3.Cost of products sold include related party cost of products sold of $15 million, $21 million, and $34 million, for periods ending December 31, 2024, 2023, and 2022, respectively.
The Notes to the Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in millions)

	Years Ended December 31,
	2024	2023	2022
Net income	$605	$619	$732
Other comprehensive (loss) income, net of tax
Foreign exchange translation adjustment	(62)	7	(60)
Pension and other postretirement benefit adjustments	(4)	(2)	2
Cash flow hedges recognized in other comprehensive income	20	10	22
Less: Reclassification adjustment for gains included in net income	(9)	(2)	(24)
Changes in fair value of cash flow hedges	11	8	(2)
Total other comprehensive (loss) income, net of tax	(55)	13	(60)
Comprehensive income	$550	$632	$672
The Notes to the Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
COMBINED BALANCE SHEETS
(Dollars in millions)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$661	$606
Accounts receivable, less allowances of $7 and $11, respectively[1]	569	620
Inventories	558	552
Other current assets	73	92
Total current assets	1,861	1,870
Property, plant and equipment – net	1,746	1,638
Goodwill	806	814
Other intangible assets – net	35	41
Deferred income taxes	3	2
Product loans receivable[2]	264	—
Other assets[3]	289	292
Total assets	$5,004	$4,657
LIABILITIES
Current liabilities:
Accounts payable[4]	$778	$772
Accrued liabilities[5]	305	353
Total current liabilities	1,083	1,125
Deferred income taxes	179	184
Product loans payable	293	32
Other liabilities	267	288
Total liabilities	1,822	1,629
EQUITY
Net Parent investment	3,471	3,269
Accumulated other comprehensive loss	(213)	(158)
Total Net Parent investment	3,258	3,111
Noncontrolling interest	(76)	(83)
Total equity	3,182	3,028
Total liabilities and equity	$5,004	$4,657
__________________
1.Accounts receivable include related party receivables of $40 million and $44 million, as of December 31, 2024 and 2023, respectively.
2.Product loans receivable include related party loans receivables of $156 million and $0 million as of December 31, 2024 and 2023, respectively.
3.Other assets include related party long-term receivables of $7 million and $0 million as of December 31, 2024 and 2023, respectively.
4.Accounts payable include related party accounts payables of $3 million and $7 million as of December 31, 2024 and 2023, respectively.
5.Accrued liabilities include related party payables of $60 million and $53 million as of December 31, 2024 and 2023, respectively.
The Notes to the Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
COMBINED STATEMENTS OF CASH FLOWS
(Dollars in millions)

	Years Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income	$605	$619	$732
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	175	170	146
Amortization	42	51	7
Equity income of affiliated companies	(19)	(17)	(21)
Gain on sale of fixed assets	—	(9)	—
Stock compensation expense	17	18	17
Deferred income taxes	(6)	(36)	6
Other	—	11	2
Changes in assets and liabilities
Accounts receivable[1]	40	(134)	(54)
Inventories	(16)	(78)	(120)
Other current assets	(3)	(14)	(14)
Accounts payable[2]	12	78	54
Deferred income and customer advances	(20)	53	(3)
Accrued liabilities[3]	44	19	(18)
Other[4]	(29)	29	25
Net cash provided by operating activities	842	760	759
Cash flows from investing activities:
Capital expenditures	(296)	(299)	(254)
Cash paid for long-life catalysts and deferred maintenance	(1)	(33)	(50)
Proceeds from disposals of property, plant, and equipment	—	11	—
Other	(1)	(3)	(1)
Net cash used for investing activities	(298)	(324)	(305)
Cash flows from financing activities:
Net transfers to Parent	(414)	(345)	(307)
Finance lease payments	(39)	(33)	(24)
Net cash used for financing activities	(453)	(378)	(331)
Effect of foreign exchange rate changes on cash and cash equivalents	(36)	(1)	(37)
Net increase in cash and cash equivalents	55	57	86
Cash and cash equivalents at beginning of period	606	549	463
Cash and cash equivalents at end of period	$661	$606	$549

	Years Ended December 31,
	2024	2023	2022
Supplemental cash flow information:
Income taxes paid, net of refunds	$22	$24	$11
Interest paid on finance leases	10	17	20
Purchases of property, plant, and equipment included in accounts payable	39	54	79
_________________
1.Includes decrease/(increase) in related party receivables of $4 million, $(10) million, and $(17) million for periods ending December 31, 2024, 2023, and 2022, respectively.
2.Includes (decrease)/increase in related party accounts payables of $(4) million, $(6) million, and $9 million for periods ending December 31, 2024, 2023, and 2022, respectively.
3.Includes increase in related party accrued liabilities of $7 million, $6 million, and $5 million for periods ending December 31, 2024, 2023, and 2022, respectively.
4.Includes (increase) in related party long-term receivable of $(7) million for period ending December 31, 2024.
The Notes to the Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
COMBINED STATEMENTS OF EQUITY
(Dollars in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
Balance as of January 1, 2022	$2,542	$(111)	$(95)	$2,336
Net income	718	—	14	732
Foreign exchange translation adjustment	—	(60)	—	(60)
Pension and other postretirement benefit adjustments	—	2	—	2
Changes in fair value of cash flow hedges	—	(2)	—	(2)
Net transfers to Parent	(287)	—	(3)	(290)
Balance as of December 31, 2022	$2,973	$(171)	$(84)	$2,718
Net income	621	—	(2)	619
Foreign exchange translation adjustment	—	7	—	7
Pension and other postretirement benefit adjustments	—	(2)	—	(2)
Changes in fair value of cash flow hedges	—	8	—	8
Net transfers to Parent	(325)	—	3	(322)
Balance as of December 31, 2023	$3,269	$(158)	$(83)	$3,028
Net income	594	—	11	605
Foreign exchange translation adjustment	—	(62)	—	(62)
Pension and other postretirement benefit adjustments	—	(4)	—	(4)
Changes in fair value of cash flow hedges	—	11	—	11
Net transfers to Parent	(392)	—	(4)	(396)
Balance as of December 31, 2024	$3,471	$(213)	$(76)	$3,182
The Notes to the Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(Dollars in millions, unless otherwise noted)
Note 1. Business Overview and Basis of Presentation
The accompanying Combined Financial Statements and notes present the combined results of operations, financial position and cash flows of the Solstice Advanced Materials business (“Solstice Advanced Materials,” the “Business” or the “Company”) of Honeywell International Inc. (“Honeywell” or “Parent”). The Company is a global specialty chemicals and advanced materials company with positions in refrigerants, semiconductor materials, protective fibers, and healthcare packaging. The Company manages and reports its operating results through its two reportable segments: (i) Refrigerants & Applied Solutions and (ii) Electronic & Specialty Materials, in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting. The remainder of the Business’ operations are presented in Corporate and All Other, which is not a reportable business segment.
On October 8, 2024, Honeywell announced its plan to spin-off its Advanced Materials business into an independent, U.S. publicly traded company. The spin-off is expected to be completed through a tax-free pro rata distribution of all of the outstanding shares of common stock of Solstice Advanced Materials to Honeywell stockholders.
For the years presented in these Combined Financial Statements, the Business historically operated as part of Honeywell’s Energy and Sustainability Solutions reportable business segment; consequently, separate financial statements have not historically been prepared for the Business. The Combined Financial Statements have been derived from Honeywell’s historical accounting records as if the operations of the Business had been conducted independently from Honeywell and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The Combined Financial Statements include all revenues and costs directly attributable to the Business and an allocation of expenses related to certain Honeywell corporate functions (refer to Note 3 – Related Party Transactions). These expenses are allocated to the Business based on a proportion of net sales. The Business and Honeywell consider these allocations to be a reasonable reflection of the utilization of services or the benefits received. However, the allocations may not be indicative of the actual expenses that would have been incurred had the Business operated as an independent, stand-alone entity, nor are they indicative of future expenses of the Business.
The Combined Financial Statements include assets and liabilities specifically attributable to the Business and certain assets and liabilities held by Honeywell that are specifically identifiable or otherwise attributable to the Business. Honeywell uses a centralized approach to cash management and financing of its operations. Accordingly, a substantial portion of the Business’ cash accounts are regularly cleared to the Parent at Honeywell’s discretion and Honeywell funds the Business’s operating and investing activities as needed. Transfers of cash between Honeywell and the Business are included within Net transfers to Parent on the Combined Statements of Cash Flows and the Combined Statements of Equity. Cash and cash equivalents in the Combined Financial Statements represent cash and cash equivalents held by, or amounts otherwise attributable to, the Business. Honeywell’s long-term debt and related interest expense are not attributed to the Business for any of the periods presented as the Business is not the legal obligor of such borrowings and Honeywell’s borrowings are not directly attributable to the Business. This arrangement is not reflective of the debt costs the Business would have incurred had it been a stand-alone business separate from Honeywell during the periods presented.
The historical results of operations, financial position and cash flows of the Business presented in these Combined Financial Statements may not be indicative of what they would have been had the Business been an independent stand-alone entity, nor are they necessarily indicative of the Business’ future combined results of operations, financial position, and cash flows.
All intercompany transactions and balances within the Business have been eliminated. Transactions between the Business and Honeywell are deemed to have been settled immediately through Net Parent investment. The net effect of the deemed settled transactions is reflected in the Combined Statements of Cash Flows as Net transfers to Parent within financing activities and in the Combined Balance Sheets as Net Parent investment.
Note 2. Summary of Significant Accounting Policies
Principles of Combination
The Combined Financial Statements include the accounts of Solstice Advanced Materials, as well as entities in which a controlling interest is maintained. For those entities in which the Company controls and its ownership is less than 100%, the outside shareowners’ interests are shown as Noncontrolling interest on the Combined Balance Sheets. Investments in companies in which the Company, directly or indirectly, owns a 20% to 50% interest, or has the ability to exercise significant influence over the operating and financial policies of the investee, are accounted for using the equity method of accounting. As a result, Solstice Advanced Materials’ share of the earnings or losses of such equity affiliates is included within Other expense (income) in the Combined Statements of Operations, and the Company’s investment is reflected within Other assets in the Combined Balance Sheets. Refer to Note 18 – Investments for further details.
The Company assesses the requirements related to variable interest entities (“VIE”), including a qualitative assessment of power and economics that considers which entity has the power to direct the activities that most significantly impact the VIEs economic performance, and has the right to receive any benefits or the obligation to absorb any losses of the VIE. The Company consolidates all VIEs where the Company is the primary beneficiary. Refer to Note 18 – Investments for further details.
Recent Accounting Pronouncements
The Company considers the applicability and impact of all Accounting Standards Updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have a minimal impact on the Company’s Combined Statements of Operations, Combined Balance Sheets and Combined Statements of Cash Flows.
In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires companies to disclose additional information about the types of expenses in commonly presented expense captions. The new standard requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company's definition and total amount of selling expenses. The ASU should be applied prospectively for annual reporting periods beginning after December 15, 2026, with retrospective application and early adoption permitted. The Company is currently evaluating the impacts of this guidance on the Company’s Combined Financial Statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures, which requires greater disaggregation of income tax disclosures. The new standard requires additional information to be disclosed with respect to the income tax rate reconciliation and income taxes paid disaggregated by jurisdiction. For public business entities, this ASU should be applied prospectively for fiscal years beginning after December 15, 2024, with retrospective application permitted. The Company is currently evaluating the impacts of this guidance on the Company’s Combined Financial Statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires companies to enhance the disclosures about segment expenses. The new standard requires the disclosure of the Company’s Chief Operating Decision Maker (“CODM”), expanded incremental line-item disclosures of significant segment expenses used by the CODM for decision-making, and the inclusion of previous annual only segment disclosure requirements on a quarterly basis. This ASU should be applied retrospectively for fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company adopted this guidance on January 1, 2024 and provided the required disclosure for the years ended December 31, 2024, 2023 and 2022. Refer to Note 20 – Segment Financial Data.

In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Venture Formations, which requires joint ventures (“JVs”) to initially measure its assets and liabilities at fair value on the formation date. The guidance will be effective prospectively to all JVs formed on or after January 1, 2025, with early adoption permitted. The Company will adopt the guidance and apply the provisions of ASU 2023-05 to JVs formed on or after January 1, 2025.
In September 2022, the FASB issued ASU 2022-04, Liabilities – Supplier Finance Programs (Topic 405): Disclosure of Supplier Finance Program Obligations, to enhance the transparency of supplier finance programs. The new standard requires annual disclosure of the key terms of the program, a description of where in the financial statements amounts outstanding under the program are presented, a rollforward of such amounts, and interim disclosure of amounts outstanding as of the end of each period. The guidance does not affect recognition, measurement, or financial statement presentation of supplier finance programs. The ASU is effective on January 1, 2023, except for the rollforward, which is effective on January 1, 2024. The Company adopted this guidance on January 1, 2023. The adoption of this standard does not have a material impact on the Company’s Combined Financial Statements.
Use of Estimates
The Company prepares its Combined Financial Statements in conformity with GAAP. In doing so, the Company is required to make estimates and assumptions that affect the amounts reported in the Combined Financial Statements and accompanying notes. The Company bases these estimates on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The Company’s actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these Combined Financial Statements include, but are not limited to, accounting for allocation of expenses related to certain Honeywell corporate functions, evaluation of goodwill and other intangible assets for impairment, environmental liabilities, asset retirement obligations (“ARO”), pensions and income taxes.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and highly liquid investments having an original maturity of three months or less. The Company participates in Honeywell’s cash management and financing programs. The cash reflected on the Combined Balance Sheets represents cash on hand at certain foreign and domestic locations which do not participate in Honeywell’s centralized cash management program and are specifically identifiable to the Business.
Inventories
Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Carrying value adjustments for inventory obsolescence are equal to the difference between cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost, less accumulated depreciation. For financial reporting, the straight-line method of depreciation is used over the estimated useful lives of 10 to 50 years for buildings and improvements and three to 16 years for machinery and equipment. Recognition of the fair value of obligations associated with the retirement of tangible long-lived assets is required when there is a legal obligation to incur such costs. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and depreciated over the corresponding asset’s useful life.
Repair and Maintenance
Repair and maintenance costs, other than major maintenance costs, are expensed as incurred and included within Cost of products and services sold.

The Company accounts for planned major maintenance activities in accordance with ASC 360, Property, Plant, and Equipment, and has selected the deferral method to account for its planned major maintenance activities. Under the deferral method, major maintenance costs are capitalized and amortized over a period of one year on a straight-line basis, which is generally the time of the next scheduled major maintenance. Major maintenance costs are capitalized as part of Other current assets in the Combined Balance Sheets when incurred.
Goodwill and Indefinite-Lived Intangible Assets
The Company recognizes goodwill and indefinite-lived intangible asset balances in conjunction with business combinations, with amounts being recorded at their respective fair values upon the closing of a transaction. Subsequent to the closing of a business combination, the Company evaluates and books adjustments, as applicable, to the preliminary amounts recorded over the relevant measurement period, which is not to exceed one year from the acquisition date.
Goodwill and indefinite-lived intangible assets are subject to impairment testing annually as of the first day of the fourth quarter, or if a triggering event occurs or changes in circumstances indicate that the carrying amount may not be fully recoverable. This testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. The Company completed its annual goodwill and indefinite-lived intangible assets impairment tests for the years ended December 31, 2024, 2023, and 2022 and determined that there was no impairment as of each of those dates.
Definite-Lived Intangible Assets
The Company recognizes definite-lived intangible asset balances in conjunction with business combinations, with amounts being recorded at their respective fair values upon the closing of a transaction. Subsequent to the closing of a business combination, the Company evaluates and books adjustments, as applicable, to the preliminary amounts recorded over the relevant measurement period, which is not to exceed one year from the acquisition date.
Other intangible assets with definite lives consist of customer lists, technology and patents, and other intangibles and are amortized over their estimated useful lives, ranging from two to 20 years.
Product Loans
The Company enters into both lending and borrowing arrangements for quantities of uranium ore as part of its ongoing operations. During 2024, the Company entered into separate agreements to lend quantities of uranium ore, which are reflected as product loans receivable, and to borrow quantities of uranium ore, which are reflected as product loans payable. These agreements settle on December 31, 2026. As both the loans receivable and loans payable may be settled in cash, they are both separately measured at fair value on a quarterly basis. As of December 31, 2024, uranium ore product loans receivable and product loans payable reflected in the Combined Balance Sheets were $264 million, respectively.
Under the terms of the agreements, the Company is entitled to loan fees from the borrower which are billed over the term of the contract and recognized at inception of the loan as service sales. The Company records trade accounts receivables and unbilled receivables for the invoiced and non-invoiced balances, respectively.
The Company enters into agreements to borrow quantities of uranium hexafluoride to fulfil customer orders for committed contracts. As of December 31, 2024 and December 31, 2023, uranium hexafluoride product loans payable reflected in the Combined Balance Sheets were $29 million and $52 million, respectively.
Foreign Currency Translation
Assets and liabilities of operations outside of the United States (“U.S.”) with a functional currency other than the U.S. dollar are translated into U.S. dollars using year-end exchange rates. Sales, costs, and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive loss.

Leases
At the inception of a contract, the Company assesses whether the contract is, or contains, a lease. This assessment evaluates (i) whether the contract involves the use of a distinct identified asset, (ii) whether the Company obtains the right to substantially all the economic benefit from the use of the asset throughout the period, and (iii) whether the Company has the right to direct the use of the asset.
All significant lease arrangements are recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at commencement. An ROU asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (short-term leases), and the Company recognizes lease expense for these leases as incurred over the lease term.
ROU assets represent the Company’s right to use an underlying asset during the reasonably certain lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.
Lease payments may be fixed or variable; however, only fixed payments or in-substance fixed payments are included in determining the lease liability. Variable lease payments are recognized in operating expenses in the period in which the obligation for those payments is incurred. Lease expense is recognized on a straight-line basis over the lease term. The Company’s lease agreements with lease and non-lease components are accounted for separately.
The Company evaluates leases to determine if they are operating leases or finance leases, which, in turn, determines the appropriate accounting processes. Operating lease ROU assets and lease liabilities are recognized based on the present value of lease payments over the lease term. The operating lease ROU asset includes any lease payments related to initial direct cost and prepayments and excludes lease incentives. Finance leases are recorded as a finance lease liability and property, plant and equipment – net, based on the present value of lease payments. The asset is depreciated, and the liability is amortized with interest expense incurred over the life of the lease. The Company continually evaluates any change in classification from finance leases to operating leases.
The Company primarily uses its incremental borrowing rate in determining the present value of the lease payments. In determining the borrowing rate, the Company considers the lease term, secured incremental borrowing rate, and for leases denominated in a currency different than the U.S. dollar, the collateralized borrowing rate in the foreign currency using the U.S. dollar and foreign currency swap spread, when available.
Defined Benefit Plans
Honeywell-sponsored defined benefit plans
Many of the Company’s employees participate in defined benefit pension plans administered and sponsored by Honeywell. The Company does not record assets or liabilities to recognize the funded status of these plans because the Company is not the legal sponsor of these plans. The Combined Financial Statements reflect the cost for these plans as if they were multi-employer plans. Costs are allocated to the Company on a pro rata basis of net sales, utilizing the Business’ proportion of total Honeywell net sales in each respective year. These allocated costs reflect the Company’s employees’ proportionate share of total costs in the Honeywell plans in which they participate, as well as an allocation of Honeywell’s corporate costs for these plans.
Solstice Advanced Materials-sponsored defined benefit plans
Certain employees of the Company participate in unfunded defined benefit plans administered and sponsored by Solstice Advanced Materials. These plans cover non-U.S. employees and retirees in certain jurisdictions, principally in Germany. The related liabilities of these plans are included in Accrued liabilities and Other liabilities on the Combined Balance Sheets (refer to Note 17 – Postretirement Benefit Plans). The Company records the service cost component in Cost of products and services sold, Research and development expenses and Selling, general and administrative expenses in the Combined Statements of Operations.

Supply Chain Financing
Honeywell maintains agreements with third-party financial institutions that offer voluntary supply chain financing (“SCF”) programs to suppliers of the Company. The SCF programs enable suppliers, at their sole discretion, to sell their receivables to third-party financial institutions in order to receive payment on receivables earlier than the negotiated commercial terms between suppliers and the Company. Supplier sale of receivables to third-party financial institutions is on terms negotiated between the supplier and the respective third-party financial institution. The Company agrees on commercial terms for the goods and services procured from suppliers, including prices, quantities, and payment terms, which normally range between 60 to 120 days, regardless of whether the supplier elects to participate in the SCF programs. A suppliers’ voluntary participation in the SCF programs has no bearing on the Company's payment terms and the Company has no economic interest in a supplier’s decision to participate in the SCF programs. The Company agrees to pay participating third-party financial institutions the stated amounts of confirmed invoices from suppliers on the original maturity dates of the invoices.
Amounts outstanding related to SCF programs are included in Accounts payable in the Combined Balance Sheets. The following table summarizes the Company's outstanding obligations confirmed as valid related to the SCF programs for the years ended December 31, 2024, and 2023:

	Years Ended December 31,
	2024	2023
Confirmed obligations outstanding at the beginning of the year	$72	$81
Invoices confirmed during the year	198	185
Less: Confirmed invoices paid during the year	174	194
Confirmed obligations outstanding at the end of the year	$96	$72
Sales Recognition
Product and services sales are recognized when, or as, the Company transfers control of the promised products or services to its customers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods. The Company recognizes contract assets for goods exchanged under a contract that are not yet billable to the customer due to consignment inventory or specific shipping terms. These assets are later reclassified as trade receivables when invoiced, usually timed with the customer's use of the product. In most circumstances, the Company recognizes revenue for products and services at the point in time in which the underlying products or services transfer to the customer.
Service sales are primarily derived from the Company’s uranium conversion services. Revenue is measured based on the consideration specified in a contract with a customer. In a toll conversion arrangement, the Company is contractually obligated to convert customer-owned uranium to a chemical state suitable for enrichment. The Company provides the converted uranium, based on the terms of the sales contract, at which point the specified quantity of converted uranium is transferred to the customer. At this point, the customer obtains control and revenue is recognized for the toll conversion services.
Revenues include estimates of variable consideration. The Company measures variable consideration at the most likely amount the Company will receive from customers. The terms of a contract or the historical business practice can give rise to variable consideration due to, but not limited to, cash-based incentives, rebates, performance awards, or credits. The Company estimates variable consideration using forecasts of Company performance and other information (historical, current and forecasted) reasonably available to the Company. Customers do not have the right to return products, except in limited circumstances.
Research and Development
Research and development costs for projects are expensed as incurred and included in Research and development expenses in the Combined Statements of Operations.

Income Taxes
Income taxes, as presented in the Combined Financial Statements attribute current and deferred income taxes of Honeywell to the Company’s stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740, Income Taxes (“ASC 740”). Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were separate taxpayers. As a result, actual transactions included in the consolidated financial statements of Honeywell may not be included in the separate Combined Financial Statements of the Company. Similarly, the tax treatment of certain items reflected in the Combined Financial Statements of the Company may not be reflected in the consolidated financial statements and tax returns of Honeywell. Therefore, items such as net operating losses, credit carryforwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in Honeywell’s consolidated financial statements. As such, the income taxes of the Company as presented in the Combined Financial Statements may not be indicative of the income taxes that the Company will generate in the future.
The Company’s deferred tax assets and liabilities represent differences between the tax bases of assets and liabilities and their reported amounts in the Combined Financial Statements, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse. The Company reduces deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all the deferred tax assets will not be realized.
Since the Company’s results are included in the Parent’s consolidated tax returns, payments to certain tax authorities are made by the Parent and not by the Company. For tax jurisdictions where the Company is included with the Parent in a consolidated tax filing, the Company does not maintain taxes payable to or from the Parent. The payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions and are reflected in the Combined Statements of Cash Flows as Net transfers to Parent within financing activities and in the Combined Balance Sheets as Net Parent investment.
The Company uses significant judgment to evaluate tax positions. The Company establishes reserves for income taxes when, despite the belief that tax positions are fully supportable, certain positions remain that do not meet the minimum recognition threshold. The Company establishes uncertain tax positions when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company and its subsidiaries are examined by various federal, state, and foreign tax authorities. The Company assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability, and deferred taxes in the period in which the facts that give rise to a change in estimate become known.
Litigation
Company accrues for litigation matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Where the available information is only sufficient to establish a range of probable liability, and no point within the range is more likely than any other, the lower end of the range has been used. When a material loss contingency is reasonably possible, but not probable, the Company does not record a liability, but instead discloses the nature of the matter and an estimate of the loss or range of loss, to the extent such estimate can be made. Legal costs, such as outside counsel fees and expenses, are charged to expense in the period that services are rendered.
Environmental
The Company accrues costs related to environmental matters when it is probable that it has incurred a liability related to a contaminated site and the amount can be reasonably estimated. See Note 19 Commitments and Contingencies for additional information.

Note 3. Related Party Transactions
Corporate Allocations
The Combined Financial Statements reflect allocations of certain expenses from Honeywell including, but not limited to, legal, accounting, information technology (“IT”), human resources and other infrastructure support. The allocation method used is a pro rata basis of net sales, utilizing the Company’s proportion of total Honeywell revenue in each respective year, relative to the Honeywell expense cost pool. Allocations for management costs and corporate support services provided to the Company totaled $205 million, $201 million and $195 million for the years ended December 31, 2024, 2023 and 2022, respectively, and such amounts are included within Selling, general and administrative expenses in the Combined Statements of Operations. These corporate allocations include stock-based compensation expense allocated to the Company for corporate and shared employees of $12 million, $13 million and $11 million and U.S. pension service costs of $3 million, $3 million and $9 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Related Party Sales and Purchases
Product sales to affiliates
Product and service sales in the Combined Statements of Operations include sales to Honeywell or its affiliates of $125 million, $111 million and $107 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Certain of these product sales are cash-settled and reflected on the Combined Balance Sheets. Accounts receivable – net includes $40 million and $44 million of these transactions as of December 31, 2024, and 2023, respectively.
Purchases from affiliates
Purchases made by the Company from Honeywell or its affiliates were $22 million, $26 million and $41 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Accounts payable includes $3 million and $7 million as of December 31, 2024 and 2023, respectively, related to such transactions.
In addition to normal recurring purchases, ConverDyn holds accrued liabilities of $60 million and $53 million as of December 31, 2024 and 2023, respectively, to an affiliate of General Atomics relating to payments owed by ConverDyn for the standby costs of maintaining a uranium conversion facility owned by such affiliate of General Atomics. These payments cannot be paid by ConverDyn until ConverDyn fully pays to the Company the costs of operating the AES Facility. Until repaid, these obligations to the affiliate General Atomics accrue interest at the U.S. prime rate plus two percent.
Product loans
During 2024, ConverDyn entered into an arrangement to borrow certain products from a customer of ConverDyn and loan such products to an affiliate of General Atomics until December 31, 2026, in exchange for a fixed fee billed annually. Service net sales within the Combined Statements of Operations includes $30 million for the year ended December 31, 2024, related to this arrangement. As of December 31, 2024, the Combined Balance Sheets includes short-term and long-term unbilled Accounts receivable of approximately $18 million and Product loans receivable of approximately $156 million related to the loan fees receivable and the uranium ore Product loans receivable, respectively. Related to this matter, as of December 31, 2024, the Combined Balance Sheet included short-term and long-term payables and obligations in respect of loan fees payable and loans payable from ConverDyn to such customer of approximately $1 million and approximately $156 million, respectively, resulting in a net position of approximately $17 million loan fees receivable and approximately $0 loans payable/receivable for ConverDyn related to these arrangements.

Cash Management and Net Parent Investment
Honeywell uses a centralized approach for the purpose of cash management and financing of its operations. The Company’s excess cash is transferred to Honeywell daily, and Honeywell funds the Company’s operating and investing activities as needed. The Company operates a centralized non-interest-bearing cash pool in the U.S. and regional interest-bearing cash pools outside of the U.S. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent investment.
Parent Company Credit Support
Honeywell provides the Company with parent credit support in certain jurisdictions. To support the Company in selling products and services globally, Honeywell enters into contracts on behalf of the Company or issues Parent guarantees. Honeywell provides similar credit support for some non-customer related activities of the Company, including Parent guarantees for the decommissioning of nuclear facilities required by the Nuclear Regulatory Commission as well as environmental remediation of certain sites (refer to Note 19 – Commitments and Contingencies for further details). There are no instances under the Company’s existing customer contracts requiring payments or performance under parent company guarantees. As such, the Company recorded no amounts related to parent company guarantees in the Combined Financial Statements as of or for the years ended December 31, 2024, 2023 and 2022.
Note 4. Revenue Recognition and Contracts with Customers
The Company has a comprehensive offering of products and services sold to a variety of customers in multiple end markets. See the following disaggregated revenue table and related discussions by reportable business segment for details:

	Years Ended December 31,
	2024	2023	2022
Refrigerants & Applied Solutions
Refrigerants	$1,302	$1,372	$1,285
Building Solutions and Intermediates	738	718	733
Alternative Energy Services	446	308	177
Healthcare Packaging	235	231	183
Net Refrigerants & Applied Solutions	2,721	2,629	2,378
Electronic & Specialty Materials
Research and Performance Chemicals	482	464	600
Electronic Materials	381	407	480
Safety and Defense Solutions	186	149	129
Net Electronic & Specialty Materials	1,049	1,020	1,209
Net sales	$3,770	$3,649	$3,587
Contract Balances
The Company tracks progress on satisfying performance obligations under contracts with customers and records the related billings and cash collections on the Combined Balance Sheets in Accounts receivable – net and Other assets (unbilled receivables (contract assets)) and Accrued liabilities and Other liabilities (customer advances and deferred revenue (contract liabilities)). Unbilled receivables (contract assets) arise when the revenue associated with the contract is recognized prior to billing and derecognized when billed in accordance with the terms of the contract. Contract assets are recognized when the revenue associated with the contract is recognized prior to billing and derecognized when billed in accordance with the terms of the contract. Contract liabilities are recorded when customers remit contractual cash payments in advance of the Company satisfying performance obligations under contractual arrangements. Contract liabilities are derecognized when revenue is recorded.

Contract balances are classified as assets or liabilities on a contract-by-contract basis at the end of each reporting period. The following table summarizes the Company’s contract assets and liabilities balances:

	December 31,
	2024	2023
Contract assets - January 1	$26	$18
Contract assets - December 31	51	26
Change in Contract assets - increase	25	8
Contract liabilities - January 1	(59)	(6)
Contract liabilities - December 31	(39)	(59)
Change in Contract liabilities - decrease (increase)	20	(53)
Net change	$45	$(45)
For the years ended December 31, 2024, 2023 and 2022, the Company recognized revenue of $45 million, $3 million and $3 million, respectively, that was previously included in the beginning balance of contract liabilities.
When contracts are modified to account for changes in contract specifications and requirements, the Company considers whether the modification either creates new or changes the existing enforceable rights and obligations. The effect of a contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. When the modifications include additional performance obligations that are distinct and at stand-alone selling price, they are accounted for as a new contract and performance obligations, which are recognized prospectively.
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is defined as the unit of account. The Company allocates a contract’s transaction price to each distinct performance obligation and recognizes revenue when, or as, the performance obligation is satisfied. When contracts with customers require highly complex integration or manufacturing services not separately identifiable from other promises in the contracts and, therefore, not distinct, then the entire contract is accounted for as a single performance obligation. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the estimated relative stand-alone selling price of each distinct good or service in the contract. For product sales, each product sold to a customer typically represents a distinct performance obligation. In such cases, the observable stand-alone sales are used to determine the stand-alone selling price.
Performance obligations satisfied as of a point in time are supported by contracts with customers, providing a framework for the nature of the distinct goods, services or bundle of goods and services. The timing of satisfying the performance obligation is typically indicated by the terms of the contract. Substantially all of the Company’s revenue relates to transfer of control of products at a point in time.
As of December 31, 2024, the Company’s remaining performance obligations (“RPO”), which is the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied was approximately $2,496 million. RPO as of December 31, 2024 will be satisfied over the course of future periods. The Company’s disclosure of the timing for satisfying the performance obligation is based on the requirements of contracts with customers. The timing of satisfaction of the Company’s performance obligations does not significantly vary from the typical timing of payment. However, from time to time, these contracts may be subject to modifications, impacting the timing of satisfying the performance obligations. Performance obligations expected to be satisfied within one year and greater than one year are 32% and 68%, respectively.

Note 5. Other Expense (Income)
Other expense (income) consists of the following:

	Years Ended December 31,
	2024	2023	2022
Separation costs	$21	$—	$—
Foreign exchange loss – net	11	10	—
Equity income of affiliated companies	(19)	(17)	(21)
Environmental expenses	—	9	24
Other – net	2	(8)	—
Total Other expense (income)	$15	$(6)	$3
Note 6. Income Taxes
Income Before Taxes
The sources of income from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2024	2023	2022
U.S.	$553	$569	$688
Non-U.S.	244	245	255
Total	$797	$814	$943
Tax Expense
Tax expense consists of the following:

	Years Ended December 31,
	2024	2023	2022
Current:
U.S. Federal	$97	$131	$97
U.S. State	36	40	52
Non-U.S.	65	60	56
Total current tax expense	198	231	205
Deferred:
U.S. Federal	(3)	(31)	10
U.S. State	(2)	(6)	(5)
Non-U.S.	(1)	1	1
Total deferred tax (benefit) expense	(6)	(36)	6
Total Tax expense	$192	$195	$211

The U.S. federal statutory income tax rate is reconciled to the effective income tax rate as follows:

	Years Ended December 31,
	2024	2023	2022
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Taxes on non-U.S. earnings[1]	2.9	2.3	1.5
Foreign-derived intangible income benefit	(1.4)	(1.8)	(2.9)
U.S. state income taxes	3.3	3.2	3.8
Research and development credits	(1.1)	(1.1)	(0.7)
Other	(0.6)	0.4	(0.3)
Effective income tax rate	24.1%	24.0%	22.4%
__________________
1.Includes U.S. taxes on non-U.S. earnings, net of foreign tax credits.
Deferred Tax Assets (Liabilities)
The tax effects of temporary differences and tax carryforwards which give rise to future income tax benefits and payables are as follows:

	December 31,
	2024	2023
Deferred tax assets
Pension	$7	$7
Other accruals and reserves	29	24
Environmental reserves	14	14
Lease liabilities	38	51
Capitalized research & development	48	36
Other	11	11
Gross deferred tax assets	147	143
Valuation allowance	—	—
Total deferred tax assets	147	143
Deferred tax liabilities
Right-of-use assets	(47)	(56)
Outside basis difference	(9)	(12)
Intangible assets	(26)	(28)
Unremitted earnings of foreign subsidiaries	(44)	(37)
Property, plant and equipment	(197)	(192)
Total deferred tax liabilities	(323)	(325)
Net deferred tax liability	$(176)	$(182)
As of December 31, 2024, the Company recorded a $44 million deferred tax liability on all unremitted foreign earnings based on estimated earnings and profits of approximately $1.3 billion as of the combined balance sheet date. As of December 31, 2023, the Company recorded a $37 million deferred tax liability on all unremitted foreign earnings based on estimated earnings and profits of approximately $1.2 billion as of the combined balance sheet date.

Unrecognized Tax Benefits

	December 31,
	2024	2023	2022
Change in unrecognized tax benefits
Balance at beginning of year	$8	$8	$9
Gross increases related to current period tax positions	1	1	1
Gross increases related to prior period tax positions	—	—	—
Expiration of the statute of limitations for the assessment of taxes	—	—	—
Foreign currency translation	—	—	(1)
Settled with Parent through Net Parent investment	(1)	(1)	(1)
Balance at end of year	$8	$8	$8
As of December 31, 2024, 2023 and 2022, there were $8 million, $8 million and $8 million, respectively, of unrecognized tax benefits that if recognized would affect the effective tax rate.
The following table summarizes tax years that remain subject to examination by major tax jurisdictions as of December 31, 2024:

Open Tax Years
Jurisdiction	Examination in progress	Examination not yet initiated
U.S. Federal	2017-2021	2022-2024
U.S. State	2013-2022	2023-2024
China	2013-2024	N/A
Germany	2013-2020	2021-2024
Based on the outcome of these examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that certain unrecognized tax benefits for tax positions taken on previously filed tax returns will materially change from those recorded as liabilities in the Company's financial statements. It is not reasonably possible to estimate the increase or decrease in unrecognized tax benefits within the next 12 months.
Estimated interest and penalties related to the underpayment of income taxes are classified as a component of Income tax expense in the Combined Statement of Operations and totaled less than $1 million for the years ended December 31, 2024, 2023 and 2022, respectively. Accrued interest and penalties were $1 million, $1 million, and less than $1 million as of December 31, 2024, 2023 and 2022, respectively.
The Company’s unrecognized tax positions are recorded within Other liabilities in the Combined Balance Sheets.
Note 7. Inventories

	December 31,
	2024	2023
Raw materials	$67	$105
Work in process	193	199
Finished products	298	248
Total Inventories	$558	$552

Note 8. Property, Plant and Equipment – Net

	December 31,
	2024	2023
Land and improvements	$24	$26
Machinery and equipment	3,218	3,040
Buildings and improvements	623	612
Construction in progress	285	254
Total Property, plant and equipment	4,150	3,932
Less – Accumulated depreciation	(2,404)	(2,294)
Total Property, plant and equipment – net	$1,746	$1,638
The company recorded depreciation expense for property, plant, and equipment, of $175 million, $170 million and $146 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Note 9. Goodwill and Other Intangible Assets – Net
The below table summarizes the change in goodwill for the years ended December 31, 2024 and December 31, 2023, by segment:

	December 31, 2022	Currency Translation Adjustment	December 31, 2023	Currency Translation Adjustment	December 31, 2024
Refrigerants & Applied Solutions	$617	$2	$619	$(6)	$613
Electronic & Specialty Materials	194	1	195	(2)	193
Total Goodwill	$811	$3	$814	$(8)	$806
Other intangible assets are comprised of the following:

	December 31, 2024			December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-life intangibles
Customer relationships	$34	$(27)	$7	$34	$(25)	$9
Patents and technology	6	(4)	2	7	(4)	3
Other intangible assets	3	(2)	1	4	(2)	2
Total definite-life intangibles – net	43	(33)	10	45	(31)	14
Indefinite-life intangibles
Trademarks	25	—	25	27	—	27
Total Other intangible assets – net	$68	$(33)	$35	$72	$(31)	$41
Amortization expense related to intangible assets was $3 million for each of the years ended December 31, 2024, 2023 and 2022.

Estimated intangible asset amortization expense for each of the next five years are as follows:

Amount
2025	$3
2026	1
2027	1
2028	1
2029	1
Note 10. Other Assets

	December 31,
	2024	2023
Equity method investments	$146	$130
Right-of-use assets	90	108
Long-life catalysts – net	25	26
Long-term accounts receivable	15	1
Deferred maintenance – net	7	20
Capitalized software – net	6	6
Other	—	1
Total Other assets	$289	$292
The Company recorded amortization expense related to Deferred maintenance and Long-life catalysts of $37 million, $46 million, and $3 million for the years ended December 31, 2024, 2023, and 2022, respectively, recorded within Cost of products and services sold. Deferred maintenance primarily related to capitalized restart costs incurred for the Alternative Energy Services Facility (“AES Facility”). These items are amortized over their expected replacement period ranging from two to six years. Amortization expense for capitalized software was $2 million, $2 million, and $1 million for the years ended December 31, 2024, 2023, and 2022, respectively, recorded within Selling, general and administrative expenses.
Note 11. Leases
The Company’s operating lease portfolio includes corporate offices, Research and development facilities, manufacturing sites, IT equipment, rail cars, automobiles and certain other equipment. The majority of the Company’s leases have remaining lease terms of one year to 20 years, some of which include options to extend the leases for five years or more. Operating lease ROU assets are included in Other assets on the Combined Balance Sheets. The Company includes the current portion of operating lease liabilities in Accrued liabilities, and the non-current portion of operating lease liabilities in Other liabilities on the Combined Balance Sheets.
The Company’s finance leases relate to supplier arrangements where plants were constructed by two suppliers exclusively to fulfill the Company’s long-term purchases. The Company continually evaluates changes in classification from finance leases to operating leases. Finance lease assets are included in Property, plant, and equipment on the Combined Balance Sheets. The current portion of finance lease liabilities are included in Accrued liabilities, and the non-current portion of finance lease liabilities are included in Other liabilities on the Combined Balance Sheets.

A portion of the Company’s real estate leases is subject to annual changes in the Consumer Price Index (“CPI”). The changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments is incurred.

	December 31,
	2024	2023	2022
Operating lease cost	$36	$24	$21
Short-term lease cost	—	2	7
Finance lease cost:
Amortization of right-of-use assets	18	20	17
Interest on lease liability	10	17	20
Total finance lease cost	28	37	37
Total lease cost	$64	$63	$65
Supplemental cash flow information related to leases was as follows:

	December 31,
	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$34	$23	$21
Operating cash flows for finance leases	10	17	20
Financing cash flows for finance leases	39	33	24
Right-of-use assets obtained in exchange for lease obligations
Operating leases	20	47	2
Finance leases	—	1	67

Supplemental combined balance sheet information related to leases was as follows:

	December 31,
	2024	2023
Operating leases:
Operating lease right-of-use assets	$90	$108

Accrued liabilities	$24	$25
Other liabilities	64	81
Total operating lease liabilities	$88	$106
Finance leases:
Property, plant and equipment	$196	$196
Accumulated depreciation	(102)	(85)
Property, plant and equipment – net	$94	$111
Accrued liabilities	$22	$39
Other liabilities	37	57
Total finance lease liabilities	$59	$96
Weighted-average remaining lease term (in years):
Operating leases	6	6
Finance leases	4	4
Weighted-average discount rate:
Operating leases	3.0%	2.8%
Finance leases	8.4%	12.7%
As of December 31, 2024, maturities of lease liabilities were as follows:

	Operating Leases	Finance Leases
2025	$26	$26
2026	18	12
2027	15	11
2028	10	11
2029	7	6
Thereafter	19	—
Total lease payments	95	66
Less: Interest	(7)	(7)
Total maturities of lease liabilities	$88	$59
Note 12. Fair Value Measurements
The accounting guidance for fair value measurements and disclosures establishes a three-level fair value hierarchy:
•Level 1 - Inputs are based on quoted prices in active markets for identical assets and liabilities.
•Level 2 - Inputs are based on observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.
•Level 3 - One or more inputs are unobservable and significant.
Financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial assets and liabilities accounted for at fair value on a recurring basis:

	December 31, 2024			December 31, 2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Product loans receivable	$—	$264	$—	$—	$—	$—
Foreign currency exchange contracts	—	16	—	—	6	—
Total Assets	$—	$280	$—	$—	$6	$—
Liabilities
Product loans payable	$—	$264	$—	$—	$—	$—
Foreign currency exchange contracts	—	—	—	—	2	—
Commodity contracts	—	—	—	—	1	—
Total Liabilities	$—	$264	$—	$—	$3	$—
The Company values foreign currency exchange contracts and commodity contracts using broker quotations, or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within level 2.
During 2024, the Company entered into separate agreements to lend quantities of uranium ore, which are reflected as product loans receivable, and to borrow quantities of uranium ore, which are reflected as product loans payable. As both the loans receivable and loans payable may be settled in cash, they are both separately measured on a quarterly basis at fair value which is derived using underlying uranium ore published industry average prices. As such, these instruments are classified within level 2.
The Company uses foreign currency exchange contracts to hedge foreign currency exposure. The foreign currency exchange contracts can be designated as cash flow hedges or not designated in qualifying hedging relationships under qualifying hedging activities. For the contracts designated as cash flow hedges, the Company records changes in fair value of the derivatives in Accumulated other comprehensive loss and subsequently recognized in earnings when the hedged items impact earnings. For contracts not designated as hedges, the Company records the changes in fair value in the Combined Statements of Operations based on the nature of the derivative contract and the underlying item. All derivatives instruments are presented within Accrued liabilities on the Combined Balance Sheets. As of December 31, 2024, and 2023, the Company held contracts with notional amounts of $741 million and $776 million, respectively, to exchange foreign currencies.
In addition, the Company entered into contracts to mitigate ethylene commodity price volatility and elected to apply hedge accounting to these contracts. The carrying value of cash and cash equivalents, trade accounts receivables and trade payables contained in the Combined Balance Sheets approximates fair value.

Note 13. Accrued Liabilities

	December 31,
	2024	2023
Customer rebates	$60	$53
ConverDyn JV partner payable	60	53
Income taxes	44	31
Compensation, benefits and other employee-related	38	35
Operating lease liabilities	24	25
Finance lease liabilities	22	39
Separation costs	21	—
Environmental costs	6	2
Customer advances and deferred income	6	46
Product loans payable - current	—	20
Other	24	49
Total Accrued liabilities	$305	$353
Note 14. Other Liabilities

	December 31,
	2024	2023
Operating lease liabilities	$64	$81
Pension and other employee-related	57	58
Environmental costs	47	52
Finance lease liabilities	37	57
Deferred income	33	13
Asset retirement obligation	17	16
Income taxes	9	10
Other	3	1
Total Other liabilities	$267	$288
Note 15. Stock-Based Compensation Plans
Honeywell maintains stock-based compensation plans under which it grants stock options and restricted stock units to certain management level employees. Since the Company operated together with other Honeywell businesses, the Combined Statements of Operations reflects an allocation of these expenses on a specific identification basis for employees who exclusively supported the Company or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or directly identifiable actual costs, depending on the nature of the services. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company would have incurred as an independent company for the periods presented.
For the years ended December 31, 2024, 2023 and 2022, $17 million, $18 million and $17 million of stock-based compensation cost was recognized in Selling, general and administrative expenses in the Combined Statements of Operations, respectively, of which $5 million, $5 million and $6 million related to compensation costs for direct employees of the Business, respectively, and $12 million, $13 million and $11 million related to compensation costs allocated from Honeywell, respectively. Refer to Note 3 – Related Party Transactions – Corporate Allocations for further details.

Note 16. Accumulated Other Comprehensive Loss
The changes in Accumulated other comprehensive loss are provided in the table below.

	Pretax	Tax	After Tax
Year Ended December 31, 2022
Foreign exchange translation adjustment	$(60)	$—	$(60)
Pension adjustments	3	(1)	2
Changes in fair value of effective cash flow hedges	(4)	2	(2)
Total net current period other comprehensive loss	$(61)	$1	$(60)
Year Ended December 31, 2023
Foreign exchange translation adjustment	$7	$—	$7
Pension adjustments	(3)	1	(2)
Changes in fair value of effective cash flow hedges	9	(1)	8
Total net current period other comprehensive income	$13	$—	$13
Year Ended December 31, 2024
Foreign exchange translation adjustment	$(62)	$—	$(62)
Pension adjustments	(6)	2	(4)
Changes in fair value of effective cash flow hedges	13	(2)	11
Total net current period other comprehensive loss	$(55)	$—	$(55)
Components of Accumulated Other Comprehensive Loss

	December 31,
	2024	2023
Cumulative foreign exchange translation adjustment	$(218)	$(156)
Pension and other postretirement benefit adjustments	(5)	(1)
Fair value adjustments of cash flow hedges	10	(1)
Total Accumulated other comprehensive loss	$(213)	$(158)

Changes in Accumulated Other Comprehensive Loss by Component

	Foreign Exchange Translation Adjustment	Pension Adjustments	Changes in Fair Value of Cash Flow Hedges	Total
Balance as of January 1, 2022	$(103)	$(1)	$(7)	$(111)
Other comprehensive loss before reclassifications	(60)	2	22	(36)
Amounts reclassified from accumulated other comprehensive loss	—	—	(24)	(24)
Net current period other comprehensive loss	(60)	2	(2)	(60)
Balance as of December 31, 2022	$(163)	$1	$(9)	$(171)
Other comprehensive income before reclassifications	7	(2)	10	15
Amounts reclassified from accumulated other comprehensive loss	—	—	(2)	(2)
Net current period other comprehensive income	7	(2)	8	13
Balance as of December 31, 2023	$(156)	$(1)	$(1)	$(158)
Other comprehensive loss before reclassifications	(62)	(4)	20	(46)
Amounts reclassified from accumulated other comprehensive loss	—	—	(9)	(9)
Net current period other comprehensive loss	(62)	(4)	11	(55)
Balance as of December 31, 2024	$(218)	$(5)	$10	$(213)
Amounts reclassified out of Accumulated other comprehensive loss related to pension adjustments are included within Other expense (income) in the Combined Statements of Operations. Amounts reclassified out of Accumulated other comprehensive loss related to cash flow hedges are included within Net sales or Cost of products and services sold in the Combined Statements of Operations, depending on the nature of the underlying transaction being hedged.
Note 17. Postretirement Benefit Plans
Honeywell Sponsored Pension Plans
Certain employees of the Solstice Advanced Materials Business participate in U.S. pension plans sponsored by Honeywell. For the purposes of the Combined Financial Statements, the Company accounts for these plans as multiemployer plans as they are not sponsored by the Business. Therefore, the related assets and liabilities are not reflected in the Combined Balance Sheets. The Combined Statements of Operations reflect a proportionate allocation of $3 million, $3 million, and $9 million for the year ended December 31, 2024, 2023 and 2022, respectively, related to service costs for the multiemployer plans associated with the Solstice Advanced Materials Business’ employees.
Solstice Advanced Materials Sponsored Pension and Postretirement Benefit Plans
The Company sponsors a number of unfunded non-U.S. defined benefit pension plans. The largest plans are closed to new participants. The plans use a December 31 measurement date consistent with the Business’ fiscal year.

The following tables summarize the combined balance sheet impact, including the benefit obligations, assets, and funded status associated with the Company’s significant pension plans:

	December 31,
	2024	2023
Change in benefit obligation
Benefit obligation at beginning of year	$62	$55
Interest cost	2	2
Changes in financial assumptions (gain) loss	(1)	3
Actuarial loss	4	3
Benefits paid	(3)	(3)
Other, including currency impact	(3)	2
Benefit obligation at end of year	61	62
Amounts recognized in the Combined Balance Sheets consist of
Accrued liabilities	4	4
Other liabilities	57	58
Net amount recognized	61	62
Amounts recognized in Accumulated other comprehensive loss:
Net actuarial gain	6	3
Net amount recognized	$6	$3
Information for pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets:

	December 31,
	2024	2023
Projected benefit obligation	$61	$62
Accumulated benefit obligation	61	62
Fair value of plan assets	—	—
Net periodic pension expense (benefit) for the years ended December 31, 2024, 2023 and 2022 was not significant. Other changes in benefit obligations recognized in Other comprehensive (loss) income are as follows:

	Years Ended December 31,
	2024	2023	2022
Net actuarial loss (gain) arising the during period	$6	$3	$(3)
Amortization of prior actuarial (gains) losses	—	—	—
Total recognized in other comprehensive loss (income)	6	3	(3)
Net recognized in net periodic pension expense (benefit) and other comprehensive loss	$8	$5	$(2)

Major actuarial assumptions used in determining the benefit obligation and net periodic pension expense (benefit) for pension plans are presented in the following table as weighted averages:

	Benefit Obligation			Net Periodic Pension Costs
	2024	2023	2022	2024	2023	2022
Discount rate
Projected benefit obligation	3.4%	3.3%	3.8%	3.3%	3.3%	3.7%
Salary scale	2.8%	2.8%	2.8%	2.8%	2.8%	2.8%
The weighted-average discount rates used to measure pension benefit obligations and net costs are set by reference to specific analyses using each plan’s specific cash flows and high-quality bond indices to assess reasonableness. For significant plans, the Company utilizes a full yield curve approach in the estimation of the service cost and interest cost components by applying the specific spot rates along the yield curve used in determination of the benefit obligation to the relevant projected cash flows.
The Company did not make any significant cash contributions to its defined benefit pension plans during the years ended December 31, 2024, 2023 and 2022 and does not expect to make any significant contributions in 2025. Contributions do not reflect benefits to be paid directly from the plan assets. Benefits paid in the years ended December 31, 2024, 2023 and 2022 were approximately $3 million for each of the periods. Benefit payments expected to be paid as follows:

Amount
2025	$4
2026	4
2027	4
2028	4
2029	4
2030-2034	18
Note 18. Investments
Equity method investments
The total balance of the Company’s equity method investments recorded within Other assets in the Combined Balance Sheets as of December 31, 2024 and 2023 was $146 million and $130 million, respectively. These equity method investments are not considered significant for disclosure of summarized financial information on either an individual or aggregated basis.
The Company’s principal equity method investments as of December 31, 2024, 2023 and 2022 are as follows:
Asahi-Schwebel JV
Asahi-Schwebel (Taiwan) Co., Ltd. is a JV between the Company and Asahi Kasei EMD Corporation which manufactures woven glass fabrics in China and sells licensed products worldwide. The JV supplies raw materials and semi-finished products to the Company. The Company holds a 49% ownership interest in this JV. The Company does not maintain a controlling interest and therefore, the investment is presented as an equity method investment in the Combined Balance Sheets. The Company's investment in this JV was $29 million and $27 million as of December 31, 2024 and 2023, respectively, classified as Other assets in the Combined Balance Sheets.
Quimobásicos JV
Quimobásicos, S.A. de C.V. is a JV between the Company and Celulosa y Derivados, S.A. in Mexico which specializes in manufacturing refrigerant gases for sale primarily in Central America, South America and the

Caribbean. The Company holds a 49% ownership interest in this JV. The Company does not maintain a controlling interest and therefore, the investment is presented as an equity method investment in the Combined Balance Sheets. The Company's investment in this JV was $26 million and $20 million as of December 31, 2024 and 2023, respectively, classified as Other assets in the Combined Balance Sheets.
Variable Interest Entities
Entities identified as Variable interest entities (“VIEs”) have been evaluated to determine whether the Company is the primary beneficiary. The Company consolidates VIEs for which it is the primary beneficiary, and if the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. Investments identified as VIEs are discussed below under consolidated VIE and unconsolidated VIE.
Consolidated VIE
ConverDyn JV
ConverDyn is a JV between the Company and General Atomics, Inc. (“General Atomics”) that provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants in North America, Europe and Asia. ConverDyn is the exclusive purchaser of uranium conversion services provided by the AES Facility. The Company and General Atomics each hold a 50% interest in the JV. ConverDyn is classified as a VIE as (x) the Company holds responsibility for and provides anticipated financial support of certain of ConverDyn’s obligations including certain performance guarantees related to conversion services historically provided by Honeywell to ConverDyn’s customers which guarantees the Company will seek to assume from Honeywell, and has agreed to indemnify Honeywell against, pursuant to the Separation Agreement, and (y) the Company’s operations of and cost recovery for the AES Facility allows a minimum return related to ConverDyn. The Company is the primary beneficiary as it has the power to direct activities that most significantly impact ConverDyn’s economic performance.
The following summarizes the assets and liabilities of the ConverDyn JV included in the Company’s Combined Financial Statements (including noncontrolling interests):

	December 31, 2024		December 31, 2023
	Assets	Liabilities	Assets	Liabilities
ConverDyn JV	$360	$436	$88	$229
As of December 31, 2024, the current assets and current liabilities related to the ConverDyn JV were $80 million and $109 million, respectively. Of the current liabilities, $60 million is related to the JV partner payable. The Company additionally recorded product loans receivable and product loans payable reflected in the Combined Balance Sheets which amounted to $264 million and $293 million, respectively.
Unconsolidated VIE
SinoChem JV
SinoChem is a JV between the Company and Sinochem Lantian New Materials Co., Ltd in China that manufactures and sells foam blowing agents for energy efficient foam insulation in Asia. The Company’s variable interest in this JV is primarily related to third party borrowings of the JV which are guaranteed by the Company. This JV is accounted for as an equity method investment as the Company does not maintain a controlling interest. The Company's investment in this JV was $91 million and $83 million as of December 31, 2024 and 2023, respectively, classified as Other assets in the Combined Balance Sheets.
The entity is exposed to a maximum loss equal to the sum of i) the current carrying value of the investment, assuming no future capital funding requirements and ii) its share of principal and interest payable related to third party debt owed by the JV and guaranteed by the Company. As of December 31, 2024, the Company’s total maximum exposure to loss was $95 million. The carrying values of assets and liabilities of the VIE are summarized below:

	December 31, 2024		December 31, 2023
	Assets	Liabilities	Assets	Liabilities
SinoChem JV	$178	$28	$159	$27
Note 19. Commitments and Contingencies
Environmental Matters
The Company records liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on the Company’s best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory, or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology, and information related to individual sites, the Company does not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of the Company’s recorded liabilities. Costs related to environmental remediation are charged to expense in the period that the associated liability is accrued. The following table summarizes information concerning the Company’s recorded liabilities for environmental costs:

	December 31,
	2024	2023	2022
Beginning of year	$54	$46	$36
Accruals for environmental matters deemed probable and reasonably estimable	—	9	24
Environmental liability payments	(1)	(1)	(14)
End of year	$53	$54	$46

	December 31,
	2024	2023
Accrued liabilities	$6	$2
Other liabilities	47	52
Total environmental liabilities	$53	$54
The following table sets forth the Company’s environmental remediation liabilities at December 31, 2024 and 2023 for the two sites that are deemed the most significant during the periods presented, together with the aggregate liabilities for all other sites.

	December 31,
	2024	2023
Delaware Valley Works Facility[1]	$38	$38
Amherstburg - Ontario, Canada	5	6
All other sites[2]	10	10
Total environmental liabilities	$53	$54
_________________
1.The Environmental reserve liability at Delaware Valley Works Facility is associated with a repositioning project, which started remediating in 2024.
2.Comprising 16 other sites, inclusive of Buffalo River, New York and Seelze, Germany sites which started remediating in 2022.
The Company does not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation, or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, although they could be material to the Company’s combined results of operations and operating cash flows in the periods recognized or paid. However, considering the Company’s past experience and existing reserves, the Company does not expect that environmental matters will have a material adverse effect on its combined financial position.
Asset Retirement Obligations
Asset retirement obligations result from legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Accordingly, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company depreciates the amount added to property, plant and equipment on a straight-line basis, and recognizes accretion expense in connection with the discounted liability over the remaining useful life of the asset.
The Company recognized as a liability the present value of the estimated future costs to decommission its uranium conversion facility. The estimated liability is based on the estimated useful lives of the underlying asset, third-party estimates of the cost to decommission the asset in the future, and federal and state regulatory requirements, adjusted for inflation and discounted using the Company’s credit-adjusted risk-free rate that range from 6.5% to 6.6%. Revisions to the liability could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning and timing of related cash outflows, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. The Company recognizes changes due to revised estimates by adjusting the carrying amount of the liability and the related long-lived asset if the asset is still in service or charged to expense in the period if the asset is no longer in service.
Other Matters
AES Facility matters
Since 2018, the Company has been involved in various legal proceedings in the United States District Court for the Southern District of Illinois related to its AES Facility, including eight separate lawsuits alleging cancer caused by radiation exposures that were settled in 2024. The Company remains involved in additional legal proceedings (i) related to alleged radiation contamination of properties around the plant by the city of Metropolis, Illinois, and the county of Massac, Illinois, and (ii) a class action lawsuit alleging property damage by a group of plaintiffs on behalf of all property owners within a three-mile radius of the facility. The Company is currently awaiting rulings on a motion for summary judgment related to the city and county cases, with rulings expected in the quarters ended June 30 or September 30, 2025. For the alleged class action, the parties completed briefing on the plaintiffs’ motion for class certification and a ruling is expected in the quarter ended June 30 or September 30, 2025. All plaintiffs in these matters are seeking compensatory damages and, in certain cases, punitive damages, medical monitoring, declaratory and/or injunctive relief. The Company is also actively pursuing claims for indemnification for these lawsuits and the expenses to defend them, including from the Department of Energy under the Price Anderson Act, to which it believes it is entitled under the law, as well as claims under Honeywell’s nuclear liability policies with American Nuclear Insurers. While we cannot predict the outcome of these matters, based on the facts currently known to us, we do not anticipate that these matters will have a material adverse effect on our financial condition, results of operations, or cash flows.
Other matters
The Company is subject to a number of other lawsuits, investigations, and disputes (some of which involve substantial amounts claimed) arising out of the conduct of the Company's business, including matters relating to commercial transactions, intellectual property, and environmental, health, and safety matters. The Company recognizes liabilities for any contingency that is probable of occurrence and reasonably estimable. The Company continually assesses the likelihood of adverse judgments or outcomes in such matters, as well as potential ranges of probable losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts.

Given the uncertainty inherent in litigation and investigations, the Company cannot predict when or how these matters will be resolved and does not believe it is possible to develop estimates of reasonably possible loss (or a range of possible loss) in excess of current accruals for commitment and contingency matters. Considering the Company's past experience and existing accruals, the Company does not expect the outcome of such matters, either individually or in the aggregate, to have a material adverse effect on the Company's Combined financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments (including new discovery of facts, changes in legislation, and outcomes of similar cases through the judicial system) or changes in assumptions, which could cause the Company to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on the Company's Combined results of operations or operating cash flows in the periods recognized or paid.
Note 20. Segment Financial Data
The Company globally manages its business operations through two reportable business segments. Segment information is consistent with how the President and Chief Executive Officer of the Solstice Advanced Materials business, who is the Chief Operating Decision Maker (“CODM”), and management reviews the businesses, makes investing and resource allocation decisions, and assesses operating performance.
Refrigerants & Applied Solutions – A global provider of specialty solutions across the value chain of refrigerant and blowing agent materials for various end markets, such as cooling, air conditioning and refrigeration, automotive, energy, building and appliance insulation, and healthcare. Refrigeration & Applied Solution offerings include (i) Refrigerants, (ii) Building Solutions and Intermediates, (iii) Alternative Energy Services, and (iv) Healthcare Packaging. Refrigerants includes refrigerants for both stationary and automotive applications. The Building Solutions and Intermediates supplies low global warming potential blowing agents for foam and appliance insulation, cleaning solvents, and lower emissions medical aerosols. Alternative Energy Services provides low carbon energy services in the form of uranium hexafluoride conversion and related services and products to utilities operating nuclear power plants. Healthcare Packaging includes specialty packaging materials characterized by a high moisture barrier and high clarity.
Electronic & Specialty Materials – A global provider of electronic materials, industrial-grade fibers, and laboratory life science materials for a diverse set of end markets, such as semiconductors, defense, pharmaceutical, and construction. The Electronic & Specialty Materials offerings include (i) Research and Performance Chemicals, (ii) Electronic Materials, and (iii) Safety and Defense Solutions business units. The Research and Performance Chemicals includes research chemicals, fine chemicals, and specialty additives. Electronic Materials is a provider of sputtering targets, electronic polymers, thermal solutions, and high purity etchants and wash solvents used in semiconductor manufacturing. Safety and Defense Solutions provides ultra-high molecular weight polyethylene materials which are specialty fibers primarily for armor as well as medical and industrial applications.
The CODM evaluates segment performance based on segment adjusted EBITDA, by comparing budget-to-actual and period-over-period results. Each segment’s adjusted EBITDA excludes depreciation, amortization, general corporate unallocated expense, interest and other financial charges, stock compensation expense, pension and other postretirement income (expense), repositioning charges, accretion expense, transaction costs and other items within Other expense (income) which are collectively included within income before taxes.
The below table summarizes information about significant segment expenses and other segment items, for each historical period:

	Years Ended December 31,
	2024		2023		2022
	Refrigerants & Applied Solutions	Electronic & Specialty Materials	Refrigerants & Applied Solutions	Electronic & Specialty Materials	Refrigerants & Applied Solutions	Electronic & Specialty Materials
Net sales
Products	$2,404	$1,049	$2,404	$1,020	$2,230	$1,209
Services	317	—	225	—	148	—
Total Net sales	2,721	1,049	2,629	1,020	2,378	1,209
Less
Cost of products and services sold[1]	1,678	784	1,591	773	1,363	842
Selling, general and administrative expenses[2]	124	77	126	77	103	79
Other segment items[3]	36	26	36	27	31	27
Add
Depreciation	137	37	116	49	104	39
Amortization	38	2	47	3	4	2
Segment Adjusted EBITDA	$1,058	$201	$1,039	$195	$989	$302
__________________
1.Amounts exclude ARO accretion, repositioning charges, and other non-recurring items.
2.Amounts exclude stock compensation expense, transaction costs, pension and other postretirement income (expense), repositioning charges, and other non-recurring items.
3.For each reportable segment, the other segment items category includes Research and development expenses and equity income of affiliated companies.

A reconciliation of segment adjusted EBITDA to net income is as follows:

	December 31,
	2024	2023	2022
Refrigerants & Applied Solutions	$1,058	$1,039	$989
Electronic & Specialty Materials	201	195	302
Segment Adjusted EBITDA	$1,259	$1,234	$1,291
Corporate and All Other EBITDA	(161)	(144)	(148)
Depreciation[1]	(175)	(170)	(146)
Amortization[2]	(42)	(51)	(7)
Interest and other financial charges	(13)	(16)	(21)
Other expense[3]	(34)	(11)	(24)
Stock compensation expense[4]	(17)	(18)	(17)
Other non-recurring items[2]	(10)	(1)	23
ARO accretion[5]	(2)	(1)	(2)
Transaction costs[4]	(4)	(1)	(3)
Pension and other postretirement expense[4]	(2)	(2)	(1)
Repositioning charges[2]	(2)	(5)	(2)
Income tax expense	(192)	(195)	(211)
Net income	$605	$619	$732
__________________
1.Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Research and development expenses.
2.Amounts included in Cost of products and services sold and Selling, general and administrative expenses.
3.Amounts included in Other expense (income), excluding equity income of affiliated companies.
4.Amounts included in Selling, general and administrative expenses.
5.Amounts included in Cost of products and services sold.

	December 31,
	2024	2023
Total assets reconciliation
Refrigerants & Applied Solutions	$3,157	$2,894
Electronic & Specialty Materials	1,192	1,157
Corporate and All Other	655	606
Total assets	$5,004	$4,657

	December 31,
	2024	2023	2022
Capital expenditures
Refrigerants & Applied Solutions	$228	$234	$163
Electronic & Specialty Materials	63	61	91
Corporate and All Other	5	4	—
Total	$296	$299	$254

Note 21. Geographic Areas and Customers

	Net Sales[1]			Long-lived Assets[2]
	Years Ended December 31,			Years Ended December 31,
	2024	2023	2022	2024	2023	2022
United States	2,285	2,205	2,194	1,564	1,454	1,323
Europe, Middle East and Africa	886	859	815	118	117	107
Other International	599	585	578	64	67	68
Total	$3,770	$3,649	$3,587	$1,746	$1,638	$1,498
__________________
1.Sales between geographic areas approximate market value and are not significant. Net sales are classified according to their country of origin. Included in United States Net sales are export sales of $720 million, $576 million, and $562 million for the years ended December 31, 2024, 2023, and 2022, respectively.
2.Long-lived assets are comprised of Property, plant and equipment – net.
Note 22. Subsequent Events
The Company evaluated subsequent events for recognition or disclosure through May 1, 2025, the date the Combined Financial Statements were available to be issued.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2025	2024
Product sales[1]	$1,783	$1,778
Service sales[2]	147	172
Net sales	1,930	1,950
Costs, expenses and other
Cost of products sold[3]	1,132	1,146
Cost of services sold	116	135
Total cost of products and services sold	1,248	1,281
Research and development expenses	45	41
Selling, general and administrative expenses	198	199
Other expense (income)	49	(3)
Interest and other financial charges	3	7
Total costs, expenses and other	1,543	1,525
Income before taxes	387	425
Income tax expense	148	101
Net income	239	324
Less: Net income attributable to noncontrolling interest	8	14
Net income attributable to Solstice Advanced Materials	$231	$310
__________________
1.Product sales include related party product sales of $38 million and $34 million, for periods ending June 30, 2025 and 2024, respectively.
2.Service sales include related party service sales of $0 and $29 million, for periods ending June 30, 2025 and 2024, respectively.
3.Cost of products sold include related party cost of products sold of $8 million and $10 million, for periods ending June 30, 2025 and 2024, respectively.
The Notes to the Condensed Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2025	2024
Net income	$239	$324
Other comprehensive income (loss), net of tax
Foreign exchange translation adjustment	88	(38)
Pension and other postretirement benefit adjustments	(2)	(1)
Cash flow hedges recognized in other comprehensive income	(37)	4
Less: Reclassification adjustment for gains included in net income	—	(4)
Changes in fair value of cash flow hedges	(37)	—
Total other comprehensive income (loss), net of tax	49	(39)
Comprehensive income	$288	$285
The Notes to the Condensed Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
CONDENSED COMBINED BALANCE SHEETS (Unaudited)
(Dollars in millions)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$873	$661
Accounts receivable, less allowances of $7 and $7, respectively[1]	659	569
Inventories	648	558
Other current assets	67	73
Total current assets	2,247	1,861
Property, plant and equipment – net	1,798	1,746
Goodwill	820	806
Other intangible assets – net	37	35
Deferred income taxes	2	3
Product loans receivable[2]	263	264
Other assets[3]	290	289
Total assets	$5,457	$5,004
LIABILITIES
Current liabilities:
Accounts payable[4]	$876	$778
Accrued liabilities[5]	356	305
Total current liabilities	1,232	1,083
Deferred income taxes	173	179
Product loans payable	297	293
Other liabilities	282	267
Total liabilities	1,984	1,822
EQUITY
Net Parent investment	3,706	3,471
Accumulated other comprehensive loss	(164)	(213)
Total Net Parent investment	3,542	3,258
Non-controlling interest	(69)	(76)
Total equity	3,473	3,182
Total liabilities and equity	$5,457	$5,004
__________________
1.Accounts receivable include related party receivables of $34 million and $40 million, as of June 30, 2025 and December 31, 2024, respectively.
2.Product loans receivable include related party loans receivables of $156 million and $156 million as of June 30, 2025 and December 31, 2024, respectively.
3.Other assets include related party long-term receivables of $0 and $7 million as of June 30, 2025 and December 31, 2024, respectively.
4.Accounts payable include related party accounts payables of $3 million and $3 million as of June 30, 2025 and December 31, 2024, respectively.
5.Accrued liabilities include related party payables of $64 million and $60 million as of June 30, 2025 and December 31, 2024, respectively.
The Notes to the Condensed Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in millions)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$239	$324
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	105	84
Amortization	11	28
Equity income of affiliated companies	(10)	(10)
Gain on sale of fixed assets	(15)	—
Stock compensation expense	12	9
Deferred income taxes	(7)	(4)
Other	—	—
Changes in assets and liabilities
Accounts receivable[1]	(70)	44
Inventories	(68)	20
Other current assets	4	(8)
Accounts payable[2]	87	(39)
Deferred income and customer advances	(1)	(41)
Accrued liabilities[3]	24	7
Other[4]	(1)	(50)
Net cash provided by operating activities	310	364
Cash flows from investing activities:
Capital expenditures	(138)	(131)
Cash paid for long-life catalysts and deferred maintenance	(1)	—
Proceeds from disposals of property, plant, and equipment	23	—
Other	(2)	(2)
Net cash used for investing activities	(118)	(133)
Cash flows from financing activities:
Net transfers to Parent	(7)	(187)
Finance lease payments	(5)	(18)
Net cash used for financing activities	(12)	(205)
Effect of foreign exchange rate changes on cash and cash equivalents	32	(19)
Net increase in cash and cash equivalents	213	7
Cash and cash equivalents at beginning of period	661	606
Cash and cash equivalents at end of period	$873	$613
__________________
1.Includes decrease in related party receivables of $6 million and $7 million for periods ending June 30, 2025 and 2024, respectively.
2.Includes increase/(decrease) in related party accounts payables of $1 million and $(4) million for periods ending June 30, 2025 and 2024, respectively.
3.Includes increase in related party accrued liabilities of $4 million and $3 million for periods ending June 30, 2025 and 2024, respectively.
4.Includes decrease/(increase) in related party long-term receivable of $7 million and $(7) million for periods ending June 30, 2025 and 2024, respectively.
The Notes to the Condensed Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
CONDENSED COMBINED STATEMENTS OF EQUITY (Unaudited)
(Dollars in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Equity
Balance as of December 31, 2023	$3,269	$(158)	$(83)	$3,028
Net income	310	—	14	324
Foreign exchange translation adjustment	—	(38)	—	(38)
Pension and other postretirement benefit adjustments	—	(1)	—	(1)
Changes in fair value of cash flow hedges	—	—	—	—
Net transfers to Parent	(175)	—	(4)	(179)
Balance as of June 30, 2024	$3,404	$(197)	$(73)	$3,134
Balance as of December 31, 2024	$3,471	$(213)	$(76)	$3,182
Net income	231	—	8	239
Foreign exchange translation adjustment	—	88	—	88
Pension and other postretirement benefit adjustments	—	(2)	—	(2)
Changes in fair value of cash flow hedges	—	(37)	—	(37)
Net transfers from (to) Parent	4	—	(1)	3
Balance as of June 30, 2025	$3,706	$(164)	$(69)	$3,473
The Notes to the Condensed Combined Financial Statements are an integral part of this statement.

SOLSTICE ADVANCED MATERIALS
(A BUSINESS OF HONEYWELL INTERNATIONAL INC.)
NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)
(Dollars in millions, unless otherwise noted)
Note 1. Business Overview and Basis of Presentation
The accompanying Condensed Combined Financial Statements and notes present the combined results of operations, financial position and cash flows of the Solstice Advanced Materials business (“Solstice Advanced Materials”, the “Business” or the “Company”) of Honeywell International Inc. (“Honeywell” or “Parent”). The Company is a global specialty chemicals and advanced materials company with positions in refrigerants, semiconductor materials, protective fibers, and healthcare packaging. The Company manages and reports its operating results through its two reportable segments: (i) Refrigerants & Applied Solutions and (ii) Electronic & Specialty Materials, in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting. The remainder of the Business’ operations are presented in Corporate and All Other, which is not a reportable business segment.
On October 8, 2024, Honeywell announced its plan to spin-off its Advanced Materials business into an independent, U.S. publicly traded company. The spin-off is expected to be completed through a tax-free pro rata distribution of all of the outstanding shares of common stock of Solstice Advanced Materials to Honeywell stockholders.
For the periods presented in these Condensed Combined Financial Statements, the Business historically operated as part of Honeywell’s Energy and Sustainability Solutions reportable business segment; consequently, separate financial statements have not historically been prepared for the Business. The Condensed Combined Financial Statements have been derived from Honeywell’s historical accounting records as if the operations of the Business had been conducted independently from Honeywell and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments, unless otherwise disclosed) necessary for a fair statement of the condensed combined results of operations, financial position, and cash flows for each period presented.
The combined results for the interim periods are not necessarily indicative of results to be expected for the full year. The 2024 year-end Combined Balance Sheet was derived from audited financial statements but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with financial statements and notes included in our audited Combined Financial Statements for the year ended December 31, 2024.
The Condensed Combined Financial Statements include all revenues and costs directly attributable to the Business and an allocation of expenses related to certain Honeywell corporate functions (refer to Note 3 – Related Party Transactions). These expenses are allocated to the Business based on a proportion of net sales. The Business and Honeywell consider these allocations to be a reasonable reflection of the utilization of services or the benefits received. However, the allocations may not be indicative of the actual expenses that would have been incurred had the Business operated as an independent, stand-alone entity, nor are they indicative of future expenses of the Business.
The Condensed Combined Financial Statements include assets and liabilities specifically attributable to the Business and certain assets and liabilities held by Honeywell that are specifically identifiable or otherwise attributable to the Business. Honeywell uses a centralized approach to cash management and financing of its operations. Accordingly, a substantial portion of the Business’ cash accounts are regularly cleared to the Parent at Honeywell’s discretion and Honeywell funds the Business’s operating and investing activities as needed. Transfers of cash between Honeywell and the Business are included within Net transfers to Parent on the Condensed Combined Statements of Cash Flows and the Condensed Combined Statements of Equity. Cash and cash equivalents in the Condensed Combined Financial Statements represent cash and cash equivalents held by, or amounts otherwise attributable to, the Business. Honeywell’s long-term debt and related interest expense are not attributed to the Business for any of the periods presented as the Business is not the legal obligor of such borrowings and Honeywell’s borrowings are not directly attributable to the Business. This arrangement is not reflective of the debt costs the Business would have incurred had it been a stand-alone business separate from Honeywell during the periods presented.
The historical results of operations, financial position and cash flows of the Business presented in these Condensed Combined Financial Statements may not be indicative of what they would have been had the Business been an independent stand-alone entity, nor are they necessarily indicative of the Business’ future combined results of operations, financial position, and cash flows.
All intercompany transactions and balances within the Business have been eliminated. Transactions between the Business and Honeywell are deemed to have been settled immediately through Net Parent investment. The net effect of the deemed settled transactions is reflected in the Condensed Combined Statements of Cash Flows as Net transfers to Parent within financing activities and in the Condensed Combined Balance Sheets as Net Parent investment.
Solstice Advanced Materials historically reports its quarterly financial information using a calendar convention; the first, second, and third quarters are consistently reported as ending on March 31, June 30, and September 30, respectively. It is Solstice Advanced Materials' practice to establish actual quarterly closing dates using a predetermined fiscal calendar, which requires Solstice Advanced Materials' businesses to close their books on a Saturday in order to minimize the potentially disruptive effects of quarterly closing on the Company's business processes. The effects of this practice are generally not significant to reported results for any quarter and only exist within a reporting year. In the event differences in actual closing dates are material to year-over-year comparisons of quarterly or year-to-date results, Solstice Advanced Materials will provide appropriate disclosures. Solstice Advanced Materials' actual closing dates for the six months ended June 30, 2025, and 2024, were June 28, 2025, and June 29, 2024, respectively.
Note 2. Summary of Significant Accounting Policies
The significant accounting policies of the Company are set forth in Note 2 - Summary of Significant Accounting Policies within the Company’s audited Combined Financial Statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023, and 2022. The Company includes herein certain updates to those policies.
Supply Chain Financing
Amounts outstanding related to supply chain financing programs are included in Accounts payable in the Condensed Consolidated Balance Sheet. Accounts payable related to supply chain financing programs included approximately $110 million and $96 million as of June 30, 2025, and December 31, 2024, respectively.
Recent Accounting Pronouncements
The Company considers the applicability and impact of all Accounting Standards Updates (ASUs) issued by the Financial Accounting Standards Board (FASB). ASUs not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company's Condensed Combined Financial Statements.
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires companies to disclose additional information about the types of expenses in commonly presented expense captions. The new standard requires tabular disclosure of specified natural expenses in certain expense captions, a qualitative description of amounts that are not separately disaggregated, and disclosure of the Company's definition and total amount of selling expenses. The ASU should be applied prospectively for annual reporting periods beginning after December 15, 2026, with retrospective application and early adoption permitted. The Company is currently evaluating the impacts of this guidance on the Company's Condensed Combined Financial Statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures, which requires greater disaggregation of income tax disclosures. The new standard requires additional information to be disclosed annually with respect to the income tax rate reconciliation and income taxes paid disaggregated by jurisdiction. This ASU should be applied prospectively for fiscal years beginning after December 15, 2024, with retrospective application permitted. The Company is currently evaluating the impacts of this guidance on the Company’s Condensed Combined Financial Statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires companies to enhance the disclosures about segment expenses. The new standard requires the disclosure of the Company’s Chief Operating Decision Maker (CODM), expanded incremental line-item disclosures of significant segment expenses used by the CODM for decision-making, and the inclusion of previous annual only segment disclosure requirements on a quarterly basis. The Company adopted this guidance for annual disclosures for the year ended December 31, 2024, and interim disclosures for the six months ended June 30, 2025. The adoption of this standard did not have a material impact on the Company’s Condensed Combined Financial Statements.
In August 2023, the FASB issued ASU 2023-05, Business Combinations - Joint Venture Formations, which requires joint ventures (“JVs”) to initially measure its assets and liabilities at fair value on the formation date. This ASU should be applied prospectively to all JVs formed on or after January 1, 2025, with early adoption permitted. The Company adopted the guidance and will apply the provisions of ASU 2023-05 to JVs formed on or after January 1, 2025.
Note 3. Related Party Transactions
Corporate Allocations
The Condensed Combined Financial Statements reflect allocations of certain expenses from Honeywell including, but not limited to, legal, accounting, information technology (“IT”), human resources and other infrastructure support. The allocation method used is a pro rata basis of net sales, utilizing the Company’s proportion of total Honeywell revenue in each respective year, relative to the Honeywell expense cost pool. Allocations for management costs and corporate support services provided to the Company totaled $115 million and $105 million for the six months ended June 30, 2025 and 2024, respectively, and such amounts are included within Selling, general and administrative expenses in the Condensed Combined Statements of Operations. These corporate allocations include stock-based compensation expense allocated to the Company for corporate and shared employees of $8 million and $6 million and U.S. pension service costs of $1 million and $1 million for the six months ended June 30, 2025 and 2024, respectively.
Related Party Sales and Purchases
Product sales to affiliates
Product and service sales in the Condensed Combined Statements of Operations include sales to Honeywell or its affiliates of $38 million and $63 million for the six months ended June 30, 2025 and 2024, respectively.
These product sales are reflected on the Condensed Combined Balance Sheets. Accounts receivable – net includes $34 million and $40 million of these transactions as of June 30, 2025 and December 31, 2024, respectively.
Purchases from affiliates
Purchases made by the Company from Honeywell or its affiliates were $12 million and $14 million for the six months ended June 30, 2025 and 2024, respectively.
Accounts payable includes $3 million and $3 million as of June 30, 2025 and December 31, 2024, respectively, related to such transactions.
In addition to normal recurring purchases, ConverDyn holds accrued liabilities of $64 million and $60 million as of June 30, 2025 and December 31, 2024, respectively. These liabilities are due to an affiliate of General Atomics relating to payments owed by ConverDyn for the standby costs of maintaining a uranium conversion facility owned by such affiliate of General Atomics. These payments cannot be paid by ConverDyn until ConverDyn fully pays to the Company the costs of operating the Alternative Energy Services Facility (“AES Facility”). Until repaid, these obligations to the affiliate General Atomics accrue interest at the U.S. prime rate plus two percent.
Product loans
During 2024, ConverDyn entered into an arrangement to borrow certain products from a customer of ConverDyn and loan such products to an affiliate of General Atomics until December 31, 2026, in exchange for a fixed fee billed annually. Service net sales within the Combined Statements of Operations includes $0 and $29 million for the six months ended June 30, 2025 and 2024, respectively, related to this arrangement. As of June 30, 2025 and December 31, 2024, the Condensed Combined Balance Sheets includes unbilled Accounts receivable of approximately $7 million and $18 million, and Product loans receivable of approximately $156 million and $156 million, related to the loan fees receivable and the uranium ore Product loans receivable, respectively. Related to this matter, as of June 30, 2025, the Combined Balance Sheet included short-term and long-term payables and obligations in respect of loan fees payable and loans payable from ConverDyn to such customer of approximately $1 million and approximately $156 million, respectively, resulting in a net position of approximately $6 million loan fees receivable and approximately $0 loans payable/receivable for ConverDyn related to these arrangements.
Cash Management and Net Parent Investment
Honeywell uses a centralized approach for the purpose of cash management and financing of its operations. The Company’s excess cash is transferred to Honeywell daily, and Honeywell funds the Company’s operating and investing activities as needed. The Company operates a centralized non-interest-bearing cash pool in the U.S. and regional interest-bearing cash pools outside of the U.S. The total net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows as a financing activity and in the Condensed Combined Balance Sheets as Net Parent investment.
Parent Company Credit Support
Honeywell provides the Company with parent credit support in certain jurisdictions. To support the Company in selling products and services globally, Honeywell enters into contracts on behalf of the Company or issues Parent guarantees. Honeywell provides similar credit support for some non-customer related activities of the Company, including Parent guarantees for the decommissioning of nuclear facilities required by the Nuclear Regulatory Commission as well as environmental remediation of certain sites (refer to Note 14 – Commitments and Contingencies for further details). There are no instances under the Company’s existing customer contracts requiring payments or performance under parent company guarantees. As such, the Company recorded no amounts related to parent company guarantees in the Condensed Combined Financial Statements as of or for the six months ended June 30, 2025 and 2024.

Note 4. Revenue Recognition and Contracts with Customers
The Company has a comprehensive offering of products and services sold to a variety of customers in multiple end markets. See the following disaggregated revenue table and related discussions by reportable business segment for details:

	Six Months Ended June 30,
	2025	2024
Refrigerants & Applied Solutions
Refrigerants	$744	$668
Building Solutions and Intermediates	364	367
Alternative Energy Services	182	302
Healthcare Packaging	102	108
Net Refrigerants & Applied Solutions	1,392	1,445
Electronic & Specialty Materials
Research and Performance Chemicals	253	229
Electronic Materials	194	188
Safety and Defense Solutions	91	88
Net Electronic & Specialty Materials	538	505
Net sales	$1,930	$1,950
Contract Balances
The Company tracks progress on satisfying performance obligations under contracts with customers and records the related billings and cash collections on the Condensed Combined Balance Sheets in Accounts receivable – net and Other assets (unbilled receivables (contract assets)) and Accrued liabilities and Other liabilities (customer advances and deferred revenue (contract liabilities)). Unbilled receivables (contract assets) arise when the revenue associated with the contract is recognized prior to billing and derecognized when billed in accordance with the terms of the contract. Contract liabilities are recorded when customers remit contractual cash payments in advance of the Company satisfying performance obligations under contractual arrangements. Contract liabilities are derecognized when revenue is recorded.
Contract balances are classified as assets or liabilities on a contract-by-contract basis at the end of each reporting period. The following table summarizes the Company’s contract assets and liabilities balances:

	2025	2024
Contract assets - January 1	$51	$26
Contract assets – June 30	36	57
Change in contract assets - (decrease) increase	(15)	31
Contract liabilities - January 1	(39)	(58)
Contract liabilities – June 30	(38)	(17)
Change in contract liabilities - decrease	1	41
Net change	$(14)	$72
For the six months ended June 30, 2025 and 2024, the Company recognized revenue of $0 and $39 million, respectively, that was previously included in the beginning balance of contract liabilities.
When contracts are modified to account for changes in contract specifications and requirements, the Company considers whether the modification either creates new or changes the existing enforceable rights and obligations. The effect of a contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue (either as an increase in or a reduction of revenue) on a cumulative catch-up basis. When the modifications include additional performance obligations that are distinct and at stand-alone selling price, they are accounted for as a new contract and performance obligations, which are recognized prospectively.
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is defined as the unit of account. The Company allocates a contract’s transaction price to each distinct performance obligation and recognizes revenue when, or as, the performance obligation is satisfied. When contracts with customers require highly complex integration or manufacturing services not separately identifiable from other promises in the contracts and, therefore, not distinct, then the entire contract is accounted for as a single performance obligation. For contracts with multiple performance obligations, the Company allocates the contract’s transaction price to each performance obligation based on the estimated relative stand-alone selling price of each distinct good or service in the contract. For product sales, each product sold to a customer typically represents a distinct performance obligation. In such cases, the observable stand-alone sales are used to determine the stand-alone selling price.
Performance obligations satisfied as of a point in time are supported by contracts with customers, providing a framework for the nature of the distinct goods, services or bundle of goods and services. The timing of satisfying the performance obligation is typically indicated by the terms of the contract. Substantially all of the Company’s revenue relates to transfer of control of products at a point in time.
As of June 30, 2025, the Company’s remaining performance obligations (“RPO”), which is the aggregate amount of total contract transaction price that is unsatisfied or partially unsatisfied was approximately $2,793 million. RPO as of June 30, 2025 will be satisfied over the course of future periods. The Company’s disclosure of the timing for satisfying the performance obligation is based on the requirements of contracts with customers. The timing of satisfaction of the Company’s performance obligations does not significantly vary from the typical timing of payment. However, from time to time, these contracts may be subject to modifications, impacting the timing of satisfying the performance obligations. Performance obligations expected to be satisfied within one year and greater than one year are 38% and 62%, respectively.
Note 5. Other Expense (Income)
Other expense (income) consists of the following:

	Six Months Ended June 30,
	2025	2024
Separation costs	$57	$—
Foreign exchange loss – net	3	5
Equity income of affiliated companies	(10)	(10)
Environmental expenses	1	1
Other – net	(2)	1
Total Other expense (income)	$49	$(3)
Note 6. Income Taxes
The effective tax rate in 2025 was higher than the U.S. federal statutory rate of 21% and increased during 2025 compared to 2024 as a result of a discrete tax adjustment related to restructuring in advance of the anticipated spin-off of the Advanced Materials business.
On July 4, 2025, H.R.1, commonly referred to as the One Big Beautiful Bill Act (“OBBBA”) was enacted. The OBBBA includes a broad range of tax reform provisions affecting businesses, including extending and modifying certain key Tax Cuts & Jobs Act provisions (both domestic and international), expanding certain Inflation Reduction Act incentives, and accelerating the phase-out of or repealing others.

Note 7. Inventories

	June 30, 2025	December 31, 2024
Raw materials	$68	$67
Work in process	210	193
Finished products	370	298
Total Inventories	$648	$558
Note 8. Goodwill and Other Intangible Assets – Net
The below table summarizes the change in goodwill, for the six months ended June 30, 2025, by segment:

	December 31, 2024	Currency Translation Adjustment	June 30, 2025
Refrigerants & Applied Solutions	$613	$11	$624
Electronic & Specialty Materials	193	3	196
Total Goodwill	$806	$14	$820
Other intangible assets are comprised of the following:

	June 30, 2025			December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-life intangibles
Customer relationships	$35	$(29)	$6	$34	$(27)	$7
Patents and technology	7	(5)	2	6	(4)	2
Other intangible assets	3	(2)	1	3	(2)	1
Total definite-life intangibles – net	45	(36)	9	43	(33)	10
Indefinite-life intangibles
Trademarks	28	—	28	25	—	25
Total Other intangible assets – net	$73	$(36)	$37	$68	$(33)	$35
Amortization expense related to intangible assets was $2 million and $2 million for the six months ended June 30, 2025 and 2024, respectively.
Note 9. Leases
Supplemental cash flow information related to leases was as follows:

	Six Months Ended June 30,
	2025	2024
Right-of-use assets obtained in exchange for lease obligations
Operating leases	20	7
Finance leases	—	—

Supplemental condensed combined balance sheet information related to leases was as follows:

	June 30, 2025	December 31, 2024
Operating leases:
Operating lease right-of-use assets	$97	$90

Accrued liabilities	$23	$24
Other liabilities	74	64
Total operating lease liabilities	$97	$88
Finance leases:
Property, plant and equipment	$196	$196
Accumulated depreciation	(117)	(102)
Property, plant and equipment – net	$79	$94
Accrued liabilities	$10	$22
Other liabilities	33	37
Total finance lease liabilities	$43	$59
Weighted-average remaining lease term (in years):
Operating leases	6	6
Finance leases	4	4
Weighted-average discount rate:
Operating leases	7.8%	3.0%
Finance leases	6.3%	8.4%
Leases Executed but not Commenced
The Company entered into an agreement to lease three newly constructed energy and air treatment units at one of its production facilities. The lease will be recorded as a finance lease with a lease term of 15 years. The Company anticipates the lease to commence in the third quarter of 2025, at which point a lease liability and corresponding asset of approximately $70 million will be recognized.
Note 10. Fair Value Measurements
The accounting guidance for fair value measurements and disclosures establishes a three-level fair value hierarchy:
•Level 1 - Inputs are based on quoted prices in active markets for identical assets and liabilities.
•Level 2 - Inputs are based on observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.
•Level 3 - One or more inputs are unobservable and significant.
Financial and nonfinancial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial assets and liabilities accounted for at fair value on a recurring basis:

	June 30, 2025			December 31, 2024
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Product loans receivable	$—	$263	$—	$—	$264	$—
Foreign currency exchange contracts	—	—	—	—	16	—
Total Assets	$—	$263	$—	$—	$280	$—
Liabilities
Product loans payable	$—	$263	$—	$—	$264	$—
Foreign currency exchange contracts	—	13	—	—	—	—
Total Liabilities	$—	$276	$—	$—	$264	$—
The Company values foreign currency exchange contracts using broker quotations, or market transactions in either the listed or over-the-counter markets. As such, these derivative instruments are classified within level 2.
The Company has separate agreements to lend quantities of uranium ore, which are reflected as product loans receivable, and to borrow quantities of uranium ore, which are reflected as product loans payable. As both the loans receivable and loans payable may be settled in cash, they are both separately measured on a quarterly basis at fair value which is derived using underlying uranium ore published industry average prices. As such, these instruments are classified within level 2.
The Company uses foreign currency exchange contracts to hedge foreign currency exposure. The foreign currency exchange contracts can be designated as cash flow hedges or not designated in qualifying hedging relationships under qualifying hedging activities. For the contracts designated as cash flow hedges, the Company records changes in fair value of the derivatives in Accumulated other comprehensive loss and subsequently recognized in earnings when the hedged items impact earnings. For contracts not designated as hedges, the Company records the changes in fair value in the Condensed Combined Statement of Operations based on the nature of the derivative contract and the underlying item. Derivative assets are presented in Other current assets or Other assets. Derivative liabilities are presented in Accrued liabilities or Other liabilities. As of June 30, 2025 and December 31, 2024, the Company held contracts with notional amounts of $407 million and $741 million, respectively, to exchange foreign currencies.
Note 11. Stock-Based Compensation Plans
Honeywell maintains stock-based compensation plans under which it grants stock options and restricted stock units to certain management level employees. Since the Company operated together with other Honeywell businesses, the Condensed Combined Statements of Operations reflects an allocation of these expenses on a specific identification basis for employees who exclusively supported the Company or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or directly identifiable actual costs, depending on the nature of the services. The amounts presented are not necessarily indicative of future awards and do not necessarily reflect the costs that the Company would have incurred as an independent company for the periods presented.
For the six months ended June 30, 2025 and 2024, $12 million and $9 million of stock-based compensation cost was recognized in Selling, general and administrative expenses in the Condensed Combined Statements of Operations, respectively, of which $4 million and $3 million related to compensation costs for direct employees of the Business, respectively, and $8 million and $6 million related to compensation costs allocated from Honeywell, respectively. Refer to Note 3 – Related Party Transactions – Corporate Allocations for further details.

Note 12. Accumulated Other Comprehensive Loss
The changes in Accumulated other comprehensive loss are provided in the table below.
Changes in Accumulated Other Comprehensive Loss by Component

	Foreign Exchange Translation Adjustment	Pension Adjustments	Changes in Fair Value of Cash Flow Hedges	Total
Balance as of December 31, 2023	$(156)	$(1)	$(1)	$(158)
Other comprehensive loss before reclassifications	(38)	(1)	4	(35)
Amounts reclassified from accumulated other comprehensive loss	—	—	(4)	(4)
Net current period other comprehensive loss	(38)	(1)	—	(39)
Balance as of June 30, 2024	$(194)	$(2)	$(1)	$(197)
Balance as of December 31, 2024	$(218)	$(5)	$10	$(213)
Other comprehensive loss before reclassifications	88	(2)	(37)	49
Amounts reclassified from accumulated other comprehensive loss	—	—	—	—
Net current period other comprehensive income (loss)	88	(2)	(37)	49
Balance as of June 30, 2025	$(130)	$(7)	$(27)	$(164)
Amounts reclassified out of Accumulated other comprehensive loss related to pension adjustments are included within Other expense (income) in the Condensed Combined Statements of Operations. Amounts reclassified out of Accumulated other comprehensive loss related to cash flow hedges are included within Net sales or Cost of products and services sold in the Condensed Combined Statements of Operations, depending on the nature of the underlying transaction being hedged.
Note 13. Investments
Equity method investments
The total balance of the Company’s equity method investments recorded within Other assets in the Condensed Combined Balance Sheets as of June 30, 2025 and December 31, 2024 was $154 million and $146 million, respectively.
The Company holds equity method investments in three joint ventures, including a 49% interest in Asahi-Schwebel JV, a manufacturer of woven glass fabrics, a 49% interest in Quimobásicos, S.A. de C.v., a producer of refrigerant gases, and a 50% interest in SinoChem JV noted in the variable interest entities (“VIE”) investment section below. The Company records these balances within Other assets in the Condensed Combined Balance Sheets. These investments are not considered significant for disclosure of summarized financial information on either an individual or aggregated basis.
Variable Interest Entities
SinoChem JV (unconsolidated)
The Company additionally owns a 50% interest a JV with Sinochem Lantian New Materials Co., Ltd. for foam blowing agents. The Company’s variable interest in this JV is primarily related to third party borrowings of the JV which are guaranteed by the Company. The investment was $99 million and $91 million as of June 30, 2025 and December 31, 2024, respectively.

ConverDyn JV (consolidated)
The Company owns a 50% interest in ConverDyn, provides uranium hexafluoride conversion and related services to utilities operating nuclear power plants. The Company is the primary beneficiary and consolidates the JV. The following summarizes the assets and liabilities of the ConverDyn JV included in the Company’s Condensed Combined Financial Statements (including noncontrolling interests):

	June 30, 2025		December 31, 2024
	Assets	Liabilities	Assets	Liabilities
ConverDyn JV	$321	$452	$360	$436
As of June 30, 2025, the current assets and current liabilities related to the ConverDyn JV were $53 million and $122 million, respectively. Of the current liabilities, $64 million is related to the JV partner payable. The Company additionally recorded product loans receivable and product loans payable reflected in the Condensed Combined Balance Sheets which amounted to $263 million and $297 million, respectively.
Note 14. Commitments and Contingencies
Environmental Matters
The Company records liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on the Company’s best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory, or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology, and information related to individual sites, the Company does not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of the Company’s recorded liabilities. Costs related to environmental remediation are charged to expense in the period that the associated liability is accrued. The following table summarizes information concerning the Company’s recorded liabilities for environmental costs:

Balance at December 31, 2024	$53
Accruals for environmental matters deemed probable and reasonably estimable	1
Environmental liability payments	(1)
Balance at June 30, 2025	$53

	June 30, 2025	December 31, 2024
Accrued liabilities	$6	$6
Other liabilities	47	47
Total environmental liabilities	$53	$53
The following table sets forth the Company’s environmental remediation liabilities at June 30, 2025 and December 31, 2024 for the two sites that are deemed the most significant during the periods presented, together with the aggregate liabilities for all other sites.

	June 30, 2025	December 31, 2024
Delaware Valley Works Facility[1]	$38	$38
Amherstburg - Ontario, Canada	5	5
All other sites[2]	10	10
Total environmental liabilities	$53	$53
__________________
1.The Environmental reserve liability at Delaware Valley Works Facility is associated with a repositioning project, which started remediating in 2024.
2.Comprising 16 other sites, inclusive of Buffalo River, New York and Seelze, Germany sites which started remediating in 2022.
The Company does not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation, or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined, although they could be material to the Company’s combined results of operations and operating cash flows in the periods recognized or paid. However, considering the Company’s past experience and existing reserves, the Company does not expect that environmental matters will have a material adverse effect on its combined financial position.
Asset Retirement Obligations
Asset retirement obligations result from legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. Accordingly, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company depreciates the amount added to property, plant and equipment on a straight-line basis, and recognizes accretion expense in connection with the discounted liability over the remaining useful life of the asset.
The Company recognized as a liability the present value of the estimated future costs to decommission its uranium conversion facility. The estimated liability is based on the estimated useful lives of the underlying asset, third-party estimates of the cost to decommission the asset in the future, and federal and state regulatory requirements, adjusted for inflation and discounted using the Company’s credit-adjusted risk-free rate that range from 6.6% to 6.5%. Revisions to the liability could occur due to changes in the Company’s estimated useful lives of the underlying assets, estimated dates of decommissioning and timing of related cash outflows, changes in decommissioning costs, changes in federal or state regulatory guidance on the decommissioning of such facilities, or other changes in estimates. The Company recognizes changes due to revised estimates by adjusting the carrying amount of the liability and the related long-lived asset if the asset is still in service or charged to expense in the period if the asset is no longer in service.
Other Matters
AES Facility matters
Since 2018, the Company has been involved in various legal proceedings in the United States District Court for the Southern District of Illinois related to its AES Facility, including eight separate lawsuits alleging cancer caused by radiation exposures that were settled in 2024. The Company remains involved in additional legal proceedings (i) related to alleged radiation contamination of properties around the plant by the city of Metropolis, Illinois, and the county of Massac, Illinois, (ii) a class action lawsuit alleging property damage by a group of plaintiffs on behalf of all property owners within a three-mile radius of the facility, and (iii) one alleged personal injury case. The Company is currently awaiting rulings on a motion for summary judgment related to the city and county cases, with rulings expected in the quarter ended September 30, 2025. For the alleged class action, the parties completed briefing on the plaintiffs’ motion for class certification and a ruling is expected in 2025 or 2026. All plaintiffs in these matters are seeking compensatory damages and, in certain cases, punitive damages, medical monitoring, declaratory and/or injunctive relief. The Department of Energy has an agreement in principle with the Company pursuant to which we understand the Department of Energy intends to take appropriate action to provide sufficient assurance of the continued operational availability of AES to support the existing and future demand for uranium hexafluoride, including by extending reimbursement to the Company for certain litigation costs. In addition, the Company is also pursuing claims under Honeywell’s nuclear liability policies with American Nuclear Insurers. While we cannot predict the outcome of these matters, based on the facts currently known to us, we do not anticipate that these matters will have a material adverse effect on our financial condition, results of operations, or cash flows.
Other matters
The Company is subject to a number of other lawsuits, investigations, and disputes (some of which involve substantial amounts claimed) arising out of the conduct of the Company's business, including matters relating to commercial transactions, intellectual property, and environmental, health, and safety matters. The Company recognizes liabilities for any contingency that is probable of occurrence and reasonably estimable. The Company continually assesses the likelihood of adverse judgments or outcomes in such matters, as well as potential ranges of probable losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts.
Given the uncertainty inherent in litigation and investigations, the Company cannot predict when or how these matters will be resolved and does not believe it is possible to develop estimates of reasonably possible loss (or a range of possible loss) in excess of current accruals for commitment and contingency matters. Considering the Company's past experience and existing accruals, the Company does not expect the outcome of such matters, either individually or in the aggregate, to have a material adverse effect on the Company's Combined financial position. Because most contingencies are resolved over long periods of time, potential liabilities are subject to change due to new developments (including new discovery of facts, changes in legislation, and outcomes of similar cases through the judicial system) or changes in assumptions, which could cause the Company to pay damage awards or settlements (or become subject to equitable remedies) that could have a material adverse effect on the Company's Combined results of operations or operating cash flows in the periods recognized or paid.
Note 15. Segment Financial Data
The Company globally manages its business operations through two reportable business segments. Segment information is consistent with how the President and Chief Executive Officer of the Solstice Advanced Materials business, who is the Chief Operating Decision Maker (“CODM”), and management reviews the businesses, makes investing and resource allocation decisions, and assesses operating performance.
The CODM evaluates segment performance based on segment adjusted EBITDA, by comparing budget-to-actual and period-over-period results. Each segment’s adjusted EBITDA excludes depreciation, amortization, general corporate unallocated expense, interest and other financial charges, stock compensation expense, pension and other postretirement income (expense), repositioning charges, accretion expense, transaction costs and other items within Other expense (income) which are collectively included within income before taxes.

The below table summarizes information about significant segment expenses and other segment items, for each historical period:

	Six Months Ended June 30,
	2025		2024
	Refrigerants & Applied Solutions	Electronic & Specialty Materials	Refrigerants & Applied Solutions	Electronic & Specialty Materials
Net sales
Products	1,245	538	1,273	505
Services	147	—	172	—
Total Net sales	1,392	538	1,445	505
Less
Cost of products and services sold[1]	842	409	895	386
Selling, general and administrative expenses[2]	69	38	66	37
Other segment items[3]	21	14	17	13
Add
Depreciation	79	26	64	18
Amortization	9	2	26	1
Segment Adjusted EBITDA	$548	$105	$557	$88
__________________
1.Amounts exclude ARO accretion, repositioning charges, and other non-recurring items.
2.Amounts exclude stock compensation expense, transaction costs, pension and other postretirement income (expense), repositioning charges, and other non-recurring items.
3.For each reportable segment, the other segment items category includes Research and development expenses and equity income of affiliated companies.
A reconciliation of segment adjusted EBITDA to net income is as follows:

	Six Months Ended June 30,
	2025	2024
Refrigerants & Applied Solutions	$548	$557
Electronic & Specialty Materials	105	88
Segment Adjusted EBITDA	$653	$645
Corporate and All Other EBITDA	(78)	(80)
Depreciation[1]	(105)	(84)
Amortization[2]	(11)	(28)
Interest and other financial charges	(3)	(7)
Other expense[3]	(59)	(7)
Stock compensation expense[4]	(12)	(9)
Other non-recurring items[2]	6	(1)
ARO accretion[5]	(1)	(1)
Transaction costs[4]	(2)	(2)
Pension and other postretirement expense[4]	(1)	(1)
Income tax expense	(148)	(101)
Net Income	$239	$324
__________________
1.Amounts included in Cost of products and services sold, Selling, general and administrative expenses, and Research and development expenses.
2.Amounts included in Cost of products and services sold and Selling, general and administrative expenses.
3.Amounts included in Other expense (income), excluding equity income of affiliated companies.

4.Amounts included in Selling, general and administrative expenses.
5.Amounts included in Cost of products and services sold.

	June 30, 2025	December 31, 2024
Total assets reconciliation
Refrigerants & Applied Solutions	$3,293	$3,157
Electronic & Specialty Materials	1,302	1,192
Corporate and All Other	862	655
Total assets	$5,457	$5,004

	Six Months Ended June 30,
	2025	2024
Capital expenditures
Refrigerants & Applied Solutions	$89	$100
Electronic & Specialty Materials	49	27
Corporate and All Other	—	4
Total	$138	$131
Note 16. Subsequent Events
The Company evaluated subsequent events for recognition or disclosure through August 21, 2025, the date the Condensed Combined Financial Statements were available to be issued.

Solstice Advanced Materials Inc.